As filed with the Securities and Exchange Commission on June 10, 2016

No. 333-211358

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mitel Networks Corporation

(Exact name of registrant as specified in its charter)

Canada	3661	98-0621254
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 Legget Drive

Ottawa, Ontario

Canada K2K 2W7

(613) 592-2122

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mitel (Delaware) Inc.

7500 W. Boston Street

Chandler, AZ 85226

(480) 961-9000

Attention: Greg Hiscock, Esq.

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Adam M. Givertz Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 (212) 373- 3224	Michael S. Ringler Wilson Sonsini Goodrich & Rosati, P.C. One Market Plaza Spear Tower, Suite 3300 San Francisco, CA 94105 (415) 947-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Takeover offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Takeover offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED JUNE 10, 2016

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

Each of the boards of directors of Polycom, Inc., which is referred to as Polycom, and Mitel Networks Corporation, which is referred to as Mitel, has unanimously approved a merger to combine Polycom and Mitel, bringing together two global technology leaders to create a complete communications and collaboration portfolio and an enhanced ability to deliver profitable growth.

Polycom, Mitel and Meteor Two, LLC, a newly formed, wholly owned subsidiary of Mitel, which is referred to as Merger Sub, entered into an agreement and plan of merger on April 15, 2016 (as amended from time to time), which is referred to as the merger agreement. Subject to Polycom stockholder approval, Mitel shareholder approval and the satisfaction (or waiver to the extent permissible under the merger agreement) of certain other closing conditions, Polycom and Mitel will combine their businesses through the merger of Merger Sub with and into Polycom, with Polycom continuing as the surviving corporation and a wholly owned subsidiary of Mitel, in a transaction which is referred to as the merger in this proxy statement/prospectus.

If the merger is completed, Polycom stockholders will receive, for each share of Polycom common stock, which is referred to as Polycom stock (other than shares of Polycom stock held by Polycom, Mitel or their respective subsidiaries and shares of Polycom stock with respect to which appraisal rights are properly demanded and not withdrawn under the General Corporation Law of the State of Delaware, which is referred to as the DGCL):

•	$3.12 in cash, without interest, which is referred to as the cash consideration, and

•	1.31 fully paid and non-assessable Mitel common shares, which is referred to as the share consideration

(the combination of the cash consideration, the share consideration plus any cash paid in lieu of a fractional Mitel common share is referred to as the merger consideration).

Upon completion of the merger, former Polycom stockholders will own approximately 60% of the then outstanding Mitel common shares, based on the number of Polycom stock and Mitel common shares as of May 31, 2016.

Based on Mitel’s closing share price on June 7, 2016, the most recent practicable date for which such information was available, the merger consideration represented approximately $12.00 in value per share of Polycom stock. The share consideration that forms part of the merger consideration is fixed and will not be adjusted to reflect changes in the price of a Mitel common share prior to the closing of the merger. Consequently, the value of the merger consideration to be received in exchange for each share of Polycom stock will fluctuate with the market value of Mitel common shares until the merger is complete. Mitel’s common shares are traded on the NASDAQ Global Market under the symbol “MITL” and the Toronto Stock Exchange under the symbol “MNW.” Polycom’s stock is traded on the NASDAQ Global Select Market under the symbol “PLCM.” We urge you to obtain current market quotations for Mitel common shares and the shares of Polycom stock.

Polycom is holding a special meeting of its stockholders, which is referred to as the special meeting to vote on the proposals necessary to complete the merger. Information about the special meeting and the merger is contained in this proxy statement/prospectus. Any stockholder entitled to attend and vote at the special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Polycom stock. We urge you to read this proxy statement/prospectus and the annexes and documents incorporated by reference carefully.

The merger will entitle stockholders to appraisal rights under the DGCL. To exercise appraisal rights, a stockholder must strictly comply with all of the procedures under the DGCL. These procedures are described more fully in the section entitled “The Merger—Appraisal Rights of Polycom Stockholders,” beginning on page 108 of this proxy statement/prospectus.

You should also carefully consider the risks that are described in the section entitled “Risk Factors,” beginning on page 38 of this proxy statement/prospectus.

Your vote is very important regardless of the number of shares of Polycom stock that you own. The merger cannot be completed without approval of the Merger proposal (as defined below) by the affirmative vote of holders of a majority of the shares of Polycom stock issued and outstanding and entitled to vote on the record date for the special meeting.

Whether or not you plan to attend the special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

The Polycom board of directors unanimously recommends that Polycom stockholders vote “FOR” the proposal to adopt the merger agreement, which is necessary to complete the merger.

Peter A. Leav

Chief Executive Officer, President and Director

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this proxy statement/prospectus or the Mitel common shares to be issued in connection with the merger, or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [●], 2016, and is first being mailed to stockholders of Polycom on or about [●], 2016.

Polycom, Inc.

6001 America Center Drive

San Jose, California 95002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS to be held on [●], 2016

To the Stockholders of Polycom, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of Polycom, Inc., a Delaware corporation, which is referred to as Polycom, which will be held at Polycom’s corporate headquarters located at 6001 America Center Drive, San Jose, California 95002, on [●], 2016, at [●], Pacific Time, for the following purposes:

•	to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 15, 2016, by and among Polycom, Mitel Networks Corporation, which is referred to as Mitel, and Meteor Two, LLC, as amended from time to time, which is referred to as the merger agreement (a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice and which is described in the sections entitled “The Merger” and “The Merger Agreement,” beginning on pages 50 and 130, respectively, of the proxy statement/prospectus accompanying this notice); this proposal is referred to as the Merger proposal; and

•	to vote on a proposal to approve adjournment of the special meeting to a later date or dates, if necessary or appropriate, (1) to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger proposal, or (2) if the failure to adjourn or postpone would reasonably be expected to be a violation of applicable law for the distribution of any required amendment or supplement to the proxy statement/prospectus accompanying this notice to be timely provided to the Polycom stockholders; this proposal is referred to as the Adjournment proposal.

Polycom will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof by or at the direction of the Polycom board of directors, which is referred to as the Polycom Board. Please refer to the proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the special meeting.

The Polycom Board has fixed the close of business on [●], 2016 as the record date for the special meeting. Only Polycom stockholders of record at that time are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Completion of the merger is conditioned on adoption of the merger agreement by the Polycom stockholders, which requires the approval of holders of a majority of the shares of Polycom stock issued and outstanding and entitled to vote on the record date for the special meeting.

The Polycom Board has unanimously approved the merger and the merger agreement, declared the merger agreement advisable and in the best interest of Polycom and its stockholders, and unanimously recommends that Polycom stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies.

Your vote is very important regardless of the number of shares of Polycom stock that you own. Whether or not you expect to attend the special meeting in person, to ensure your representation at the special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (1) visiting the Internet site listed on the Polycom proxy card, (2) calling the toll-free number listed on the Polycom proxy card or (3) submitting your Polycom proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Polycom stock who is present at the special meeting may vote in person, thereby revoking any previously submitted proxy. In addition, a proxy may also be revoked in writing before the special meeting in the manner described in the accompanying document. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the broker, bank or other nominee.

The enclosed proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting. We urge you to carefully read this proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies or need help voting your shares of Polycom stock, please contact Polycom’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Phone: (800) 322-2885 or (212) 929-5500

Email: proxy@mackenziepartners.com

Website: http://www.mackenziepartners.com

By Order of the Board of Directors of Polycom, Inc.

Sayed M. Darwish
Chief Legal Officer, Executive Vice President of Corporate Development and Secretary

San Jose, California

[●], 2016

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REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Mitel and Polycom from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find More Information,” beginning on page 203 of this proxy statement/prospectus.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from MacKenzie Partners, Inc., Polycom’s proxy solicitor, at the following address and telephone number:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Phone: (800) 322-2885 or (212) 929-5500

To receive timely delivery of the documents in advance of the special meeting, you should make your request no later than [●], 2016, which is 5 business days before the date of the special meeting.

You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the Securities and Exchange Commission’s, which is referred to as the SEC, website at www.sec.gov. In addition, you may obtain copies of documents filed by Mitel with the SEC by accessing Mitel’s website at www.mitel.com under the tab “About us—Investor Relations” and then under the heading “SEC Filings.” You may also obtain copies of documents filed by Polycom with the SEC by accessing Polycom’s website at www.polycom.com under the tab “Company—Investor Relations” and then under the heading “SEC Filings.”

We are not incorporating the contents of the websites of the SEC, Mitel, Polycom or any other entity into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

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i

ii

Annex A: Agreement and Plan of Merger and Amendment No. 1 to Agreement and Plan of Merger

Annex B: Opinion of Morgan Stanley & Co. LLC

Annex C: Section 262 of the Delaware General Corporation Law

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the merger and Polycom’s special meeting, which is referred to as the special meeting. They may not include all the information that is important to stockholders of Polycom. Stockholders should carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference herein.

Q:	What is the merger?

A:	Mitel Networks Corporation, which is referred to as Mitel, and Polycom, Inc., which is referred to as Polycom, have entered into an Agreement and Plan of Merger, dated as of April 15, 2016 (as amended from time to time), which is referred to as the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of Mitel and Polycom. Under the merger agreement, subject to satisfaction (or waiver to the extent permissible under the merger agreement) of the conditions to the merger set forth in the merger agreement and described in this proxy statement/prospectus, Meteor Two, LLC, a wholly owned subsidiary of Mitel, which is referred to as Merger Sub, will merge with and into Polycom, with Polycom continuing as the surviving corporation and a wholly owned subsidiary of Mitel, which is referred to as the merger.

Q:	Why am I receiving these materials?

A:	Polycom is sending these materials to its stockholders to help them decide how to vote their shares of Polycom common stock, which is referred to as Polycom stock, with respect to the merger.

The merger cannot be completed unless Polycom stockholders approve the adoption of the merger agreement. Polycom is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about the special meeting and the merger is contained in this proxy statement/prospectus.

This proxy statement/prospectus constitutes both a proxy statement of Polycom and a prospectus of Mitel. It is a proxy statement because Polycom’s board of directors, which is referred to as the Polycom Board, is soliciting proxies from its stockholders. It is a prospectus because Mitel will issue its common shares, which are referred to as Mitel common shares, as part of the consideration for the exchange of outstanding shares of Polycom stock in the merger.

In addition, the merger cannot be completed unless Mitel shareholders approve the issuance of Mitel common shares in the merger, which is referred to as the Mitel share issuance. Mitel will be holding an annual and special meeting of its shareholders to vote on the proposals necessary to complete the merger and other matters to be considered by the Mitel shareholders at such annual and special meeting. Mitel will separately prepare a proxy circular in accordance with applicable Canadian securities and corporate law and distribute such proxy circular to its shareholders in connection with Mitel’s annual and special meeting.

Q:	What will Polycom stockholders receive in the merger?

A:	In the merger, Polycom stockholders will receive, for each share of Polycom stock (other than shares of Polycom stock held by Polycom, Mitel or their respective subsidiaries and shares of Polycom stock with respect to which appraisal rights are properly demanded and not withdrawn under the General Corporation Law of the State of Delaware, which is referred to as the DGCL):

•	an amount in cash equal to $3.12, without interest, which is referred to as the cash consideration, and

•	1.31 fully paid and non-assessable Mitel common shares, which is referred to as the share consideration

(the combination of the cash consideration, the share consideration plus any cash paid in lieu of a fractional Mitel common share is referred to as the merger consideration).

Q:	What is the value of the merger consideration Polycom stockholders receive in the merger?

A:	Based on Mitel’s closing share price on June 7, 2016, the most recent practicable date for which such information was available, the merger consideration represented approximately $12.00 in value per share of Polycom stock. The share consideration that forms part of the merger consideration is fixed and will not be adjusted to reflect changes in the price of a Mitel common share prior to the closing of the merger. Consequently, the value of the merger consideration to be received in exchange for each share of Polycom stock will fluctuate with the market value of Mitel common shares until the merger is complete. Mitel’s common shares are traded on the NASDAQ Global Market, which is referred to as the NASDAQ in relation to Mitel’s common shares, under the symbol “MITL” and the Toronto Stock Exchange under the symbol “MNW.” Polycom stock is traded on the NASDAQ Global Select Market, which is referred to as the NASDAQ in relation to Polycom stock, under the symbol “PLCM.” We urge you to obtain current market quotations for Mitel common shares and the shares of Polycom stock.

Q:	Will Mitel issue fractional common shares in the merger?

A:	No fractional Mitel common shares will be issued in the merger. To the extent that Polycom stockholders would be entitled to fractional shares, those fractional entitlements will be aggregated and sold on the NASDAQ and the net proceeds of such sale distributed pro rata to the Polycom stockholders entitled to them promptly following the completion of the merger. Mitel shareholders will continue to own their existing Mitel common shares, the form of which will not be changed by the transactions contemplated by the merger agreement, including the merger and the issuance of Mitel common shares.

Q:	What are the U.S. federal income tax consequences of the merger to Polycom stockholders?

A:	In general, as a result of the merger, each U.S. Holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page 112 of this proxy statement/prospectus) will be required to recognize a gain or loss with respect to its shares of Polycom stock exchanged in the merger in an amount equal to the difference between (1) the fair market value of the merger consideration received by such U.S. Holder and (2) the adjusted tax basis of the shares of Polycom stock exchanged therefor. Any gain or loss realized by a Non-U.S. Holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences”) upon the exchange of shares of Polycom stock for the merger consideration generally will not be subject to U.S. federal income tax, subject to certain exceptions. The consequences described above may differ, however, with respect to a Polycom stockholder that owns, actually or constructively, Mitel common shares other than those received in the merger, or that has a stock ownership interest in Mitel after the merger that is more than “minimal,” as described in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences.”

Mitel and Polycom intend to treat the merger as divided for U.S. federal income tax purposes into two transactions: (1) the redemption of a portion of the shares of Polycom stock held by each Polycom stockholder for the portion of the cash consideration that is funded by Polycom (including any borrowing by Merger Sub or Polycom and any distribution of cash from subsidiaries of Polycom), which is referred to as the redemption cash, and (2) the exchange of a portion of the shares of Polycom stock held by each Polycom stockholder for Mitel common shares and the portion of the cash consideration that is funded by Mitel, which is referred to as the merger cash. The shares of Polycom stock held by each Polycom stockholder will be divided between these transactions based on the relative fair market values of the merger consideration exchanged for such shares.

The tax rules applicable to the merger, and in particular to the treatment of the merger cash, are complex, and the outcome may vary depending on the specific facts and circumstances of any given Polycom stockholder. You are urged to carefully read the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page 112 of this proxy statement/prospectus. Furthermore, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger.

Q:	Are there any unique Canadian tax considerations that I should be aware of in obtaining shares of a Canadian company?

A:	Yes. A holder of Mitel common shares who is a non-resident of Canada will not be subject to Canadian tax on the disposition of such shares unless such shares are “taxable Canadian property” to such holder. Any dividends paid in respect of the Mitel common shares to persons who are non-residents of Canada will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty. See the section entitled “The Merger—Material Canadian Federal Income Tax Consequences,” beginning on page 124 of this proxy statement/prospectus.

Q:	What will happen to my Polycom stock options and other stock-based awards?

A:	At the time of the filing of the certificate of merger with the Secretary of State of the State of Delaware or such later time as specified in the certificate of merger, which is referred to as the effective time:

•	Each outstanding award of options to purchase shares of Polycom stock, which is referred to as a Polycom stock option award, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of:

•	the excess of (1) the sum of (A) $3.12 plus the product of (B) 1.31 multiplied by the average of the volume weighted average price of a Mitel common share on the NASDAQ on each of the five consecutive trading days ending with the complete trading day immediately prior to the closing date of the merger, which is referred to as the Mitel average closing price and which sum is referred to as the per share cash value, over (2) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by

•	the number of shares of Polycom stock underlying such Polycom stock option award.

•	Each outstanding award of restricted stock units covering shares of Polycom stock, which is referred to as a Polycom RSU award, and award of performance shares covering shares of Polycom stock, which is referred to as a Polycom performance share award, that is vested immediately prior to the effective time, vests as a result of the consummation of the merger or is held by any non-employee member of the Polycom Board, referred to, collectively, as Polycom vested awards, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of:

•	the per share cash value multiplied by

•	the number of shares of Polycom stock underlying such Polycom vested award.

•	Each outstanding Polycom RSU award that is not a Polycom vested award will be assumed by Mitel and converted into restricted share units of Mitel, which are referred to as adjusted RSU awards, representing the right to receive, on the same terms and conditions as were applicable under such Polycom RSU award, the number of Mitel common shares equal to the product of:

•	the number of shares of Polycom stock underlying a Polycom RSU award immediately prior to the effective time multiplied by

•	the quotient of (1) the per share cash value divided by (2) the Mitel average closing price, which quotient is referred to as the equity award exchange ratio,

with any fractional shares rounded down to the nearest lower whole number of shares.

•	Each outstanding Polycom performance share award that is not a Polycom vested award will be assumed by Mitel and converted into performance shares of Mitel, which are referred to as adjusted performance share awards, representing the right to receive, on the same terms and conditions as were applicable under such Polycom performance share award, the number of Mitel common shares equal to the product of:

•	the number of shares of Polycom stock underlying such Polycom performance share award immediately prior to the effective time (which will be 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award) multiplied by

•	the equity award exchange ratio,

with any fractional shares rounded down to the nearest lower whole number of shares.

•	Section 4985 of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, and which provision thereof is referred to as Section 4985, imposes an excise tax on the value of certain equity-related compensation held at any time during the period from six months before to six months after consummation of the merger by individuals who were or are directors or executive officers of Polycom and are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act (who are referred to as disqualified individuals). Prior to the effective time, each Polycom stock option award, Polycom RSU award and Polycom performance share award outstanding as of the business day immediately prior to the closing date of the merger that is held by a disqualified individual, including each of Polycom’s executive officers and directors, will be accelerated and cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the amount described above with respect to Polycom stock option awards and Polycom vested awards, with any Polycom performance share awards accelerated at 100% of the target number of shares set forth in the applicable Polycom performance share award. Such amounts will be paid on the business day immediately prior to the closing date of the merger.

Q:	When do Polycom and Mitel expect to complete the merger?

A:	Mitel and Polycom are working to complete the merger as soon as practicable. We currently expect that the merger will be completed during the third quarter of 2016. Neither Mitel nor Polycom can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company’s control, including federal and foreign regulatory approvals. See the section entitled “The Merger Agreement—Conditions to the Merger,” beginning on page 147 of this proxy statement/prospectus.

Q:	What am I being asked to vote on, and why is this approval necessary?

A:	Polycom stockholders are being asked to vote on the following proposals:

•	to approve the adoption of the merger agreement, which is referred to as the Merger proposal; and

•	to approve any proposal to adjourn the special meeting from time to time, if necessary or appropriate (1) to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger proposal, or (2) if the failure to adjourn or postpone would reasonably be expected to be a violation of applicable law for the distribution of any required amendment or supplement to this proxy statement/prospectus to be timely provided to the Polycom stockholders, which is referred to as the Adjournment proposal.

Approval of the Merger proposal by Polycom stockholders is required for completion of the merger.

Q:	What vote is required to approve each proposal at the special meeting?

A:	The affirmative vote of holders of a majority of the shares of Polycom stock issued and outstanding and entitled to vote at the close of business on [●], 2016, which is referred to as the record date, for the special meeting is required to approve the Merger proposal, which is referred to as the Polycom stockholder approval.

The affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the special meeting is required to approve the Adjournment proposal.

Q:	Have any Polycom stockholders agreed to vote their shares in favor of any of the Polycom proposals?

A:	Yes. Elliott Associates, L.P., which is referred to as Elliott, and each of the members of the Polycom Board and certain officers of Polycom, who are referred to as Polycom Individual Stockholders and together with Elliott, the Polycom Supporting Stockholders, entered into voting agreements with Mitel and Merger Sub, which are referred to collectively as the Polycom voting agreements. Under the Polycom voting agreements, the Polycom Supporting Stockholders agreed to, among other things, at each meeting of the stockholders of Polycom vote (or consent to be voted) all their shares of Polycom stock:

•	in favor of the adoption of the merger agreement and any other matters at such meeting of the stockholders which the Polycom Board has determined is (1) necessary for the consummation of the merger, (2) disclosed in this proxy statement/prospectus or other written materials distributed to all stockholders of Polycom, and (3) recommended that the stockholders of Polycom adopt; and

•	against (1) any corporate action the consummation of which would in any material respect impede, interfere or prevent the consummation of the merger, (2) any acquisition proposal (as defined below) to Polycom, and (3) any action that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of such Polycom Supporting Stockholder under its Polycom voting agreement.

The Polycom voting agreements terminate in certain circumstances specified therein. As of the close of business on May 31, 2016, the Polycom Supporting Stockholders had the power to vote and were the beneficial owners of, collectively, approximately 7.3% and 7.3%, respectively, of the issued and outstanding shares of Polycom stock. The percentage of shares of Polycom stock that the Polycom Supporting Stockholders have the power to vote or beneficially own collectively as of the record date is not expected to be meaningfully different from the percentage as of May 31, 2016. For a discussion of the Polycom voting agreements, see the section entitled “The Polycom Voting Agreements,” beginning on page 156 of this proxy statement/prospectus.

Q:	What constitutes a quorum?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Polycom stock issued and outstanding on the record date for the special meeting is necessary to constitute a quorum at the special meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the special meeting or (2) have properly submitted a proxy by voting their shares as discussed below. Under the DGCL, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the special meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	How does the Polycom Board recommend that I vote?

A:	The Polycom Board unanimously recommends that Polycom stockholders vote “FOR” the Merger proposal and “FOR” the Adjournment proposal.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Please do not submit your Polycom stock certificates at this time. If the merger is completed, you will receive instructions for surrendering your Polycom stock certificates in exchange for Mitel common shares from the exchange agent.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record,” and the notice of special meeting has been sent directly to you by Polycom. As the stockholder of record, you have the right to grant your voting proxy directly to Polycom or to a third party, or to vote in person at the special meeting.

If your shares are held by a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the notice of special meeting has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker, trustee or nominee as to how to vote your shares. Please refer to the voting instruction card provided by your broker, trustee or nominee. You are also invited to attend the special meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	How can I vote my shares in person at the special meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the special meeting. Shares held beneficially in street name may be voted in person at the special meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the special meeting, we recommend that you also submit your vote as instructed below, so that your vote will be counted even if you later decide not to attend the special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the special meeting. For instructions on how to vote by proxy, please refer to the instructions below and those included on the proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By Internet—Stockholders of record of Polycom stock with Internet access may submit proxies by following the “Vote by Internet” instructions on the proxy card until 11:59 p.m., Eastern Time, on [●], 2016. If you are a beneficial owner of Polycom stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for Internet voting availability.

By telephone—Stockholders of record of Polycom stock who live in the United States or Canada may submit proxies by following the “Vote by Telephone” instructions on the proxy card until 11:59 p.m., Eastern time, on [●], 2016. If you are a beneficial owner of Polycom stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability.

By mail—Stockholders of record of Polycom stock may submit proxies by following the “Vote by Mail” instructions on the proxy card. If you elect to vote by mail, please indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Proxy cards submitted by mail must be received by the time of the special meeting in order for your shares to be voted. If you are a beneficial owner of Polycom stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability.

Q:	When and where is the special meeting of stockholders? What must I bring to attend the special meeting?

A:	The special meeting of Polycom stockholders will be held at Polycom’s corporate headquarters located at 6001 America Center Drive, San Jose, California 95002, on [●], 2016, at [●], Pacific Time. Subject to space availability, all Polycom stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [●], Pacific Time. Stockholders may request directions by calling (408) 586-6000.

If you wish to attend the special meeting, you must bring photo identification. If you hold your shares through a broker, bank or other nominee, you must also bring proof of ownership, such as the voting instruction form from your broker or other nominee or a copy of a brokerage statement reflecting your stock ownership as of the record date.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Polycom or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

In accordance with the rules of the NASDAQ, banks, brokerage firms and other nominees who hold shares of Polycom stock in street name for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters when they have not received instructions from beneficial owners. It is expected that all proposals to be voted on at the special meeting are such “non-routine” matters. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares, which we refer to as a broker non-vote.

If you are a Polycom stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank, trust company or other nominee may not vote your shares on the Merger proposal, which broker non-votes will have the same effect as a vote against such proposal; and

•	your broker, bank, trust company or other nominee may not vote your shares on the Adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal (except for determining whether a quorum is present).

Q:	What if I fail to vote or abstain?

A:	For purposes of the special meeting, an abstention occurs when a stockholder attends the special meeting in person and does not vote, or returns a proxy with an “abstain” instruction.

Merger proposal: An abstention or failure to vote will have the same effect as a vote cast “AGAINST” the Merger proposal.

Adjournment proposal: An abstention will have the same effect as a vote cast “AGAINST” the Adjournment proposal. If a Polycom stockholder is not present in person at the special meeting and does not respond by proxy, it will have no effect on the vote count for the Adjournment proposal (assuming a quorum is present).

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Polycom stock represented by your proxy will be voted as recommended by the Polycom Board with respect to that proposal. Unless you check the box on your proxy card to withhold discretionary authority, the applicable proxy holder may use discretion to vote on other matters relating to the special meeting.

Q:	May I change or revoke my vote after I have delivered my proxy or voting instruction card?

A:	Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the special meeting as described herein. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary of Polycom;

•	by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by attending the special meeting and voting in person.

If you choose any of the first three methods, you must take the described action no later than the beginning of the special meeting.

If your shares are held in an account at a broker, bank or other nominee and you have delivered your voting instruction card to your broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	What happens if I sell my shares of Polycom stock after the record date but before the special meeting?

A:	The record date for the special meeting (the close of business on [●], 2016) is earlier than the date of the special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Polycom stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by Polycom stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	Do I have appraisal rights in connection with the merger?

A:	Subject to the closing of the merger, record holders of Polycom stock who do not vote in favor of the adoption of the merger agreement and otherwise comply fully with the requirements and procedures of Section 262 of the DGCL may exercise their rights of appraisal, which generally entitle stockholders to receive a cash payment equal to the fair value of their Polycom stock exclusive of any element of value arising from the accomplishment or expectation of the merger. The “fair value” could be higher or lower than, or the same as, the merger consideration. A detailed description of the appraisal rights and procedures available to Polycom stockholders is included in the section entitled “The Merger—Appraisal Rights of Polycom Stockholders,” beginning on page 108 of this proxy statement/prospectus. The full text of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus.

Q:	Whom should I contact if I have any questions about the proxy materials or voting?

A:	If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Polycom’s proxy solicitation agent, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of Mitel, Polycom and the combined businesses of Mitel and Polycom and certain plans and objectives of Mitel and Polycom with respect thereto, including but not limited to the expected benefits of the merger. These statements may be made directly in this proxy statement/prospectus or may be incorporated by reference to other documents and may include statements for the period after completion of the merger. These include statements using the words “believe,” “target,” “outlook,” “may,” “will,” “should,” “could,” “estimate,” “continue,” “expect,” “intend,” “plan,” “predict,” “potential,” “project” and “anticipate” and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and/or Polycom, as applicable, and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel, Polycom or persons acting on their behalf, are expressly qualified in their entirety by this “Cautionary Note Regarding Forward-Looking Statements.” Undue reliance should not be placed on forward-looking statements. In addition, material risks that could cause actual results to differ from forward-looking statements include:

•	the inherent uncertainty associated with financial or other projections;

•	the integration of Mitel and Polycom and the ability to recognize the anticipated benefits from the combination of Mitel and Polycom;

•	the ability to obtain required regulatory approvals for the merger, the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the expected benefits of the merger;

•	the risk that the conditions to the merger are not satisfied on a timely basis or at all and the failure of the merger to close for any other reason;

•	risks relating to the value of the Mitel common shares to be issued in connection with the merger;

•	the anticipated size of the markets and continued demand for Mitel and Polycom products and services, the impact of competitive products and pricing and disruption to Mitel’s and Polycom’s respective businesses that could result from the announcement of the merger;

•	access to available financing on a timely basis and on reasonable terms, including the refinancing of Mitel and Polycom debt to fund the cash portion of the consideration in connection with the merger;

•	the integration of Mavenir Systems, Inc., which is referred to as Mavenir, and the ability to recognize the anticipated benefits from the acquisition of Mavenir;

•	Mitel’s ability to achieve or sustain profitability in the future;

•	fluctuations in quarterly and annual revenues and operating results;

•	fluctuations in foreign exchange rates;

•	current and ongoing global economic instability, political unrest and related sanctions;

•	intense competition;

•	reliance on channel partners for a significant component of sales;

•	dependence upon a small number of outside contract manufacturers to manufacture products; and

•	Mitel’s ability to implement and achieve its business strategies successfully, including its growth of the company through acquisitions and the integration of recently acquired businesses and realization of synergies.

Additional risks are described in the section entitled “Risk Factors,” beginning on page 38 of this proxy statement/prospectus. Forward-looking statements speak only as of the date they are made. Except as required by law, neither Mitel nor Polycom has any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. Mitel and Polycom urge you to read carefully this proxy statement/prospectus in its entirety, including the annexes. Additional, important information, which Mitel and Polycom also urge you to read, is contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information,” beginning on page 203 of this proxy statement/prospectus. Unless stated otherwise, all references in this proxy statement/prospectus to Mitel are to Mitel Networks Corporation, all references to Polycom are to Polycom, Inc., all references to Merger Sub are to Meteor Two, LLC, all references to “we,” “us” and “our” refer to Mitel and Polycom collectively, all references to the “combined company” are to Mitel Networks Corporation and its subsidiaries, including Polycom and its subsidiaries, following the completion of the merger, and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of April 15, 2016 and as amended from time to time, by and among Polycom, Mitel and Merger Sub, a copy of which is attached as Annex A to this proxy statement/prospectus.

The Parties

Mitel Networks Corporation

Mitel is a Canadian corporation and a global provider of cloud, mobile and enterprise communications and collaboration solutions. Through its software product development, Mitel helps more than 60 million business end users, two million cloud communications end users, and more than 130 mobile service providers, including more than half of the top 20 mobile carriers in the world, seamlessly connect, collaborate and provide innovative solutions to their customers.

Mitel’s principal executive office is located at 350 Legget Drive, Ottawa, Ontario, Canada K2K 2W7, and its telephone number at that location is (613) 592-2122.

Additional information concerning Mitel is included in the Mitel reports incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information,” beginning on page 203 of this proxy statement/prospectus. Mitel’s common shares are listed on the NASDAQ, trading under the symbol “MITL,” and on the Toronto Stock Exchange, which is referred to as the TSX, trading under the symbol “MNW.”

Polycom, Inc.

Polycom is a California-based corporation and a global leader in helping organizations achieve new levels of teamwork, efficiency and productivity by unleashing the power of human collaboration. More than 400,000 companies and institutions worldwide defy distance with secure video, voice and content solutions from Polycom to increase productivity, speed time to market, provide better customer service, expand education and save lives. Together with Polycom’s global partner ecosystem, it provides flexible collaboration solutions for any environment that deliver a high-quality user experience, a broad multi-vendor interoperability and investment protection.

Polycom’s principal executive office is located at 6001 America Center Drive, San Jose, California 95002, and its telephone number at that location is (408) 586-6000.

Additional information concerning Polycom is included in the Polycom reports incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information,” beginning on page 203 of this proxy statement/prospectus. Polycom stock is listed on the NASDAQ, trading under the symbol “PLCM.”

Meteor Two, LLC

Merger Sub, a wholly owned subsidiary of Mitel, is a Delaware limited liability company that was formed on April 12, 2016 (originally as a Delaware corporation), for the purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation, its conversion from a corporation to a limited liability company, and the matters contemplated by the merger agreement. The principal executive office of Merger Sub is located at 5850  Granite Parkway, Suite 600, Plano, Texas 75024.

The Merger

On April 15, 2016, Mitel, Merger Sub and Polycom entered into the merger agreement, which provides that, subject to the terms and conditions of the merger agreement and in accordance with the DGCL, Merger Sub will merge with and into Polycom, with Polycom continuing as the surviving corporation and a wholly owned subsidiary of Mitel.

Consideration to be Received in the Merger by Polycom Stockholders

At the effective time, each share of Polycom stock issued and outstanding immediately prior to the effective time (other than shares of Polycom stock held by Polycom, Mitel or their respective subsidiaries and shares of Polycom stock with respect to which appraisal rights are properly demanded and not withdrawn under the DGCL) will be cancelled and converted into the right to receive the merger consideration, consisting of:

•	cash in an amount equal to $3.12, without interest; and

•	1.31 fully paid and non-assessable Mitel common shares.

No fractional Mitel common shares will be issued in the merger, and holders of Polycom stock will receive cash in lieu of any fractional Mitel common shares as described in the section entitled “The Merger Agreement—Fractional Shares,” beginning on page 130 of this proxy statement/prospectus.

Treatment of Polycom Stock Options and Other Stock-Based Awards

At the effective time, each outstanding Polycom stock option award will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of:

•	the excess of (1) the sum of (A) $3.12 plus the product of (B) 1.31 multiplied by the average of the volume weighted average price of a Mitel common share on the NASDAQ on each of the five consecutive trading days ending with the complete trading day immediately prior to the closing date of the merger, which is referred to as the Mitel average closing price and which sum is referred to as the per share cash value, over (2) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by

•	the number of shares of Polycom stock underlying such Polycom stock option award.

At the effective time, each outstanding Polycom RSU award and Polycom performance share award that is vested immediately prior to the effective time, vests as a result of the consummation of the merger or is held by any non-employee member of the Polycom Board, referred to, collectively, as Polycom vested awards, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of:

•	the per share cash value multiplied by

•	the number of shares of Polycom stock underlying such Polycom vested award.

Each outstanding Polycom RSU award that is not a Polycom vested award will be assumed by Mitel and converted into restricted share units of Mitel, which are referred to as adjusted RSU awards, representing the right to receive, on the same terms and conditions as were applicable under such Polycom RSU award, the number of Mitel common shares equal to the product of:

•	the number of shares of Polycom stock underlying a Polycom RSU award immediately prior to the effective time multiplied by

•	the quotient of (1) the per share cash value divided by (2) the Mitel average closing price, which quotient is referred to as the equity award exchange ratio,

with any fractional Mitel common shares rounded down to the nearest lower whole number of shares.

Each outstanding Polycom performance share award that is not a Polycom vested award will be assumed by Mitel and converted into performance shares of Mitel, which are referred to as adjusted performance share awards, representing the right to receive, on the same terms and conditions as were applicable under such Polycom performance share award, the number of Mitel common shares equal to the product of:

•	the number of shares of Polycom stock underlying such Polycom performance share award immediately prior to the effective time (which will be 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award) multiplied by

•	the equity award exchange ratio,

with any fractional Mitel common shares rounded down to the nearest lower whole number of shares.

Prior to the effective time, each Polycom stock option award, Polycom RSU award and Polycom performance share award outstanding as of the business day immediately prior to the closing date of the merger that is held by a disqualified individual, including each of Polycom’s executive officers and directors, will be accelerated and cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the amount described above with respect to Polycom stock option awards and Polycom vested awards, with any Polycom performance share awards accelerated at 100% of the target number of shares set forth in the applicable Polycom performance share award. Such amounts will be paid on the business day immediately prior to the closing date of the merger.

For a more complete discussion of the treatment of Polycom stock options and other stock-based awards, see the section entitled “The Merger Agreement—Treatment of Polycom Stock Options and Other Stock-Based Awards,” beginning on page 133 of this proxy statement/prospectus. For further discussion of the treatment of Polycom stock options, restricted stock units and performance share awards held by directors and executive officers of Polycom, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 96 of this proxy statement/prospectus.

Mitel Board Following Completion of the Merger

At the closing of the merger, Martha H. Bejar and Robert J. Frankenberg, members of the Polycom Board, are expected to be appointed to Mitel’s board of directors, which is referred to as the Mitel Board.

For a more complete discussion of the Mitel Board following completion of the merger, see the section entitled “The Merger—Governance of Mitel Following Completion of the Merger,” beginning on page 95 of this proxy statement/prospectus.

Headquarters

Upon completion of the merger, Mitel’s headquarters will remain in Ottawa, Ontario, Canada.

Recommendations of the Polycom Board

After careful consideration, the Polycom Board unanimously recommends that Polycom stockholders vote “FOR” the Merger proposal and “FOR” the Adjournment proposal.

For a more complete description of the Polycom Board’s reasons for the merger and the recommendation of the Polycom Board, see the section entitled “The Merger—Polycom Board’s Recommendations and Its Reasons for the Merger,” beginning on page 75 of this proxy statement/prospectus.

Opinion of Polycom’s Financial Advisor

Morgan Stanley & Co. LLC, referred to as Morgan Stanley, was retained by the Polycom Board to act as its financial advisor in connection with the merger. On April 14, 2016, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing on the same date, to the Polycom Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of shares of Polycom stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion to the Polycom Board, dated April 14, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex B. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion, this section and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the Polycom Board, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of shares of Polycom stock pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how Polycom’s stockholders or Mitel’s shareholders should vote at any stockholders’ or shareholders’ meeting, respectively, to be held in connection with the merger or take any other action with respect to the merger.

For a description of the opinion that the Polycom Board received from Morgan Stanley, see the section entitled “The Merger—Opinion of Polycom’s Financial Advisor,” beginning on page 79 of this proxy statement/prospectus.

Interests of Directors and Executive Officers in the Merger

Treatment of Equity Awards Held by Directors and Executive Officers of Polycom in the Merger

Prior to the effective time, each Polycom stock option award, Polycom RSU award and Polycom performance share award outstanding as of the business day immediately prior to the closing date of the merger that is held by a disqualified individual, including each of Polycom’s directors and executive officers, will be accelerated and cancelled in exchange for an amount in cash (without interest and subject to applicable tax withholdings), payable on the business day immediately prior to the closing date of the merger, determined as follows:

•

with regard to Polycom stock option awards: (1) the excess of (A) the sum of (x) $3.12 plus the product of (y) 1.31 multiplied by the average of the volume weighted average price of a Mitel common share on the NASDAQ on each of the five consecutive trading days ending with the complete trading day immediately prior to the closing date of the merger, which is referred to as the Mitel average closing price and which sum is referred to as the per share cash value, over (B) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by (2) the number of shares of Polycom stock underlying such Polycom stock option award.

•	with regard to Polycom RSU awards and Polycom performance share awards: (1) the per share cash value multiplied by (2) the number of shares of Polycom stock underlying such Polycom RSU award or Polycom performance share award, with any Polycom performance share awards accelerated at 100% of the target number of shares set forth in the applicable Polycom performance share award.

The vesting acceleration described above is expected to apply to each of the Polycom equity awards held by Polycom’s named executive officers and non-employee directors that are outstanding on the business day immediately before the closing date of the merger. All Polycom equity awards that otherwise remain outstanding as of the closing date of the merger will be (a) cashed out with respect to any Polycom stock option awards and any vested (but not yet settled) Polycom RSU awards and Polycom performance share awards, or (b) assumed by Mitel with respect to any other Polycom RSU awards and Polycom performance share awards, as specified in the merger agreement. With respect to any Polycom performance share awards to be assumed by Mitel, the number of shares subject to the outstanding awards to be assumed will be based on 100% of the target number of shares set forth in the applicable Polycom performance share award agreement, and the awards will be subject to time-based vesting but no longer will be subject to any performance vesting criteria.

Please also see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Equity Interests of Polycom’s Executive Officers and Non-Employee Directors,” beginning on page 102 of this proxy statement/prospectus, for further information regarding these equity awards.

Change of Control Severance Agreements for Polycom’s Executive Officers

Polycom has entered into a change of control severance agreement with each of its executive officers. Under the terms of each change of control severance agreement, the executive officer is obligated to remain with Polycom for six months following a change of control of Polycom (as defined in the agreements and whereby the merger will constitute a change of control of Polycom under the agreements), subject to certain limitations. If, within 12 months following a change of control (or within 24 months following a change of control for Mr. Leav), the executive officer is involuntarily terminated other than for cause (as defined in the change of control severance agreements), resigns for good reason (as defined in the change of control severance agreements), or dies or terminates employment due to disability, he or she will receive:

•	a lump sum payment equal to 100% of annual base salary and target bonus (or, for Mr. Leav, 200% of annual base salary and target bonus);

•	a lump sum cash payment equal to 24 multiplied by his or her monthly premium for continued health care coverage for the executive officer and his or her spouse and eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in the first month following termination of employment; and

•	full vesting of then-outstanding Polycom equity awards and the immediate right to exercise any then-outstanding Polycom stock option awards and similar awards, with any performance goals subject to Polycom performance share awards or other performance-based awards deemed achieved at the target levels.

If such executive officer’s employment is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Polycom’s then-existing severance or benefit plans or pursuant to any other written agreement.

Please also see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Change of Control Severance Agreements for Polycom’s Executive Officers,” beginning on page 99 of this proxy statement/prospectus, for further information regarding these change of control severance agreements.

For a further discussion of the interests of Polycom’s directors and executive officers in the Merger, see “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 96 of this proxy statement/prospectus.

The Mitel Voting Agreements

In connection with entering into the merger agreement,

•	Elliott Associates, L.P., which is referred to as Elliott,

•	Terence H. Matthews, the chairman of the Mitel Board, and Kanata Research Park Corporation, which are referred to as the Matthews Group,

•	Arsenal Holdco I, S.A.R.L., Arsenal Holdco II, S.A.R.L., Francisco Partners II (Cayman ), LP, Francisco Partners Parallel Fund II, LP, Francisco Partners GP II (Cayman) LP and Francisco Partners Management, LP, which are referred to as the Francisco Partners Group, and

•	each of the other members of the Mitel Board and certain officers of Mitel,

who are, collectively, referred to as the Mitel Supporting Shareholders, entered into voting agreements with Polycom, which are referred to as the Mitel voting agreements, pursuant to which they agreed to, among other things, at each meeting of the shareholders of Mitel (and at every adjournment or postponement thereof), be present (in person or by proxy) and vote their Mitel common shares:

•	in favor of the adoption of the merger agreement and any other matters at such meeting of the shareholders which the Mitel Board has determined is (1) necessary for the consummation of the merger, (2) disclosed in Mitel’s proxy circular or other written materials distributed to all shareholders of Mitel, and (3) recommended that the shareholders of Mitel adopt; and

•	against (1) any corporate action the consummation of which would in any material respect impede, interfere or prevent the consummation of the merger, (2) any acquisition proposal (as defined below) to Mitel, and (3) any action that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of such Mitel Supporting Shareholder under its Mitel voting agreement.

The Mitel voting agreements terminate upon the earliest to occur of: (1) the termination of the merger agreement in accordance with its terms; (2) the consummation of the merger; or (3) the date of any amendment, modification or waiver of the merger agreement that increases the amount, or changes the form, of consideration payable to the stockholders of Polycom pursuant to the merger agreement.

As of the close of business on May 31, 2016, the Mitel Supporting Shareholders had the power to vote and were the beneficial owners of, collectively, approximately 25.6% and 30.4%, respectively, of the issued and outstanding Mitel common shares. The percentage of Mitel common shares that the Mitel Supporting Shareholders have the power to vote or beneficially own collectively as of the record date for Mitel’s annual and special meeting of its shareholders is not expected to be meaningfully different from the percentage as of May 31, 2016.

For a further discussion of the Mitel voting agreements, see the section entitled “The Mitel Voting Agreements,” beginning on page 153 of this proxy statement/prospectus.

The Polycom Voting Agreements

In connection with entering into the merger agreement, the Polycom Supporting Stockholders entered the Polycom voting agreements. Under the Polycom voting Agreements, the Polycom Supporting Stockholders agreed to, among other things, at each meeting of the stockholders of Polycom vote (or consent to be voted) all their shares of Polycom stock:

•	in favor of the adoption of the merger agreement and any other matters at such meeting of the stockholders which the Polycom Board has determined is (1) necessary for the consummation of the merger, (2) disclosed in this proxy statement/prospectus or other written materials distributed to all stockholders of Polycom, and (3) recommended that the stockholders of Polycom adopt; and

•	against (1) any corporate action the consummation of which would in any material respect impede, interfere or prevent the consummation of the merger, (2) any acquisition proposal (as defined below) to Polycom, and (3) any action that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of such Polycom Supporting Stockholder under its Polycom voting agreement.

The Polycom voting agreements terminate upon the earliest to occur of: (1) the termination of the merger agreement in accordance with its terms; (2) the consummation of the merger; or (3) the date of any amendment, modification or waiver of the merger agreement that reduces the amount, changes the form, or delays the timing of payment, of consideration payable to the stockholders of Polycom pursuant to the merger agreement.

As of the close of business on May 31, 2016, the Polycom Supporting Stockholders had the power to vote and were the beneficial owners of, collectively, approximately 7.3% and 7.3%, respectively, of the issued and outstanding shares of Polycom stock. The percentage of shares of Polycom stock that the Polycom Supporting Stockholders have the power to vote or beneficially own collectively as of the record date is not expected to be meaningfully different from the percentage as of May 31, 2016.

For a further discussion of the Polycom voting agreements, see the section entitled “The Polycom Voting Agreements,” beginning on page 156 of this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Merger

In general, as a result of the merger, each U.S. Holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page 112 of this proxy statement/prospectus) will be required to recognize gain or loss with respect to its shares of Polycom stock exchanged in the merger in an amount equal to the difference between (1) the fair market value of the merger consideration received by such U.S. Holder and (2) the adjusted tax basis of the shares of Polycom stock exchanged therefor. Any gain or loss realized by a Non-U.S. Holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences”) upon the exchange of shares of Polycom stock for the merger consideration generally will not be subject to U.S. federal income tax, subject to certain exceptions. The consequences described above may differ, however, with respect to a Polycom stockholder that owns, actually or constructively, Mitel common shares other than those received in the merger, or that has a stock ownership interest in Mitel after the merger that is more than “minimal,” as described in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences.”

Mitel and Polycom intend to treat the merger as divided for U.S. federal income tax purposes into two transactions: (1) the redemption of a portion of the shares of Polycom stock held by each Polycom stockholder for the redemption cash, and (2) the exchange of a portion of the shares of Polycom stock held by each Polycom stockholder for Mitel common shares and the merger cash. The shares of Polycom stock held by each Polycom stockholder will be divided between these transactions based on the relative fair market values of the merger consideration exchanged for such shares.

The tax rules applicable to the merger, in particular relating to the treatment of the merger cash, are complex, and the outcome may vary depending on the specific facts and circumstances of any given Polycom stockholder. You are urged carefully to read the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page 112 of this proxy statement/prospectus. Furthermore, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger.

Accounting Treatment of the Merger

The merger will be accounted for as an acquisition of Polycom by Mitel under the acquisition method of accounting in accordance with accounting principles generally accepted in the U.S., which is referred to as GAAP. For a more detailed discussion of the accounting treatment of the merger, see “The Merger—Accounting Treatment” beginning on page 103 of this proxy statement/prospectus.

Appraisal Rights

Under Delaware law, if the merger is completed, record holders of Polycom stock who do not vote in favor of the adoption of the merger agreement and who otherwise properly exercise their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Polycom stock, in lieu of receiving the merger consideration. The “fair value” could be higher or lower than, or the same as, the merger consideration. The relevant provisions of the DGCL are included as Annex C to this proxy statement/prospectus. Polycom stockholders are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Polycom stockholders who are considering exercising that right are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in loss of the right of appraisal. For a more detailed description of Polycom stockholder’s appraisal rights, see the section entitled “The Merger—Appraisal Rights of Polycom Stockholders,” beginning on page 108 of this proxy statement/prospectus.

Regulatory Approvals

To complete the merger, Mitel and Polycom must obtain certain approvals or consents from, or make filings with, a number of United States federal and foreign antitrust regulators and other regulatory authorities described below. For more information about regulatory approvals relating to the merger, see the sections entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 104, “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts and Regulatory Filings,” beginning on page 143 and “The Merger Agreement—Conditions to the Merger,” beginning on page 147 of this proxy statement/prospectus. Although we expect that all regulatory clearances and approvals will be obtained, we cannot assure you that these clearances and approvals will be timely obtained or obtained under the terms of the merger agreement at all or that the granting of these clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

HSR Act

The merger is subject to the requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, which provides that certain transactions may not be completed until required information has been furnished to the Antitrust Division of the Department of Justice, which is referred to as the DOJ, and the Federal Trade Commission, which is referred to as the FTC, and until certain waiting periods have been terminated, have expired or approval has been obtained. Each of Mitel and Polycom filed a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the DOJ in connection with the merger on May 6, 2016. Early termination of the waiting period under the HSR Act was granted on May 13, 2016.

German ARC

The German Act Against Restraints of Competition of 1958, which is referred to as the German ARC, imposes a pre-merger notification requirement on all transactions that qualify as concentrations and meet certain specified financial thresholds, which the merger meets. Accordingly, consummation of the merger is conditional upon the merger being cleared by the German Federal Cartel Office, which is referred to as the Bundeskartellamt. Clearance can be granted explicitly or is also considered granted if, after a transaction has been notified, the applicable waiting periods expire without any decision by the Bundeskartellamt. The merger received clearance under the German ARC on June 2, 2016.

Russian FLN 135

Under the Russian Federal Law No.135-FZ dated July 26, 2006, “On Protection of Competition,” which is referred to as the Russian FLN 135, and related regulations, consummation of the merger is subject to the consent of the Federal Antimonopoly Service of the Russian Federation, which is referred to as FAS Russia. Mitel submitted its application to FAS Russia on May 13, 2016. FAS Russia has until August 11, 2016 to issue its decision.

CFIUS

Pursuant to Section 721 of the Defense Production Act of 1950, which is referred to as Exon-Florio, the Committee on Foreign Investment in the United States, which is referred to as CFIUS, has the jurisdiction to review any merger, acquisition or takeover, by or with a foreign person, that could result in foreign control of any “U.S. business” for the impact of such transaction on U.S. national security. Parties to transactions subject to CFIUS’s jurisdiction may voluntarily notify CFIUS of their proposed transactions. In general, CFIUS review of a transaction occurs in an initial 30-day review period that may be extended by CFIUS for an additional 45-day investigation period. The closing of the merger is conditioned on receipt by Mitel and Polycom of the CFIUS approval, which is more fully described in the section entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 104 of this proxy statement/prospectus.

Source and Amount of Funds

Mitel estimates that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement will be approximately $1,470.4 million (which amount represents the cash required to fund the aggregate cash consideration payable in the merger, the repayment of Mitel and Polycom indebtedness and the payment of fees, expenses and taxes related to the transactions contemplated by the merger agreement). Mitel expects to fund these payments using a combination of cash on hand from the combined businesses and other funds available, including through debt financing pursuant to a debt commitment from Bank of America, N.A., which is referred to as the initial lender, in an aggregate principal amount of $1,085 million, which is referred to as the debt financing.

On April 15, 2016, Mitel entered into a debt commitment letter, which is referred to as the commitment letter, with the initial lender and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is referred to as the arranger, pursuant to which, in connection with the merger, the initial lender committed to provide a $1,050 million senior secured first lien term loan facility, which is referred to as the term facility, and a $35 million senior secured first lien revolving credit facility, which is referred to as the revolving facility, and which, together with the term facility, are referred to as the facilities. The facilities are expected to be used to (1) finance a portion of the aggregate cash consideration required to purchase shares of Polycom stock pursuant to the merger agreement, (2) finance the cash-out of outstanding Polycom stock option awards and Polycom vested awards pursuant to the merger agreement, (3) refinance existing indebtedness of Mitel, Polycom and their respective subsidiaries, (4) pay fees and expenses in connection with the merger and the facilities, including in connection with the repayment of Mitel’s and Polycom’s existing indebtedness, and (5) after the closing of the merger, with respect to the revolving facility, fund working capital and general corporate purposes of Mitel and its subsidiaries.

The obligations of the lenders to make the facilities available to Mitel are subject to certain conditions including, but not limited to, the execution and delivery of mutually acceptable definitive loan documents, which are expected to contain customary representations, warranties, covenants and events of default, consummation of the merger concurrently with the borrowings under the facilities, the absence of the occurrence of a material adverse effect (which is defined in a manner to be identical to the corresponding definition in the merger agreement) with respect to Polycom and its subsidiaries, taken as a whole, the absence of the occurrence of a material adverse effect (which is defined in a manner consistent with the merger agreement) with respect to Mitel, Polycom and their respective subsidiaries, taken as a whole, the accuracy of certain representations and warranties in relation to each of Mitel and Polycom in all material respects, and the arranger having been provided a specified period to syndicate the facilities with assistance by Mitel and Polycom as set forth in the commitment letter. For a more detailed description of the commitment letter and the facilities, see the section entitled “Source and Amount of Funds,” beginning on page 127 of this proxy statement/prospectus.

Conditions to Completion of the Merger

The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived, including after Polycom stockholder approval of the adoption of the merger agreement at the Polycom special meeting, Mitel shareholder approval of the Mitel share issuance, which is referred to as the Mitel shareholder approval, at the Mitel annual and special meeting, receipt of all required regulatory approvals, and the expiration of the first period of 15 consecutive business days after the date of the merger agreement throughout which (1) Mitel has received certain required financial information from Polycom related to financing the merger, which is referred to as the required information, (2) certain conditions to Mitel’s obligation to complete the merger have been satisfied or waived, and (3) nothing has occurred and no condition or state of facts exists that would cause any of the conditions to Mitel’s obligation to complete the merger to fail to be satisfied assuming the closing of the merger were to be scheduled on the last day of such 15 consecutive business day period.

Conditions to the Obligations of the Parties to Complete the Merger

The obligations of each of Mitel, Merger Sub and Polycom to complete the merger are subject to the satisfaction (or waiver to the extent permissible under the merger agreement) of various conditions, including the following:

•	Mitel having obtained the Mitel shareholder approval and Polycom having obtained the Polycom stockholder approval;

•	the Mitel common shares to be issued in the merger having been approved for listing on the NASDAQ and the TSX;

•	no law or order will have been promulgated, entered, enforced, enacted or issued or be applicable to the merger or the Mitel share issuance by any governmental entity that prohibits, restrains or makes illegal the consummation of the merger or the Mitel share issuance;

•	the registration statement of which this proxy statement/prospectus forms a part having become effective, and not subject to any stop order or any proceeding seeking a stop order; and

•	the waiting period (or any extension) applicable to the merger under the HSR Act must have expired or been terminated, and Mitel and Polycom must have received evidence of clearance of the merger from the relevant governmental authorities in Germany or Russia, or the waiting period applicable to the merger under the German ARC and the Russian FLN 135 must have expired or been terminated.

Conditions to the Obligations of Each of Mitel and Merger Sub to Complete the Merger

The obligations of Mitel and Merger Sub to complete the merger are also subject to the satisfaction (or waiver to the extent permissible under the merger agreement) on or prior to the effective time of the following conditions:

•	the representations and warranties of Polycom in the merger agreement with respect to Polycom’s corporate organization, corporate authorization and ownership of subsidiaries, an absence of certain changes, finder’s fees, the opinion of Polycom’s financial advisor and anti-takeover laws applicable to Polycom will be accurate in all material respects as of the date of the merger agreement and the date of the closing of the merger (other than if made as of an earlier date, then as of such earlier date);

•	the representations and warranties of Polycom in the merger agreement with respect to certain matters of Polycom’s capitalization will be accurate in all respects as of the date of the merger agreement and as of the date of the closing of the merger (other than if made as of an earlier date, then as of such earlier date), except for any inaccuracies in such representations and warranties which do not increase Polycom’s fully diluted capitalization by more than 0.10% in the aggregate from Polycom’s fully diluted capitalization;

•	all other representations and warranties of Polycom in the merger agreement being true and correct in all respects (without giving effect to any materiality or material adverse effect qualifier in such representation or warranty), as of the date of the merger agreement and as of the closing date of the merger (other than if made as of an earlier date, then as of such earlier date), except to the extent that breaches of such representations or warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have or result in, a material adverse effect on Polycom;

•	Polycom having complied with or performed in all material respects all of the covenants and agreements it is required to comply with or perform in the merger agreement at or prior to the closing date of the merger;

•	as of the closing of the merger, Polycom (excluding its subsidiaries) must have no less than $475 million (or such lesser amount specified by Mitel) in U.S. currency in its bank accounts in the United States;

•	Mitel having received a certificate signed on behalf of Polycom by its chief executive officer and chief financial officer certifying that the conditions above have been satisfied;

•	since the date of the merger agreement, Polycom must not have suffered a material adverse effect that is continuing; and

•	the approval of the merger from CFIUS must have been obtained.

Conditions to the Obligations of Polycom to Complete the Merger

The obligation of Polycom to complete the merger is also subject to the satisfaction (or waiver to the extent permissible under the merger agreement) on or prior to the effective time of the following conditions:

•	the representations and warranties of Mitel and Merger Sub in the merger agreement with respect to their corporate organization and corporate authorization, an absence of certain changes, finder’s fees, the opinion of Mitel’s financial advisor, their ownership of Polycom stock and anti-takeover laws applicable to Mitel will be accurate in all material respects as of the date of the merger agreement and the date of the closing of the merger (other than if made as of an earlier date, then as of such earlier date);

•	all other representations and warranties of Mitel and Merger Sub in the merger agreement being true and correct in all respects (without giving effect to any materiality or material adverse effect qualifier in such representation or warranty), as of the date of the merger agreement and as of the closing date of the merger (other than if made as of an earlier date, then as of such earlier date), except to the extent that breaches of such representations or warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have or result in, a material adverse effect on Mitel;

•	Mitel and Merger Sub having complied with or performed in all material respects all of the covenants and agreements they are required to comply with or perform in the merger agreement at or prior to the closing date of the merger;

•	Polycom having received a certificate signed on behalf of Mitel by its chief executive officer and chief financial officer certifying that the conditions above have been satisfied; and

•	since the date of the merger agreement, Mitel must not have suffered a material adverse effect that is continuing.

Timing of the Merger

The merger is expected to be completed during the third quarter of 2016. However, it is possible that factors outside of each company’s control could require them to complete the merger at a later time or not to complete the merger at all.

No Solicitation

In the merger agreement, each of Mitel and Polycom has agreed not to, nor permit any of its subsidiaries to, nor authorize or permit any of the officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or its subsidiaries to, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly facilitate, any inquiry or the making of any proposal which constitutes, or would reasonably be expected to lead to, any acquisition proposal (defined below);

•	approve or recommend any acquisition proposal;

•	approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any acquisition proposal (other than an acceptable confidentiality agreement, which is described below, entered into in accordance with the merger agreement);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal; or

•	agree to do any of the foregoing.

The merger agreement includes customary exceptions such that, prior to the Mitel shareholder vote (in the case of Mitel) or the Polycom stockholder vote (in the case of Polycom), the parties may engage in negotiations regarding and, subject to complying with certain specified procedures and, in certain circumstances, a payment of a termination fee as described below, the applicable party’s board of directors may change its recommendation of the merger (1) in light of, or terminate the merger agreement to enter into an agreement for, an unsolicited takeover proposal that is determined to be a superior proposal (as defined below), or (2) in light of an intervening event (as defined below), in each case, to the extent necessary to do so to comply with applicable fiduciary duties. For a more detailed discussion of the limitations on solicitation of acquisition proposals from third parties and the ability of each company’s board of directors to change its recommendation for the merger, see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation,” beginning on page 140 of this proxy statement/prospectus.

Termination of the Merger Agreement; Termination Fees

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual written consent of Mitel and Polycom;

•	by either Mitel or Polycom:

•	if any court or governmental authority of competent jurisdiction has issued a final and non-appealable order or enacted a law permanently restraining, enjoining or otherwise prohibiting or making illegal the merger or the Mitel share issuance;

•	if the merger has not been completed by October 13, 2016, which is referred to as the outside date; provided, however, in the event the marketing period has commenced but the 15 consecutive business day period has not been completed on or before such date, it will be extended for the remaining 15 consecutive business day period plus five business days; provided, however, that this right to terminate will not be available to any party whose breach of any provision of the merger agreement results in the failure of the effective time to have occurred by such time;

•	if the Polycom stockholder approval is not obtained at the Polycom special meeting or at any adjournment or postponement of such meeting; or

•	if the Mitel shareholder approval is not obtained at the Mitel annual and special meeting or at any adjournment or postponement of such meeting;

•	by Polycom:

•	prior to the receipt of the Mitel shareholder approval, if the Mitel Board or any of its committees makes an adverse recommendation change (as described below);

•	prior to the receipt of the Polycom stockholder approval, if (1) the Polycom Board authorizes Polycom to enter into an acquisition agreement with a third party with respect to a superior proposal in accordance with the terms of the merger agreement, (2) substantially concurrent with the termination of the merger agreement, Polycom enters into the acquisition agreement with such third party, and (3) prior to or concurrently with such termination, Polycom pays to Mitel, in immediately available funds, a termination fee of $60 million;

•	at any time prior to the effective time if (1) any of Mitel’s representations or warranties in the merger agreement have become inaccurate, such that the condition regarding the bring down of Mitel’s representations and warranties would not be satisfied, or (2) Mitel has failed to comply with or perform its covenants or agreements in the merger agreement, such that the condition regarding the bring down of Mitel’s covenants and agreements would not be satisfied, subject to certain rights to cure such inaccuracies or breaches; provided, however, that Polycom shall not have the right to terminate the merger agreement if Polycom is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•	by Mitel:

•	prior to the receipt of the Polycom stockholder approval, if the Polycom Board or any of its committees makes an adverse recommendation change;

•	prior to the receipt of the Mitel shareholder approval, if (1) the Mitel Board authorizes Mitel to enter into an acquisition agreement with a third party with respect to a superior proposal in accordance with the terms of the merger agreement, (2) substantially concurrent with the termination of the merger agreement, Mitel enters into the acquisition agreement with such third party, and (3) prior to or concurrently with such termination, Mitel pays to Polycom, in immediately available funds, a termination fee of $50 million;

•	at any time prior to the effective time if (1) any of Polycom’s representations or warranties in the merger agreement have become inaccurate, such that the condition regarding the bring down of Polycom’s representations and warranties would not be satisfied, or (2) Polycom has failed to comply with or perform its covenants or agreements in the merger agreement, such that the condition regarding the bring down of Polycom’s covenants and agreements would not be satisfied, subject to certain rights to cure such inaccuracies or breaches; provided, however, that Mitel shall not have the right to terminate the merger agreement if Mitel is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement.

If the merger agreement is terminated as described above, the merger agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:

•	certain other provisions of the merger agreement with respect to indemnification, expense reimbursement and the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive termination;

•	no termination will affect the obligations of the parties contained in the confidentiality agreement; and

•	no termination will relieve any party from liability for willful breach of a representation, warranty or covenant in the merger agreement.

Under the merger agreement, Polycom has agreed to pay Mitel a termination fee of $60 million if the merger agreement is terminated as described below:

•	by Mitel or Polycom at the outside date or if the Polycom stockholder approval was not obtained at the special meeting, and at or prior to the termination, an acquisition proposal to Polycom has been disclosed, announced, commenced, submitted or made and within twelve (12) months after the date of any such termination Polycom enters into a definitive agreement with respect to any acquisition proposal for the acquisition of more than 50% of Polycom’s voting stock or assets or any such acquisition proposal is consummated (regardless of whether it is the same acquisition proposal);

•	by Mitel if the Polycom Board or any committee thereof has made an adverse recommendation change;

•	by Polycom to enter into an acquisition agreement that is a superior proposal; or

•	by Polycom at the outside date and the Polycom Board or any committee thereof has made an adverse recommendation change and the Polycom stockholder approval was not received.

Under the merger agreement, Mitel has agreed to pay Polycom a termination fee of $50 million if the merger agreement is terminated as described below:

•	by Mitel or Polycom at the outside date or if the Mitel shareholder approval was not obtained at the Mitel annual and special meeting, and at or prior to the termination, an acquisition proposal to Mitel has been disclosed, announced, commenced, submitted or made and within twelve (12) months after the date of any such termination Mitel enters into a definitive agreement with respect to any acquisition proposal for the acquisition of more than 50% of Mitel’s voting stock or assets or any such acquisition proposal is consummated (regardless of whether it is the same acquisition proposal);

•	by Polycom if the Mitel Board or any committee thereof has made an adverse recommendation change;

•	by Mitel to enter into an acquisition agreement that is a superior proposal; or

•	by Mitel at the outside date and the Mitel Board or any committee thereof has made an adverse recommendation change and the Mitel shareholder approval was not received.

If paid to Polycom or Mitel, the termination fee will be the receiving party’s sole and exclusive remedy under the merger agreement, and the paying party and certain other parties identified in the merger agreement will have no further liability to the receiving party and certain other parties identified in the merger agreement in connection with the merger agreement, except in the case of a willful breach by the paying party.

For a more detailed discussion of each party’s termination rights and the related termination fee obligations, see the sections entitled “The Merger Agreement—Termination,” beginning on page 149, “The Merger Agreement—Effect of Termination,” beginning on page 151, and “The Merger Agreement—Termination Fees,” beginning on page 151 of this proxy statement/prospectus.

Matters to be Considered at the Special Meeting

At the Polycom special meeting, Polycom stockholders will be asked to consider and vote upon:

•	the Merger proposal; and

•	the Adjournment proposal.

Approval of the Merger proposal by Polycom stockholders is required for completion of the merger.

The affirmative vote of holders of a majority of the shares of Polycom stock issued and outstanding and entitled to vote on the record date for the special meeting is required to approve the Merger proposal.

The affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the special meeting is required to approve the Adjournment proposal.

If a quorum is not present, the special meeting may be adjourned by the chairman of the meeting. For a more detailed discussion of the requirements for quorum and adjournment, see the section entitled “Special Meeting—Quorum,” beginning on page 161 of this proxy statement/prospectus.

The Polycom Board unanimously recommends that Polycom stockholders vote “FOR” all of the proposals set forth above, as more fully described under the section entitled “Polycom Proposals,” beginning on page 165 of this proxy statement/prospectus.

Voting by Polycom Directors and Executive Officers

At the close of business on May 31, 2016, the most recent practicable date for which such information was available, Polycom directors and executive officers and their affiliates were entitled to vote 1,074,556 shares of Polycom stock or approximately 0.8% of the shares of Polycom stock outstanding on that date. The number and percentage of shares of Polycom stock owned by directors and executive officers of Polycom and their affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of May 31, 2016. Polycom directors and executive officers are obligated to vote their shares in favor of all Polycom proposals pursuant to the Polycom voting agreement to which each is a party. For a further discussion of the Polycom voting agreements, see the section entitled “The Polycom Voting Agreements,” beginning on page 156 of this proxy statement/prospectus.

Risk Factors

You should also carefully consider the risks that are described in the section entitled “Risk Factors,” beginning on page 38 of this proxy statement/prospectus.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA

The following summary selected historical financial information is being provided to assist you in your analysis of the financial aspects of the merger.

The consolidated statement of operations data of Mitel for the years ended December 31, 2015 and December 31, 2014, the eight months ended December 31, 2013 and the year ended April 30, 2013, and the consolidated balance sheet data of Mitel as of December 31, 2015 and 2014 are derived from, and are qualified by reference to, the audited consolidated financial statements included in Mitel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended, which is incorporated by reference into this proxy statement/prospectus. The consolidated statement of operations data of Mitel for the years ended April 30, 2012 and 2011, and the consolidated balance sheet data of Mitel as of December 31, 2013 and as of April 30, 2013, 2012 and 2011 are derived from audited consolidated financial statements of Mitel that are not incorporated by reference into this proxy statement/prospectus. The data as of and for the three months ended March 31, 2016 and 2015 of Mitel is derived from unaudited consolidated financial statements of Mitel, which are incorporated by reference into this proxy statement/prospectus, and in the opinion of Mitel’s management includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period.

The consolidated statement of operations data of Polycom for the years ended December 31, 2015, 2014 and 2013, and the consolidated balance sheet data of Polycom as of December 31, 2015 and 2014 are derived from, and are qualified by reference to, the audited consolidated financial statements included in Polycom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended, which is incorporated by reference into this proxy statement/prospectus. The consolidated statement of operations data of Polycom for the years ended December 31, 2012 and 2011, and the consolidated balance sheet data of Polycom as of December 31, 2013, 2012 and 2011 are derived from audited consolidated financial statements of Polycom that are not incorporated by reference into this proxy statement/prospectus. The data as of and for the three months ended March 31, 2016 and 2015 of Polycom is derived from unaudited consolidated financial statements of Polycom, which are incorporated by reference into this proxy statement/prospectus, and in the opinion of Polycom’s management includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period.

The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes, and related “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in the Mitel and Polycom annual reports on Form 10-K for the year ended December 31, 2015 and quarterly reports on Form 10-Q for the period ended March 31, 2016, which are incorporated by reference into this proxy statement/prospectus, as well as other information that has been filed with the SEC. See the section entitled “Where You Can Find More Information,” beginning on page 203 of this proxy statement/prospectus, for information on where you can obtain copies of this information. The historical results included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of Mitel, Polycom or the combined company.

Mitel Summary Selected Historical Financial Data

(in millions, except share data)	Three Months Ended March 31,		Year Ended December 31,		Eight Months Ended December 31, 2013	Year Ended April 30,
	2016 (1)	2015	2015 (1)	2014 (2)		2013	2012	2011
Consolidated Statement of Operations Data
Revenues	$276.1	$248.1	$1,157.7	$1,104.0	$357.3	$576.9	$611.8	$589.3
Cost of revenues	128.3	117.7	543.8	513.9	153.3	256.3	282.4	281.9

Gross margin	147.8	130.4	613.9	590.1	204.0	320.6	329.4	307.4
Expenses:
Selling, general and administrative	97.2	81.6	363.0	344.7	132.1	198.7	200.6	190.5
Research and development	36.8	26.9	131.4	118.3	38.3	55.7	58.6	61.3
Special charges and restructuring costs	15.8	13.0	54.6	72.7	14.6	21.8	18.6	16.5
Amortization of acquisition-related intangible assets	18.9	14.1	75.1	53.4	16.5	22.3	22.3	22.3

	168.7	135.6	624.1	589.1	201.5	298.5	300.1	290.6

Operating income (loss)	(20.9)	(5.2)	(10.2)	1.0	2.5	22.1	29.3	16.8
Interest expense	(10.0)	(4.6)	(32.4)	(21.0)	(17.1)	(19.7)	(18.8)	(20.0)
Debt retirement and other debt costs	(1.3)	(0.7)	(9.6)	(16.2)	(0.6)	(2.6)	—	(0.6)
Other income (expense), net	(0.7)	15.4	20.9	6.0	(0.4)	1.3	(0.7)	1.8
Income tax recovery	10.5	0.4	10.6	22.9	10.1	8.8	39.4	88.4

Net income (loss) from continuing operations	(22.4)	5.3	(20.7)	(7.3)	(5.5)	9.9	49.2	86.4
Net income (loss) from discontinued operations	—	—	—	—	—	(3.7)	0.6	1.7

Net income (loss)	$(22.4)	$5.3	$(20.7)	$(7.3)	$(5.5)	$6.2	$49.8	$88.1

Net income (loss) per common share—Basic:
Net income (loss) per share from continuing operations	$(0.19)	$0.05	$(0.18)	$(0.08)	$(0.10)	$0.19	$0.92	$1.63
Net income (loss) per share from discontinued operations	—	—	—	—	—	(0.07)	0.01	0.03

Net income (loss) per common share	$(0.19)	$0.05	$(0.18)	$(0.08)	$(0.10)	$0.12	$0.93	$1.66

Net income (loss) per common share— Diluted:
Net income (loss) per share from continuing operations	$(0.19)	$0.05	$(0.18)	$(0.08)	$(0.10)	$0.18	$0.88	$1.54
Net income (loss) per share from discontinued operations	—	—	—	—	—	(0.07)	0.01	0.03

Net income (loss) per common share	$(0.19)	$0.05	$(0.18)	$(0.08)	$(0.10)	$0.11	$0.89	$1.57

Other Financial Data
Adjusted EBITDA (3):
Adjusted EBITDA	$25.6	$30.4	$168.1	$166.9	$46.2	$83.7	$88.0	$76.1
Ratio of earnings to fixed charges (4)	—	2.1x	—	—

Consolidated Balance Sheet Data
Cash and cash equivalents	$83.4	$100.8	$91.6	$111.3	$40.2	$69.0	$78.7	$73.9
Total assets	$1,794.0	$1,197.9	$1,852.7	$1,278.8	$620.5	$656.4	$687.2	$672.2
Total debt, including capital leases	$608.4	$291.4	$645.3	$309.8	$269.5	$288.1	$311.8	$323.3
Common shares	$1,417.2	$1,217.7	$1,414.2	$1,216.3	$814.9	$810.4	$809.4	$805.5
Warrants	$39.1	$39.1	$39.1	$39.1	$39.1	$39.1	$55.6	$55.6
Total shareholders’ equity	$586.0	$407.0	$615.0	$447.8	$118.4	$84.0	$89.8	$49.5

(1)	Includes the operations of Mavenir from date of acquisition of April 29, 2015, as disclosed in note 3 to Mitel’s audited consolidated financial statements included in Mitel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this proxy statement/prospectus.
(2)	Includes the operations of Aastra from date of acquisition of January 31, 2014, as disclosed in note 3 to Mitel’s audited consolidated financial statements included in Mitel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this proxy statement/prospectus.
(3)	Adjusted EBITDA is a non-GAAP measure. See the table presented below that presents a reconciliation of Adjusted EBITDA to net income (loss).
(4)	For purposes of the ratio of earnings to fixed charges, earnings consists of earnings (loss) from continuing operations, before taxes and interest expense; and fixed charges consists of interest expense. For the three months ended March 31, 2016 and 2015, the deficiency was $32.9 million. For the year ended December 31, 2015, the deficiency was $31.3 million. For the year ended December 31, 2014, the deficiency was $30.2 million.

The following table presents a reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income (loss), the most directly comparable GAAP measure, for each of the periods indicated:

(in millions, except share data)	Three Months Ended March 31,		Year Ended December 31,		Eight Months Ended December 31, 2013	Year Ended April 30,
	2016	2015	2015	2014		2013	2012	2011
Net income (loss)	$(22.4)	$5.3	$(20.7)	$(7.3)	$(5.5)	$6.2	$49.8	$88.1

Net loss (income) from discontinued operations	—	—	—	—	—	3.7	(0.6)	(1.7)
Net income (loss) from continuing operations	(22.4)	5.3	(20.7)	(7.3)	(5.5)	9.9	49.2	86.4
Adjustments:
Interest expense	10.0	4.6	32.4	21.0	17.1	19.7	18.8	20.0
Income tax recovery	(10.5)	(0.4)	(10.6)	(22.9)	(10.1)	(8.8)	(39.4)	(88.4)
Amortization and depreciation	25.4	19.3	99.1	75.9	25.5	35.8	33.4	34.0
Foreign exchange loss (gain)	1.0	(14.7)	(18.8)	(3.9)	0.5	(0.2)	1.5	0.7
Special charges and restructuring costs	15.8	13.0	54.6	72.7	14.6	21.8	18.6	16.5
Stock-based compensation	4.3	1.8	12.8	6.1	3.1	4.2	4.8	4.7
Debt retirement and other debt costs	1.3	0.7	9.6	16.2	0.6	2.6	—	0.6
Purchase accounting adjustments (1)	0.7	0.8	9.7	9.1	—	—	—	—
Other	—	—	—	—	0.4	—	—	(1.0)
Adjusted EBITDA from continuing operations	25.6	30.4	168.1	166.9	46.2	85.0	86.9	73.5
Adjusted EBITDA from discontinued operations (2)	—	—	—	—	—	(1.3)	1.1	2.6
Adjusted EBITDA	$25.6	$30.4	$168.1	$166.9	$46.2	$83.7	$88.0	$76.1

(1)	In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue relating to acquisitions is recorded on the opening balance sheet at an amount that is generally lower than the historical carrying value. In addition, as a result of purchase accounting, Mitel only records revenue for the value of work performed subsequent to the date of acquisition. As a result, the fair value of in-progress contracts, representing work completed up to the acquisition date, is not recorded as revenue by Mitel, nor are associated costs recognized as cost of sales. Although this purchase accounting requirement has no impact on the Mitel’s business or cash flow, it impacts the Mitel’s reported GAAP revenue and cost of sales in the reporting periods following the acquisition. In order to provide investors with financial information that facilitates comparison of results, Mitel provides non-GAAP financial measures which exclude the impact of the purchase accounting adjustments. Mitel believes that this non-GAAP financial adjustment is useful to investors because it allows investors to compare reports of financial results of Mitel as the revenue reductions and adjustments to cost of sales related to acquired contracts and deferred revenue will not recur when similar sales contracts and software maintenance and service contracts are recorded in future periods.

(2)	The reconciliation of net income from discontinued operations to Adjusted EBITDA from discontinued operations for the years ended April 30, 2013 through April 30, 2011 consists of an adjustment for income tax expense (recovery) of ($0.5) million, $0.5 million and $0.9 million, respectively. The reconciliation of net loss from discontinued operations to Adjusted EBITDA from discontinued operations for the year ended April 30, 2013 consists of special charges and restructuring costs of $1.6 million, non-cash impairment of goodwill of $1.9 million and income tax recovery of $1.1 million.

Mitel defines Adjusted EBITDA as net income (loss), adjusted for the items as noted in the above tables. Adjusted EBITDA is not a measure calculated in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net income, income from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Mitel prepares Adjusted EBITDA to eliminate the impact of items that Mitel does not consider indicative of its core operating performance. Investors should evaluate these adjustments and the reasons Mitel considers them appropriate, as well as the material limitations of non-GAAP measures and the manner in which Mitel compensates for those limitations.

Mitel uses Adjusted EBITDA:

•	as a measure of operating performance;

•	for planning purposes, including the preparation of its annual operating budget;

•	to allocate resources to enhance the financial performance of its business; and

•	in communications with the Mitel Board concerning Mitel’s financial performance.

Mitel believes that the use of Adjusted EBITDA provides consistency and facilitates period to period comparisons, and may facilitate comparisons with other companies in its industry, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Mitel believes Adjusted EBITDA may also be useful to investors in evaluating its operating performance because securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies. Its investor and analyst presentations also include Adjusted EBITDA. However, Mitel also cautions investors that other companies in its industry may calculate Adjusted EBITDA or similarly titled measures differently than it does, which limits the usefulness of Adjusted EBITDA as a comparative measure.

Moreover, although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA and similar non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for an analysis of Mitel’s results of operations as reported under GAAP.

Some of the limitations of Adjusted EBITDA are that it does not reflect:

•	cash requirements for interest expense;

•	cash requirements for income taxes;

•	foreign exchange gains or losses;

•	cash payments made in connection with litigation settlements;

•	significant cash payments made in connection with special charges and restructuring costs;

•	employee stock-based compensation; and

•	cash requirements for the replacement of assets that have been depreciated or amortized.

Mitel compensates for the inherent limitations associated with using Adjusted EBITDA through disclosure of such limitations, presentation of its financial statements in accordance with GAAP and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income (loss).

Polycom Summary Selected Historical Financial Data

	Three Months Ended March 31,		Year Ended December 31,
			2015	2014	2013	2012	2011
	2016	2015
(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$290,075	$330,700	$1,267,225	$1,345,154	$1,368,389	$1,392,628	$1,402,189
Gross profit	163,829	192,820	738,753	785,009	792,771	823,432	858,264
Operating income (loss)	7,240	29,016	87,774	46,453	(17,193)	6,366	132,826
Net income (loss) from continuing operations	3,335	21,198	69,975	42,059	(18,535)	(36,969)	124,930
Income from discontinued operations, net of taxes	—	—	—	—	—	9,888	9,906
Gain from sale of discontinued operations, net of taxes	—	—	—	—	459	35,425	—

Net income (loss)	$3,335	$21,198	$69,975	$42,059	$(18,076)	$8,344	$134,836

Basic net income (loss) per share:
Net income (loss) per share from continuing operations	$0.02	$0.16	$0.52	$0.31	$(0.11)	$(0.21)	$0.71
Income per share from discontinued operations, net of taxes	—	—	—	—	—	0.06	0.06
Gain per share from sale of discontinued operations, net of taxes	—	—	—	—	—	0.20	—

Basic net income (loss) per share	$0.02	$0.16	$0.52	$0.31	$(0.11)	$0.05	$0.76

Diluted net income (loss) per share:
Net income (loss) per share from continuing operations	$0.02	$0.15	$0.51	$0.30	$(0.11)	$(0.21)	$0.69
Income per share from discontinued operations, net of taxes	—	—	—	—	—	0.06	0.05
Gain per share from sale of discontinued operations, net of taxes	—	—	—	—	—	0.20	—

Diluted net income (loss) per share	$0.02	$0.15	$0.51	$0.30	$(0.11)	$0.05	$0.74

Note that as a result of the net loss from continuing operations for 2013 and 2012, all potentially issuable common shares have been excluded from the diluted shares used in the computation of net income (loss) per share for those periods as their effect was anti-dilutive.

	As at March 31,		As at December 31,
(in thousands)	2016	2015	2015	2014	2013	2012	2011
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$672,031	$627,597	$619,335	$628,915	$527,313	$674,269	$534,667
Working capital	607,068	591,476	571,501	577,416	514,835	714,650	631,746
Total assets	1,799,689	1,800,859	1,782,247	1,829,267	1,746,544	1,912,436	1,843,301
Debt	233,086	238,803	234,516	240,233	245,952	—	—
Other long-term obligations	125,829	137,671	122,273	150,447	143,884	128,974	113,531
Total stockholders’ equity	1,069,645	1,022,453	1,053,209	1,023,733	976,365	1,427,774	1,368,612

Note that Polycom’s Consolidated Statements of Operations Data include the results of businesses acquired from their acquisition dates, with the most recent acquisition in March 2013.

SUMMARY UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following table presents selected unaudited pro forma condensed combined financial information about Mitel’s consolidated balance sheet and statement of operations, after giving effect to the merger and the planned incurrence of $1,050 million of term debt and the repayment of Mitel’s and Polycom’s existing indebtedness prior to the merger, which is referred to together as the debt incurrence. The information under “Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data” in the table below assumes the merger and the debt incurrence had been consummated as of January 1, 2015. It also assumes that Mitel’s acquisition of Mavenir, which was completed on April 29, 2015, had occurred on January 1, 2015. The information under “Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data” in the table below assumes the merger and the debt incurrence had been consummated on March 31, 2016. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Mitel considered the acquirer of Polycom. See the section entitled “The Merger—Accounting Treatment,” beginning on page 103 of this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The information presented below should be read in conjunction with the historical consolidated financial statements of Mitel and Polycom, including the related notes, filed by each of them with the SEC, and with the pro forma condensed combined financial statements of Mitel and Polycom, including the related notes. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 166 of this proxy statement/prospectus. The unaudited pro forma condensed combined financial data are not necessarily indicative of results that actually would have occurred had the merger and the debt incurrence been completed on the dates indicated or of results that may occur in the future.

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data

(in millions, except per share amounts)	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Revenues	$560.0	$2,409.1
Cost of revenues	253.6	1,087.7

Gross margin	306.4	1,321.4

Expenses:
Selling, general and administrative	193.4	819.5
Research and development	79.0	335.1
Special charges and restructuring costs	27.5	83.0
Amortization of acquisition-related intangible assets	46.4	195.5

	346.3	1,433.1

Operating income (loss)	(39.9)	(111.7)
Interest expense	(18.4)	(73.5)
Debt retirement costs	(1.3)	(10.2)
Other income (expense)	0.2	23.1

Income (loss) before income taxes	(59.4)	(172.3)
Income tax recovery (expense)	19.5	51.6

Net income (loss)	$(39.9)	$(120.7)

Net loss per share—Basic and Diluted	$(0.13)	$(0.41)
Weighted-average number of common shares outstanding—Basic and Diluted	298.6	298.0
Ratio of earnings to fixed charges (1)	—	—

(1)	For purposes of the ratio of earnings to fixed charges, earnings consists of earnings (loss) from continuing operations, before taxes and interest expense; and fixed charges consists of interest expense. The deficiency for the three months ended March 31, 2016 was $59.4 million and for the year ended December 31, 2015 was $172.3 million.

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data

(in millions)	As at March 31, 2016
Cash and cash equivalents	$314.1
Total assets	4,107.7
Debt (1)	1,009.9
Shareholders’ equity	1,800.7

(1)	Includes long-term debt and current portion of long-term debt.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

Set forth below are the Mitel and Polycom historical and pro forma amounts per common share for basic and diluted net income and book value. For purposes of the pro forma share amounts, we have calculated the merger consideration using the number of shares of Polycom stock and stock options outstanding at April 30, 2016. For a discussion of the assumptions and adjustments made in preparing the Unaudited Pro Forma Financial Information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes, beginning on page 166 of this proxy statement/prospectus. The unaudited pro forma comparative per common share data is based on the historical financial statements of Mitel and Polycom, which are incorporated by reference into this proxy statement/prospectus, and has been prepared to reflect the merger and the debt incurrence as if they had been completed as of the dates indicated and the assumptions, reclassifications, and adjustments described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

The pro forma amounts per common share for basic and diluted net income for the year ended December 31, 2015 are based on the historical financial statements of Mitel and Polycom for the year then ended. The pro forma amounts per common share for basic and diluted net income for the three months ended March 31, 2016 are based on the historical financial statements of Mitel and Polycom for the three month period then ended.

The pro forma amounts per common share for basic and diluted net income for the year ended December 31, 2015 and the three months ended March 31, 2016 have been prepared as if the merger and the debt incurrence had occurred on January 1, 2015, and were carried forward through the periods presented, and taking into account the assumptions, reclassifications and adjustments described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

The combined pro forma per share book value as of December 31, 2015 reflects the merger and the debt incurrence as if they had been consummated on December 31, 2015. The combined pro forma per share book value as of March 31, 2016 reflects the merger and the debt incurrence as if they had been consummated on March 31, 2016.

The pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the above referenced transactions had been completed as of the beginning of the periods presented or on the dates presented nor is it necessarily indicative of the future operating results or financial position of the combined company. The financial results may have been different had the companies always been combined. The business of Mitel and Polycom may have performed differently had the merger and the debt incurrence occurred prior to the period presented. In addition, since the Unaudited Pro Forma Financial Information has been prepared based on preliminary estimates of acquisition consideration and fair values of assets acquired and liabilities assumed, the actual amounts recorded may differ materially from the information presented. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or of the future results of the combined company. This pro forma information is subject to risks and uncertainties, including those discussed in the section entitled “Risk Factors,” beginning on page 38 of this proxy statement/prospectus.

The historical book value per share is computed by dividing total shareholders’ equity by the number of common shares outstanding at the end of the period. The pro forma net income per common share of the combined company is computed by dividing the pro forma total net income of the combined company by the pro forma weighted-average number of common shares of the combined company outstanding over the period. The pro forma combined book value per share is computed by dividing total pro forma shareholders’ equity of the combined company by the pro forma number of common shares of the combined company outstanding at the end of the period. Polycom equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by 1.31, the number of Mitel common shares that will be exchanged for each share of Polycom stock in the merger. The Polycom pro forma equivalent per share amounts do not include the benefits of the cash portion of the offer consideration.

	Historical
	Mitel	Polycom	Unaudited Mitel Pro forma Combined	Unaudited Polycom Pro forma Equivalents
Three Months Ended March 31, 2016:
Net income (loss) per common share:
Basic	$(0.19)	$0.02	$(0.13)	$(0.17)
Diluted	(0.19)	0.02	(0.13)	(0.17)
Book value per share as of March 31, 2016	4.84	7.89	6.03	7.90
Year Ended December 31, 2015:
Net income (loss) per common share:
Basic	$(0.18)	$0.52	$(0.41)	$(0.54)
Diluted	(0.18)	0.51	(0.41)	(0.54)
Book value per share as of December 31, 2015 (1)	5.09	7.94	N/A	N/A

(1)	Pro forma book value per share as of December 31, 2015 is not meaningful, as the estimated pro forma adjustments were calculated as of March 31, 2016.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per Mitel common share and share of Polycom stock, both of which trade on the NASDAQ under the symbols “MITL” and “PLCM,” respectively.

	Mitel Common Shares		Polycom Stock
	High	Low	High	Low
2013:
First Calendar Quarter	$4.09	$3.12	$11.94	$9.00
Second Calendar Quarter	4.02	3.25	11.85	9.80
Third Calendar Quarter	6.25	3.66	11.72	9.36
Fourth Calendar Quarter	10.26	5.36	11.30	10.29

2014:
First Calendar Quarter	$10.86	$8.35	$13.84	$11.08
Second Calendar Quarter	11.94	8.46	14.06	11.90
Third Calendar Quarter	11.29	9.13	13.83	12.15
Fourth Calendar Quarter	10.90	7.75	13.95	10.33

2015:
First Calendar Quarter	$10.87	$8.52	$14.22	$12.32
Second Calendar Quarter	10.69	8.55	13.78	11.09
Third Calendar Quarter	9.61	6.43	11.73	9.99
Fourth Calendar Quarter	8.90	6.36	14.09	10.23

2016:
First Calendar Quarter	$8.34	$5.91	$12.43	$8.79
Second Calendar Quarter (through June 7, 2016)	8.35	6.07	12.50	10.71

On April 14, 2016, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per Mitel common share was $7.88 and the closing sale price per share of Polycom stock was $12.27, in each case on the NASDAQ. On June 7, 2016, the latest practicable date before the date of this proxy statement/prospectus, the closing sale price per Mitel common share was $6.78 and the closing sale price per share of Polycom stock was $11.96, in each case on the NASDAQ. The table below sets forth the equivalent market value per share of Polycom stock on April 14, 2016 and June 7, 2016, as determined by multiplying the closing prices of Mitel common shares on those dates by the exchange ratio of 1.31 and adding the cash portion of the merger consideration of $3.12 per share, without interest. Although the exchange ratio is fixed, the market prices of Mitel common shares and Polycom stock will fluctuate before the special meeting and before the merger is completed. The market value of the merger consideration ultimately received by Polycom stockholders will depend on the closing price of Mitel common shares on the day such stockholders receive their Mitel common shares pursuant to the merger agreement.

	Mitel Common Shares	Polycom Stock	Implied Per Share Value of Merger Consideration
April 14, 2016	$7.88	$12.27	$13.44
June 7, 2016	6.78	11.96	12.00

The market prices of Mitel common shares and Polycom stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the special meeting and the date the merger is completed and thereafter. No assurance can be given concerning the market prices of Mitel common shares or Polycom stock before completion of the merger or Mitel common shares after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of Mitel common shares (and therefore the value of the merger consideration) when received by Polycom stockholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, Polycom stockholders are advised to obtain current market quotations for Mitel common shares and Polycom stock in deciding whether to vote for adoption of the merger agreement.

Dividends

Mitel has never declared or paid, nor does Mitel anticipate paying for the foreseeable future, cash dividends on its common shares. Any determination to pay dividends to holders of Mitel common shares in the future will be at the discretion of the Mitel Board and will depend on many factors, including Mitel’s financial condition, earnings, legal requirements and other factors as the Mitel Board deems relevant. In addition, Mitel’s existing credit agreement limits, and the agreements governing the credit facility are expected to limit, Mitel’s ability to pay dividends and Mitel may in the future become subject to other debt instruments or other agreements that further limit Mitel’s ability to pay dividends.

Polycom has never declared or paid any cash dividend on its capital stock and does not anticipate, at this time, paying any cash dividends on its capital stock in the near future. Polycom currently intends to retain any future earnings for use in its business, future acquisitions or future purchases of its common stock, subject in each case to applicable limitations set forth in the merger agreement.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including, among others, the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” beginning on page 9 of this proxy statement/prospectus, you should carefully consider the following risk factors before deciding whether to vote for the proposal to adopt the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Mitel and Polycom because these risks will relate to the combined company following the completion of the merger. Descriptions of some of these risks can be found in the respective Annual Reports of Mitel and Polycom on Form 10-K for the fiscal year ended December 31, 2015, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See the section entitled “Where You Can Find More Information,” beginning on page 203 of this proxy statement/prospectus.

Risks Related to the Merger

The merger is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the merger could have material adverse effects on Mitel and Polycom.

The completion of the merger is subject to a number of conditions, including, among others, the approval by Mitel shareholders of the issuance of its common shares forming part of the merger consideration, the approval by Polycom stockholders of the Merger proposal and the receipt of certain other regulatory approvals, which make the completion and timing of the completion of the merger uncertain. See the section entitled “The Merger Agreement—Conditions to the Merger,” beginning on page 147 of this proxy statement/prospectus, for a more detailed discussion. The merger agreement contains certain termination rights for Mitel and Polycom, including the right of each party to terminate if, subject to extension in certain limited circumstances, the merger has not been consummated on or prior to October 13, 2016.

If the merger is not completed, Mitel’s and Polycom’s respective ongoing businesses may be materially adversely affected and, without realizing any of the benefits of having completed the merger, Mitel and Polycom will be subject to a number of risks, including the following:

•	the market price of Mitel common shares and/or Polycom stock could decline;

•	Mitel or Polycom could owe substantial termination fees to the other party under certain circumstances;

•	if the merger agreement is terminated and the Mitel Board or the Polycom Board seeks another business combination, Mitel shareholders and Polycom stockholders cannot be certain that Mitel or Polycom will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement;

•	time and resources committed by Mitel’s and Polycom’s respective management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities for their respective companies;

•	Mitel or Polycom may experience negative reactions from the financial markets or from their respective customers, channel partners or employees; and

•	Mitel and Polycom will be required to pay their respective costs relating to the merger, such as legal, accounting, financial advisory and printing fees, whether or not the merger is completed.

In addition, if the merger is not completed, Mitel or Polycom could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Mitel or Polycom to perform their respective obligations under the merger agreement. The materialization of any of these risks could adversely impact Mitel’s and Polycom’s respective ongoing businesses.

Similarly, delays in the completion of the merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the merger.

The merger agreement contains provisions that limit each party’s ability to pursue alternatives to the merger, could discourage a potential competing acquirer of either Mitel or Polycom from making a favorable alternative transaction proposal and, in specified circumstances, could require either party to pay substantial termination fees to the other party.

The merger agreement contains certain provisions that restrict each of Mitel’s and Polycom’s ability to initiate, solicit, knowingly encourage or, subject to certain exceptions, engage in discussions or negotiations with respect to, or approve or recommend, any third-party proposal for an alternative transaction. Further, even if the Mitel Board withdraws or qualifies its recommendation with respect to the issuance of the Mitel common shares forming part of the merger consideration or if the Polycom Board withdraws or qualifies its recommendation with respect to the adoption of the merger agreement, unless the merger agreement has been terminated in accordance with its terms, Mitel or Polycom, as the case may be, will still be required to submit each of their merger-related proposals to a vote at their respective shareholder meetings. In addition, the other party generally has an opportunity to offer to modify the terms of the merger in response to any third-party alternative transaction proposal before the board of directors of the company that has received a third-party alternative transaction proposal may withdraw or qualify its recommendation with respect to the merger-related proposal.

In some circumstances, upon termination of the merger agreement, Mitel could be required to pay to Polycom a termination fee of $50 million or Polycom could be required to pay to Mitel a termination fee of $60 million. See the sections entitled “Summary—No Solicitation,” beginning on page 22, “The Merger Agreement—Termination,” beginning on page 149, “The Merger Agreement—Effect of Termination,” beginning on page 151 and “The Merger Agreement—Termination Fees,” beginning on page 151 of this proxy statement/prospectus.

These provisions could discourage a potential third-party acquirer or merger partner that might have an interest in acquiring all or a significant portion of Mitel or Polycom or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the per share cash or market value proposed to be received or realized in the merger. In particular, a termination fee, if applicable, could result in a potential third-party acquirer or merger partner proposing to pay a lower price to the Mitel shareholders or Polycom stockholders than it might otherwise have proposed to pay absent such a fee.

If the merger agreement is terminated and either Mitel or Polycom determines to seek another business combination, Mitel or Polycom, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The merger is subject to the expiration or termination of applicable waiting periods and the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on Polycom, Mitel or the combined company or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, any waiting period (or extension thereof) applicable to the merger must have expired or been terminated, and any approvals, consents or clearances required in connection with the merger must have been obtained, in each case, under applicable law. In deciding whether to grant the required regulatory approval, consent or clearance, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals, consents and clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. There can be no assurance that regulators will choose not to impose such conditions, terms, obligations or restrictions, and, if imposed, such conditions, terms, obligations or restrictions may delay or lead to the abandonment of the merger. For a more detailed description of the regulatory review process, see the section entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 104 of this proxy statement/prospectus. Under the merger agreement, Mitel and Polycom have agreed to use their reasonable best efforts to obtain such approvals, consents and clearances and therefore may be required to comply with conditions or limitations imposed by governmental authorities, except that Mitel will not be required to agree to any condition or limitation that would, or would reasonably be expected to, have a material adverse effect on Mitel.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Mitel’s or Polycom’s share price. As a result, the merger consideration payable to Polycom’s stockholders may be subject to change if Mitel’s share price fluctuates.

Upon completion of the merger, each share of Polycom stock will be converted into the right to receive $3.12 in cash and 1.31 validly issued, fully paid and non-assessable Mitel common shares. This exchange ratio will not be adjusted for changes in the market price of either Mitel common shares or Polycom stock between the date the merger agreement was signed and completion of the merger. Due to the fixed exchange ratio, fluctuations in the price of Mitel common shares will drive corresponding changes in the value of the merger consideration payable to each Polycom stockholder. As a result, changes in the price of Mitel common shares prior to the completion of the merger will affect the value of Mitel common shares that Polycom stockholders will receive on the closing date.

The price of Mitel common shares has fluctuated during the period between the date the merger agreement was executed and the date of this proxy statement/prospectus, and may continue to change through the date of the special meeting and the date the merger is completed. For example, based on the range of closing prices of Mitel common shares on the NASDAQ during the period from April 14, 2016, the last full trading day before the public announcement of the merger, through June 7, 2016, the latest practicable trading date before the date of this proxy statement/prospectus, the exchange ratio represented a value of the share portion of the merger consideration ranging from a high of $10.66 to a low of $7.95 for each share of Polycom stock. The actual market value of the Mitel common shares received by holders of Polycom stock upon completion of the merger may be outside this range.

These variations could result from changes in the business, operations or prospects of Mitel or Polycom prior to or following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Mitel or Polycom. At the time of the special meeting, Polycom stockholders will not know with certainty the value of the Mitel common shares that they will receive upon completion of the merger.

A lawsuit has been filed and other lawsuits may be filed challenging the proposed merger. An adverse ruling in any such lawsuit may delay or prevent the merger from being consummated, and may result in costs to Mitel and Polycom.

Following the announcement of the execution of the merger agreement, a purported stockholder class action, styled Solak v. Leav, et al., No. 5:16-cv-03128-HRL, was filed on June 8, 2016 in the United States District Court for the Northern District of California, which is referred to as the Solak complaint. The Solak complaint names as defendants current and former members of the Polycom Board, Mitel, and Merger Sub, which are collectively referred to as the defendants. The Solak complaint alleges that the defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by failing to disclose all material information in connection with this proxy statement/prospectus. The Solak complaint also alleges that the current and former members of the Polycom Board violated Section 20(a) of the Exchange Act by acting as control persons of Polycom in connection with the purported omissions from this proxy statement/prospectus described above. Finally, the Solak complaint alleges that the current and former members of the Polycom Board breached their fiduciary duties to Polycom’s stockholders in connection with the merger and that Mitel and Merger Sub aided and abetted the purported breaches of fiduciary duty. In support of these claims, the Solak complaint alleges, among other things, that the Polycom Board failed to disclose all material information regarding the merger, that the merger consideration undervalues Polycom, that the sales process that resulted in entry into the merger agreement was flawed, and that the merger agreement contains unreasonable deal protection devices that purportedly preclude competing offers and unduly favor Mitel. The action seeks injunctive relief, including enjoining or rescinding the merger, and an award of other unspecified attorneys’ and other fees and costs, in addition to other relief. The outcome of these matters cannot be predicted with any certainty. Each of Mitel and Polycom believes that the Solak complaint is without merit and intends to contest the lawsuit vigorously.

One of the conditions to the consummation of the merger is that no court or governmental entity has issued an order (whether temporary, preliminary or permanent) which prohibits, restrains or makes illegal the consummation of the merger or the issuance of the Mitel common shares pursuant to the merger agreement. A preliminary injunction could delay or jeopardize the consummation of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the merger.

Polycom has obligations under certain circumstances to hold harmless and indemnify each of the defendant directors against judgments, fines, settlements and expenses related to claims against such directors and otherwise to the fullest extent permitted under Delaware law and Polycom’s amended and restated certificate of incorporation and amended and restated bylaws. Such obligations may apply to the Solak complaint. An unfavorable outcome in any of the lawsuits could result in substantial costs to Polycom or Mitel or both.

If Mitel is unable to obtain sufficient financing, the merger may not be completed.

The completion of the merger is not subject to a financing condition and Mitel expects to fund the cash portion of the consideration in the merger, and the refinancing of its existing credit facilities and those of Polycom, using a combination of cash on hand from the combined businesses and proceeds from new financing and has received debt commitments from Bank of America, N.A. in an aggregate principal amount of $1.085 billion. The aggregate proceeds of the borrowings under the debt commitments, together with cash on hand and other funds available to the combined company, will be sufficient to complete the merger. However, Mitel’s receipt of the proceeds contemplated by the debt commitments is subject to the satisfaction of certain conditions (as described in the section entitled “Source and Amount of Funds,” beginning on page 127 of this proxy statement/prospectus).

Members of the management of Polycom and the Polycom Board have interests in the merger that are different from, or in addition to, those of other Polycom stockholders.

In considering whether to approve and adopt the merger agreement, Polycom stockholders should recognize that members of management and the Polycom Board have interests in the merger that differ from, or are in addition to, their interests as stockholders of Polycom.

The executive officers and directors of Polycom have arrangements with Polycom that provide for severance, accelerated vesting of certain rights and other benefits upon completion of the merger and/or if their employment or service is terminated under certain circumstances following the completion of the merger. Executive officers and directors of Polycom also have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the merger. It is expected that two members of the Polycom Board will be appointed to the Mitel Board as of immediately following the closing. The Polycom Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Polycom stockholders vote “FOR” the Merger proposal and the Adjournment proposal.

These interests are further described in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 96 of this proxy statement/prospectus.

Each party is subject to business uncertainties and contractual restrictions while the proposed merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers, channel partners, suppliers, and other persons with whom Mitel or Polycom has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Mitel or Polycom, as the case may be, as a result of the merger, which could negatively affect Mitel’s or Polycom’s respective revenues, earnings and cash flows, as well as the market price of Mitel common shares or Polycom stock, regardless of whether the merger is completed.

Under the terms of the merger agreement, each of Mitel or Polycom is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could adversely affect each party’s businesses and operations prior to the completion of the merger.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

Mitel and Polycom are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the completion of the merger will depend in part upon the ability of Mitel and Polycom to retain key management personnel and other key employees. Prior to completion of the merger, current and prospective employees of Mitel and Polycom may experience uncertainty about their roles within the combined company following the completion of the merger, which may have an adverse effect on the ability of each of Mitel and Polycom to attract or retain key management and other key personnel. In addition, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Mitel and Polycom to the same extent that Mitel and Polycom have previously been able to attract or retain their own employees.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the merger.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. Further, the combined company’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared with the expectation, as of the date of this proxy statement/prospectus, that Mitel will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of the party that is determined to be the acquiree under GAAP as of the date of the completion of the merger. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed combined financial information reflected in this document. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 166 of this proxy statement/prospectus, for more information.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Polycom or Mitel is a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the merger may trigger change in control and other provisions in certain agreements to which Polycom or Mitel is a party. If Mitel and Polycom are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Mitel and Polycom are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Polycom, Mitel or the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

The Mitel common shares to be received by Polycom stockholders upon completion of the merger will have different rights from shares of Polycom stock.

Upon completion of the merger, Polycom stockholders will no longer be stockholders of Polycom but will instead become shareholders of Mitel and their rights as Mitel shareholders will be governed by the terms of Mitel’s restated articles of incorporation and by-law. The terms of Mitel’s restated articles of incorporation and by-law are in some respects materially different than the terms of Polycom’s certificate of incorporation and bylaws, which currently govern the rights of Polycom stockholders. See the section entitled “Comparison of Rights of Holders of Mitel Common Shares and Polycom Stock,” beginning on page 179 of this proxy statement/prospectus, for a discussion of the different rights associated with shares of Polycom stock and Mitel common shares.

Risks Relating to the Combined Company after Completion of the Merger

The combined company may be unable to successfully integrate the businesses of Mitel and Polycom and realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the combined company’s ability to successfully combine the businesses of Mitel and Polycom, which currently operate as independent public companies, and realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the combination. If the combined company is unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected and the value of Mitel’s common shares may be harmed. Additionally, rating agencies may take negative actions against the combined company.

The merger involves the integration of Polycom’s business with Mitel’s existing business, which is a complex, costly and time-consuming process. The integration of the two companies may result in material challenges, including, without limitation:

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the merger;

•	managing a larger combined company;

•	maintaining employee morale and retaining key management and other employees;

•	maintaining relationships with key customers and suppliers;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	retaining existing business and operational relationships and attracting new business and operational relationships;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	coordinating geographically separate organizations;

•	unanticipated issues in integrating information technology, communications and other systems;

•	unanticipated changes in federal, state or foreign laws or regulations, and any regulations enacted thereunder; and

•	unforeseen expenses or delays associated with the merger.

Many of these factors will be outside of the combined company’s control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially affect the combined company’s financial position, results of operations and cash flows.

Mitel and Polycom are currently permitted to conduct only limited planning for the integration of the two companies following the merger and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized.

Polycom stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the policies of the combined company than they now have on the policies of Polycom.

Polycom stockholders presently have the right to vote in the election of the Polycom Board and on other matters affecting Polycom. Immediately after the merger is completed, it is expected that current Mitel shareholders will own approximately 40% of the combined company’s common shares outstanding and current Polycom stockholders will own approximately 60% of the combined company’s common shares outstanding. As a result, current Polycom stockholders will have less influence on the policies of the combined company than they now have on the policies of Polycom.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the completion of the merger.

Following the completion of the merger, the size of the combined company’s business will be significantly larger than the current size of either Mitel’s or Polycom’s respective businesses. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of two discrete companies, but also the increased scale and scope of the combined businesses with the associated increased costs and complexity. There can be no assurance that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the completion of the merger and the integration of Mitel and Polycom.

The combined company is expected to incur substantial expenses in connection with the completion of the merger and the integration of Mitel and Polycom. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing and benefits. The substantial majority of these costs will be non-recurring expenses related to the merger (including financing of the merger), facilities and systems consolidation costs. The combined company may incur additional costs to maintain employee morale and to retain key employees. Mitel and Polycom will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs. Additionally, as a result of the merger, rating agencies may take negative actions with regard to the combined company’s credit ratings, which may increase the combined company’s costs in connection with the financing of the merger. These incremental transaction and merger-related costs may exceed the savings the combined company expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term and in the event there are material unanticipated costs.

The combined company will have significant indebtedness.

Upon completion of the merger, the combined company expects to incur approximately $1.1 billion in indebtedness. The combined company will have consolidated indebtedness of approximately $1.1 billion, which is greater than the current indebtedness of Mitel and Polycom, combined, prior to the merger. In addition, if the merger is consummated, market conditions could cause the overall cost of the indebtedness to be higher than Mitel currently anticipates. This indebtedness, together with certain covenants that may be imposed on the combined company in connection with incurring this indebtedness, will, among other things, reduce the combined company’s flexibility to respond to changing business and economic conditions and will increase the interest expense of the combined company as compared to the interest expense of Mitel prior to the merger. In addition, the amount of cash required to service such indebtedness and thus the demands on the combined company’s cash resources will be greater than the amount of cash flows required to service Mitel’s indebtedness prior to the consummation of the merger. Such increased levels of indebtedness could also reduce funds available for the combined company’s investments in product development as well as capital expenditures, share repurchases and other activities and may create competitive disadvantages relative to other companies with lower debt levels.

In addition, the combined company’s credit ratings will impact the cost and availability of future borrowings and, accordingly, the combined company’s cost of capital. The combined company’s ratings will reflect each rating organization’s opinion of the combined company’s financial strength, operating performance and ability to meet its debt obligations. There can be no assurance that ratings will be maintained in the future. Downgrades in the combined company’s ratings could adversely affect the combined company’s business, cash flows, financial condition, operating results and share and debt prices.

For more information on the financial impact of the combined company’s indebtedness, see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 166, and “Source and Amount of Funds,” beginning on page 127 of this proxy statement/prospectus.

The financing arrangements that the combined company will enter into in connection with the merger will contain restrictions and limitations that could significantly impact the combined company’s ability to operate its business.

Mitel is incurring significant new indebtedness in connection with the merger. Mitel and Polycom expect that the agreements governing the indebtedness that the combined company will incur in connection with the merger will contain covenants that will place limitations on the dollar amounts paid or other actions relating to:

•	payments in respect of, or redemptions or acquisitions of, debt or equity issued by the combined company or its subsidiaries, including the payment of dividends on Mitel common shares;

•	incurring additional indebtedness;

•	incurring guarantee obligations;

•	engaging in sales or other dispositions of assets;

•	creating liens on assets;

•	entering into sale and leaseback transactions;

•	making investments, loans or advances;

•	entering into hedging transactions;

•	engaging in mergers, consolidations or sales of all or substantially all of their respective assets; and

•	engaging in certain transactions with affiliates.

In addition, the combined company will be required to maintain a maximum consolidated total net leverage ratio as set forth in the agreements governing such indebtedness. The combined company’s ability to comply with this covenant in future periods will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond the combined company’s control. The ability to comply with this covenant in future periods will also depend on the combined company’s ability to successfully implement its overall business strategy and realize contemplated merger synergies.

Various risks, uncertainties and events beyond the combined company’s control could affect its ability to comply with the covenants contained in its debt agreements. Failure to comply with any of the covenants in its existing or future financing agreements could result in an event of default under those agreements and under other agreements containing cross-default provisions. An event of default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, the combined company might not have sufficient funds or other resources to satisfy all of its obligations. In addition, the limitations imposed by financing agreements on the combined company’s ability to incur additional debt and to take other actions might significantly impair its ability to obtain other financing.

Mitel has obtained a commitment letter from Bank of America, N.A. However, the definitive loan documents have not been finalized. See the section entitled “Source and Amount of Funds,” beginning on page 127 of this proxy statement/prospectus.

Mitel could be treated as a U.S. corporation for U.S. federal income tax purposes following the merger, which would subject Mitel and its U.S. affiliates to certain adverse U.S. federal income tax rules.

Mitel is, and after the merger generally would be, classified as a non-U.S. corporation (and, therefore, a non-U.S. tax resident) for U.S. federal income tax purposes because it is incorporated under the laws of Canada. Mitel, however, could be treated as a U.S. corporation under Section 7874 of the Code, which is referred to as Section 7874, if, after the merger, the former stockholders of Polycom own 80% or more (by vote or value) of the Mitel common shares by reason of their ownership of Polycom stock. In such case, Mitel would be subject to substantial additional U.S. tax liability. Regardless of any application of Section 7874, Mitel is expected to be treated as a Canadian tax resident for Canadian tax purposes. Consequently, if Mitel were to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874, it could be liable for both U.S. and Canadian taxes.

For purposes of Section 7874, Polycom stockholders should be treated as owning less than 80% of the Mitel common shares after the merger by reason of holding shares of Polycom stock, and therefore it is expected that Mitel will not be treated as a U.S. corporation for U.S. federal income tax purposes. The rules under Section 7874, however, are relatively new and complex, and there is limited guidance regarding their application. In particular, the percentage of the Mitel common shares that are treated as owned by former stockholders of Polycom by reason of their ownership of Polycom stock, which is referred to as the Section 7874 ownership percentage, is subject to various adjustments, and the guidance regarding Section 7874, including with respect to the application of the ownership tests described above, is limited and subject to change, possibly with retroactive effect. As a result, the determination of the Section 7874 ownership percentage is complex and is subject to factual and legal uncertainties. Accordingly, there can be no assurance that the Section 7874 ownership percentage will be less than 80% as determined under such rules. In addition, because the cash portion of the consideration payable to Polycom stockholders in connection with the merger is fixed, based on the operation of these rules, a substantial decline in the trading price of Mitel common shares could cause the Section 7874 ownership percentage to equal or exceed 80%, in which case Mitel would be treated as a U.S. corporation for U.S. federal income tax purposes.

In addition to the foregoing risks under current law, changes to Section 7874, or the U.S. Treasury regulations promulgated thereunder, could affect Mitel’s status as a non-U.S. corporation for U.S. federal income tax purposes, and any such changes could have prospective or retroactive application, and may apply even if enacted after the merger is consummated.

Recent legislative proposals would expand the scope of U.S. corporate tax residence, including in such a way as would cause Mitel to be treated as a U.S. corporation if the management and control of Mitel and its affiliates were determined to be located primarily in the United States. Other recent proposals would expand the scope of Section 7874, or otherwise address certain perceived issues arising in connection with so-called inversion transactions. For example, a provision in proposals introduced in the U.S. Congress, which, if enacted in their present form, would be effective retroactively to any transactions completed after May 8, 2014, would, among other things, treat a foreign acquiring corporation as a U.S. corporation for U.S. federal income tax purposes under Section 7874 if the former shareholders of a U.S. corporation acquired by such foreign acquiring corporation own more than 50% of the shares of the foreign acquiring corporation after the acquisition. Under such proposals Mitel would be treated as a U.S. corporation for U.S. federal income tax purposes. Other recent proposals, if enacted, could cause Mitel and its affiliates to be subject to certain intercompany financing limitations, including with respect to their ability to use certain interest expense deductions, and could cause Mitel and its affiliates to recognize additional taxable income. Any such proposals could have a significant adverse effect on the combined company.

The merger agreement provides that neither (1) a change or proposed change in Section 7874 nor (2) a decline in the trading price of a Mitel common share that would result in Mitel being treated as a domestic corporation for U.S. federal income tax purposes as of the effective time of the merger will give Mitel or Polycom any right to avoid or delay closing of the merger or terminate the merger agreement. In any such case, however, the parties have agreed to consider in good faith changes to the structure of the transaction that would avoid or materially reduce the adverse consequences of such event.

For more information on the U.S. federal income tax consequences of the merger, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page 112 of this proxy statement/prospectus.

Change in tax law may adversely affect the combined company.

The U.S. Congress, the Organization for Economic Co-operation and Development, and other government agencies in jurisdictions where Mitel and its affiliates do business have been focused on issues related to the taxation of multinational corporations. Specific attention has been paid to “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States and other countries in which Mitel and its affiliates do business could change on a prospective or retroactive basis, and any such change could adversely affect Mitel, including by reducing the economic benefits expected to be generated by the common ownership of the two businesses.

The consummation of the merger may cause customers or suppliers to terminate their relationships with the combined company.

Certain customers or suppliers of Mitel may be uncertain about the combined company or may have prior experience with Polycom that causes such customers or suppliers to be dissatisfied with Polycom. Likewise, certain customers or suppliers of Polycom may be uncertain about the combined company or may have prior experience with Mitel that causes such customers or suppliers to be dissatisfied with Mitel. This uncertainty or dissatisfaction may cause such customers or suppliers to terminate their existing relationships with or seek to change their existing agreements with the combined company. These decisions could have an adverse effect on the business of the combined company.

The market price of the combined company’s common shares may be affected by factors different from those affecting the price of Polycom stock.

Upon completion of the merger, holders of Polycom stock will be holders of Mitel common shares. As the businesses of Mitel and Polycom are different, the results of operations as well as the price of the combined company’s common shares may in the future be affected by factors different from those factors affecting Polycom. The combined company will face additional risks and uncertainties that Mitel or Polycom may currently not be exposed to as independent companies.

Resales of Mitel common shares following the merger may cause the market price of Mitel common shares to fall.

Mitel expects that it will issue up to approximately 177,670,782 Mitel common shares in connection with the merger. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time upon exercise of options could have the effect of depressing the market price for Mitel common shares. The increase in the number of Mitel common shares may lead to sales of such Mitel common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Mitel common shares.

The market price of Mitel common shares may decline as a result of the merger.

The market price of Mitel common shares may decline as a result of the merger if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of Mitel’s and Polycom’s businesses are not realized, or if the transaction costs related to the merger are greater than expected, or if the financing related to the merger is on unfavorable terms. The market price also may decline if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

Mitel shareholders may be unable to bring actions or enforce judgments against Mitel or certain of its directors and officers under U.S. federal securities laws.

Mitel is incorporated under the laws of Canada, and its principal executive offices are located in Canada. Many of Mitel’s officers and several of Mitel’s directors reside principally in Canada and a substantial portion of its assets and all or a substantial portion of the assets of these persons are located outside the United States. Consequently, it may not be possible for you to effect service of process within the United States upon Mitel or those persons. Furthermore, it may not be possible for you to enforce judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States against Mitel or those persons. There is doubt as to the enforceability in original actions in Canadian courts of liabilities based upon the U.S. federal securities laws, and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws.

Mitel qualifies as a “foreign private issuer” in the U.S. and is therefore exempt from a number of rules under the Exchange Act and permitted to file less information with the SEC than a company incorporated in the U.S., and Mitel’s officers, directors and principal shareholders are exempt from certain provisions of the Exchange Act.

As a “foreign private issuer,” Mitel is exempt from rules under the Exchange Act that impose disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act and is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare its disclosure documents filed under the Exchange Act in accordance with Canadian disclosure requirements. Mitel currently files annual and quarterly reports on Form 10-K and Form 10-Q, respectively, and current reports on Form 8-K, in accordance with U.S. disclosure requirements for corporations that are not foreign private issuers. However, Mitel could elect to file annual and periodic reports on forms available for foreign private issuers.

In addition, Mitel’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act.

Other Risk Factors of Mitel and Polycom

Mitel’s and Polycom’s businesses are and will be subject to the risks described above. In addition, Mitel and Polycom are and will continue to be subject to the risks described in Mitel’s and Polycom’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2015, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information,” beginning on page 203 of this proxy statement/prospectus, for the location of information incorporated by reference into this proxy statement/prospectus.

THE MERGER

The following is a discussion of the material terms of the merger agreement between Mitel and Polycom. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein.

Background of the Merger

The Polycom Board routinely evaluates Polycom’s business alternatives and strategic opportunities as part of its ongoing evaluation of developments in the marketplace and participates in discussions with third parties regarding possible commercial arrangements, partnerships and transactions, as well as regularly considering opportunities to enhance stockholder value. As part of this evaluation, the Polycom Board has from time to time considered a variety of strategic alternatives for Polycom, including (1) the continuation of Polycom’s business plan as an independent enterprise, (2) modifications to Polycom’s strategy and product suite, (3) potential expansion opportunities into new business lines through acquisitions and combinations of Polycom with other businesses, (4) potential divestitures of one or more product lines, and (5) a possible sale of Polycom.

Mitel has publicly stated that it intends to be a consolidator in the rapidly consolidating business communications market and has a proactive merger and acquisition program and continually evaluates potential acquisition candidates. In the past three years, Mitel has completed five acquisitions with a value of more than $1 billion, including the acquisition of Aastra in 2014 and Mavenir Systems in 2015. Following Mitel’s acquisition of Mavenir Systems in April 2015, Mitel management began to consider other potential strategic acquisitions that would enhance Mitel shareholder value. In July 2015, Mitel management, in consultation with Mitel’s financial and legal advisors, began to focus on the benefits and structure of a potential business combination of Mitel and Polycom, a company that Mitel has long admired.

On July 10, 2015, a director of Mitel introduced Rich McBee, the President and Chief Executive Officer of Mitel, by email to Peter Leav, the President and Chief Executive Officer of Polycom.

On July 17, 2015, Mr. McBee contacted Mr. Leav by telephone to let him know that Mitel was interested in exploring a business combination with Polycom. Mr. Leav indicated that he would advise the Polycom Board of Mitel’s interest in a transaction at its next scheduled meeting in two weeks.

On July 19, 2015, Mr. McBee emailed Mr. Leav to provide a copy of a corporate overview presentation of Mitel.

On July 29, 2015, a representative of Mitel’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is referred to as BofA Merrill Lynch, contacted Mr. Leav to reiterate Mitel’s interest in exploring a business combination with Polycom.

On August 1, 2015, Mr. McBee and Mr. Leav spoke by telephone. Mr. McBee indicated that Mitel was considering a cash and stock proposal, and recommended that Mitel and Polycom enter into a confidentiality agreement and that they meet to discuss a potential transaction.

On August 5, 2015, Mitel sent Polycom a draft confidentiality agreement, which included mutual confidentiality and standstill provisions.

On August 6, 2015, the Polycom Board met at Polycom’s headquarters with representatives of Wilson Sonsini Goodrich & Rosati, professional corporation, Polycom’s outside legal counsel, which is referred to as WSGR, in attendance. At that meeting, management made a presentation on Polycom’s positioning in the current market environment and certain strategic alternatives and certain then active and contemplated corporate development projects, and discussions to date with Mitel. In response to a prior request by the Polycom Board, representatives of financial advisor Morgan Stanley & Co. LLC, which is referred to as Morgan Stanley, attended the meeting in an informal capacity and discussed with the Polycom Board Polycom’s current situation, noting challenges in Polycom’s business. Morgan Stanley also discussed with the Polycom Board a range of strategic alternatives, including a potential merger with Mitel as had been proposed by Mr. McBee to Mr. Leav, and key considerations, including potential strategic transactions, financial analyses and models and transaction structures. The Polycom Board discussed the foregoing matters but did not make any determinations at that time regarding Polycom’s strategic plans or willingness to engage in discussions with Mitel or its representatives regarding a potential business combination. The Polycom Board, however, authorized management to negotiate and cause Polycom to enter into a confidentiality agreement with Mitel in anticipation of possible discussion with Mitel regarding a potential business combination transaction.

On August 12, 2015, Mr. McBee contacted Mr. Leav. Mr. Leav informed Mr. McBee that, in the absence of a specific proposal with details regarding a potential transaction, including with respect to the structure and the premium payable, the Polycom Board could not evaluate the benefits of a combination of Polycom and Mitel, but invited Mitel to make a written proposal. Mr. McBee recommended to Mr. Leav that they meet to discuss the details of a potential transaction in order to facilitate Mitel making a written proposal.

On August 18, 2015, Polycom provided comments to the draft confidentiality agreement. Over the course of the next week the parties finalized the terms of the confidentiality agreement, which they executed on August 25, 2015.

On September 1, 2015, Mr. McBee contacted Mr. Leav and again recommended that they meet to facilitate Mitel making a meaningful written proposal. Mr. Leav responded that Polycom would only determine whether it was interested in discussing a potential transaction with Mitel after Mitel submitted a written proposal.

On September 14, 2015, Jesse Cohn, Senior Portfolio Manager of Elliott Management Corp., which is referred to as Elliott, sent the Polycom Board a letter disclosing that Elliott had acquired beneficial ownership or economic interests in 4.9% of the outstanding Polycom stock. In the letter, Mr. Cohn stated that Polycom’s outlook was becoming increasingly difficult and requested a dialogue with Polycom. Mr. Cohn also suggested that Polycom consider consolidation opportunities with several other companies in the unified communications industry, particularly Mitel, a company in which Mr. Cohn stated that Elliott was one of the largest shareholders and in which Elliott had previously disclosed in public filings an ownership interest.

On September 21, 2015, Mitel submitted to Polycom a non-binding proposal to acquire Polycom in a strategic combination for consideration of $12.50 per share of Polycom stock, payable 50% in cash and 50% in Mitel common shares, with the number of Mitel common shares to be fixed at the time of signing a definitive merger agreement. Mitel’s proposal noted the potential strategic benefits to the combined company and the potential upside for Polycom’s stockholders given the stock component of the consideration.

On September 24, 2015, the Polycom Board met telephonically. Representatives of Morgan Stanley and WSGR discussed with the Polycom Board the terms of the Mitel proposal and communications certain members of the Polycom Board had with Mr. Cohn of Elliott, along with the letter from Mr. Cohn. Representatives of Morgan Stanley also reviewed recent discussions with a strategic entity and a potential acquisition target of Polycom. Representatives of WSGR also discussed with the Polycom Board its fiduciary duties. The Polycom Board also discussed the advisability of formally retaining Morgan Stanley as Polycom’s financial advisor with respect to activist stockholder matters and a potential transaction and directed Morgan Stanley to continue to evaluate and provide analysis of potential transactions and Polycom’s standalone plan.

On September 28, 2015, Polycom management met with a potential private equity sponsor, which is referred to as Sponsor 1. Polycom had previously had periodic conversations with Sponsor 1 beginning in 2014. No specific proposals were discussed during any of such meetings.

On September 30, 2015, Mr. McBee contacted Mr. Leav by email and requested a meeting with the Polycom Board so that he might describe the benefits of Mitel’s September 21 proposal. The Polycom Board determined that Mitel’s September 21 proposal did not warrant a meeting with the Polycom Board, but authorized Mr. Leav to meet with Mr. McBee. Mr. Leav agreed to meet with Mr. McBee on October 22, 2015. Prior to that meeting, Mitel requested that Polycom provide non-public information about Polycom to assist Mitel in its evaluation of a transaction with Polycom. Polycom agreed to provide some non-public information about Polycom to Mitel subject to the confidentiality agreement previously executed by the parties.

On October 1, 2015, Polycom entered into an engagement letter with Morgan Stanley with respect to activist stockholder matters and a potential transaction.

On October 8, 2015, Elliott filed a Schedule 13D with respect to its beneficial ownership of Polycom stock, which included a letter to Polycom. In the filing and letter Elliott stated that it had acquired beneficial ownership or economic interests in approximately 6.6% of the outstanding Polycom stock. Elliott advocated that Polycom review its strategic options, with a focus on consolidation transactions with other companies in its industry, including Mitel, with which Elliott said it had an ongoing dialog. Later that day, Polycom issued a press release, stating that the Polycom Board and management regularly review and evaluate Polycom’s strategy and that Polycom maintains an ongoing dialogue with stockholders and will be meeting with Elliott.

On October 8, 2015, Elliott also filed a Schedule 13D with respect to its beneficial ownership of Mitel common shares, disclosing holdings of approximately 9.6% of the outstanding Mitel common shares, and also advocated industry consolidation and suggested a potential combination of Polycom and Mitel. Mitel issued a press release that day stating that Mitel welcomed Elliott’s ongoing investment and interest in Mitel and that Mitel shared Elliott’s view as to the potential for industry consolidation to create shareholder value.

On October 12, 2015, at the request of Elliott, Mr. Leav and certain members of the Polycom Board met with Mr. Cohn to discuss Elliott’s letters of September 14 and October 8.

On October 13, 2015, the Polycom Board met telephonically to discuss Mitel’s September 21 proposal and recent related communications with Elliott. The Polycom Board also discussed a request from Elliott that Polycom sign a confidentiality agreement with Elliott so that the parties could engage in more detailed discussions. The Polycom Board determined that engaging with Elliott pursuant to a confidentiality agreement could be beneficial, but that it was not appropriate to do so at that time. The Polycom Board also discussed with management the status of the forecasts that the Polycom Board had requested from management and that were to be discussed at an upcoming meeting of the Polycom Board.

On October 22, 2015, shortly after Polycom announced its earnings for the third quarter of 2015, Elliott sent another letter to the Polycom Board, advocating either a take-private transaction with a private equity sponsor or a value focused M&A strategy, including a potential transaction with Mitel.

Also on October 22, 2015, Mr. Leav met with Mr. McBee to discuss Mitel’s September 21 proposal for an acquisition of Polycom. At the meeting, Messrs. Leav and McBee discussed the potential strategic benefits of a business combination of the two companies, as well as potential risks of such a transaction. At this meeting, Mr. Leav also suggested that Mitel would need to improve the terms of its proposal in order to interest the Polycom Board in a transaction with Mitel. Mr. McBee requested additional information from Polycom in order to support an improved proposal, and Mr. Leav said that he would discuss Mr. McBee’s request with the Polycom Board at its next meeting.

On October 23, 2015, the Polycom Board met telephonically with representatives of Morgan Stanley and WSGR to discuss the potential transaction, including recent communications with Mitel and an upcoming meeting that Sponsor 1 had requested. The Polycom Board also discussed recent communications from Elliott and Elliott’s further requests to enter into a confidentiality agreement and to conduct more detailed discussions with Polycom. The Polycom Board again determined that there could be benefits to Polycom and its stockholders to enter into a nondisclosure agreement with Elliott, but that they wished to consider it further prior to entering into such a nondisclosure agreement.

On October 24, 2015, Mr. McBee provided Mr. Leav a copy of the presentation he gave Mr. Leav during their October 22 meeting. Mr. McBee also reiterated his request that Polycom provide additional information to support an improved proposal, including three-year financial projections for Polycom’s business, and that the parties begin in-person meetings the following week to discuss a potential business combination, including potential synergies that might be available from such a transaction. Polycom declined to schedule meetings with Mitel at that time because it did not believe that Mitel’s September 21 proposal was adequate to warrant such meetings.

On October 27, 2015, Morgan Stanley and Polycom management met with Sponsor 1, to discuss Sponsor 1’s continuing interest in a potential transaction. Polycom agreed to follow up with Sponsor 1 following the next meeting of the Polycom Board on November 4, 2015.

On October 28, 2015, as part of ongoing periodic discussion on unrelated matters, members of Polycom management had a discussion with representatives of a strategic entity, which is referred to as Strategic Entity 1, to discuss whether Strategic Entity 1 would have interest in a strategic transaction with Polycom.

On November 2, 2015, Sponsor 1 sent a non-binding letter to Polycom indicating that it would be interested in discussing a potential acquisition of Polycom for cash at a price of $12.00 to $12.50 per share.

On November 2, 2015, Mr. Leav contacted Mr. McBee to inform him the Polycom Board was scheduled to meet on November 4, 2015 and suggested that Mitel submit an improved proposal by November 3, 2015 if Mitel wished the Polycom Board to consider it at its November 4 meeting. Mr. McBee responded that Mitel might reconsider its September 21 proposal if Polycom provided Mitel with additional information, including Polycom’s financial projections, that supported a higher valuation of Polycom, but in the absence of such information, Mitel could not improve its proposal.

On November 4, 2015, the Polycom Board met at Polycom’s headquarters for a regular quarterly meeting with representatives of management, Morgan Stanley and WSGR in attendance. The Polycom Board discussed Polycom’s performance during the quarter and various administrative and operational matters. Polycom management then led a discussion of several stand-alone operating scenarios for Polycom that management had prepared pursuant to previous Polycom Board requests, based on various assumptions. The scenarios included a Baseline Case, also referred to as the 0% Growth Case, an Upside Case, a Downside Case and an Endpoint Focus Case. The Baseline Case presented management’s estimate of the likely outcome based on Polycom’s then current business strategy. The Upside and Downside Cases were prepared by adjusting upwards or downwards the revenue and profit projections used for the Baseline Case. The Endpoint Focus Case contemplated a strategic pivot whereby Polycom would focus on increased partnering related to its video endpoint products and further reductions in sales, marketing, and R&D efforts in the platform business. The Polycom Board discussed the various assumptions and strategic decisions included in the various cases and, after also discussing the various limitations inherent in making projections of future circumstances and results, determined that the Baseline Case was a reasonably likely plan absent a strategic pivot and that the Endpoint Focus Case might represent an attractive shift in Polycom’s business plans warranting further consideration, although it involved additional execution risk. The Polycom Board directed management to continue to refine the business plans and strategies reflected in the Endpoint Focus Case so that the Polycom Board could further consider them in the future. The Polycom Board also discussed Elliott’s activities with Polycom and other entities.

On November 5, 2015, the Polycom Board reconvened the board meeting from the prior day. Mr. Leav and a representative of Morgan Stanley reviewed the status of the discussions with Mitel and Sponsor 1. WSGR discussed with the Polycom Board their fiduciary duties in considering a business combination or other significant corporate transaction, including the Polycom Board’s duties of loyalty, care and candor, the applicable standards of judicial review, and the importance of being appropriately informed as a board. WSGR also discussed the Polycom Board’s discretion in determining whether and how to pursue a transaction and potential additional considerations in a transaction with a private equity sponsor.

At the request of the Polycom Board, representatives of Morgan Stanley then discussed with the Polycom Board Morgan Stanley’s preliminary views on Polycom’s current position and prospects as a stand-alone company and a range of strategic alternatives that might be available to Polycom. Morgan Stanley also identified key considerations associated with such alternatives. Morgan Stanley discussed the status of discussions with Mitel and Sponsor 1. Morgan Stanley also reviewed a preliminary list of private equity sponsors and strategic buyers that it believed might have interest in exploring an acquisition of or other transaction with Polycom. Morgan Stanley discussed with the Polycom Board the financial forecasts of Polycom that had been prepared by management and discussed with the Polycom Board on the previous day, including the Baseline Case and Endpoint Focus Case, and then discussed preliminary valuation analyses with respect to Polycom based on the financial forecasts that management had presented the previous day. Morgan Stanley also reviewed factors related to a leveraged buyout of Polycom and an overview and analysis of the cash/stock merger proposal of Mitel, including Mitel’s stock price performance, key benchmarks, pro forma P&L and pro forma share price, and relative contribution analysis. Morgan Stanley noted that Mitel had communicated that it would not be able to make an all cash offer. The Polycom Board discussed the need for deal certainty in any transaction. Morgan Stanley than provided an analysis of Polycom acquiring Mitel and other acquisition scenarios. The Polycom Board also discussed alternative transactions in which Polycom could potentially acquire another company. Morgan Stanley also reviewed various share buy-back scenarios.

At the request of the Polycom Board, Morgan Stanley suggested next steps of initiating a confidential, targeted market check in order to determine whether there were any other strategic buyers or private equity sponsors with interest in a potential transaction. The Polycom Board then discussed the appropriate scope of a market check. The Polycom Board directed that management continue its dialogue with Strategic Entity 1, which had indicated a preference for a commercial relationship but had agreed to discuss a potential acquisition with Polycom. Morgan Stanley noted that, other than Mitel, there had been no in-bound contact from any strategic buyers or private equity sponsors following the 13D filing by Elliott and Polycom’s press release. After discussion, the Polycom Board directed Morgan Stanley to contact up to 10 private equity sponsors, one potential strategic buyer and one identified potential target company, to determine their respective interest in a potential transaction with Polycom. The Polycom Board also directed Morgan Stanley and Polycom management to hold further discussions with Mitel in an effort to seek an improved proposal from Mitel.

Immediately after the Polycom Board meeting, the independent members of the Polycom Board met in executive session and decided to engage additional legal counsel to advise the independent directors in connection with their consideration and direction of a potential strategic transaction. Thereafter, one of the independent directors interviewed law firms to serve as counsel to the independent directors.

On November 9, 2015, Polycom management had a further discussion with Strategic Entity 1 regarding Strategic Entity 1’s interest in a strategic transaction. Strategic Entity 1 indicated its continued strong preference for a commercial relationship.

On November 14, 2015, the Polycom Board met telephonically. At the request of the Polycom Board, Morgan Stanley updated the Polycom Board on discussions with Mitel and Sponsor 1, as well as on discussions with Elliott. The Polycom Board also discussed that Strategic Entity 1 had indicated it was not interested in pursuing a potential transaction with Polycom. The Polycom Board directed Morgan Stanley to assess whether another potential strategic counterparty identified by the Polycom Board would be capable of a transaction with Polycom. The Polycom Board discussed Polycom’s financial plans and Morgan Stanley gave preliminary views on valuations of Polycom based upon the Baseline Case and Endpoint Focus Case. Legal counsel reviewed and discussed with the Polycom Board the terms of a proposed form of non-disclosure agreement to be used with potential bidders.

On November 16, 2015, representatives of Polycom and Mitel met with their respective financial advisors to discuss a potential transaction, at which each party conducted due diligence of the other party and discussed potential transaction synergies.

On November 16, 2015, the independent members of the Polycom Board met telephonically, without Polycom management or representatives of Morgan Stanley present. At the invitation of the independent members, Morrison & Foerster LLP, which is referred to as MoFo, who the independent members of the Polycom Board had selected as their legal counsel, attended in its capacity as outside legal counsel to the independent members of the Polycom Board. The independent members of the Polycom Board discussed Polycom’s recent contact with Mr. Cohn of Elliott related to Mr. Cohn’s belief in the need for a strategic change at Polycom and consolidation within Polycom’s industry. At the request of the independent members of the Polycom Board, representatives of MoFo discussed the potential entry by Polycom into a non-disclosure agreement with Elliott, as requested by Elliott, to conduct more detailed discussions between Elliott and Polycom. The independent members again concluded that entering into such an agreement with Elliott in order to encourage input from Elliott would be in the best interests of Polycom and its stockholders, and determined to direct management to enter into such an agreement on behalf of Polycom. The independent members of the Polycom Board discussed the various stand-alone plans that Polycom had developed and determined to continue discussions regarding those plans. The independent members of the Polycom Board and MoFo discussed the use of a special committee, and the independent members of the Polycom Board determined that there was no need at the current stage to establish such a committee based on the lack of conflicts of interest or logistical issues on the part of the full Polycom Board that might necessitate using a committee, but noted that the Polycom Board should continue to monitor such conflicts and other issues. MoFo discussed the information that had been provided thus far to Sponsor 1 and mechanics around provision of information, as well as the role of management in communications with potential buyers, and the independent members directed MoFo to prepare guidelines for communications that could be given to Polycom management by the Polycom Board. The independent members of the Polycom Board discussed the potential advantages and disadvantages of public disclosure of Polycom’s engagement of Morgan Stanley and determined that it would not be beneficial to disclose the engagement at the current time. The independent members of the Polycom Board also discussed a potential acquisition by Polycom of a target company that had been previously discussed with the Polycom Board and determined to continue to take steps to consider Polycom’s alternatives on a stand-alone or other basis.

On November 19, 2015, Mitel delivered a revised non-binding proposal to Polycom pursuant to which Mitel would acquire Polycom for $13.75 per share of Polycom stock, payable 50% in cash and 50% in Mitel common shares, with the number of shares determined at the time of signing a definitive merger agreement. Mitel also proposed to offer Polycom stockholders the ability to elect between stock and cash, subject to adjustment and proration.

On November 20, 2015, pursuant to the directions of the independent members of the Polycom Board, Polycom entered into a nondisclosure agreement with Elliott.

Also on November 20, 2015, the independent members of the Polycom Board reviewed and approved materials prepared by Polycom management and Morgan Stanley for distribution to potential counterparties, and directed Morgan Stanley to use such materials in reaching out to potential counterparties.

On November 23, 2015, the Polycom Board met telephonically. Mr. Leav gave an update on recent meetings with Mitel and representatives of Morgan Stanley gave an update on Polycom’s strategic initiatives. Morgan Stanley described recent due diligence meetings with Mitel, including potential synergies and risks associated with a transaction with Mitel. Morgan Stanley also provided a preliminary analysis of Mitel’s November 19 proposal. The Polycom Board discussed the tax implications of a potential transaction with Mitel and directed management and Morgan Stanley to continue to engage with Mitel to improve the terms and perform due diligence. Morgan Stanley then updated the Polycom Board on its discussion with Sponsor 1 and noted that management was collecting information to provide Sponsor 1 to help support a higher value for Polycom. Morgan Stanley then summarized the status of Morgan Stanley’s outreach to other private equity sponsors, and noted that one had declined to engage immediately and the others were considering whether they were interested in exploring a potential acquisition of Polycom. The Polycom Board directed management and Morgan Stanley to continue their engagement with the same group of private equity sponsors and to begin scheduling management meetings with those private equity sponsors in December. The Polycom Board then discussed whether any other parties may have an interest in acquiring Polycom, and discussed several potential strategic buyers. Morgan Stanley noted that the potential strategic counterparty identified by the Polycom Board during the November 14, 2015 Polycom Board meeting would likely have difficulty acquiring Polycom given such potential strategic counterparty’s current debt load. The Polycom Board also discussed the possibility of a business combination with this strategic entity, but determined that it would present many of the same challenges likely entailed by a business combination with Mitel, but without many of the potential benefits. The Polycom Board then discussed potential communications with Elliott and directed management and Morgan Stanley to provide Elliott with a high level update of Polycom’s efforts but not to share details as to the specific private equity sponsors that Polycom was meeting, and to maintain an open dialogue with Mr. Cohn. WSGR and MoFo discussed the key terms of a proposed confidentiality agreement that would be entered into with private equity sponsors, highlighting the “standstill” provisions and identifying the circumstances under which such provisions would fall away, prohibitions on bidder contact with potential financing sources and prohibitions on bidder discussions with members of Polycom management regarding employment and equity arrangements without the Polycom Board’s prior consent. Mr. Leav provided an update to the Polycom Board on Polycom management’s perspectives on the stand-alone strategic plans being considered by Polycom.

On November 23, 2015, immediately following the Polycom Board meeting, the independent members of the Polycom Board met telephonically. The independent members discussed Polycom’s stand-alone plans as well as the Polycom Board’s duties in considering potential transactions. The independent members also discussed the role of Polycom management in the review and evaluation of potential transactions and other alternatives, and approved guidelines that Polycom management would be required to follow during the course of such process, including requirements to, except as otherwise instructed by the Polycom Board, treat all potential acquirers equally and not engage in discussions regarding any compensation, retention or investment arrangements with prospective counterparties. After the meeting, these guidelines were conveyed to Mr. Leav.

On November 24, 2015, Mr. Leav, a representative of Morgan Stanley and three representatives of Elliott, including Mr. Cohn, had a conference call. As directed by the Polycom Board, Mr. Leav and Morgan Stanley gave Elliott a high level update on the process being undertaken by Polycom. Mr. Cohn requested additional information and offered Elliot’s assistance, including with obtaining any necessary financing should a transaction occur. Mr. Cohn communicated that he felt strongly that Polycom should conduct its review process immediately and that a transaction with Mitel could have upside potential for Polycom stockholders.

From November 24, 2015 through December 2015, Polycom, Morgan Stanley and WSGR solicited the interests of nine additional private equity sponsors and negotiated confidentiality agreements with seven of those private equity sponsors. In the first two weeks of December 2015, Polycom, along with Morgan Stanley, held management meetings with all seven of those sponsors.

On November 30, 2015, the Polycom Board met telephonically. Morgan Stanley reported to the Polycom Board on the November 24, 2015 call between Mr. Leav, Morgan Stanley and Elliott. The Polycom Board discussed whether Polycom should consider buying Mitel rather than being acquired by Mitel and determined that in an acquisition of Mitel, Polycom stockholders would not receive a premium for their shares and the Polycom Board determined that, therefore, it was preferable not to pursue an acquisition of Mitel. At the request of the Polycom Board, Morgan Stanley summarized the status of its outreach to certain private equity sponsors, and reported that three meetings with private equity sponsors had been scheduled. The Polycom Board discussed hiring a public relations firm and discussed whether to conduct a public outreach. After discussion, the Polycom Board determined that speaking with the media might negatively impact Polycom’s ability to negotiate with potential counterparties, and determined not to make a public disclosure about the ongoing discussions.

On November 30, 2015, immediately following the Polycom Board meeting, the independent members of the Polycom Board met telephonically with representatives of MoFo. The independent members of the Polycom Board discussed in greater detail Polycom’s stand-alone plans.

On December 2, 2015, the Polycom Board met telephonically. The Polycom Board discussed further the Baseline Case and the Endpoint Focus Case that had been presented to and been considered by them previously. The Polycom Board discussed the merits of both plans and concluded that both should be presented to potential counterparties. The Polycom Board discussed management meetings that had been scheduled with the private equity sponsors that had expressed interest in a potential transaction with Polycom. A representative of Morgan Stanley reviewed with the Polycom Board the management presentation that would be presented to potential counterparties and the Polycom Board discussed the proposed presentation and directed Morgan Stanley to use the presentation in its meetings.

On December 7, 2015, the Polycom Board met telephonically. Morgan Stanley provided an update on recent meetings that management and Morgan Stanley had held with the private equity sponsors and additional meetings that were in the process of being scheduled. Morgan Stanley gave an update on Morgan Stanley’s review of Mitel. Morgan Stanley also gave an update on an illustrative lending package that Morgan Stanley had prepared, at the request of the Polycom Board, showing terms that a potential buyer might receive from another bank, for use by potential buyers in making initial bids or other responses. The Polycom Board discussed with Morgan Stanley, WSGR and MoFo the scope of Polycom’s current outreach to private equity sponsors and discussed methods for maintaining competitive pressure among bidders. The Polycom Board then met in executive session and discussed, among other things, Polycom’s recent operations and the impact thereof on the strategic review process.

On December 14, 2015, the Polycom Board met telephonically. Morgan Stanley reported that a number of private equity sponsors were still actively engaged with Polycom, but that many of the private equity sponsors had provided feedback that they were having difficulty justifying paying a premium to Polycom’s current stock price and that Morgan Stanley had not received many follow up requests for additional information from those private equity sponsors. Morgan Stanley updated the Polycom Board on recent changes in the leveraged acquisition lending environment and the increasing difficulty securing lending commitments for leveraged acquisitions. Morgan Stanley also provided an update regarding a potential transaction with Mitel, including a discussion of timing and the then ongoing due diligence process, and discussed next steps in engaging with Mitel. Mr. Leav relayed the recent conversation that Morgan Stanley and Polycom management had with Mr. Cohn of Elliott. Mr. Leav also gave an update on Polycom’s anticipated performance for the first quarter, noting business risks in certain markets.

On December 21, 2015, the Polycom Board met telephonically. At the request of the Polycom Board, Morgan Stanley provided an update to the Polycom Board on the feedback Morgan Stanley had received from the private equity sponsors that had been engaged in meetings with Polycom management. In general, the private equity sponsors had stated that they were not able to justify offering a price for Polycom at or above Polycom’s current market price and had concerns about the leveraged finance market. The Polycom Board discussed with Morgan Stanley whether additional private equity sponsors should be contacted. The representative of Morgan Stanley noted that Polycom had already explored a potential acquisition of Polycom with a relatively large and representative sample of private equity sponsors. The Polycom Board determined after discussion that further outreach to additional private equity sponsors was not likely to lead to a different response. Morgan Stanley next gave an update on discussions with Mitel and noted that a revised proposal was expected from Mitel during the week. Morgan Stanley also reviewed its analysis of Mitel. The Polycom Board discussed the valuation of Mitel common shares. The Polycom Board also discussed whether the Polycom Board should look at other strategic acquirers or acquisition targets in addition to Mitel, and representatives of WSGR and MoFo discussed the same with the Polycom Board and representatives of Morgan Stanley. Following such discussion, the Polycom Board directed Morgan Stanley to prepare financial analyses of a transaction with several other acquisition targets. Mr. Leav provided an update on Polycom’s business and noted market challenges.

Immediately following the Polycom Board meeting on December 21, 2015, the independent members of the Polycom Board met telephonically. The independent directors discussed the recent performance of Polycom, the merits of the alternative potential transactions considered by Polycom and Polycom’s business cases in light of continuing market challenges.

Also on December 21, 2015, Mitel delivered a revised non-binding proposal to Polycom pursuant to which Mitel would acquire Polycom for consideration of $14.20 per share of Polycom stock, payable 50% in cash and 50% in Mitel common shares, with the number of Mitel common shares to be fixed at the time of signing a definitive merger agreement. In its proposal, Mitel stated that it was prepared to consider allowing Polycom to appoint members to the combined company’s board and to discuss appointment of some of the combined company’s senior management. Mitel’s proposal also included a request that Polycom agree to negotiate exclusively with Mitel for 30 days starting from January 4.

On December 22, 2015, the Polycom Board met telephonically. A representative of Morgan Stanley reviewed the revised proposal from Mitel. The Polycom Board instructed Morgan Stanley to provide Mitel with a counter proposal with the same mix of consideration but a value at the time of signing of $14.40 per share of Polycom stock, and a shorter exclusivity period through January 26, 2016. The Polycom Board also discussed the mechanics of the proposed exchange ratio related to the stock component of Mitel’s proposal.

Immediately following the Polycom Board meeting on December 22, 2015, the independent members of the Polycom Board met telephonically. The independent members of the Polycom Board discussed board composition of the combined company following a potential transaction with Mitel and decided to suggest that current Polycom directors retain a number of seats on the combined company board following consummation of a transaction, with the number and identity of the directors to be determined at a later date.

Also on December 22, 2015, representatives of Morgan Stanley presented a counter proposal to BofA Merrill Lynch on the terms discussed at the Polycom Board meeting held on December 22, 2015.

On December 24, 2015, Mitel delivered a revised non-binding proposal to Polycom pursuant to which Mitel would acquire Polycom for consideration of $14.40 per share of Polycom stock, with 50% in cash and 50% in Mitel common shares, with the number of Mitel common shares to be fixed at the time of signing a definitive merger agreement, and with Mitel retaining control of the combined company’s board and officer positions. Mitel’s revised proposal requested that Polycom agree to negotiate exclusively with Mitel until January 26, 2016.

On December 28, 2015, Mitel submitted a draft mutual exclusivity agreement between Mitel and Polycom.

On December 29, 2015 the Polycom Board met telephonically. Morgan Stanley reported that Mitel’s most recent proposal matched Polycom’s counterproposal regarding value and duration of exclusivity. Morgan Stanley also noted that Mitel’s senior management was willing to meet with the Polycom Board for due diligence purposes and to discuss any concerns that the Polycom Board might have. The Polycom Board agreed to meet with Mitel’s senior management and directed Polycom management to arrange the meeting. The representative of Morgan Stanley also reported that Sponsor 1 had asked whether Polycom was exploring a transaction with a third party. Legal counsel reviewed with the Polycom Board the material terms of the draft mutual exclusivity agreement Mitel had provided, and the Polycom Board authorized a subset of Polycom Board members to review the draft mutual exclusivity agreement more extensively on behalf of the Polycom Board. The Polycom Board discussed potential strategic business combination transactions with three potential entities, each of which was smaller than Polycom and would, therefore, be a target for Polycom to acquire. Morgan Stanley provided the financial analysis of such targets that had been requested at the Polycom Board meeting on December 21. The Polycom Board discussed that Polycom’s stockholders would not receive a premium in such acquisitions as an acquirer and that any such transaction would likely be dilutive to Polycom’s earnings. The Polycom Board discussed the fact that communications with Mitel to date had focused on the Endpoint Focus Case, and directed Morgan Stanley and Polycom management to also provide the Baseline Case to Mitel.

Immediately following the Polycom Board meeting on December 29, 2015, the independent members of the Polycom Board met telephonically. The independent members of the Polycom Board further discussed Polycom’s stand-alone plans.

On January 4, 2016, the Polycom Board met at the offices of WSGR and telephonically. Mr. McBee and Steven E. Spooner, the Chief Financial Officer of Mitel, were in attendance for a portion of the meeting to provide a review of Mitel’s business, operations, and strategies and Mitel’s perspectives on a transaction with Polycom.

Also on January 4, 2016, Polycom and Mitel entered into a mutual exclusivity agreement providing for exclusive negotiations regarding a transaction until January 26, 2016.

On January 5 and 6, 2016, management of Polycom and its advisors met with management of Mitel and its advisors and conducted due diligence meetings.

On January 6, 2016, a representative of BofA Merrill Lynch contacted a representative of Morgan Stanley to indicate that, as a result of the recent decline in the trading prices of both Polycom and Mitel stock, which would make the premium Mitel would pay for Polycom larger than had previously been expected, Mitel would likely have to incur more debt than previously anticipated to consummate a transaction with Polycom. Because of deterioration in debt markets, Mitel was considering financing part of the transaction costs with equity capital in a private transaction and requested that Mitel be permitted to reach out to potential equity investors.

Also on January 6, 2016, Mr. Cohn of Elliott called Mr. Leav and a representative of Morgan Stanley to relay Elliott’s preference that Polycom enter into a transaction with Mitel before Polycom’s planned earnings announcement on January 26, 2016.

On January 7, 2016, the Polycom Board met telephonically. Mr. Leav confirmed to the Polycom Board that Mitel had received the Baseline Case and the Endpoint Focus Case. At the request of the Polycom Board, a representative of Morgan Stanley noted to the Polycom Board that, in line with recent changes in global securities markets, Polycom stock had decreased to $11.53 per share and Mitel common shares were trading at $7.12 per share. Morgan Stanley discussed with the Polycom Board the fact that the relative decline in stock prices had increased the premium Mitel would have to pay to a level larger than Mitel had expected. Morgan Stanley also provided an update on diligence meetings with Mitel. The Polycom Board discussed that because of a deterioration in debt markets, Mitel was considering raising equity capital to finance part of the proposed transaction. The Polycom Board agreed to allow Mitel to contact potential equity investors and directed Morgan Stanley to manage Mitel’s outreach to potential equity financing sources so long as the Polycom Board was informed of any new parties. The Polycom Board discussed whether to propose having Polycom stockholders receive more stock and less cash in the deal as an alternative and concluded that this alternative could be addressed at a later date if necessary or desired. Morgan Stanley informed the Polycom Board about its call with Mr. Cohn on January 6, 2016. Morgan Stanley and the Polycom Board discussed Polycom’s stand-alone plans, including both the Baseline Case and the Endpoint Focus Case. Mr. Leav also provided the Polycom Board with a preliminary update on Polycom’s fourth quarter results.

Also on January 7, 2016, immediately following the Polycom Board call, the independent members of the Polycom Board met telephonically. The independent members of the Polycom Board discussed various alternative structures for a transaction in the event that Mitel was unable to secure sufficient financing to fund the proposed cash consideration component contemplated in the deal. The independent members of the Polycom Board also discussed corporate governance and leadership of the combined company.

On January 8, 2016, each of Polycom and Mitel opened a virtual data room to the other party and its advisors to enable each of the parties to conduct due diligence.

On January 10, 2016, Mitel’s legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP, which is referred to as Paul, Weiss, sent a draft merger agreement to WSGR. The draft merger agreement included representations, warranties, covenants and conditions generally customary for a transaction in which Mitel would be the acquirer of Polycom. The draft merger agreement included a mechanism by which Polycom stockholders could elect cash or stock consideration, subject to pro ration, a no solicitation provision for both Mitel and Polycom (but no “go-shop” provision) and a Polycom termination fee and Mitel termination fee if, among other things, either party were to terminate the agreement for a superior offer or if the board of either party were to change its recommendation. Mitel proposed to set Polycom’s termination fee at 3.5% of the value of the aggregate merger consideration and Mitel’s termination fee at 3.5% of its market capitalization as of the close of business on the day immediately prior to signing. The draft merger agreement provided that Polycom would be entitled to require Mitel to consummate the merger only if all of the conditions to the closing had been satisfied or waived, the debt financing had been or would be funded and Polycom was willing and able to close, but Mitel had failed to consummate the merger. It did not include a financing condition to closing. The draft merger agreement also contemplated that certain stockholders of Polycom would enter into voting agreements with Mitel and certain shareholders of Mitel would enter into voting agreements with Polycom.

On January 15, 2016, WSGR responded with Polycom’s comments to the draft merger agreement. Polycom’s draft included, among other things, the right of Polycom to seek specific performance to require Mitel to consummate the merger even if the debt financing were unavailable to Mitel. Polycom also proposed that the Polycom and Mitel termination fees be equal, at 3% of the aggregate value of the merger consideration. The Polycom draft merger agreement provided a commitment of Mitel to add an unspecified number of existing Polycom directors to the Mitel Board following the closing of the merger and deleted the cash/stock election mechanism.

During the early part of the week of January 18, 2016, WSGR and Paul, Weiss negotiated the terms of the merger agreement with input from their respective clients.

On January 18, 2016, the Polycom Board met telephonically. Morgan Stanley discussed with the Polycom Board the status of the discussions with Mitel and noted that, in line with volatility in global markets, Mitel’s share price had fallen more than 15% since its December 23 proposal, and Polycom’s stock price also had fallen, thus resulting in increasing dilution to Mitel, which would result in a larger premium to Polycom stockholders under the currently contemplated terms, since Mitel had agreed to determine the number of Mitel common shares payable as consideration at the time of signing a definitive merger agreement. Morgan Stanley also noted issues Mitel had raised regarding securing debt financing for the transaction. A representative of WSGR reported on open items in the merger agreement, including issues related to deal certainty and financing-related risks.

Paul, Weiss provided a further revised draft of the merger agreement to WSGR on January 20, 2016. The revised draft of the merger agreement reinserted Mitel’s proposal that Polycom would be entitled to require Mitel to consummate the merger only if all of the conditions to the closing had been satisfied or waived, the debt financing had been or would be funded and Polycom was willing and able to close, but Mitel had failed to consummate the merger. The Mitel revised draft also proposed a Mitel termination fee of 3% of the market capitalization of Mitel as of the close of business on the day immediately prior to signing and a Polycom termination fee at 3% of the aggregate value of the merger consideration. Mitel agreed to the concept of adding an unspecified number of existing Polycom directors to the Mitel Board following the closing of the merger, but did not propose an exact number of Polycom directors.

On January 21, 2016, Paul, Weiss sent an initial draft of the form of voting agreement to WSGR, a form of which was to be entered into by certain Polycom stockholders (including directors, executive officers and Elliott) for the benefit of Mitel. In addition to requiring the executing Polycom stockholders to vote in favor of adoption of the merger agreement, the draft voting agreement included a no solicitation provision, prohibiting signatories from taking any action inconsistent with the no solicitation provisions contained in the merger agreement. The draft voting agreement also prohibited the executing Polycom stockholders from transferring their Polycom stock during the term of the voting agreement.

On January 21, 2016, Mr. McBee telephoned Mr. Leav to convey that, although Mitel remained positive about the possibility of a transaction with Polycom, in light of the recent global decline in equity prices, including the price of Mitel common shares and Polycom stock, Mitel would not be able to proceed with a transaction on the basis of its December 23 proposal.

On January 21, 2016, the Polycom Board met telephonically. Mr. Leav reported to the Polycom Board on the discussion he had with Mr. McBee. The Polycom Board discussed whether to approach other potential counterparties again or consider other strategies, such as a stock buyback. The Polycom Board determined that, given the consistent feedback from prior discussions with private equity sponsors, it was unlikely that such discussions would yield any superior results, and accordingly that it would not be beneficial to approach potential counterparties beyond those already in the process at that time.

On January 21, 2016, Polycom closed its virtual data room to Mitel and its advisors. Mitel then closed its virtual data room to Polycom and its advisors. On that same day, Paul, Weiss and WSGR put their negotiations with respect to the merger agreement on hold.

On January 27, 2016, at the request of Elliott, a representative of Morgan Stanley called Mr. Cohn of Elliott, who reiterated his preference that Polycom enter into a transaction with Mitel before Mitel’s fourth quarter and year-end earnings announcement. On January 30, 2016, Elliott sent a letter to the Polycom Board urging the Polycom Board to pursue an immediate transaction with Mitel. In the letter, Elliott also noted that it had offered to retain its equity stake in Polycom and to finance the transaction.

On February 2, 2016, a representative of Morgan Stanley had dinner scheduled with the CEO of a strategic entity, which is referred to as Strategic Entity 2, to discuss unrelated matters. At the direction of Polycom, Morgan Stanley inquired whether Strategic Entity 2 had any interest in exploring a strategic transaction with Polycom.

On February 7, 2016, BofA Merrill Lynch telephoned Morgan Stanley to convey a revised non-binding proposal pursuant to which Mitel would acquire Polycom for consideration of $11.50 per share of Polycom stock, consisting of $5.18 in cash and 0.9 of a Mitel common share (implying a value per share of Polycom stock of $6.32, based on the closing price of a Mitel common share on February 3, 2016).

On February 10, 2016, the Polycom Board met at Polycom’s headquarters. The Polycom Board discussed Polycom’s strategic alternatives, including Mitel’s most recent revised proposal, and discussed and approved Polycom’s 2016 annual operating plan. The Polycom Board discussed whether to conduct outreach to additional private equity sponsors and determined instead to request a “go-shop” from Mitel if a transaction occurred. The Polycom Board also requested that Morgan Stanley approach Mitel with a counterproposal, consisting of $5.18 in cash and 1.17 Mitel common shares (implying a total value per share of Polycom stock of $12.50, based on the closing price of a Mitel common share of $6.26 on February 10, 2016), and additional governance rights.

On February 11 and 12, 2016, representatives of Morgan Stanley contacted two of the private equity sponsors that Morgan Stanley had previously contacted in December to gauge whether any had interest in re-engaging in discussions with Polycom in light of the then-current valuations of Polycom.

On February 12, 2016, Morgan Stanley contacted representatives of BofA Merrill Lynch with the revised transaction proposal, which BofA Merrill Lynch subsequently conveyed to Mitel.

On February 18, 2016, BofA Merrill Lynch contacted Morgan Stanley with a revised non-binding proposal pursuant to which Mitel would acquire Polycom for consideration per share of Polycom stock consisting of $5.18 in cash and 1.0 Mitel common share (implying a total value per share of Polycom stock of $12.23, based on the closing price of a Mitel common share of $7.05 on February 18, 2016). In addition, under the revised proposal Polycom would be entitled to designate two directors to the combined company’s board and would have a “go-shop” allowing it to actively seek an alternative transaction for 15 days after signing a definitive agreement with Mitel.

On February 19, 2016, the Polycom Board met telephonically. Mr. Leav and Morgan Stanley discussed with the Polycom Board the terms of Mitel’s most recent proposal. Morgan Stanley also provided an update to the Polycom Board on discussions with Sponsor 1 and Strategic Entity 2, and the Polycom Board instructed Morgan Stanley to engage with another private equity sponsor, which is referred to as Sponsor 2, and Strategic Entity 2. Morgan Stanley provided an overview and analysis of the latest Mitel proposal to the Polycom Board. The Polycom Board determined to make a counterproposal to Mitel of $5.18 per share in cash and 1.05 Mitel common shares (implying a total value per share of Polycom stock of $12.45 based on the closing price of a Mitel common share of $6.92 on February 19, 2016) and directed Morgan Stanley to convey such counterproposal to Mitel. The Polycom Board discussed the capital markets and accessibility of funds for Mitel to finance the transaction.

On February 19, 2016, Morgan Stanley contacted BofA Merrill Lynch to convey Polycom’s counterproposal discussed at the February 19 Polycom Board meeting.

Also on February 19, 2016, a representative of Morgan Stanley contacted Mr. Cohn of Elliott to inform him that Polycom would probably not announce a transaction before March 1, 2016. Elliott expressed its support for a transaction with Mitel and indicated that, if requested, Elliott would execute a support agreement agreeing to vote its shares of Polycom stock and Mitel common shares in favor of such a transaction.

Also on February 19, 2016, a representative of Morgan Stanley spoke to Sponsor 1. Sponsor 1 stated that while it might still be interested in a transaction with Polycom, challenges in the debt markets would have a $2 per share negative impact on their earlier indications of price range and, therefore, their proposed transaction price would have to be lowered to a range of $10.00 to $10.50 per share.

On February 20, 2016, BofA Merrill Lynch contacted Morgan Stanley to convey a revised non-binding proposal pursuant to which Mitel would acquire Polycom for consideration per share of Polycom stock of $5.53 in cash and 1.0 Mitel common share (implying a total value per share of Polycom stock of $12.45, based on the closing price of a Mitel common share of $6.92 on February 19, 2016).

Also on February 20, 2016, the Polycom Board authorized Polycom management to re-engage directly with Mitel and its advisors, to permit Mitel to complete its due diligence of Polycom. The Polycom Board also instructed Polycom management to conduct further due diligence of Mitel.

On February 22, 2016, WSGR and Paul, Weiss resumed negotiations with respect to the merger agreement, and WSGR sent Paul, Weiss a revised draft of the merger agreement. The revised merger agreement introduced a 21-day “go-shop” period for Polycom, and proposed a Polycom termination fee of $30 million if the merger agreement were to be terminated for a superior proposal made by a party who made a proposal during the “go-shop” period, and a $45 million termination fee in all other instances. Polycom proposed a Mitel termination fee of $45 million. The revised draft of the merger agreement also removed the financing-related limitations on when Polycom could seek specific performance to require Mitel to consummate the merger.

On February 23, 2016, Morgan Stanley had discussions with Sponsor 2, which indicated that it could perhaps pay a price in the $11.00 range per share of Polycom stock, subject to the availability of debt financing in an improved financing market.

On February 24, 2016, Morgan Stanley and Mr. Leav met with Strategic Entity 2 to discuss a potential transaction with Polycom. The Chief Executive Officer of Strategic Entity 2 conveyed to them that Strategic Entity 2 had decided to hire a financial advisor and have additional meetings with Polycom management about a potential transaction.

On February 25, 2016, Paul, Weiss sent WSGR a revised draft of the merger agreement.

On February 26, 2016, the Polycom Board met telephonically. Morgan Stanley provided an update to the Polycom Board on the conversations management and Morgan Stanley had with Mitel, Elliott, Sponsor 1, Sponsor 2 and Strategic Entity 2 since the last Polycom Board meeting. The Polycom Board discussed the potential transaction with Mitel, including the excise taxes that would be imposed on Polycom directors and certain executives should the Mitel transaction proceed.

Also on February 26, 2016, immediately following the Polycom Board meeting, the independent members of the Polycom Board met telephonically. The independent members of the Polycom Board discussed which directors might serve on the board of the combined company following the consummation of a transaction. The independent members of the Polycom Board also discussed the voting agreements that each director would be required to execute in connection with a transaction with Mitel.

On March 1, 2016, WSGR sent Paul, Weiss a revised draft of the form of voting agreement, which, among other things, removed the no solicitation provision.

Also on March 1, 2016, the Polycom Board met telephonically. Mr. Leav and Morgan Stanley provided an update to the Polycom Board on the status of discussions with Mitel. At the request of the Polycom Board, representatives of Morgan Stanley gave the Polycom Board an overview of the status of the leveraged finance market. The Polycom Board discussed the potential transaction with Mitel and whether Elliott might provide a bridge loan to Mitel to finance a portion of the transaction with Polycom. The Polycom Board discussed whether Polycom had any ability to assist Mitel with its financing difficulties and determined that Polycom did not have any ability to do so. The Polycom Board discussed considering alternatives to the proposed transaction with Mitel.

Immediately following the Polycom Board meeting on March 1, 2016, the independent members of the Polycom Board met telephonically. The independent members of the Polycom Board discussed which members of the Polycom Board might join the board of directors of the combined company upon consummation of the transaction.

Also on March 1, 2016, a representative of BofA Merrill Lynch called Morgan Stanley to inform Morgan Stanley that Mitel would not be able to announce a deal with Polycom by March 3, 2016, as previously contemplated, on the terms they had previously proposed. BofA Merrill Lynch conveyed that Mitel was experiencing difficulty securing the debt financing for the transaction.

On March 2, 2016, WSGR sent a revised draft of the merger agreement to Paul, Weiss. The revised draft of the merger agreement again removed any financing-related limitations on Polycom’s ability to seek specific performance to require Mitel to consummate the merger. The revised draft also reinserted Polycom’s proposal that the Polycom termination fee (other than in the event of a superior proposal from a party who made a proposal during the “go-shop” period, which remained $30 million) and the Mitel termination fee each be $45 million.

On March 3, 2016, Mitel conveyed to Polycom that the debt financing they had been seeking was not available. On March 3, 2016, Paul, Weiss and WSGR put their negotiations with respect to the merger agreement on hold and each of the parties closed its virtual data room to the other party.

On March 11, 2016, Mr. Leav and other members of Polycom management met again with Strategic Entity 2.

Also on March 11, 2016, a representative of BofA Merrill Lynch called a representative of Morgan Stanley to report that despite not being able to secure debt financing for a potential transaction, Mitel was still interested in a transaction with Polycom and proposed a no-premium, all stock merger with Polycom.

On March 14, 2016, a representative of Strategic Entity 2 called Mr. Leav to inform him that it was not interested in pursuing a transaction with Polycom.

On March 15, 2016, the Polycom Board met telephonically. Mr. Leav reported to the Polycom Board on his conversation with Strategic Entity 2. Morgan Stanley provided an update to the Polycom Board on its discussions with Mitel. At the request of the Polycom Board, Morgan Stanley provided an update to the Polycom Board on the state of the debt financing market and alternatives available to Mitel to finance the transaction. The Polycom Board discussed Mitel’s most recent proposal and determined that it was not in Polycom’s or its stockholders best interest to pursue that proposal. The Polycom Board expressed concern that continued consideration of a transaction with Mitel might distract management’s attention away from operating Polycom.

Immediately following the Polycom Board meeting on March 15, 2016, the independent members of the Polycom Board met telephonically. The independent members of the Polycom Board discussed developments with the potential Mitel transaction, Polycom’s stand-alone strategy, and communications with Elliott.

On March 15, 2016, an article appeared in the media reporting that Mitel and Polycom were negotiating a strategic transaction.

On March 16, 2016, a representative of BofA Merrill Lynch contacted a representative of Morgan Stanley with a revised non-binding proposal pursuant to which Mitel would acquire Polycom for consideration per share of Polycom stock of $3.12 in cash and 1.288 Mitel common shares (implying a value per share of Polycom stock of $12.50 based on the closing price of a Mitel common share of $7.28 on March 16, 2016). The representative of BofA Merrill Lynch also asked if Morgan Stanley would be prepared to underwrite a portion of the debt financing for the transaction.

On March 18, 2016, the Polycom Board met telephonically. Morgan Stanley discussed with the Polycom Board its analysis of the most recent proposal from Mitel, noting that the revised proposal contemplated that Mitel would raise less debt, use some of Polycom’s offshore cash to fund the cash requirements of the transaction and that Polycom stockholders would own a greater proportion of the combined company as a result. Morgan Stanley also discussed with the Polycom Board the request Morgan Stanley had received to underwrite a portion of the debt financing for the transaction with Mitel. The Polycom Board discussed governance issues raised by Polycom stockholders owning approximately 59% of the combined company following consummation of the proposed transaction. The Polycom Board discussed a counterproposal to Mitel that would request additional cash and an exchange ratio of 1.34 instead of 1.288. The Polycom Board also discussed that Mitel should be required to give assurances that it is able to raise the debt necessary to consummate a transaction with Polycom prior to engaging in further negotiations. The Polycom Board concluded that it was unlikely that Mitel would be able to furnish additional cash in a transaction but that it made sense to ask for additional Mitel common shares as consideration. The Polycom Board discussed risks in Polycom’s underlying business and the financial benefits of a transaction on the terms proposed by Mitel given those risks, and determined that Polycom should continue to discuss a potential transaction with Mitel but should continue to require from Mitel assurance related to the financing risks. In executive session, the Polycom Board discussed Mitel’s request that Morgan Stanley underwrite a portion of the debt financing and concluded that given Morgan Stanley’s role as Polycom’s financial advisor, the Polycom Board would prefer for Morgan Stanley not to provide debt financing, but would reconsider the issue only if required to finalize the financing for a desirable transaction, and so instructed Morgan Stanley.

On March 20, 2016, the Polycom Board met telephonically. The Polycom Board further discussed Mitel’s most recent revised proposal and Polycom’s potential counterproposal. The Polycom Board discussed timing and risks related to a third-party bank providing financing, and discussed whether a private equity source or Elliott could provide alternative financing. The Polycom Board directed Polycom management and Morgan Stanley to contact Mitel to discuss Mitel’s plan for securing financing and to make a counterproposal to Mitel of $3.12 in cash and 1.34 Mitel common shares per share of Polycom stock as previously discussed by the Polycom Board at its March 18 meeting.

Also on March 20, 2016, following the Polycom Board meeting, a representative of Morgan Stanley contacted a representative of BofA Merrill Lynch to discuss financing and to propose a transaction in which Mitel would acquire Polycom for consideration per share of Polycom stock of $3.12 in cash and 1.34 Mitel common shares.

On March 21, 2016, a representative of BofA Merrill Lynch telephoned a representative of Morgan Stanley with a revised non-binding proposal pursuant to which Mitel would acquire Polycom for consideration per share of Polycom stock of $3.12 in cash and 1.31 Mitel common shares.

On April 1, 2016, the Polycom Board met telephonically. At the request of the Polycom Board, Morgan Stanley gave an update on Mitel’s efforts to secure debt financing. The Polycom Board discussed whether it would consider alternative transaction structures in the event Mitel was unable to finance the full amount of cash but determined it was premature to reach any conclusions, and discussed alternatives to pursuing a transaction. Mr. Leav provided a preliminary update on Polycom’s first quarter performance, and indicated that revenue would be slightly below guidance.

On April 5, 2016, the media published additional information about a potential transaction between the parties, citing an approximate valuation of $12.50 per share.

On April 7, 2016, WSGR and Paul, Weiss resumed negotiations with respect to the merger agreement and the form of voting agreement and the parties re-opened their virtual data rooms so that each party and its advisors could complete due diligence on the other party.

On April 7, 2016, Paul, Weiss sent WSGR a revised draft of the form of voting agreement. Between April 7 and April 11, 2016, Paul, Weiss and WSGR negotiated open items in the voting agreement, including with respect to which shareholders would be subject to a lock-up and which would agree to be directly bound by the no-shop provisions of the merger agreement.

On April 8, 2016, Paul, Weiss sent WSGR a revised draft of the merger agreement. The revised draft of the merger agreement removed the “go-shop” provision and proposed a single Polycom termination fee of $75 million and a Mitel termination fee of $50 million. The revised draft of the merger agreement reinserted a provision that Polycom would be entitled to require Mitel to consummate the merger only if all of the conditions to the closing had been satisfied or waived, the debt financing had been or would be funded, Polycom was willing and able to close, but Mitel had failed to consummate the merger.

On April 11, 2016, the Polycom Board met telephonically. Morgan Stanley provided an update on recent discussions with Mitel, including that Mitel had required the elimination of the “go-shop” provision from the merger agreement as a condition to agreeing to the elimination of the financing-related limitations on Polycom’s ability to seek specific performance to require Mitel to consummate the merger and other changes to increase deal certainty for Polycom. The Polycom Board discussed, with input from legal and financial advisors, the open items on the draft merger agreement and determined that, in light of the market check conducted, the publicity about a potential sale of Polycom as well as Polycom’s continued right to respond to unsolicited bids through a no-shop process, Polycom could reasonably forego the “go-shop” provision in return for the concessions being offered by Mitel. WSGR discussed with the Polycom Board the impact of the “inversion” rules under the Code on the proposed transaction with Mitel.

Immediately following the Polycom Board meeting on April 11, 2016, the independent members of the Polycom Board met telephonically to discuss the proposed Mitel transaction.

Also on April 11, 2016, Paul, Weiss sent WSGR a form of voting agreement for execution by certain Mitel shareholders in favor of Polycom, which was substantially similar to the existing form of voting agreement for execution by certain Polycom stockholders. Later on April 11, 2016, WSGR sent Paul, Weiss a revised draft of the form of voting agreement for Polycom stockholders. Between April 11 and April 14, 2016, Paul, Weiss, WSGR and the respective advisors of certain Polycom stockholders and Mitel shareholders entering into such voting agreements, negotiated open items in the voting agreement, including with respect to which shareholders would be subject to a lock-up and which would agree to be directly bound by the no-shop provisions of the merger agreement.

Also on April 11, 2016, Paul, Weiss delivered to WSGR draft debt commitment letters from Bank of America, N.A. and BofA Merrill Lynch, and negotiations on such debt commitment papers continued between Mitel, its lenders and their respective advisors between April 11, 2016 and April 14, 2016.

Between April 8 and April 14, 2016, Paul, Weiss and WSGR continued to exchange drafts of the merger agreement and, together with their clients, worked to resolve the remaining open issues in the merger agreement and the Polycom and Mitel disclosure letters to the merger agreement. The parties ultimately agreed, among other things, to a Polycom termination fee of $60 million and a Mitel termination fee of $50 million, and, as discussed above, to eliminate the “go-shop” provision and the financing-related limitations on Polycom’s ability to seek specific performance to require Mitel to consummate the merger.

On April 14, 2016, the Polycom Board met telephonically to consider the proposed transaction with Mitel. At the request of the Polycom Board, MoFo discussed with the Polycom Board their fiduciary duties with respect to the transaction. Representatives of Morgan Stanley provided an update on negotiations with Mitel, including an update on the financing being provided in the transaction and Mitel’s requirement that the “go-shop” provision in the merger agreement be eliminated. Morgan Stanley summarized Polycom’s review of strategic alternatives, including the outreach made by Polycom to potential counterparties, noting that Polycom had discussed a transaction with 13 other parties, both strategic and financial, and that no actionable alternative proposals had emerged as a result of those discussions. Morgan Stanley reviewed the applicable termination fees, valuation benchmarks and other metrics for evaluating the financial terms of the proposed transaction and discussed with the Polycom Board its analysis of the consideration to be paid in the transaction. Morgan Stanley discussed the pro forma balance sheet of the proposed combined company prepared by management and the first quarter results of both Polycom and Mitel, as well as the stand-alone business plans for Polycom. Morgan Stanley also confirmed that Morgan Stanley did not have any material relationships with Mitel. Representatives of Morgan Stanley then delivered to the Polycom Board Morgan Stanley’s oral opinion, which was subsequently confirmed in writing on the same date, that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of Polycom stock pursuant to the merger agreement was fair from a financial point of view to such holders. For more information about Morgan Stanley’s opinion, see the section entitled “The Merger—Opinion of Polycom’s Financial Advisor,” beginning on page 79 of this proxy statement/prospectus. Management reviewed an inversion analysis performed by a third party and reported that Polycom was comfortable with the analysis. WSGR reviewed the terms of the draft merger agreement circulated earlier that day, including the summary which had previously been provided to the Polycom Board, discussed the resolution of the open issues previously discussed with the Polycom Board at the April 11, 2016 meeting and reviewed certain other matters. WSGR also reviewed the terms of the debt commitment letter being delivered to Mitel as part of the transaction, and noted that there was no financing condition in the merger agreement. WSGR described the closing conditions under the merger agreement, including antitrust approvals and CFIUS approval. WSGR also discussed the provisions in the agreement relating to alternative acquisition proposals. WSGR noted that directors and executive officers of Polycom and Mitel and Elliott would be signing voting agreements as part of the transaction. Management updated the Polycom Board on the due diligence investigation that Polycom had performed on Mitel, and discussed retention and severance plans. After discussing potential reasons for and against the proposed transaction (see the section entitled “The Merger— Polycom Board’s Recommendations and Its Reasons for the Merger,” beginning on page 75 of this proxy statement/prospectus), the Polycom Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were on terms that were fair to, advisable and in the best interests of Polycom’s stockholders. The Polycom

Board, therefore, approved the execution of the merger agreement and recommended that Polycom’s stockholders vote to approve the adoption of the merger agreement at any meeting of Polycom stockholders to be called for the purposes of acting thereon. The Polycom Board also discussed and adopted a resolution authorizing amendments to Polycom’s bylaws to provide that Delaware courts would be the exclusive forum for certain types of claims relating to Polycom.

On April 14 and April 15, 2016, WSGR and Paul, Weiss finalized the draft merger agreement and draft voting agreements.

On April 15, 2016, each of Polycom, Mitel and the Merger Sub executed and delivered the merger agreement and the directors and executive officers of each company and Elliott also executed and delivered the voting agreements. On the morning of April 15, 2016, prior to the opening of the market, Polycom and Mitel issued a joint press release announcing the proposed merger.

On April 22, 2016, Sponsor 1 sent a letter to Polycom proposing a leveraged recapitalization of Polycom in which, among other things, existing Polycom stockholders would receive a cash dividend of $9.37 per share and Sponsor 1 (directly or through affiliates) would purchase from Polycom $600 million in shares of a new convertible preferred stock of Polycom, which securities would give Sponsor 1 ownership immediately after the closing of 50.3% of Polycom’s outstanding equity, on an as-converted basis. Sponsor 1’s proposal would entitle Sponsor 1 to vote the preferred stock on an as-converted basis, thus giving Sponsor 1 voting control of Polycom, and to nominate a majority of the Polycom Board and any subsidiary boards. Under Sponsor 1’s proposal, the cash dividend, the repayment of Polycom’s existing debt and the termination fee payable to Mitel would be funded with $800 million of new debt, the proceeds of the sale to Sponsor 1 of the $600 million of new preferred stock and cash on Polycom’s balance sheet. Sponsor 1’s proposal assumed that Polycom could achieve $75 million in cost savings following the recapitalization. Sponsor 1 asserted that the publicly traded common stock that Polycom stockholders would continue to hold after the recapitalization would have a value of $4.13 per share immediately after the closing of the recapitalization, which also would be the conversion price immediately after closing of the new preferred stock, and accordingly that its proposal provided an aggregate value of $13.50 per share of Polycom stock. Pursuant to the terms of the merger agreement, Polycom provided notice to Mitel of Sponsor 1’s letter.

On April 23, 2016, the Polycom Board met telephonically to discuss Sponsor 1’s proposal. Upon the request of the Polycom Board, Morgan Stanley reviewed the terms of the proposal, and WSGR and MoFo reviewed the Polycom Board’s fiduciary duties and the provisions of the merger agreement applicable to the Polycom Board’s consideration of Sponsor 1’s proposal. Following discussion, the Polycom Board instructed Morgan Stanley to conduct additional analysis of Sponsor 1’s proposal to be presented at a subsequent Polycom Board meeting before the Polycom Board decided whether and how to respond to Sponsor 1.

Immediately following the meeting of the Polycom Board on April 23, 2016, the independent members of the Polycom Board met telephonically to discuss further Sponsor 1’s proposal and the process for determining Polycom’s response to Sponsor 1’s proposal.

On April 25, 2016, Mitel sent a letter to Polycom stating Mitel’s view that Sponsor 1’s proposal was not, and could not reasonably be expected to lead to, a “Company Superior Proposal” as defined in the merger agreement. In its letter, Mitel stated that Sponsor 1’s proposal lacked specificity as to certain terms, including the structure and terms of the contemplated financing, the rights and preferences of the new convertible preferred stock to be held by Sponsor 1 and how Sponsor 1 would complete the necessary financing. Mitel also stated Mitel’s view that Sponsor 1’s proposal would provide less value to Polycom stockholders than the merger.

On April 26, 2016, the Polycom Board met telephonically to discuss Sponsor 1’s proposal. At the request of the Polycom Board, Morgan Stanley provided further analysis of Sponsor 1’s proposal and WSGR and MoFo reviewed with the Polycom Board its fiduciary duties and applicable provisions of the merger agreement. The Polycom Board discussed the positive aspects of Sponsor 1’s proposal, such as the higher cash component that provided increased certainty of value to Polycom stockholders compared to the merger, and the potential benefit to Polycom stockholders of the ongoing equity interest if the recapitalized company succeeded. The Polycom Board also discussed the proposal’s negative attributes, particularly with respect to the risks to the value of the ongoing equity interest, including that the recapitalized company would continue to bear the costs of being publicly traded, would still face standalone operating risks, would lose the benefit of the synergies that might be achieved through a merger with a strategic company such as Mitel, would be subject to voting and board control by Sponsor 1, and would be more leveraged and have less cash on hand to pursue alternative transactions. The Polycom Board discussed that Sponsor 1 would receive preferred stock in exchange for its investment, which would be senior to the common stock held by Polycom stockholders and the potential negative impact that would have on the value of the Polycom stock, and that the future value of Polycom stock would depend on actual trading and could be very low or zero in certain scenarios when compared to valuation ranges in which Polycom stock has historically traded. The Polycom Board discussed whether the $75 million in cost cutting measures assumed by Sponsor 1 in its proposal were feasible and the likely detrimental effects that such measures would have on the recapitalized company’s ability to sustain its sales and EBITDA projections and, therefore, on the residual value of the recapitalized company’s publicly traded common stock. In light of the foregoing negative considerations, the Polycom Board was of the view that under Sponsor 1’s proposal the common stock in the recapitalized company would likely have a value that was significantly lower than the $4.13 per share that Sponsor 1 asserted in its proposal. The Polycom Board also discussed the likelihood that a transaction could be consummated under the proposed terms, including likely difficulties that Sponsor 1 would have raising the necessary equity and debt financing for the proposed transaction, particularly in light of the challenges Mitel encountered securing debt financing for the merger at much lower leverage levels. After discussion, the Polycom Board determined that Sponsor 1’s proposal was not a “Company Superior Proposal” and could not reasonably be expected to lead to a Company Superior Proposal and requested that WSGR communicate that determination to Sponsor 1. The Polycom Board also discussed Mitel’s letter of April 25, and determined that no response to Mitel was needed.

On April 27, 2016, WSGR sent Sponsor 1 a letter reflecting the Polycom Board’s determination. Pursuant to the terms of the merger agreement, Polycom provided notice to Mitel of its letter.

On April 27, 2016, Sponsor 1 sent Polycom a letter stating that it would be in a position to significantly improve its proposal if it were able to speak with a limited number of potential financing sources. In accordance with the terms of the merger agreement, Polycom provided a copy of the letter to Mitel.

On April 28, 2016, Mitel sent a letter to Polycom stating Mitel’s view that Polycom was prohibited by the no-shop provisions in the merger agreement from releasing Sponsor 1 from certain obligations under Sponsor 1’s existing confidentiality agreement with Polycom that prevented Sponsor 1 from discussing its proposal with potential financing sources.

On April 29, 2016, the Polycom Board met telephonically to discuss Sponsor 1’s second letter. Morgan Stanley provided its views on Sponsor 1’s second letter and, at the request of the Polycom Board, WSGR and MoFo reviewed with the Polycom Board its fiduciary duties and the applicable provisions of the merger agreement. Following additional discussion, the Polycom Board concluded that, in light of Sponsor 1’s second letter, and the stated possibility of significant improvements in Sponsor 1’s proposal, Sponsor 1’s proposal constituted a bona fide, written “Company Acquisition Proposal” that could reasonably be expected to lead to a “Company Superior Proposal.” The Polycom Board directed Morgan Stanley to communicate this decision to Sponsor 1 and to Mitel and to seek clarification from Sponsor 1 regarding certain terms of its proposal.

On April 29, 2016, immediately following the meeting of the Polycom Board, the independent members of the Polycom Board met telephonically to discuss further the second letter from Sponsor 1 and Polycom’s process for responding to Sponsor 1.

On April 29, 2016, Polycom sent Mitel a letter informing Mitel of the Polycom Board’s determination.

On April 29, 2016, Morgan Stanley contacted Sponsor 1 to obtain further information about Sponsor 1’s proposal.

On May 1, 2016, the Polycom Board met telephonically to discuss the conversation that Morgan Stanley had with Sponsor 1 on April 29. Morgan Stanley reported to the Polycom Board on the information received from Sponsor 1 about its proposal and sought additional direction from the Polycom Board. The Polycom Board discussed Sponsor 1’s proposal and concluded that it needed to receive a more specific and improved proposal from Sponsor 1, including Sponsor 1’s assumptions on financing terms, prior to engaging further with Sponsor 1, and directed Morgan Stanley to communicate that to Sponsor 1.

Immediately following the meeting of the Polycom Board on May 1, the independent members of the Polycom Board met telephonically to discuss further Sponsor 1’s proposal.

Also on May 1, 2016, Morgan Stanley contacted Sponsor 1 to request that Sponsor 1 submit an improved proposal, based (if necessary) on assumed financing terms and conditions. Sponsor 1 informed Morgan Stanley it would consider the Polycom Board’s request.

On May 5, 2016, Mitel publicly announced its first quarter 2016 financial results.

On May 6, 2016, Sponsor 1 sent Polycom a revised proposal. Among other terms, the revised proposal increased the cash dividend payable to Polycom stockholders from $9.37 per share to $10.50 per share and revised the post-closing conversion price of the preferred stock that Sponsor 1 would purchase from $4.13 per share to $4.00 per share. Sponsor 1 asserted that the common stock that Polycom stockholders would continue to hold after the recapitalization would have a value of $4.00 per share and that its revised proposal, thus, provided an aggregate value of $14.50 per share of Polycom stock. As with the original proposal, the revised proposal contemplated that Sponsor 1 would purchase $600 million of Polycom preferred stock, giving Sponsor 1 approximately 51% of Polycom’s outstanding equity on an as-converted basis immediately after the closing. Sponsor 1’s revised proposal would entitle Sponsor 1 to vote the preferred stock on an as-converted basis, thus giving Sponsor 1 voting control of Polycom, and to appoint a majority of the Polycom Board. In addition to the foregoing adjustment to the conversion price of the preferred stock, Sponsor 1’s revised proposal included additional terms of the foregoing preferred stock, including noting that the preferred stock would have a liquidation preference and a preferred payment in kind dividend. Sponsor 1’s proposal did not specify the dividend rate of the preferred stock. Sponsor 1’s revised proposal also contemplated that Polycom would increase its borrowings from $810 million to $872 million and use $266 million of Polycom’s existing cash to fund the cash dividend and pay off Polycom’s existing debt. Sponsor 1’s revised proposal also continued to assume that the recapitalized company could achieve $75 million in cost savings following the recapitalization. In reviewing Sponsor 1’s revised proposal, Polycom calculated that it would require approximately $429 million in gross cash to cover the $266 million in cash required for Sponsor 1’s revised proposal and to pay the Mitel termination fee and cover costs to repatriate cash and other transaction expenses. Pursuant to the terms of the merger agreement, Polycom provided notice to Mitel of Sponsor 1’s letter.

On May 6, 2016, Mitel sent a letter to Polycom stating Mitel’s view that Sponsor 1’s revised proposal was not more favorable from a financial point of view to Polycom’s stockholders than the merger, could not be consummated in accordance with its terms and, thus, was not, and could not reasonably be expected to lead to, a Company Superior Proposal.

On May 9, 2016, the Polycom Board met telephonically to discuss Sponsor 1’s revised proposal. WSGR and MoFo reminded the Polycom Board of their fiduciary duties and summarized the applicable terms of the merger agreement. Morgan Stanley discussed the financial value of Sponsor 1’s revised proposal in comparison to Sponsor 1’s original proposal and in comparison to the financial value of the merger. Morgan Stanley addressed the differences in the type of consideration between the proposals and the potential values of the common stock to be retained by Polycom stockholders in Sponsor 1’s revised proposal in different scenarios, taking into consideration the preference that Sponsor 1 would receive as a result of holding preferred stock. The Polycom Board discussed the likely value of the ongoing equity interest offered in Sponsor 1’s revised proposal, taking note of the fact that since the increase in upfront cash consideration was to be funded solely by greater indebtedness and Polycom’s existing cash resources, the revisions to Sponsor 1’s proposal potentially further impaired the value of such Polycom stock relative to Sponsor 1’s original proposal. The Polycom Board discussed its belief that the value of the Polycom stock in the recapitalized company likely would have a value that was significantly less than the $4.00 per share asserted by Sponsor 1. The Polycom Board discussed whether the cost cuts assumed in Sponsor 1’s revised proposal were realistic and how Sponsor 1’s proposed cost cuts might affect the operations of the recapitalized company and the financial results and valuation that the recapitalized company might achieve. The Polycom Board compared the proposed cuts in Sponsor 1’s revised proposal with the synergies that might be achieved in the strategic merger with Mitel. The Polycom Board also discussed the likelihood that a transaction could be consummated under the proposed terms, including whether Sponsor 1 would be able to arrange the equity and debt financing needed for its proposal, taking note of the fact that the increased leverage required by Sponsor 1’s revised offer likely would make obtaining debt financing more difficult than its original proposal. The Polycom Board also discussed that by virtue of the repatriation of cash required under Sponsor 1’s revised proposal, Polycom would potentially be subject to a higher tax rate, and have less cash on hand to pursue alternative transactions. Following the discussion, the Polycom Board determined to reject Sponsor 1’s revised proposal and declined to engage further with Sponsor 1 on the basis of their revised proposal and directed Morgan Stanley to communicate this to Sponsor 1. The Polycom Board also discussed the Mitel letter of May 6, and determined not to respond to the Mitel letter.

Immediately after the meeting of the Polycom Board on May 9, 2016, the independent members of the Polycom Board met telephonically to discuss further Sponsor 1’s revised proposal and the response to Sponsor 1.

On May 12, 2016, Morgan Stanley advised Sponsor 1 of the Polycom Board’s determination.

On May 17, 2016, Sponsor 1 sent Polycom a revised proposal. Under the terms of Sponsor 1’s revised proposal, existing Polycom stockholders would receive a cash dividend of $11.00 per share and Sponsor 1 (directly or through affiliates and other equity financing sources) would purchase from Polycom $650 million in shares of a new convertible preferred stock of Polycom. After the proposed transaction, Sponsor 1 would own 56% of Polycom’s outstanding equity on an as-converted basis. The conversion price of the new convertible preferred stock would be $3.50 per share post-transaction and the convertible preferred stock would have an in kind dividend rate of 8%. The revised proposal also stated that Sponsor 1 would be prepared to offer existing Polycom stockholders the opportunity to exchange or “roll-over” their $11.00 per share cash dividend for an interest in up to $250 million of the new convertible preferred stock, subject to pro ration, which exchange would be offered through a new special purpose vehicle controlled by Sponsor 1 and, to the extent accepted by Polycom stockholders, would reduce by a like amount the amount of new convertible preferred stock to be purchased by Sponsor 1. Shares in the special purpose vehicle would be registered with the SEC, but would not be listed on a securities exchange or transferable. In addition, Sponsor 1 stated that it would be prepared to consider an alternative transaction structure in which Sponsor 1 would acquire 100% of Polycom in a “take private” transaction for $11.50 per share in cash and a contingent value right, which is referred to as CVR, worth up to $3.00 per share. Under Sponsor 1’s proposal, the cash dividend, the repayment of Polycom’s existing debt and the termination fee payable to Mitel would be funded with the proceeds of the sale to Sponsor 1 of $650 million of the foregoing new convertible preferred stock, $870 million of new debt financing, and cash on Polycom’s balance sheet (including both onshore and offshore cash). Sponsor 1 also reiterated in its proposal its request that the Polycom Board provide its consent under the existing confidentiality agreement between Sponsor 1 and Polycom for Sponsor 1 to discuss the Sponsor 1 proposal with potential financing sources in order to obtain the commitments that Sponsor 1 would require to consummate a transaction with Polycom.

On May 18, 2016, Mitel sent a letter to Polycom stating Mitel’s view that Sponsor 1’s revised proposal was not more favorable from a financial point of view to Polycom stockholders than the merger and could not be consummated in accordance with its terms, and thus was not and could not reasonably be expected to lead to a Company Superior Proposal. Mitel also reiterated its view that Polycom was prohibited by the no-shop provisions in the merger agreement from releasing Sponsor 1 from its obligations under Sponsor 1’s existing confidentiality agreement with Polycom that prevented Sponsor 1 from discussing its proposal with potential financing sources.

On May 20, 2016, the Polycom Board met telephonically to discuss Sponsor 1’s revised proposal. Representatives of Morgan Stanley summarized for the Polycom Board the features of Sponsor 1’s revised proposal and provided a financial analysis of the terms of the Sponsor 1 proposal, noting that the revised proposal would offer Polycom stockholders increased upfront cash and a smaller percentage ownership of Polycom going forward as compared to the prior Sponsor 1 proposal and that Sponsor 1 had stated that it would also be prepared to consider alternative transaction structures such as a “take private,” which would offer Polycom stockholders cash and CVRs in exchange for all of the outstanding shares of Polycom stock. Morgan Stanley also described the proposed dividend roll-over feature in Sponsor 1’s revised proposal. Morgan Stanley provided the Polycom Board with a financial analysis regarding circumstances under which Polycom stock potentially would or would not have a positive value in light of the projected performance of Polycom. The Polycom Board discussed Sponsor 1’s revised proposal with Morgan Stanley and its legal counsel, addressing whether the Polycom Board thought that Sponsor 1’s revised proposal could reasonably be expected to lead to a “Company Superior Proposal” as defined in the merger agreement and whether and how it should engage with Sponsor 1. As part of the discussion, the Polycom Board discussed the value of the cash component, the value of the preferred stock component and the value of the common stock or CVR. After discussion, the Polycom Board determined that taking into consideration the revised terms, and in particular the additional cash component being proposed, Sponsor 1’s revised proposal could reasonably be expected to lead to a “Company Superior Proposal” as defined in the merger agreement. The Polycom Board concluded that it was in the best interest of Polycom stockholders to engage with Sponsor 1 to further understand and seek to improve the proposal. The Polycom Board also discussed whether it should provide consent to Sponsor 1 under Polycom’s confidentiality agreement with Sponsor 1 to allow Sponsor 1 to consult potential financing sources and authorized management to grant Sponsor 1 consent to consult with such potential financing sources in the event that discussions with Sponsor 1 proceeded in a productive manner. The Polycom Board instructed Morgan Stanley to inform Sponsor 1 that, if discussions between the Company and Sponsor 1 proceeded in a productive manner, the Polycom Board intended to grant some form of such consent at a later date to allow Sponsor 1 to enter into discussions with potential financing sources in a manner that was not less restrictive than the access that the Polycom Board had allowed Mitel before the merger agreement was signed. The Polycom Board also instructed Morgan Stanley to engage in discussions or negotiations with Sponsor 1 with respect to clarifying and improving certain aspects of Sponsor 1’s revised proposal.

On May 20, 2016, the independent members of the Polycom Board met telephonically immediately following the Polycom Board meeting to discuss aspects of Sponsor 1’s revised proposal and the role of the independent members of the Polycom Board in any future discussions with representatives of Sponsor 1.

On May 21, 2016, representatives of Morgan Stanley advised Sponsor 1 of the Polycom Board’s determination and requested additional information from Sponsor 1 regarding its proposal.

On May 23, 2016, Polycom filed a Form 8-K with the SEC in which it publicly announced that it had received a modified acquisition proposal from Sponsor 1, which was the acquisition proposal received by Polycom on May 17, 2016, described above.

On May 24, 2016, Polycom received a letter from Mitel in which Mitel requested that the Polycom Board publicly reaffirm its recommendation that Polycom stockholders vote in favor of the proposed merger with Mitel.

On May 26, 2016, Polycom received another letter from Mitel in which Mitel stated its view that consenting to deem certain of Sponsor 1’s potential sources of debt financing as “Representatives” under the confidentiality agreement between Polycom and Sponsor 1 would be a breach of the merger agreement.

On May 26, 2016, the Polycom Board met telephonically to discuss, among other things, Mitel’s request that the Polycom Board publicly reaffirm its recommendation that Polycom stockholders vote in favor of the proposed Mitel merger. The Polycom Board discussed with a representative of Morgan Stanley, Morgan Stanley’s recent communications with Sponsor 1 about its potential financing sources, performing due diligence on Polycom, and scheduling management meetings among representatives of Sponsor 1, Morgan Stanley, Polycom management, and the Polycom Board. The Polycom Board also discussed with representatives of WSGR the status of HSR and CFIUS filings related to the merger, the potential timing of the closing of the merger if approved by Polycom stockholders, and an amendment to the merger agreement proposed by Mitel. The amendment included changes to the merger agreement to reflect the transfer of shares of stock of Merger Sub, which were held by another wholly owned subsidiary of Mitel, to Mitel, and the conversion of Merger Sub to a Delaware limited liability company, which is referred to collectively as the transfer and conversion. After discussion, the Polycom Board unanimously passed a resolution to reaffirm its recommendation that Polycom stockholders vote in favor of the proposed merger with Mitel. The Polycom Board also approved the proposed amendment to the merger agreement to reflect the transfer and conversion.

On May 26, 2016, the independent members of the Polycom Board met telephonically immediately following the Polycom Board meeting to discuss the planned meetings among members of Polycom management, the Polycom Board, and representatives of Sponsor 1.

On May 27, 2016, Polycom entered into an amendment to its confidentiality agreement with Sponsor 1 to permit Polycom to communicate to Mitel information about Sponsor 1 in a manner consistent with the merger agreement. Also on May 27, Polycom disclosed in a filing with the SEC that the Polycom Board had unanimously reaffirmed its recommendation that Polycom stockholders vote in favor of the proposed merger with Mitel.

On May 31, 2016, Polycom granted Sponsor 1 access to its virtual data room in order to allow Sponsor 1 to conduct due diligence. Also on May 31, Polycom gave its consent to Sponsor 1 for Sponsor 1 to deem five specified potential sources of debt financing “Representatives” of Sponsor 1 under the confidentiality agreement between Polycom and Sponsor 1, as requested by Sponsor 1 to enable Sponsor 1 to seek debt financing for a transaction with Polycom.

On June 2, 2016, representatives of Polycom, including a member of the Polycom Board, and Sponsor 1 met, together with their respective financial and legal advisors, to discuss a potential transaction and conduct due diligence of the other party, among other things.

On June 6, 2016, Sponsor 1 delivered to Polycom a revised, non-binding proposal pursuant to which Sponsor 1 would acquire 100% of the outstanding common stock of Polycom for an all-cash offer of $12.25 per share in a take private transaction. Sponsor 1 indicated that the revised proposal would be funded, in part, with $650 million of equity financing and $950 million of debt financing. The revised proposal included a letter from a potential lender indicating that, subject to a number of conditions and contingencies, the potential lender was highly confident it could arrange the debt financing.

On June 6, 2016, the Polycom Board met telephonically to discuss Sponsor 1’s revised proposal. Representatives of Morgan Stanley summarized for the Polycom Board Sponsor 1’s revised proposal and provided a financial analysis of the terms of the revised proposal, noting that the revised proposal would offer Polycom stockholders $12.25 per share of Polycom stock in cash without any stub equity or CVR component as contemplated in previous offers from Sponsor 1 and comparing the potential value of the revised Sponsor 1 proposal to the potential value of the consideration to be received in the merger with Mitel. The Polycom Board also discussed the June 2, 2016 meeting between Polycom and Sponsor 1. The Polycom Board also discussed with representatives of WSGR, MoFo, and Morgan Stanley improving the price and certainty of Sponsor 1’s revised proposal and provided representatives of WSGR, MoFo, and Morgan Stanley instructions for further discussions with Sponsor 1.

On June 6, 2016, the independent members of the Polycom Board met telephonically immediately following the Polycom Board meeting to further discuss the recent meeting among representatives of Sponsor 1 and representatives of Polycom and other items related to the revised Sponsor 1 proposal.

On June 7, 2016, Mitel sent a letter to Polycom stating Mitel’s view that Sponsor 1’s June 6 revised proposal was not more favorable from a financial point of view to Polycom stockholders than the merger and lacked committed financing and an alternative acquisition agreement and thus was not and could not reasonably be expected to lead to a “Company Superior Proposal.” Mitel also sent to Polycom a letter stating Mitel’s view that Polycom’s consent to Sponsor 1 for Sponsor 1 to deem specified potential sources of debt financing “Representatives” of Sponsor 1 under the confidentiality agreement between Polycom and Sponsor 1 as requested by Sponsor 1 facilitated Sponsor 1 in making a company acquisition proposal. The Mitel letter stated Mitel’s position that Polycom providing such consent was a breach of the merger agreement, and that such breach constituted a material breach of Section 5.02 for purposes of Section 9.01(h) of the merger agreement, and a willful breach for purposes of Section 9.03(f) of the merger agreement.

On June 8, 2016, Polycom filed a Form 8-K with the SEC in which it publicly announced that it had received a modified acquisition proposal from Sponsor 1, which was the acquisition proposal received by Polycom on June 6, 2016, described above, and that the Polycom Board had reaffirmed its recommendation that Polycom stockholders vote in favor of the proposed merger with Mitel.

On June 10, 2016, Mitel, Polycom and Merger Sub entered into an amendment to the merger agreement to reflect the transfer and conversion.

Mitel’s Reasons for the Merger

The Mitel Board believes that the combination of Mitel and Polycom represents an opportunity to enhance value for Mitel shareholders. As shareholders of Mitel after the merger, Mitel also believes that Polycom stockholders will share in such benefits.

The decision of the Mitel Board to enter into the merger agreement was the result of careful consideration by the Mitel Board of numerous factors. In reaching its conclusion to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of Mitel common shares in connection with the merger, the Mitel Board considered the following factors as generally supporting its decision.

•	Financial and Operational Scale. The combined company will have a diverse revenue base, with pro forma 2015 revenue of approximately $2.4 billion, and strong cash flow generation, with pro forma 2015 EBITDA of approximately $350 million. The merger will extend Mitel’s existing broad geographic footprint by adding Polycom’s established presence in Asia-Pacific. The combined company will have a global presence across five continents with approximately 7,700 employees worldwide, an installed customer base in more than 82% of Fortune 500 companies, mobile deployments in 47 of the world’s top 50 economies and a combined portfolio of more than 2,100 patents and more than 500 patents pending.

•	Industry Leader in Voice and Video Segments Across Enterprise, Cloud and Mobile. The combination of Mitel and Polycom will create a new industry leader leveraging Mitel’s leadership as a pioneer in global communications with Polycom’s premium brand and industry-leading portfolio in the conference and video collaboration market. The combined company will offer customers across Enterprise, Cloud and Mobile an integrated technology experience, with leading market positions in business cloud communications, IP/PBX extensions, conference phones, Open SIP sets, video conferencing and installed audio.

•	Anticipated Cost Synergies and Reduced Debt Leverage. The combined company is expected to generate significant operating synergies of approximately $160 million by 2018, resulting from supply chain optimization, facilities consolidation and other economies of scale. In addition, the combined company will reduce Mitel’s net debt to EBITDA leverage from a ratio of 3.8x to a pro forma ratio of 2.1x, in each case as of December 31, 2015.

•	Due Diligence. The Mitel Board considered the scope of the due diligence investigation of Polycom conducted by Mitel management and Mitel’s outside advisors, and the results of that investigation.

•	Recommendation of Management. The Mitel Board took into account the recommendation of Mitel management in favor of the merger.

•	Strategic Alternatives. The Mitel Board considered the trends and competitive developments in the industry and the range of strategic alternatives available to Mitel.

•	Terms of the Merger Agreement. The Mitel Board reviewed and considered the terms of the merger agreement, including the consideration payable, the form of the transaction, the representations, warranties and covenants of each of the parties, the conditions to complete the merger, the rights of each party to provide information and engage in negotiations regarding a potentially superior proposal, the rights of each party to withdraw or otherwise change its recommendation to its stockholders or shareholders, as applicable, in favor of the proposals related to the merger agreement, the rights of each party to terminate the merger agreement and the obligations of each party to pay a termination fee in certain circumstances.

•	Regulatory Approvals. The Mitel Board considered the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals.

•	Funding of Cash Consideration. The Mitel Board considered that the cash portion of the consideration payable to Polycom stockholders would be funded by a combination of Mitel and Polycom cash and new credit facilities to be entered into in connection with the transactions contemplated by the merger agreement, including the receipt of the financing commitments from Mitel’s financing sources necessary to finance the merger and the other transactions contemplated by the merger agreement.

The Mitel Board also evaluated the risks inherent in acquisition transactions similar to the merger, including:

•	the risk that the merger might not be completed in a timely manner or at all and the attendant adverse consequences, including operational disruption, to Mitel’s and Polycom’s respective businesses as a result of the pendency of the merger;

•	the risk that Polycom stockholders might fail to approve the adoption of the merger agreement;

•	the risk that Mitel shareholders might fail to approve the issuance of Mitel common shares in connection with the merger;

•	the risks associated with the occurrence of events which could materially and adversely affect the operations or financial condition of Polycom and its subsidiaries;

•	the risk that the expected benefits, savings and synergies of the combination may not be fully or partially achieved, or may not be achieved within the expected timeframe;

•	the risks associated with the challenges and difficulties relating to integrating the operations of Polycom with Mitel;

•	the risk of diverting Mitel management focus and resources from other strategic opportunities and from operational matters while working to implement the transaction, and other potential disruption associated with combining and integrating the companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of Mitel and Polycom;

•	the risk that the combined company could have lower revenue and growth rates than each of the companies experienced historically;

•	the risks associated with the effects of general competitive, economic, political and market conditions and fluctuations on Mitel, Polycom or the combined company; and

•	various other risks associated with the combination of the businesses of Mitel and Polycom, some of which are described in the section entitled “Risk Factors,” beginning on page 38 of this proxy statement/prospectus.

The Mitel Board concluded that the potentially negative factors associated with the combination of Mitel and Polycom were outweighed by the potential benefits expected to be achieved as a result of the merger. Accordingly, the Mitel Board approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of Mitel common shares in connection with the merger.

The foregoing discussion of factors considered by the Mitel Board is not meant to be exhaustive, but includes the material factors considered by the Mitel Board in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of Mitel common shares in connection with the merger. The Mitel Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination, nor did the Mitel Board undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Rather, each member of the Mitel Board made his determination based on the totality of the information presented to him, including the recommendation by Mitel management and input from Mitel’s advisors, which determination may have been influenced to a greater or lesser degree by different factors.

Other Factors You Should Consider

In deciding whether or not to vote your shares of Polycom stock in favor of approval of the adoption of the merger agreement you should consider the factors described in the section entitled “The Merger—Background of the Merger,” beginning on page 50, as well as the reasons of the Polycom Board described in the section entitled “The Merger—Polycom Board’s Recommendations and Its Reasons for the Merger,” beginning on page 75, and the factors set forth in the section entitled “Risk Factors,” beginning on page 38 of this proxy statement/prospectus and the other factors set forth in this proxy statement/prospectus.

Polycom Board’s Recommendations and Its Reasons for the Merger

At a meeting on April 14, 2016, the Polycom Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of Polycom and Polycom’s stockholders, (ii) approved and adopted the merger agreement, and (iii) directed that the Merger proposal be submitted to a vote at a meeting of Polycom stockholders and recommended that Polycom stockholders vote “FOR” adoption of the merger agreement in accordance with the Merger proposal.

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Polycom Board consulted with Polycom’s management and legal and financial advisors and considered a variety of factors with respect to the merger and the other transactions contemplated by the merger agreement, including the factors described below:

•	the Polycom Board’s knowledge and understanding of Polycom and the industry in which it operates and the Polycom Board’s review of Polycom’s and Mitel’s business, strategy, current and projected financial condition, current earnings and earnings prospects;

•	the expectation that the merger will leverage the complementary businesses and assets of Polycom and Mitel and create a stronger combined company;

•	the results of Polycom management’s due diligence review of Mitel and the reputation and business practices of Mitel;

•	the increasing competition, consolidation and other challenges in the unified communications and collaboration sector, including the fact that Polycom faces significant competition from companies with substantially greater size and resources, and the likely effect thereof on the business, operations, financial condition and prospects of Polycom were it to remain a stand-alone company;

•	the risks associated with Polycom’s execution of its strategy as a stand-alone company, including the uncertainty with the strategic shift required to implement its Endpoint Focus Case strategy and the continuing challenges that Polycom faces in China, one of its major markets; and

•	the fact that Polycom and its financial advisor reached out to or were approached by approximately 10 potential financial sponsors and 2 potential strategic acquirers and that there were periodic rumors and market reports that Polycom was considering a potential sale following public filings and the publication of a letter by Elliott advocating that Polycom enter into a strategic transaction with Mitel and that no actionable alternative proposal emerged, and the fact that Polycom had held extended discussions with Mitel and did not believe Mitel would be likely to improve upon its offer.

The Polycom Board reviewed the potential strategic and financial benefits associated with the transaction, including:

•	the potential for the surviving corporation to realize significant cost savings from supply chain optimization, facilities consolidation and other economies of scale;

•	the potential that the surviving corporation would achieve revenue synergies in certain product segments due to the complementary nature of Polycom’s and Mitel’s product line and market segments;

•	the oral opinion, subsequently confirmed in writing, of Morgan Stanley delivered to the Polycom Board on April 14, 2016, to the effect that, as of such date, the merger consideration to be received by the holders of shares of Polycom stock was fair from a financial point of view to such holders, which opinion was subject to the procedures followed, matters considered, assumptions made and qualifications as more fully described in the section entitled “The Merger—Opinion of Polycom’s Financial Advisor,” beginning on page 79 of this proxy statement/prospectus;

•	the financial analyses of Morgan Stanley presented to the Polycom Board in connection with the delivery by Morgan Stanley of its opinion as described above;

•	the fact that Polycom stockholders would own approximately 60% of the combined company and would have the opportunity to participate in the future performance of the combined company, including expected future growth and expected synergies resulting from the merger;

•	the fact that a portion of the merger consideration consisted of cash, providing Polycom stockholders with some level of certainty of value and liquidity upon completion of the merger;

•	the fact that, because the stock portion of the merger consideration is subject to a fixed exchange ratio, Polycom stockholders would benefit from any increase in the trading price of Mitel prior to completion of the merger; and

•	the fact that the implied value of the merger consideration of $13.55, based on the closing price per Mitel common share on April 12, 2016, represented a 17% premium based on the April 12, 2016 closing price per share of Polycom stock of $11.53 and the fact that the unaffected implied value of the merger consideration of $13.21, based on the closing price per Mitel common share on April 5, 2016 (before the publication of media reports concerning a potential strategic transaction between Polycom and Mitel), represented a 22% premium based on the April 5, 2016 closing price per share of Polycom stock of $10.84.

The Polycom Board considered the terms and conditions of the merger agreement, including the following:

•	the Polycom Board’s belief that the merger agreement offered reasonable assurances as to the likelihood of consummation of the merger, including that Mitel has obtained committed debt financing for the merger and that the merger agreement does not include a financing condition to Mitel’s obligations to close the merger;

•	the fact that Elliott, Francisco Partners Group and the Matthews Group, shareholders of Mitel, would enter into voting agreements, pursuant to which they have agreed to vote their respective Mitel common shares in favor of the merger, as contemplated by and on the terms set forth in the merger agreement;

•	the Polycom Board’s belief that the merger agreement did not impose unreasonable burdens on Polycom and would not preclude a competing bidder from making a superior proposal. In this regard, the Polycom Board considered the following, including:

•	Polycom’s ability to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited bona fide written acquisition proposal that the Polycom Board in good faith believes is a superior proposal or could reasonably be expected to lead to a superior proposal, as more fully described in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation,” beginning on page 140 of this proxy statement/prospectus;

•	the ability of the Polycom Board to change its recommendation supporting the merger in response to an intervening event or following the Polycom Board’s good faith determination that an alternative acquisition proposal constituted a superior proposal, as more fully described in the section entitled “The Merger Agreement— Covenants and Agreements—No Solicitation,” beginning on page 140 of this proxy statement/prospectus; and

•	the judgment of the Polycom Board that the termination fee of $60 million payable by Polycom to Mitel in the event of a termination of the merger agreement due to a change in the Polycom Board’s recommendation and certain other circumstances would not preclude potential superior offers;

•	the fact that the merger will be subject to the approval of Polycom’s stockholders and that, in this regard, Polycom’s directors and executive officers do not own a significant enough interest in Polycom stock, in the aggregate, to influence substantially the outcome of such stockholder vote;

•	the fact that Polycom stockholders who do not vote to adopt the merger agreement and who follow certain prescribed procedures would be entitled to appraisal rights under Delaware law; and

•	the obligation in the merger agreement for Mitel to take all corporate actions necessary to cause two individuals mutually agreed upon by Mitel and Polycom who are currently on the Polycom Board to be appointed to the Mitel Board, as more fully described in the section entitled “The Merger—Governance of Mitel Following Completion of the Merger,” beginning on page 95 of this proxy statement/prospectus.

The Polycom Board also considered potential risks and other negative factors concerning the merger agreement and the transactions contemplated by the merger agreement, including the merger, in connection with its deliberations of the merger agreement and such transactions, including the following:

•	the potential risk of diverting management attention and resources from the operation of Polycom’s business, including other strategic opportunities and operational matters, while working toward the completion of the merger;

•	the potential negative effect of the pendency of the transaction on Polycom’s business, including its relationships with employees, customers, and suppliers, and the restrictions on the conduct of Polycom’s business prior to completion of the merger;

•	the general risks of market conditions that could affect the price of Polycom stock and Mitel common shares;

•	the fact that, because a substantial part of the merger consideration is payable in Mitel common shares in accordance with a fixed exchange ratio, Polycom stockholders will be adversely affected by any decrease in the trading price of Mitel common shares prior to the completion of the merger;

•	the challenges in combining two companies, including the risks associated with achieving anticipated cost synergies and successfully integrating Polycom’s business, operations and workforce with those of Mitel and potential adverse reactions from customers regarding the merger;

•	the risk that the merger may not be completed because the Mitel shareholders do not approve the Mitel share issuance;

•

the risk that the merger may not be completed despite the parties’ efforts or that completion of the merger may be unduly delayed, even if the requisite approval is obtained from Polycom’s stockholders and Mitel’s shareholders, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied, and the potential resulting disruptions to Polycom’s business;

•	the fact that various regulatory approvals are required to complete the merger, which present a risk that the applicable governmental authorities may condition their grant of required approvals or consents on the imposition of unfavorable terms or conditions or that such approvals and consents will not be able to be obtained at all;

•	the fact that if Mitel receives a superior proposal, the Mitel Board can modify or withdraw its recommendation that the Mitel shareholders vote in favor of the Mitel share issuance and/or terminate the merger agreement, if failure to take such action would be inconsistent with the Mitel directors’ duties under applicable law and after compliance with the applicable requirements set forth in the merger agreement, including payment of a termination fee;

•	the fact that, subject to certain limited exceptions, during the term of the merger agreement, Polycom is prohibited from soliciting, initiating or knowingly encouraging any inquiry, proposal, indication of interest or offer with respect to a competing proposal for Polycom;

•	the fact that upon termination of the merger agreement under specified circumstances, Polycom may be required to pay Mitel a $60 million termination fee;

•	the fact that the parties have incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is completed;

•	the fact that the consideration received by Polycom stockholders in the merger will be taxable for U.S. federal income tax purposes;

•	the risk that a change in applicable U.S. tax law, or official interpretations thereof, could cause the combined company to be treated as a U.S. domestic corporation for U.S. federal income tax purposes following the consummation of the merger or otherwise adversely affect the combined company and/or diminish or delay anticipated benefits of the merger; and

•	the risks described under the section entitled “Risk Factors,” beginning on page 38, and the matters described under the section entitled “Cautionary Note Regarding Forward-Looking Statements,” beginning on page 9 of this proxy statement/prospectus.

The Polycom Board concluded that the potentially negative factors associated with the combination of Polycom and Mitel were outweighed by the potential benefits that the Polycom Board expects Polycom and its stockholders to achieve as a result of the merger. Accordingly, the Polycom Board approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

In considering the recommendation of the Polycom Board, Polycom stockholders should be aware that directors and executive officers of Polycom have interests in the merger that are different from, or in addition to, any interests they might have solely as a stockholder. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 96 of this proxy statement/prospectus.

The foregoing discussion of factors considered by the Polycom Board is not meant to be exhaustive, but includes the material factors considered by the Polycom Board in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Polycom Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the members of the Polycom Board made their respective determinations based on the totality of the information presented to them, including the input from Polycom’s management and advisors, and the judgments of individual members of the Polycom Board may have been influenced to a greater or lesser degree by different factors. The Polycom Board did not undertake to make any specific determinations as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Polycom Board based its determination on the totality of the information presented.

Opinion of Polycom’s Financial Advisor

The Polycom Board retained Morgan Stanley as its financial advisor in connection with the merger. The Polycom Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the industry, business and affairs of Polycom. At the meeting of the Polycom Board on April 14, 2016, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing on the same date, to the Polycom Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of shares of Polycom stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion to the Polycom Board, dated April 14, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex B. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the Polycom Board, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of shares of Polycom stock pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how Polycom’s stockholders or Mitel’s shareholders should vote at any stockholders’ or shareholders’ meeting, respectively, to be held in connection with the merger or take any other action with respect to the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Polycom and Mitel, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Polycom and Mitel, respectively;

•	reviewed certain financial projections prepared by the managements of Polycom and Mitel, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Polycom and Mitel, respectively;

•	discussed the past and current operations and financial condition and the prospects of Polycom, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Polycom;

•	discussed the past and current operations and financial condition and the prospects of Mitel, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Mitel;

•	reviewed the pro forma impact of the merger on Mitel’s earnings per share, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for Polycom stock and Mitel common shares;

•	compared the financial performance of Polycom and Mitel and the prices and trading activity of Polycom stock and Mitel common shares with that of certain other publicly-traded companies comparable with Polycom and Mitel, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Polycom and Mitel and their financial and legal advisors;

•	reviewed the draft merger agreement dated as of April 13, 2016, the draft commitment letter from certain lenders dated as of April 12, 2016, which is referred to as the draft commitment letter, and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Polycom and Mitel, and formed a substantial basis for the opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the respective managements of Polycom and Mitel of the future financial performance of Polycom and Mitel. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Mitel will obtain financing in accordance with the terms set forth in the draft commitment letter. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Polycom and Mitel and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Polycom’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Polycom stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Polycom or Mitel, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, April 14, 2016. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the opinion.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the Polycom Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Morgan Stanley considered a number of factors in analyzing the merger consideration. The fact that points in the ranges of implied equity value per share of Polycom stock derived below were less than or greater than the merger consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the merger consideration, but is one of many factors Morgan Stanley considered. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 5, 2016, which was the last full trading day prior to recent public speculation that Polycom was exploring a sale, and is not necessarily indicative of current market conditions.

Comparable Public Company Analysis

Morgan Stanley performed a comparable public company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial information of Polycom with corresponding financial data for other companies that shared certain similar characteristics to Polycom to derive an implied valuation range for Polycom. The companies used in this comparison included the following:

Enterprise Infrastructure

• Brocade Communications Systems, Inc. • Cisco Systems, Inc.	• NetApp, Inc. • QLogic Corporation

Endpoint Solutions

• AudioCodes Ltd. • ClearOne, Inc. • Harman International Industries, Incorporated • Logitech International S.A.	• Motorola Solutions, Inc. • Netgear, Inc. • Plantronics, Inc. • Vocera Communications, Inc.

Unified Communications

• Alcatel Lucent S.A. • BroadSoft, Inc.	• Mitel • ShoreTel, Inc.

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to Polycom’s. Although none of such companies are identical or directly comparable to Polycom, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to those of Polycom.

For Polycom and each other company listed above, Morgan Stanley calculated and compared various financial multiples and ratios based on publicly available financial data compiled by Thomson Reuters for comparison purposes and closing share prices as of April 12, 2016, except that Morgan Stanley used Polycom’s and Mitel’s respective unaffected closing share price as of April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale. Among other calculations, the information Morgan Stanley calculated for each of the selected companies included:

•	the ratio of aggregate value, which is referred to as AV (calculated as the market value of equity plus total debt, net of cash and cash equivalents), to estimated EBITDA (calculated as net income excluding net interest expense, income tax expense and certain other non-cash and non-recurring items, principally depreciation, amortization and stock-based compensation) for calendar year 2016, which is referred to below as the CY2016E AV/EBITDA Ratio; and

•	the ratio of stock price of its common equity to estimated earnings per share for calendar year 2016, which is referred to below as the CY2016E P/E Ratio.

Results of the analysis were presented for the selected companies, as indicated in the following table:

Enterprise Infrastructure Trading Multiples
	Low	High	Median
CY2016E AV/EBITDA Ratio	4.0x	6.4x	5.7x
CY2016E P/E Ratio	9.1x	12.9x	11.8x

Endpoint Solutions Trading Multiples
	Low	High	Median
CY2016E AV/EBITDA Ratio*	4.8x	9.8x	7.7x
CY2016E P/E Ratio*	11.7x	19.1x	14.6x

Unified Communications Trading Multiples
	Low	High	Median
CY2016E AV/EBITDA Ratio	6.3x	18.5x	13.4x
CY2016E P/E Ratio*	10.7x	19.6x	13.2x

*	Multiples for certain selected companies excluded as not meaningful.

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment, Morgan Stanley selected representative ranges of the CY2016E AV/EBITDA Ratio and CY2016E P/E Ratio and applied these ranges of multiples to Polycom’s estimated EBITDA for calendar year 2016 and estimated earnings per share for calendar year 2016, respectively.

Morgan Stanley then calculated a range of implied equity values per share of Polycom stock as follows, in each case rounded to the nearest $0.25 per share:

	Selected Representative Multiple Range	Implied Equity Value Per Share of Polycom Stock
CY2016E AV/Adjusted EBITDA Ratio	4.5x-6.5x	$9.25 – $12.00
CY2016E P/E Ratio	9.0x-14.0x	$7.75 – $12.25

Morgan Stanley compared the foregoing ranges of implied equity value per share of Polycom stock to (1) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (2) the implied value of the merger consideration of $13.21 per share (valuing the stock portion of the merger consideration based on the exchange ratio of 1.31 and the unaffected closing price per share of Mitel common shares of $7.70 on April 5, 2016).

No company included in the comparable public company analysis is identical to Polycom. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Polycom. These include, among other things, the impact of competition on the business of Polycom and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Polycom and the industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Morgan Stanley conducted a discounted cash flow analysis, which is designed to provide an implied value of an asset using estimates of the future unlevered free cash flows generated by the asset, taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow represents unlevered net operating profit after tax, adjusted for depreciation, capital expenditures, stock-based compensation, changes in net working capital, and certain other one-time cash expenses, as applicable. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

Morgan Stanley calculated the present value of unlevered free cash flows for Polycom (1) for the calendar years 2016 through 2018 based upon the 0% Growth Case (which is also referred to as the Baseline Case) and the Endpoint Focus Case provided by the management of Polycom and (2) for the calendar years 2019 through 2020 based upon extrapolations from the projections in the 0% Growth Case and Endpoint Focus Case, which extrapolations were prepared for Morgan Stanley’s use in connection with its financial analyses and rendering its fairness opinion. The 0% Growth Case and the Endpoint Focus Case are more fully described in the section entitled “The Merger—Financial Projections Utilized by the Polycom Board and Polycom’s Financial Advisor—Financial Projections Related to Polycom,” beginning on page 93 of this proxy statement/prospectus.

Morgan Stanley also calculated a range of terminal values for Polycom at December 31, 2020 by applying a perpetual growth rate ranging from 0.0% to 2.0% to the unlevered free cash flows of Polycom after the calendar year 2020. Morgan Stanley selected this perpetual growth rate range based on the application of Morgan Stanley’s professional judgment and experience. The unlevered free cash flows and the range of terminal values were then discounted to present values at March 31, 2016 using a range of discount rates from 8.1% to 9.8%, which range of discount rates was selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect Polycom’s estimated weighted average cost of capital.

This analysis indicated the following range of implied equity value per share for Polycom stock, rounded to the nearest $0.25.

Financial Forecast Case	Implied Equity Value Per Share of Polycom Stock
0% Growth Case	$9.00 – $13.50(1)
Endpoint Focus Case	$11.75 – $17.50(2)

(1)	Assumes that cash held by foreign subsidiaries is not repatriated to the United States in a manner subject to taxation. If such cash is assumed to be repatriated and subject to tax at an assumed rate of 38%, the upper range would be $12.25.
(2)	Assumes that cash held by foreign subsidiaries is not repatriated to the United States in a manner subject to taxation. If such cash is assumed to be repatriated and subject to tax at an assumed rate of 38%, the upper range would be $16.50.

Morgan Stanley compared the foregoing ranges of implied equity value per share of Polycom stock to (1) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (2) the implied value of the merger consideration of $13.21 per share (valuing the stock portion of the merger consideration based on the exchange ratio of 1.31 and the unaffected closing price per share of Mitel common shares of $7.70 on April 5, 2016).

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the estimated future implied value of a company’s equity price per share as a function of its estimated future price to earnings ratio. The resulting values are subsequently discounted to arrive at a range of present values for the company’s price per share.

Morgan Stanley performed an analysis of the present value per share for Polycom stock of implied future trading prices based on a range of calendar year 2018 price to earnings ratios of 9.0x to 14.0x, which range was selected by Morgan Stanley in the application of its professional judgment and experience. For purposes of this analysis, Polycom was considered as a standalone entity. The valuation range was determined by using projections from the 0% Growth Case and the Endpoint Focus Case, which are more fully described in the section entitled “The Merger—Financial Projections Utilized by the Polycom Board and Polycom’s Financial Advisor—Financial Projections Related to Polycom,” beginning on page 93 of this proxy statement/prospectus. Morgan Stanley then calculated what the current price of Polycom stock would be if this future share price was discounted back two years, using a 10.0% discount rate. Morgan Stanley selected this discount rate based on the application of its professional judgment and experience, to reflect Polycom’s estimated cost of equity.

This analysis indicated the following range of implied equity value per share for Polycom stock, rounded to the nearest $0.25.

Financial Forecast Case	Implied Equity Value Per Share of Polycom Stock
0% Growth Case	$8.25 – $13.00
Endpoint Focus Case	$10.75 – $16.75

Morgan Stanley compared the foregoing ranges of implied equity value per share of Polycom stock to (1) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (2) the implied value of the merger consideration of $13.21 per share (valuing the stock portion of the merger consideration based on the exchange ratio of 1.31 and the unaffected closing price per share of Mitel common shares of $7.70 on April 5, 2016).

Precedent Transaction Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with the merger.

Precedent Multiples. In connection with its analysis, Morgan Stanley compared publicly available statistics for selected transactions involving businesses that Morgan Stanley judged to be similar in certain respects to Polycom’s business or aspects thereof based on Morgan Stanley’s experience and familiarity with Polycom’s industry. For Polycom and each other target company listed below, Morgan Stanley calculated and compared various financial multiples and ratios based on publicly available financial data compiled by Thomson Reuters for comparison purposes. The transactions considered and the date each transaction was announced are as follows:

Date Announced	Acquiror	Target
February 25, 2015	Avago Technologies Limited	Emulex Corporation
November 11, 2013	Mitel	Aastra Technologies Limited
August 26, 2013	Wasserstein Cosmos Co-Invest, L.P.	Globecomm Systems Inc.
August 13, 2012	Verint Systems Inc.	Comverse Technology, Inc.
October 27, 2010	Cedar I Holdings Company, Inc., an affiliate of Carlyle Partners V, L.P.	Commscope Inc.
September 29, 2010	VeriFone Systems, Inc.	Hypercom Corporation
May 10, 2010	Comtech Telecommunications Corp.	CPI International, Inc.
October 1, 2009	Cisco Systems, Inc.	Tandberg ASA

For each transaction listed above, Morgan Stanley noted the ratio of AV of the transaction to the target company’s EBITDA for the twelve-month period prior to the announcement date of the applicable transaction, which is referred to as LTM EBITDA, and the ratio of AV of the transaction to the target company’s EBITDA for the twelve-month period following the announcement date of the applicable transaction, which is referred to as NTM EBITDA.

Results of the analysis were presented for the selected companies, as indicated in the following table:

	Low	High	Median
AV/LTM EBITDA Ratio	4.4x	13.2x	7.9x
AV/NTM EBITDA Ratio	4.7x	11.5x	7.1x

Based on its analysis of the relevant metrics for each of the comparable transactions and upon the application of its professional judgment, Morgan Stanley selected representative ranges of the AV/LTM EBITDA Ratio multiples and AV/NTM EBITDA Ratio multiples and applied these ranges of multiples to Polycom’s EBITDA for calendar year 2015 and estimated EBITDA for calendar year 2016, respectively.

Morgan Stanley then calculated a range of implied equity values per share of Polycom stock as follows, in each case rounded to the nearest $0.25 per share:

	Selected Representative Multiple Range	Implied Equity Value Per Share of Polycom Stock
AV/LTM EBITDA Ratio	4.0x – 8.0x	$9.00 – $14.75
AV/NTM EBITDA Ratio	5.0x – 8.0x	$10.00 – $14.00

Morgan Stanley compared the foregoing ranges of implied equity value per share of Polycom stock to (1) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (2) the implied value of the merger consideration of $13.21 per share (valuing the stock portion of the merger consideration based on the exchange ratio of 1.31 and the unaffected closing price per share of Mitel common shares of $7.70 on April 5, 2016).

Precedent Premia. Morgan Stanley reviewed the premia paid in 64 merger and acquisition transactions involving U.S. targets in the technology sector between January 1, 2011 to April 7, 2016, with a publicly announced transaction value of more than $1.0 billion, as published by Thomson Reuters. Morgan Stanley reviewed the premium paid in each transaction to the target company’s (i) closing stock price one trading day prior to the announcement of the transaction (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news), which is referred to below as the “One Day Spot Price,” (ii) average closing stock price during the 30 trading days prior to the announcement of the transaction (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news), which is referred to below as the “30 Day Average Price,” and (iii) high closing stock price during the 52-week period prior to the announcement of the transaction (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news), which is referred to below as the “52-Week High Price.”

This analysis indicated the following:

	Bottom Quartile	Median	Top Quartile
1-Day Spot Premium	19.2%	29.7%	44.3%
30-Day Average Premium	23.0%	34.8%	48.1%
52-Week High Price	(4.0%)	0.5%	8.1%

Based on the review of the premia paid in the transactions summarized above, Morgan Stanley applied the following premia ranges to the price per share of Polycom stock as of the applicable time periods set forth in the table below to calculate a range of implied values per share of Polycom stock, rounded to the nearest $0.25, as follows:

	Premia Range	Implied Equity Value Per Share of Polycom Stock
1-Day Spot Premium to Unaffected Closing Price on April 5, 2016	20.0% – 50.0%	$13.00 – $16.25
30-Day Average Premium to Unaffected Closing Price on April 5, 2016	20.0% – 50.0%	$13.00 – $16.25

Morgan Stanley also reviewed the premia paid in 83 merger and acquisition transactions involving U.S. targets in all sectors between January 1, 2014 to April 8, 2016, with a publicly announced transaction value of more than $1.0 billion and in which stock comprised more than half of the total value of consideration, as published by Thomson Reuters. Morgan Stanley reviewed the premium paid in each transaction to the target company’s One Day Spot Price, 30 Day Average Price and 52-Week High Price.

This analysis indicated the following:

	Bottom Quartile	Median	Top Quartile
1-Day Spot Premium	8.4%	14.8%	23.8%
30-Day Average Premium	7.8%	17.7%	31.1%
52-Week High Price	(15.1%)	(9.0%)	1.9%

Based on the review of the premia paid in the transactions summarized above, Morgan Stanley applied the following premia ranges to the price per share of Polycom stock as of the applicable time periods set forth in the table below to calculate a range of implied values per share of Polycom stock, rounded to the nearest $0.25, as follows:

	Premia Range	Implied Equity Value Per Share of Polycom Stock
1-Day Spot Premium to Unaffected Closing Price on April 5, 2016	10.0% – 30.0%	$12.00 – $14.00
30-Day Average Premium to Unaffected Closing Price on April 5, 2016	10.0% – 50.0%	$12.00 – $14.00

Morgan Stanley compared the foregoing ranges of implied equity value per share of Polycom stock to (1) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (2) the implied value of the merger consideration of $13.21 per share (valuing the stock portion of the merger consideration based on the exchange ratio of 1.31 and the unaffected closing price per share of Mitel common shares of $7.70 on April 5, 2016).

No company or transaction utilized in the precedent transaction multiples or premia paid analyses is identical to Polycom or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of Polycom. These include, among other things, the impact of competition on the business of Polycom or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Polycom or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable transaction data.

Illustrative Leveraged Buyout Analysis

Morgan Stanley performed a hypothetical leveraged buyout analysis to determine the prices at which a financial sponsor might effect a leveraged buyout of Polycom. In preparing this analysis, Morgan Stanley utilized projections from the 0% Growth Case and the Endpoint Focus Case. Morgan Stanley assumed (1) a transaction date of March 31, 2016, (2) a subsequent exit transaction by the financial sponsor at December 31, 2020, (3) a multiple of 5.00x of total debt to 2015 Adjusted EBITDA, (4) debt financing through a first lien term loan equal to 3.75x 2015 Adjusted EBITDA at a rate of LIBOR plus 625 basis points (with a minimum LIBOR rate of 1.00%) and 95.0% original issue discount and senior unsecured notes equal to 1.25x 2015 Adjusted EBITDA at a rate of 13.0%, (5) a range from 6.0x to 8.0x of AV to 2020 Adjusted EBITDA exit multiples, (6) target ranges of annualized internal rates of return for the financial sponsor of 15.0% to 25.0% in the 0% Growth Case and 20.0% to 25.0% in the Endpoint Focus Case, and (7) that the sponsor would pay $77 million in fees and expenses at entry. Morgan Stanley selected the leverage multiple, financing terms, exit multiple, target internal rates of return, and fees and expenses based upon the application of its professional judgment and experience.

The following table summarizes Morgan Stanley’s analysis:

Source of 2020 EBITDA Projections	Hypothetical Sponsor Required IRR	Exit AV/EBITDA Multiples	Implied Equity Value Per Share of Polycom Stock
0% Growth Case	15.0% – 25.0%	6.0x – 8.0x	$10.00 – $12.50
Endpoint Focus Case	20.0% – 25.0%	6.0x – 8.0x	$11.25 – $13.25

Morgan Stanley compared the foregoing ranges of implied equity value per share of Polycom stock to (1) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (2) the implied value of the merger consideration of $13.21 per share (valuing the stock portion of the merger consideration based on the exchange ratio of 1.31 and the unaffected closing price per share of Mitel common shares of $7.70 on April 5, 2016).

Other Information

Historical Trading Range

For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the low and high per share trading range of Polycom stock for (1) the one-month period ending April 5, 2016, which was $10.68 to $11.34, (2) the three-month period ending April 5, 2016, which was $8.98 to $11.94, (3) the six-month period ending April 5, 2016, which was $8.98 to $14.04, and (4) the twelve-month period ending April 5, 2016, which was $8.98 to $14.04, and compared that to (a) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (b) the implied value of the merger consideration of $13.21 per share (valuing the stock portion of the merger consideration based on the exchange ratio of 1.31 and the unaffected closing price per share of Mitel common shares of $7.70 on April 5, 2016).

Equity Research Analysts’ Price Targets

For reference only and not as a component of its fairness analysis, Morgan Stanley also reviewed certain publicly available equity research analyst share price targets for Polycom stock and noted that (1) the undiscounted range of such price targets (excluding merger-related estimates) was $10.00 per share to $13.00 per share and (2) the range of such price targets (excluding merger-related estimates), discounted one year to present value using a 10.0% discount rate, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect Polycom’s estimated cost of equity, was $9.09 per share to $11.82 per share. Morgan Stanley compared these ranges to (1) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (2) the implied value of the merger consideration of $13.21 per share (valuing the stock portion of the merger consideration based on the exchange ratio of 1.31 and the unaffected closing price per share of Mitel common shares of $7.70 on April 5, 2016).

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Polycom stock, and these estimates are subject to uncertainties, including the future financial performance of Polycom and future financial market conditions.

Relative Implied Exchange Ratio Analyses

For reference only and not as a component of its fairness analysis, Morgan Stanley also calculated ranges of implied exchange ratios of the number of Mitel common shares per share of Polycom stock assuming the merger consideration was paid 100% in Mitel common shares. For each of the comparisons, Morgan Stanley compared the implied ranges of exchange ratios to an all-equity offer price of 1.72 Mitel common shares for each share of Polycom stock.

Historical Trading Ranges

Morgan Stanley calculated ranges of implied exchange ratios of the number of Mitel common shares per share of Polycom stock based on the historical trading ranges of the Polycom stock and the Mitel common shares during specified trading periods. Morgan Stanley derived the high end of the implied range of exchange ratios by dividing the high end of the trading range of the Polycom stock in the applicable period by the low end of the trading range of the Mitel common shares in the corresponding period. Morgan Stanley derived the low end of the implied range of exchange ratios by dividing the low end of the trading range of the Polycom stock in the applicable period by the high end of the trading range of the Mitel common shares in the corresponding period. The following table summarizes the results of such analysis:

Trading Period	Implied Range of Exchange Ratios
One-month period ending April 5, 2016	1.36 – 1.58
Three-month period ending April 5, 2016	1.32 – 1.73
Six-month period ending April 5, 2016	1.32 – 1.81
Twelve-month period ending April 5, 2016	1.14 – 1.81

Equity Research Analysts’ Price Target Ratio

Morgan Stanley calculated a range of implied exchange ratios of the number of shares of Mitel common shares per share of Polycom stock based on publicly available equity research analyst share price targets for Polycom stock and Mitel common shares. Morgan Stanley derived the high end of the implied range of exchange ratios by dividing the high end of the undiscounted range of such price targets (excluding merger-related estimates) for the Polycom stock by the low end of the undiscounted range of such price targets for the Mitel common shares. Morgan Stanley derived the low end of the implied range of exchange ratios by dividing the low end of the undiscounted range of such price targets (excluding merger-related estimates) for the Polycom stock by the high end of the undiscounted range of such price targets for the Mitel common shares. The resulting range of implied exchange ratios was 0.63 to 1.58.

Discounted Cash Flow Analysis

Based upon the implied valuation for Polycom as described under the section entitled “—Opinion of Polycom’s Financial Advisor—Discounted Cash Flow Analysis,” beginning on page 82 of this proxy statement/prospectus (provided that, for such purpose, Morgan Stanley only considered implied equity values resulting from the application of a discount rate of 9.0%, resulting in a range of $8.71 to $11.14 for the 0% Growth Case and a range of $12.69 to $14.71 for the Endpoint Focus Case), and the implied valuation for Mitel based on Morgan Stanley’s discounted cash flow analysis of Mitel described below, Morgan Stanley calculated ranges of implied exchange ratios of the number of shares of Mitel common shares per share of Polycom stock. Morgan Stanley derived the high end of the implied range of exchange ratios by dividing the high end of the implied per share equity value range of the Polycom stock in the applicable analysis for Polycom by the low end of the implied per share equity value range of the Mitel common shares in the corresponding analysis for Mitel. Morgan Stanley derived the low end of the implied range of exchange ratios by dividing the low end of the implied per share equity value range of the Polycom stock in the applicable analysis for Polycom by the high end of the implied per share equity value range of the Mitel common shares in the corresponding analysis for Mitel.

Morgan Stanley calculated the present value of unlevered free cash flows of Mitel for the calendar years 2016 through 2020 based upon the Mitel Projections, as described in the section entitled “The Merger—Financial Projections Utilized by the Polycom Board and Polycom’s Financial Advisor—Financial Projections Related to Mitel,” beginning on page 95 of this proxy statement/prospectus. Morgan Stanley also calculated a range of terminal values for Mitel at December 31, 2020 by applying a perpetual growth rate ranging from 0.0% to 2.0% to the unlevered free cash flows of Mitel after the calendar year 2020. Morgan Stanley selected this perpetual growth rate range based on the application of Morgan Stanley’s professional judgment and experience. The unlevered free cash flows and the range of terminal values were then discounted to present values at March 31, 2016, using a discount rate of 8.7%, which discount rate was selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect Mitel’s estimated weighted average cost of capital. This analysis indicated a range of implied equity value per share for Mitel common shares, from a low of $10.65 per share (using a perpetual growth rate of 0.0%) to $13.71 per share (using a perpetual growth rate of 2.0%).

The results of the relative valuation analyses are presented below:

Polycom / Mitel Financial Forecast Case	Implied Range of Exchange Ratios
Polycom 0% Growth Case / Mitel Projections	0.70 – 1.02
Polycom Endpoint Focus Case / Mitel Projections	0.91 – 1.35

Relative Contribution

Morgan Stanley reviewed relative contributions by each of Polycom and Mitel to the estimated financial performance of the pro forma combined company with respect to revenue, Adjusted EBITDA, EBITDA–CapEx–SBC (defined for such purpose as EBITDA less capital expenditures and less stock based compensation expense), and non-GAAP net income for each of Polycom’s and Mitel’s respective calendar year 2015 and estimated calendar year 2016 (before taking into account estimates of potential synergies). Polycom’s estimated calendar year 2016 financial metrics were drawn from an internal estimate for 2016, which is referred to as the AOP Case, prepared by Polycom’s management. The AOP Case is more fully described in the section entitled “The Merger—Financial Projections Utilized by the Polycom Board and Polycom’s Financial Advisor—Financial Projections Related to Polycom,” beginning on page 93 of this proxy statement/prospectus. Mitel’s estimated calendar year 2016 financial metrics were drawn from the Mitel Projections. Such analysis indicated the following implied ranges of exchange ratios:

Financial Metric	Implied Range of Exchange Ratios
Revenue	2.12 – 2.19
Adjusted EBITDA	2.37 – 3.21
EBITDA – CapEx – SBC	1.52 – 2.20
Non-GAAP net income	1.12 – 1.55

General

In connection with the review of the merger by the Polycom Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Polycom or Mitel.

In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Polycom and Mitel. These include, among other things, the impact of competition on the businesses of Polycom and Mitel and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Polycom, Mitel and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Polycom stock pursuant to the merger agreement, and in connection with the delivery of its opinion to the Polycom Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Polycom stock might actually trade.

The consideration to be received by the holders of shares of Polycom stock was determined through arm’s-length negotiations between Polycom and Mitel and was approved by the Polycom Board. Morgan Stanley acted as financial advisor to the Polycom Board during these negotiations but did not, however, recommend any specific merger consideration to Polycom, nor opine that any specific merger consideration constituted the only appropriate merger consideration for the merger. In addition, Morgan Stanley’s opinion did not address the prices at which the Mitel common shares will trade following completion of the merger or at any time, and Morgan Stanley expressed no opinion or recommendation as to how Polycom’s stockholders should vote at any stockholders’ meeting to be held in connection with the merger.

Morgan Stanley’s opinion and its presentation to the Polycom Board was one of many factors taken into consideration by the Polycom Board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the recommendation of the Polycom Board with respect to the merger consideration or of whether the Polycom Board would have been willing to agree to a different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is acting as financial advisor to the Polycom Board in connection with the merger and earned $2.5 million upon execution of the merger agreement and will be entitled to receive an additional approximately $21.9 million upon the completion of the merger, for serving in this capacity. In addition, in the event the merger is not completed and Polycom receives a break-up fee from Mitel in connection with such termination, Morgan Stanley would be entitled to receive a termination fee equal to 25% of such break-up fee (net of out-of-pocket expenses incurred by Polycom to collect such fee), provided that such amount will not exceed 50% of the total transaction fee payable to Morgan Stanley and against which the announcement fee will be creditable. Polycom has also agreed to reimburse Morgan Stanley for certain of its expenses incurred in performing its services, including fees and expenses of outside counsel to Morgan Stanley. In addition, Polycom has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley did not receive any fees for any financial advisory or financing services from Polycom. In the two years prior to the date of its opinion, Morgan Stanley was engaged as a financial advisor to a company in connection with its sale to Mitel and received customary fees from such company in connection with such services. In addition, Morgan Stanley or an affiliate thereof is a lender to Polycom, and acts as administrative agent with respect to credit facilities of Polycom. Further, an affiliate of Morgan Stanley held Mitel common shares on a principal basis through 2015 but, as of the date of its opinion, Morgan Stanley and its affiliates no longer held Mitel common shares on a principal basis. Morgan Stanley may also seek to provide financial advisory or financing services to Polycom and Mitel in the future and would expect to receive fees for the rendering of these services.

Morgan Stanley, together with its affiliates, is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Mitel, Polycom, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument

Financial Projections Utilized by the Polycom Board and Polycom’s Financial Advisor

In connection with its consideration of strategic alternatives and discussions with Mitel, the Polycom Board reviewed four sets of non-public, unaudited financial projections for fiscal years 2016 through 2018 relating to Polycom’s business and potential future performance that were prepared by Polycom’s management in October 2015 at the Polycom Board’s request, which, together with the AOP Case and the extrapolations therefrom described below, are collectively referred to as the Polycom Projections: (1) a set of projections that assumed, among other things, 0% compound annual revenue growth from 2015 to 2018, which is referred to as the Baseline Case or the 0% Growth Case; (2) a set of projections that assumed, among other things, 4% compound annual revenue growth from 2015 to 2018, which is referred to as the Upside Case; (3) a set of projections that assumed, among other things, negative 5% compound annual revenue growth from 2015 to 2018, which is referred to as the Downside Case; and (4) a set of projections that assumed, among other things, negative 1% compound annual revenue growth from 2015 to 2018 and a strategic pivot whereby Polycom would focus on increased partnering related to its video endpoints and a more aggressive reduction in sales, marketing, and R&D spending in the platform business, which is referred to as the Endpoint Focus Case. The Baseline Case presented management’s estimate of the likely outcome based on Polycom’s then current business strategy, based on information available as of the date of the merger agreement. The Upside and Downside Cases were prepared by adjusting upwards or downwards the revenue and profit projections of the current business strategy used for the Baseline Case. The Endpoint Focus Case reflected management’s best estimates as to the future financial performance of Polycom, assuming a significant strategic pivot whereby Polycom would focus on increased partnering related to its video endpoint products and further reductions in sales, marketing, and R&D efforts in the platform business, based on information available as of the date of the merger agreement, although management felt it involved additional execution risk beyond the Baseline Case. The Polycom Board also reviewed non-public, unaudited financial projections for fiscal year 2016 that were prepared by Polycom’s management and approved by the Polycom Board in February 2016 in connection with creating Polycom’s 2016 annual operating plan, which is referred to as the AOP Case.

Polycom provided the Polycom Projections to Morgan Stanley. However, Polycom advised Morgan Stanley to rely on, and it did rely on, only the Baseline Case, the Endpoint Focus Case and the AOP Case in performing the financial analyses described above in the section entitled “The Merger—Opinion of Polycom’s Financial Advisor,” beginning on page 79 of this proxy statement/prospectus, because management believed such cases represented the best estimates as to the future financial performance of Polycom, depending on whether Polycom pursued a significant strategic shift in the business, based on information available as of the date of the merger agreement. Morgan Stanley expressed no view or opinion as to the Polycom Projections or the assumptions on which they were based. Polycom provided the Baseline Case and the Endpoint Focus Case to Mitel and Mitel’s financial advisor.

In addition, the Polycom Board received and reviewed certain non-public, unaudited financial projections regarding Mitel’s anticipated future operations for the fiscal years 2016 through 2020, which were prepared by Mitel’s management as described below under the section entitled “—Financial Projections Related to Mitel,” beginning on page 95 of this proxy statement/prospectus. Polycom’s management reviewed and performed due diligence regarding such projections. Such projections were also provided to Morgan Stanley.

Neither Polycom nor Mitel, as a matter of course, publicly discloses forecasts or internal projections as to future performance or results of operations, other than general earnings guidance, due to the inherent unpredictability of the underlying assumptions and projections. The unaudited financial forecasts of either Polycom or Mitel were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. The projections are forward-looking statements.

The summaries of the Polycom Projections and the Mitel Projections are being included in this proxy statement/prospectus to give Polycom’s stockholders access to non-public information that was provided to Morgan Stanley and to Mitel in the course of evaluating the proposed merger, and are not intended to influence your decision whether to vote for adoption of the merger agreement or any other proposal at the Polycom special meeting. The inclusion of the unaudited financial forecasts in this proxy statement/prospectus should not be regarded as an indication that Polycom or any other recipient of the unaudited financial forecasts considered, or now considers, the forecasts to be material or necessarily predictive of actual future results, and the unaudited financial forecasts should not be relied upon as such.

All of the Polycom Projections summarized in this section were prepared or approved by the management of Polycom, and all of the Mitel Projections summarized in the section entitled “—Financial Projections Related to Mitel,” beginning on page 95 of this proxy statement/prospectus, were prepared or approved by the management of Mitel. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in the unaudited financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto, and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this proxy statement/prospectus relate to Polycom’s and Mitel’s historical financial information. These reports do not extend to the unaudited financial forecasts and should not be read to do so.

By including the projections in this proxy statement/prospectus, Mitel, Polycom and their respective representatives have not made and are not making any representation to any person regarding the information included in the projections or the ultimate performance of Mitel, Polycom or any of their respective affiliates compared to the information contained in the projections. Polycom has made no representation to Mitel or Merger Sub, in the merger agreement or otherwise, concerning the projections, and neither Mitel nor Merger Sub has made any representation to Polycom, in the merger agreement or otherwise, concerning the projections.

Because the unaudited financial forecasts were developed on a stand-alone basis without giving effect to the merger, the unaudited financial forecasts do not give effect to the merger or any changes to Polycom’s or Mitel’s operations or strategy that may be implemented after the completion of the merger, including any potential synergies realized as a result of the merger, or to any costs related to, or that may arise in connection with, the merger.

While presented with numeric specificity, the unaudited financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Polycom’s or Mitel’s management. In the view of Polycom’s management, with respect to the Polycom Projections, and Mitel’s management, with respect to the Mitel Projections, such unaudited financial forecasts were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of Polycom’s or Mitel’s management, respectively, and may have changed since that time. Important factors that may affect actual results and cause the unaudited financial forecasts to not be realized include, but are not limited to, the risks, contingencies and other uncertainties more fully described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” beginning on pages 9 and 38, respectively, of this proxy statement/prospectus. As a result, actual results may differ materially from the unaudited financial forecasts, and there can be no assurance that the forecasts will be realized. Since the forecasts cover multiple years, this information by its nature becomes less meaningful and predictive with each successive year. Neither Polycom nor Mitel has made or does make any representation to any stockholder or other person regarding Polycom’s or Mitel’s ultimate performance compared to the information contained in the unaudited financial forecasts. Inclusion of a summary of these internal financial forecasts in this proxy statement/prospectus should not be regarded as an indication that Polycom, Mitel or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future results, and these internal financial forecasts should not be relied upon as such, nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. Except as may be required under applicable federal securities law, neither Polycom nor Mitel undertakes any obligation to update or otherwise revise the unaudited financial forecasts to reflect events or circumstances after the date the forecasts were made, including events or circumstances that may have occurred during the period between that date and the date of this proxy statement/prospectus, or to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions are shown to be in error. In light of the foregoing factors and the uncertainties inherent in the projections, readers of this proxy statement/prospectus are cautioned not to place undue, if any, reliance on the projections.

Each of Polycom and Mitel uses certain non-GAAP measurements to set performance goals and to measure its performance, and each of Polycom and Mitel believes that investors’ understanding of the underlying performance of its continuing operations is enhanced through the disclosure of these metrics. Non-GAAP measurements are not, and should not be viewed as, substitutes for GAAP measurements.

Financial Projections Related to Polycom

The following Polycom Projections are expressly qualified by the statements above under the section entitled “—Financial Projections Utilized by the Polycom Board and Polycom’s Financial Advisor,” beginning on page 91 of this proxy statement/prospectus.

Baseline Case / 0% Growth Case Projections

The Baseline Case reflected management’s best estimates as to the future financial performance of Polycom, absent a significant strategic shift in the business, based on information available as of the date of the merger agreement. The Baseline Case projections assumed, among other things, 0% compound annual revenue growth from 2015 to 2018 and that available free cash flow was used to repurchase shares. The estimates for 2016 through 2018 were prepared by Polycom’s management. The estimates for 2019 through 2020 were prepared by extrapolating the 2018 estimates. A summary of the projections in the Baseline Case is set forth below.

				Extrapolations
	2016E	2017E	2018E	2019E	2020E
	(in millions except per share data; “E” refers to estimated)
Total revenue	$1,223	$1,235	$1,270	$1,306	$1,343
Total gross profit	$706	$700	$700
Total operating expenses	$554	$542	$530
Operating income	$152	$159	$170
EBITDA	$196	$201	$210	$216	$222
Income before taxes	$149	$155	$167
Non-GAAP net income	$119	$124	$133
Non-GAAP earnings per share	$0.90	$0.98	$1.11
Free cash flow	$121	$118	$124

Upside Case Projections

As part of an effort to demonstrate the potential value of Polycom in a sale transaction, Polycom management prepared and provided to the Polycom Board and Morgan Stanley an alternative set of Upside Case financial projections for 2016 to 2018 that reflected higher revenue growth rates and margins relative to the Baseline Case. The Upside Case projections assumed, among other things, 4% compound annual revenue growth from 2015 to 2018 and that available free cash flow was used to repurchase shares. The estimates for 2019 through 2020 were prepared by extrapolating the 2018 estimates. A summary of the projections in the Upside Case is set forth below.

				Extrapolations
	2016E	2017E	2018E	2019E	2020E
	(in millions except per share data; “E” refers to estimated)
Total revenue	$1,259	$1,321	$1,422	$1,478	$1,536
Total gross profit	$725	$747	$783
Total operating expenses	$548	$542	$548
Operating income	$177	$206	$235
EBITDA	$221	$249	$277	$288	$300
Income before taxes	$173	$202	$231
Non-GAAP net income	$139	$162	$185
Non-GAAP earnings per share	$1.06	$1.31	$1.59
Free cash flow	$135	$148	$165

Downside Case Projections

As part of an effort to demonstrate the downside scenario if revenues declined more aggressively than projected in the Baseline Case, Polycom management prepared and provided to the Polycom Board and Morgan Stanley an alternative set of Downside Case financial projections for 2016 to 2018 that reflected, among other things, negative 5% compound annual revenue growth from 2015 to 2018 and slightly lower margins relative to the Baseline Case and assumed that available free cash flow was used to repurchase shares. The estimates for 2019 through 2020 were prepared by extrapolating the 2018 estimates. A summary of the projections in the Downside Case is set forth below.

				Extrapolations
	2016E	2017E	2018E	2019E	2020E
	(in millions except per share data; “E” refers to estimated)
Total revenue	$1,171	$1,127	$1,101	$1,076	$1,051
Total gross profit	$678	$639	$605
Total operating expenses	$538	$506	$472
Operating income	$140	$133	$134
EBITDA	$183	$173	$170	$166	$162
Income before taxes	$136	$129	$130
Non-GAAP net income	$109	$103	$104
Non-GAAP earnings per share	$0.83	$0.82	$0.86
Free cash flow	$119	$107	$104

Endpoint Focus Case Projections

The Endpoint Focus Case projections assumed, among other things, negative 1% compound annual revenue growth from 2015 to 2018, a strategic pivot whereby Polycom would focus on increased partnering related to its video endpoints and a more aggressive reduction in sales, marketing, and R&D spending in the platform business, and that available free cash flow was used to repurchase shares. The estimates for 2016 through 2018 were prepared by Polycom’s management. The estimates for 2019 through 2020 were prepared by extrapolating the 2018 estimates. A summary of the projections in the Endpoint Focus Case is set forth below.

				Extrapolations
	2016E	2017E	2018E	2019E	2020E
	(in millions except per share data; “E” refers to estimated)
Total revenue	$1,205	$1,206	$1,241	$1,276	$1,313
Total gross profit	$696	$684	$685
Total operating expenses	$527	$495	$470
Operating income	$169	$189	$214
EBITDA	$213	$231	$253	$260	$268
Income before taxes	$165	$186	$211
Non-GAAP net income	$132	$148	$168
Non-GAAP earnings per share	$1.02	$1.21	$1.45
Free cash flow	$137	$145	$159

AOP Case Projections

The AOP Case projections were prepared by Polycom’s management and approved by the Polycom Board in February 2016 in connection with creating Polycom’s 2016 annual operating plan. Unlike the other Polycom Projections, the AOP Case projections did not assume that available free cash flow would be used to repurchase shares. A summary of the projections in the AOP Case is set forth below.

2016E
(in millions except per share data; “E” refers to estimated)
Total revenue	$1,249
EBITDA	$ 207
EBITDA – CapEx – SBC	$ 110
Non-GAAP net income	$ 127
Non-GAAP earnings per share	$ 0.91

Financial Projections Related to Mitel

In connection with its negotiation and evaluation of the merger, the Polycom Board and Morgan Stanley reviewed certain unaudited, long-range financial projections for fiscal years 2016 through 2020 relating to Mitel’s business and potential future performance that were prepared by Mitel’s management, which are referred to as the Mitel Projections. A summary of the Mitel Projections is set forth below. The Mitel Projections are expressly qualified by the statements above under the section entitled “—Financial Projections Utilized by the Polycom Board and Polycom’s Financial Advisor,” beginning on page 91 of this proxy statement/prospectus.

	2016E	2017E	2018E	2019E	2020E
	(in millions; “E” refers to estimated)
Total revenue	$1,222	$1,257	$1,305	$1,354	$1,406
SBC	$15
CapEx	$26
EBITDA	$185	$202	$223	$246	$256
Non-GAAP net income	$101

Governance of Mitel Following Completion of the Merger

The merger agreement provides that at the completion of the merger, Mitel will take all corporate actions so that up to two individuals mutually agreed upon by Mitel and Polycom, who are referred to as the Polycom designees and who are, as of immediately prior to the completion of the merger, serving as directors on the Polycom

Board, are appointed to the Mitel Board. From the completion of the merger until the second annual meeting of Mitel’s shareholders occurring after the end of the first full fiscal year after the completion of the merger, Mitel will take all corporate actions so that the Polycom designees, or individuals designated by the Polycom designees, are appointed to or remain on the Mitel Board. The Polycom designees (or individuals designated by the Polycom designees) must be reasonably acceptable to the nominating and governance committee of the Mitel Board and the Mitel Board. Mitel anticipates that the Polycom designees will be Martha H. Bejar and Robert J. Frankenberg, each of whom is expected to be appointed to the Mitel Board at the closing of the merger. Other than such additional directors, no changes to the Mitel Board are expected in connection with the consummation of the merger. As of the date of this proxy statement/prospectus, no compensation arrangements between such persons and Mitel and/or its affiliates have been established. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—New Compensation Arrangements with Mitel,” beginning on page 100 of this proxy statement/prospectus. For a description of Mitel’s compensation arrangements with its existing directors, see Mitel’s Form 10-K/A filed on April 27, 2016, which is incorporated by reference herein. For additional information regarding Martha H. Bejar and Robert J. Frankenberg, see Polycom’s Form 10-K/A filed on April 28, 2016, which is incorporated by reference herein.

For discussion of the material interests of directors of Polycom in the merger that may be in addition to, or different from, their interests as stockholders, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 96 of this proxy statement/prospectus.

Headquarters

Upon completion of the merger, Mitel’s headquarters will remain in Ottawa, Ontario, Canada.

Interests of Directors and Executive Officers in the Merger

In considering the recommendation of the Polycom Board that Polycom stockholders vote “FOR” the Merger, Polycom stockholders should be aware that Polycom’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Polycom stockholders generally. The Polycom Board was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that the Polycom stockholders adopt the merger agreement.

The following discussion sets forth certain of these interests in the merger of each person who has served as a non-employee director or executive officer of Polycom since January 1, 2015. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

Treatment of Polycom Equity Awards in the Merger

Treatment of Equity Awards Held by Directors and Executive Officers of Polycom in the Merger

As of May 1, 2016, Polycom’s directors and executive officers held outstanding Polycom stock option awards to purchase 37,000 shares of Polycom stock, all of which are fully vested, outstanding Polycom RSU awards covering 848,925 shares of Polycom stock, and outstanding Polycom performance share awards covering an aggregate target of 866,427 shares of Polycom stock (or a maximum of 1,299,641 shares of Polycom stock).

Prior to the effective time, each Polycom stock option award, Polycom RSU award and Polycom performance share award outstanding as of the business day immediately prior to the closing date of the merger that is held by a disqualified individual, including each of Polycom’s directors and executive officers, will be accelerated and cancelled in exchange for an amount in cash (without interest and subject to applicable tax withholdings), payable on the business day immediately prior to the closing date of the merger, determined as follows:

•

with regard to Polycom stock option awards: (1) the excess of (A) the sum of (x) $3.12 plus the product of (y) 1.31 multiplied by the average of the volume weighted average price of a Mitel common share on the NASDAQ on each of the five consecutive trading days ending with the complete trading day immediately prior to the closing date of the merger, which is referred to as the Mitel average closing price and which sum is referred to as the per share cash value, over (B) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by (2) the number of shares of Polycom stock underlying such Polycom stock option award.

•	with regard to Polycom RSU awards and Polycom performance share awards: (1) the per share cash value multiplied by (2) the number of shares of Polycom stock underlying such Polycom RSU award or Polycom performance share award, with any Polycom performance share awards accelerated at 100% of the target number of shares set forth in the applicable Polycom performance share award.

Polycom will not provide any tax “gross up” for its executives in connection with the merger. Section 4985 imposes an excise tax on all outstanding equity awards held by disqualified individuals (whether vested or unvested), including Polycom RSU awards, Polycom performance share awards and Polycom stock option awards that were outstanding at any time during the period from six months before to six months after consummation of the merger. However, this excise tax does not apply to any equity awards that are exercised, sold, cashed out or otherwise paid on or before consummation of the merger, if the holder recognizes income in full. As a result of the acceleration and cancellation of equity awards held by disqualified individuals of Polycom in exchange for cash under the merger agreement, Polycom’s directors and executive officers are expected to recognize income and incur immediate individual income tax upon the vesting of and payment with respect to these awards, but are not expected to incur the excise tax under Section 4985 that otherwise would have applied to these awards. The excise tax under Section 4985 would apply to any equity awards held by Polycom directors and executive officers if they remain outstanding as of the consummation of the merger. In approving this acceleration and cancellation of equity awards in exchange for cash prior to the closing date of the merger, which applies only if the director or executive officer is expected to be considered a disqualified individual, the Polycom Board considered the impact of Section 4985 on the incentive value of outstanding awards. The Polycom Board believed that the Section 4985 excise tax would have a negative effect on the value of outstanding awards, and that the acceleration described above would provide additional retention incentives through consummation of the merger.

Please also see the section entitled “—Equity Interests of Polycom’s Executive Officers and Non-Employee Directors,” beginning on page 102 of this proxy statement/prospectus, for further information regarding these equity awards.

Treatment of Polycom Stock Options in the Merger

At the effective time, each Polycom stock option award, regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of

•	the excess of (1) the per share cash value over (2) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by

•	the number of shares of Polycom stock underlying such Polycom stock option award.

The treatment of Polycom stock option awards described in this section will apply to Polycom stock option awards held by any Polycom directors and executive officers only if the acceleration and cancellation in exchange for cash described in the section entitled “—Treatment of Polycom Equity Awards in the Merger—Treatment of Equity Awards Held by Directors and Executive Officers of Polycom in the Merger,” beginning on page 96 of this proxy statement/prospectus, does not apply. Otherwise, all of such individual’s Polycom stock option awards will be cashed out on the business day immediately prior to the closing date of the merger (as described further above).

Treatment of Polycom Restricted Stock Units and Performance Shares in the Merger

At the effective time, each Polycom RSU award and Polycom performance share award that is outstanding and is

•	vested immediately prior to the effective time,

•	that vests as a result of the consummation of the merger, or

•	that is held by any non-employee member of the Polycom Board,

each of which is referred to as a Polycom vested award, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of (1) the per share cash value multiplied by (2) the number of shares of Polycom stock underlying such Polycom vested award.

At the effective time, each Polycom RSU award that is outstanding immediately prior to the effective time and is not a Polycom vested award will be assumed by Mitel and converted into restricted share units of Mitel, each of which is referred to as an adjusted RSU award, representing the right to receive, on the same terms and conditions as were applicable under such Polycom RSU award, the number of Mitel common shares equal to the product of

•	the number of shares of Polycom stock underlying a Polycom RSU award immediately prior to the effective time multiplied by

•	the quotient of (1) the per share cash value divided by (2) the Mitel average closing price, which quotient is referred to as the equity award exchange ratio,

with any fractional shares rounded down to the nearest lower whole number of shares. Each adjusted RSU award will continue to be governed by the terms and conditions applicable to the corresponding Polycom RSU award immediately prior to the effective time, including all time-based vesting conditions.

At the effective time, each Polycom performance share award that is outstanding immediately prior to the effective time and is not a Polycom vested award will be assumed by Mitel and converted into performance shares of Mitel, each of which is referred to as an adjusted performance share award, representing the right to receive, on the same terms and conditions as were applicable under such Polycom performance share award, the number of Mitel common shares equal to the product of

•	the number of shares of Polycom stock underlying such Polycom performance share award immediately prior to the effective time (which will be 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award) multiplied by

•	the equity award exchange ratio,

with any fractional shares rounded down to the nearest lower whole number of shares. Each adjusted performance share award will continue to be governed by the terms and conditions applicable to the corresponding Polycom performance share award immediately prior to the effective time, including all time-based vesting conditions, but not performance vesting conditions.

The treatment of equity awards described in this section will apply to Polycom RSU awards and Polycom performance share awards held by any Polycom directors and executive officers only if the acceleration described in the section entitled “—Treatment of Polycom Equity Awards in the Merger—Treatment of Equity Awards Held by Directors and Executive Officers of Polycom in the Merger,” beginning on page 96 of this proxy statement/prospectus, does not apply. Otherwise, all of such individual’s Polycom RSU awards and Polycom performance share awards will be cashed out on the business day immediately prior to the closing date of the merger.

Change of Control Severance Agreements for Polycom’s Executive Officers

Polycom has entered into a change of control severance agreement with each of its executive officers. Under the terms of each change of control severance agreement, the executive officer is obligated to remain with Polycom for six months following a change of control of Polycom (as defined in the agreements and whereby the merger will constitute a change of control of Polycom under the agreements), subject to certain limitations. If, within 12 months following a change of control (or within 24 months following a change of control for Mr. Leav), the executive officer is involuntarily terminated other than for cause (as defined in the change of control severance agreements), resigns for good reason (as defined in the change of control severance agreements), or dies or terminates employment due to disability, he or she will receive:

•	a lump sum payment equal to 100% of annual base salary and target bonus (or, for Mr. Leav, 200% of annual base salary and target bonus);

•	a lump sum cash payment equal to 24 multiplied by his or her monthly premium for continued health care coverage for the executive officer and his or her spouse and eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in the first month following termination of employment; and

•	full vesting of then-outstanding Polycom equity awards and the immediate right to exercise any then-outstanding Polycom stock option awards and similar awards, with any performance goals subject to Polycom performance share awards or other performance-based awards deemed achieved at the target levels.

If such executive officer’s employment is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Polycom’s then-existing severance or benefit plans or pursuant to any other written agreement.

Definition of “Cause”

As defined in Polycom’s change of control severance agreements, “cause” generally means:

•	an act of personal dishonesty taken by the employee in connection with his or her responsibilities as an employee and intended to result in his or her substantial personal enrichment;

•	the employee being convicted of a felony;

•	a willful act by the employee which constitutes gross misconduct and which is injurious to Polycom; or

•	the employee’s demonstrably willful and deliberate continued violations of his or her obligations to Polycom following receipt of written demand for performance from Polycom regarding the employee’s failure to have substantially performed his or her duties.

Definition of “Change of Control”

As defined in Polycom’s change of control severance agreements, a “change of control” generally means:

•	the acquisition by any person of 50% or more of the total voting power of Polycom’s then outstanding voting securities;

•	a change in the composition of the Polycom Board during any two-year period, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office at the time of such nomination;

•	a merger or consolidation involving Polycom where the outstanding securities of Polycom immediately prior to the merger or consolidation no longer represent at least 60% of the voting power of the surviving entity immediately after such merger or consolidation; or

•	the sale, lease, or other disposition of all or substantially all of Polycom’s assets.

Definition of “Good Reason”

As defined in Polycom’s change of control severance agreements, “good reason” generally means the occurrence of any of the following without the employee’s written consent:

•	a material reduction of the employee’s duties, title, authority or responsibilities, or the assignment to the employee of such reduced duties, authority or responsibilities;

•	a substantial reduction of the facilities and perquisites available to the employee immediately prior to such reduction;

•	a reduction by Polycom in the base compensation or target annual bonus opportunity of the employee;

•	a material reduction by Polycom in the kind or level of benefits with the result that the employee’s overall benefits package is significantly reduced; or

•	the relocation of the employee to a facility or a location more than 35 miles from the employee’s then-present location.

The severance benefits under Polycom’s change of control severance agreements are subject to the executive officer executing, and not revoking, a release of claims in Polycom’s favor, unless the severance benefits are triggered by the executive officer’s death. In addition, if the severance benefits would constitute “parachute payments” within the meaning of Section 280G of the Code, which is referred to as Section 280G, and would be subject to the related excise tax, the executive officer would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax pursuant to Section 4999 of the Code, whichever results in the greater amount of after-tax benefits to the executive officer, which cutback is referred to as the 280G cutback. However, Section 280G is not expected to apply to any of the payments described in the section entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 96 of this proxy statement/prospectus.

New Compensation Arrangements with Mitel

Any executive officers and directors of Polycom who become officers, directors or employees or who otherwise are retained to provide services to Mitel or the surviving corporation may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Mitel or the surviving corporation. As of the date of this proxy statement/prospectus, no compensation arrangements between such persons and Mitel and/or its affiliates have been established.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the merger that will or may become payable to each of Polycom’s named executive officers in connection with the merger. Please also see the other descriptions in the section entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 96 of this proxy statement/prospectus, for further information regarding this compensation.

The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for illustrative purposes for this table, that the merger is consummated on June 30, 2016, that the price per share of Polycom stock is $12.32 (based on a price per Mitel common share of $7.022 as determined in accordance with Item 402(t) of Regulation S-K), that the employment of each of the named executive officers is terminated other than for cause or the named executive officer resigns for good reason (as such terms are defined in the applicable change of control severance agreement), in each case on that date, and that each named executive officer is a disqualified individual. Polycom’s named executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other benefits in connection with the merger.

In addition to the assumptions regarding the closing date of the merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash($) (1)	Equity($) (2)	Total($)
Peter A. Leav	3,166,986	11,948,404	15,115,390
Laura J. Durr	823,617	2,733,414	3,557,031
Sayed M. Darwish	814,781	2,329,958	3,144,739
Michael J. Frendo	657,150	3,069,627	3,726,777

(1)	These amounts represent the “double-trigger” cash severance payments to which each named executive officer may become entitled under his or her change of control severance agreement. The amounts become payable in the event that, during the period beginning on the change of control of Polycom and ending 12 months following a change of control (or ending 24 months following a change of control for Mr. Leav), the executive officer is involuntarily terminated other than for cause (as defined in the change of control severance agreements), resigns for good reason (as defined in the change of control severance agreements), or dies or terminates employment due to disability, as described in further detail in the section entitled “—Change of Control Severance Agreements for Polycom’s Executive Officers,” beginning on page 99 of this proxy statement/prospectus. The amounts represent the lump sum payment of 200% of base salary and target bonus for Mr. Leav and 100% of annual base salary and target bonus for Ms. Durr and Messrs. Darwish and Frendo, as well as, for each named executive officer, the value of 24 multiplied by the applicable named executive officer’s monthly premium for continued health care coverage for the named executive officer and his or her spouse and eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in the first month following termination of employment, as follows: $1,400,000 salary severance, $1,750,000 bonus severance and $16,986 continued health care coverage severance for Mr. Leav; $440,000 salary severance, $352,000 bonus severance and $31,617 continued health care coverage severance for Ms. Durr; $438,576 salary severance, $328,932 bonus severance and $47,273 continued health care coverage severance for Mr. Darwish; and $350,000 salary severance, $262,500 bonus severance and $44,650 continued health care coverage severance for Mr. Frendo.
(2)	These amounts represent the “single-trigger” vesting acceleration of Polycom RSU awards and Polycom performance share awards to which each named executive officer may become entitled pursuant to the merger agreement’s treatment of awards held by Polycom’s directors and executive officers, as described in the section entitled “—Treatment of Polycom Equity Awards in the Merger—Treatment of Equity Awards Held by Directors and Executive Officers of Polycom in the Merger,” beginning on page 96 of this proxy statement/prospectus. The value with respect to these awards represents the product of (1) the sum of (A) $3.12 plus the product of (B) 1.31 multiplied by $7.022 multiplied by (2) the number of shares of Polycom stock subject to the executive officer’s outstanding Polycom RSU award or Polycom performance share award (with any Polycom performance share award accelerated at 100% of the target number of shares set forth in the applicable award agreement) that accelerate vesting and become payable on the business day immediately prior to the closing of the merger. No vesting acceleration will apply to any Polycom stock option awards held by any named executive officer, as all such Polycom stock option awards are fully vested. The value of the single-trigger vesting acceleration of equity awards with respect to each named executive officer is quantified in further detail in the table below:

Name	Value of RSUs ($)	Value of Performance Shares ($)	Total($)
Peter A. Leav	5,712,390	6,236,014	11,948,404
Laura J. Durr	1,366,707	1,366,707	2,733,414
Sayed M. Darwish	1,164,979	1,164,979	2,329,958
Michael J. Frendo	1,534,814	1,534,813	3,069,627

Equity Interests of Polycom’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of Polycom stock, and the number of shares of Polycom stock underlying equity awards that are expected to be held by each of Polycom’s executive officers and non-employee directors as of June 29, 2016. The table also sets forth the values of these shares and equity awards based on a per share cash value of $12.32 (based on a price per Mitel common share of $7.022) (minus any applicable aggregate exercise price for stock options), assuming, solely for illustrative purposes, that the consummation of the merger occurs on June 30, 2016, and that equity awards held by Polycom’s executive officers and non-employee directors are accelerated, cancelled and paid out on June 29, 2016.

Name	Shares Held(#) (1)	Value of Shares Held ($)	In-the-Money Options (#) (2)	Value of In-the- Money Options ($)	RSUs and Performance Shares Held (#) (3)	Value of RSUs and Performance Shares Held ($)	Total ($)
P. Leav	320,206	3,944,938	—	—	969,838	11,948,404	15,893,342
L. Durr	138,205	1,702,686	7,000	4,970	221,868	2,733,414	4,441,070
S. Darwish	164,082	2,021,490	30,000	21,300	189,120	2,329,958	4,372,748
M. Frendo	111,621	1,375,171	—	—	249,158	3,069,627	4,444,798
M. Bejar	42,500	523,600	—	—	—	—	523,600
G. Daichendt	15,000	184,800	—	—	—	—	184,800
R. Frankenberg	53,333	657,063	—	—	—	—	657,063
J. Kelley	138,949	1,711,852	—	—	—	—	1,711,852
D. Mercer	113,350	1,396,472	—	—	—	—	1,396,472

(1)	This amount includes shares of Polycom stock held by the individual directly. For information regarding the beneficial ownership of Polycom stock, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of Polycom,” beginning on page 199 of this proxy statement/prospectus. The amounts shown include shares of Polycom stock currently subject to Polycom RSU awards and Polycom performance share awards that are expected to vest prior to June 29, 2016, in the ordinary course in accordance with the applicable award agreements underlying the awards (including continued employment or other services, as applicable), as follows: 5,833 shares will vest with respect to Polycom RSU awards and 5,833 shares will vest with respect to Polycom performance share awards for Ms. Durr; 24,351 shares will vest with respect to Polycom RSU awards and 24,351 shares will vest with respect to Polycom performance share awards for Mr. Frendo; and 5,000 shares will vest with respect to Polycom RSU awards for each of Ms. Bejar and Messrs. Daichendt, Frankenberg, Kelley and Mercer. The Polycom performance share awards that are scheduled to vest as described in the immediately preceding sentence are those for which the applicable performance criteria previously were achieved.
(2)	This amount includes all vested outstanding in-the-money Polycom stock option awards. There are no unvested Polycom stock option awards outstanding. All stock options held by executive officers and directors have a per share exercise price less than $12.32.
(3)	This amount includes shares of Polycom stock subject to Polycom RSU awards and Polycom performance share awards held by Polycom’s executive officers and non-employee directors. The number of shares of Polycom stock subject to Polycom performance share awards included in the amount is the target number of shares that are eligible to vest under the awards.

Indemnification and Insurance

Under the merger agreement, Polycom’s directors and officers will have certain ongoing rights to indemnification, advancement of expenses, and exculpation from the combined company and will have continued coverage under directors’ and officers’ liability insurance policies for a period of six years following the effective time of the merger. See the sections entitled “The Merger—Director and Officer Indemnification” below and “The Merger Agreement—Covenants and Agreements—Indemnification and Insurance,” beginning on page 142 of this proxy statement/prospectus, for information about these rights.

Continuing Directors

At the closing of the merger, Martha H. Bejar and Robert J. Frankenberg, members of the Polycom Board, are expected to be appointed to the Mitel Board.

For a more complete discussion of the directors and executive officers of Mitel, see the section entitled “The Merger—Governance of Mitel Following Completion of the Merger,” beginning on page 95 of this proxy statement/prospectus.

Director and Officer Indemnification

The merger agreement provides that, for a period of no less than six years after the effective time, Polycom, as the surviving corporation, will indemnify and hold harmless (and advance funds in respect of the foregoing to the fullest extent permitted under applicable law) each present and former director and officer against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim arising out of or pertaining to the fact that any such director or officer is or was a director or officer of Polycom or any of its subsidiaries, or was serving at the request of Polycom or any of its subsidiaries as a director or officer, whether asserted or claimed prior to, at or after the effective time. Polycom, as the surviving corporation, is only required to indemnify and hold harmless, or advance expenses to, such director or officer if such party was entitled to indemnification as of the date of the merger agreement by Polycom or any of its subsidiaries pursuant to (1) the provisions of the organizational documents of Polycom or the applicable subsidiary or (2) any indemnification agreement between Polycom or any of its subsidiaries and such director or officer.

The merger agreement also provides that, for six years following the merger, Mitel must cause the certificate of incorporation and bylaws of Polycom, as the surviving corporation, to contain provisions regarding exculpation, indemnification and advancement of expenses that are at least as favorable as those currently provided by Polycom’s amended and restated certificate of incorporation and amended and restated bylaws. In addition, prior to the effective time, Polycom will obtain and fully pay for the premiums for a non-cancellable extension of Polycom’s existing directors’ and officers’ liability insurance and fiduciary liability insurance policies in an amount and scope at least as favorable as such existing policies with respect to matters occurring at or prior to the closing of the merger. See the section entitled “The Merger Agreement—Covenants and Agreements—Indemnification and Insurance” beginning on page 142 of this proxy statement/prospectus, for information about these rights.

Accounting Treatment

Mitel prepares its financial statements in accordance with GAAP. The acquisition of Polycom by Mitel will be accounted for by applying the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations, or ASC 805, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. The accounting guidance provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the surviving corporation, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on factors including that current Mitel Board members will represent seven of the nine directors of the Mitel Board immediately following completion of the merger, Polycom stockholders will be receiving a premium based on the market prices of Mitel common shares and Polycom stock as of the date preceding the announcement of the merger over the fair market value of their Polycom stock on such date, a portion of the consideration being received by Polycom stockholders is cash, as well as other terms of the merger and the circumstances surrounding the negotiation of the merger agreement, Mitel is considered to be the acquirer of Polycom for accounting purposes.

Accordingly, Mitel will allocate the purchase price to the fair value of Polycom’s assets and liabilities at the acquisition date. To the extent the net fair value of the assets acquired and liabilities assumed is less than the purchase price, goodwill will be recognized for the difference. Currently, the preliminary purchase price allocation indicates that goodwill will be recognized because the preliminary net fair value of the assets to be acquired and liabilities to be assumed is less than the preliminary purchase price.

The final purchase price will be determined after the merger is completed, and will vary from the current estimate based on Mitel’s share price on the day of closing. In addition, the final allocation of the purchase price will be determined after the merger and after completion of an analysis to determine the estimated net fair value of Polycom’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any increase in the purchase price or decrease in the estimated net fair value of the assets and liabilities of Polycom as compared to the unaudited pro forma information included in this proxy statement/prospectus will have the effect of increasing the goodwill recognized related to the merger.

Regulatory Approvals Required for the Merger

To complete the merger, Mitel and Polycom must obtain approvals or consents from, or make filings with, a number of United States federal and foreign antitrust regulators and other regulatory authorities. Other than (1) clearance under the HSR Act, the German ARC and the Russian FLN 135 that are described below, (2) the CFIUS approval that is described below, (3) the SEC declaring the effectiveness of the registration statement, (4) the Mitel common shares to be issued in the merger being approved for listing on the NASDAQ (subject to official notice of issuance) and the TSX (subject to satisfaction of customary listing conditions of the TSX), and (5) the filing of a certificate of merger under the DGCL with respect to the merger, neither Mitel nor Polycom believes that any additional regulatory approvals, consents or filings (other than notices) are required with respect to the merger. If additional approvals, consents and filings are required to complete the merger, Mitel and Polycom intend to seek such consents and approvals and make such filings.

Mitel and Polycom expect to complete the merger in the third quarter of 2016. Although Mitel and Polycom believe that they will receive the required consents and approvals described below to complete the merger, they cannot give any assurance as to the timing of these consents and approvals or as to Mitel’s and Polycom’s ultimate ability to obtain such consents and approvals (or any additional consents or approvals which may otherwise become necessary) or that they will obtain such consents or approvals on terms and subject to conditions satisfactory to Mitel and Polycom.

Hart-Scott-Rodino Antitrust Improvements Act

The merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until required information has been furnished to the DOJ and the FTC and until certain waiting periods have been terminated, have expired or approval has been obtained. The HSR Act requires Mitel and Polycom to observe a 30-day waiting period after the submission of their HSR filings before consummating the merger, unless the waiting period is terminated early, or unless it is extended by a request for additional information or documentary material from the FTC or the DOJ, which we refer to as a second request.

Each of Mitel and Polycom filed a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the DOJ in connection with the merger on May 6, 2016. Early termination of the waiting period with respect to the merger under the HSR Act was granted on May 13, 2016.

The FTC and the DOJ may scrutinize the legality under the antitrust laws of proposed transactions such as the merger. At any time before or after the merger, the FTC or the DOJ could take any action under the antitrust laws that it considers either necessary or desirable in the public interest, including seeking to enjoin the merger or the divestiture of substantial assets of Mitel, Polycom or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

German ARC

The German ARC imposes a pre-merger notification requirement on all transactions that qualify as concentrations and meet certain specified financial thresholds. The German ARC imposes a suspension obligation on any transactions that are subject to the pre-merger notification requirement, which means a transaction cannot be consummated until it has been cleared, either explicitly or due to expiry of the applicable waiting periods. Mitel’s proposed acquisition of Polycom qualifies as a concentration and meets the financial notification thresholds and is consequently subject to the pre-merger notification requirement and the suspension obligation. Accordingly, consummation of the merger is conditional upon the merger being notified to the Bundeskartellamt and being cleared by the Bundeskartellamt either explicitly or due to expiry of the applicable waiting periods. The merger received clearance under the German ARC on June 2, 2016.

Russian FLN 135

Under the Russian FLN 135 and related regulations, consummation of the merger is subject to the consent of FAS Russia. Mitel submitted its application to FAS Russia on May 13, 2016. FAS Russia has until August 11, 2016 to issue its decision.

CFIUS

Pursuant to Exon-Florio, CFIUS has the jurisdiction to review any merger, acquisition or takeover, by or with a foreign person, that could result in foreign control of any “U.S. business”—i.e., an entity or business unit engaged in interstate commerce in the United States—for the impact of such a transaction on U.S. national security. Parties to transactions subject to CFIUS’s jurisdiction may voluntarily notify CFIUS of their proposed transactions. CFIUS may also initiate a review of any transaction within its jurisdiction. In general, CFIUS review of a transaction occurs in an initial 30-day review period that may be extended by CFIUS for an additional 45-day investigation period.

The closing of the merger is conditioned on receipt by Mitel and Polycom of written notice from CFIUS stating one of the following, which we refer to as the CFIUS approval: (1) CFIUS has concluded that the merger is not a “covered transaction” and not subject to review under applicable law; (2) the review of the merger under Exon-Florio has been concluded, and there are no unresolved national security concerns with respect to the merger; or (3) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Mitel and Polycom and either (A) the period under Exon-Florio during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the merger has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the merger. In connection with obtaining the CFIUS approval, Mitel has no obligation to agree to any mitigation measure or condition requested by CFIUS or any other governmental authority where such measure or condition could reasonably be expected to be materially adverse to the business or financial condition of Polycom or Mitel or could reasonably be expected to materially reduce the benefits to Mitel of the merger.

State Takeover Laws

Section 203 of the DGCL generally restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder without the vote of 66 2/3% of the stock not held by the interested stockholder. These restrictions will not be applicable to the merger because neither Mitel nor Merger Sub owned 15% or more of Polycom’s outstanding voting stock prior to entering into the merger agreement with Polycom, and in connection with approving the merger agreement, the Polycom Board took all action necessary to exempt Mitel, Merger Sub, the merger agreement and the transactions contemplated by the merger agreement, including the merger, from the restrictions on business combinations contained in Section 203 of the DGCL.

A number of other states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

We are not aware of any other state takeover laws or regulations that are applicable to the merger and have not attempted to comply with any other state takeover laws or regulations. If any government official or third-party should seek to apply any such state takeover law to the merger or any of the other transactions contemplated by the merger agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of shares of Polycom stock, and we might be delayed in continuing or consummating the merger.

Litigation

Following the announcement of the execution of the merger agreement, a purported stockholder class action, styled Solak v. Leav, et al., No. 5:16-cv-03128-HRL, was filed on June 8, 2016 in the United States District Court for the Northern District of California, which is referred to as the Solak complaint.

The Solak complaint names as defendants current and former members of the Polycom Board, Mitel, and Merger Sub, which are collectively referred to as the defendants. The Solak complaint alleges that the defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by failing to disclose all material information in connection with this proxy statement/prospectus. The Solak complaint also alleges that the current and former members of the Polycom Board violated Section 20(a) of the Exchange Act by acting as control persons of Polycom in connection with the purported omissions from this proxy statement/prospectus described above. Finally, the Solak complaint alleges that the current and former members of the Polycom Board breached their fiduciary duties to Polycom’s stockholders in connection with the merger and that Mitel and Merger Sub aided and abetted the purported breaches of fiduciary duty. In support of these claims, the Solak complaint alleges, among other things, that the Polycom Board failed to disclose all material information regarding the merger, that the merger consideration undervalues Polycom, that the sales process that resulted in entry into the merger agreement was flawed, and that the merger agreement contains unreasonable deal protection devices that purportedly preclude competing offers and unduly favor Mitel. The action seeks injunctive relief, including enjoining or rescinding the merger, and an award of other unspecified attorneys’ and other fees and costs, in addition to other relief.

A copy of the Solak complaint has been filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. The summary herein does not purport to be a complete description of the Solak complaint and is qualified in its entirety by reference to the full text of the Solak complaint, filed as Exhibit 99.5 to the registration statement of which this proxy statement/prospectus forms a part and incorporated herein by reference.

The outcome of these matters cannot be predicted with any certainty. A preliminary injunction could delay or jeopardize the consummation of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the merger. Each of Mitel and Polycom believes that the complaint is without merit and intends to contest the lawsuit vigorously.

Treatment of Polycom Stock Options and Other Stock-Based Awards

Polycom Stock Options

At the effective time, each Polycom stock option award, regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of

•	the excess of (1) the sum of (A) $3.12 plus the product of (B) 1.31 multiplied by the average of the volume weighted average price of a Mitel common share on the NASDAQ on each of the five consecutive trading days ending with the complete trading day immediately prior to the closing date of the merger, which is referred to as the Mitel average closing price and which sum is referred to as the per share cash value, over (2) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by

•	the number of shares of Polycom stock underlying such Polycom stock option award.

Polycom Vested Awards

At the effective time, each Polycom RSU award and Polycom performance share award that is outstanding and is

•	vested immediately prior to the effective time,

•	that vests as a result of the consummation of the merger, or

•	that is held by any non-employee member of the Polycom Board,

each of which is referred to as a Polycom vested award, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of (1) the per share cash value multiplied by (2) the number of shares of Polycom stock underlying such Polycom vested award.

Polycom Restricted Stock Units

At the effective time, each Polycom RSU award that is outstanding immediately prior to the effective time and is not a Polycom vested award will be assumed by Mitel and converted into restricted share units of Mitel, each of which is referred to as an adjusted RSU award, representing the right to receive, on the same terms and conditions as were applicable under such Polycom RSU award, the number of Mitel common shares equal to the product of

•	the number of shares of Polycom stock underlying a Polycom RSU award immediately prior to the effective time multiplied by

•	the quotient of (1) the per share cash value divided by (2) the Mitel average closing price, which quotient is referred to as the equity award exchange ratio,

with any fractional shares rounded down to the nearest lower whole number of shares. Each adjusted RSU award will continue to be governed by the terms and conditions applicable to the corresponding Polycom RSU award immediately prior to the effective time, including all time-based vesting conditions.

Polycom Performance Share Awards

At the effective time, each Polycom performance share award that is outstanding immediately prior to the effective time and is not a Polycom vested award will be assumed by Mitel and converted into performance shares of Mitel, each of which is referred to as an adjusted performance share award, representing the right to receive, on the same terms and conditions as were applicable under such Polycom performance share award, the number of Mitel common shares equal to the product of

•	the number of shares of Polycom stock underlying such Polycom performance share award immediately prior to the effective time (which will be 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award) multiplied by

•	the equity award exchange ratio,

with any fractional shares rounded down to the nearest lower whole number of shares. Each adjusted performance share award will continue to be governed by the terms and conditions applicable to the corresponding Polycom performance share award immediately prior to the effective time, including all time-based vesting conditions but not performance vesting conditions.

Treatment of Equity Awards

Section 4985 imposes an excise tax on the value of certain equity-related compensation held at any time during the period from six months before to six months after consummation of the merger by individuals who were or are directors and executive officers of Polycom and are subject to the reporting requirements of Section 16(a) of the Exchange Act (who are referred to as disqualified individuals). Prior to the effective time, each Polycom stock option award, Polycom RSU award and Polycom performance share award outstanding as of the business day immediately prior to the closing date of the merger that is held by a disqualified individual, including each of Polycom’s executive officers and directors, will be accelerated and cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the amount described above with respect to Polycom stock option awards and Polycom vested awards, with any Polycom performance share awards accelerated at 100% of the target number of shares set forth in the applicable Polycom performance share award. Such amounts will be paid on the business day immediately prior to the closing date of the merger.

Appraisal Rights of Polycom Stockholders

Record holders of Polycom stock who comply with the procedures set forth in Section 262 of the DGCL, which is referred to as Section 262, will be entitled to appraisal rights if the merger is completed. Under Section 262, holders of shares of Polycom stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of the effective time of the merger, which is referred to as the completion of the merger, judicially determined and paid to them in cash by complying with the provisions of Section 262. Polycom is required to send a notice to that effect to each stockholder not less than 20 days prior to the Polycom special meeting. This proxy statement/prospectus constitutes that notice to the record holders of Polycom stock.

The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of the applicable requirements, and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this proxy statement/prospectus as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 may result in the loss of your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Stockholders of record who desire to exercise their appraisal rights must do all of the following: (1) not vote in favor of the adoption of the merger agreement, (2) deliver in the manner set forth below a written demand for appraisal of the stockholder’s shares to the Secretary of Polycom before the vote on the adoption of the merger agreement at the special meeting, (3) continuously hold the shares of record from the date of making the demand through completion of the merger, and (4) otherwise comply with the requirements of Section 262.

Only a holder of record of Polycom stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal must be executed by or for the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should consult with the record owner to determine the appropriate procedures for having the record owner make a demand for appraisal with respect to the beneficial owner’s shares. Any holder of shares held in “street name” who desires to exercise appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., The Depository Trust Company’s nominee. A demand for appraisal with respect to such shares must be made by or on behalf of the depository nominee and it must identify the depository nominee as the record owner. Any beneficial holder of shares desiring to exercise appraisal rights with respect to such shares which are held through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Polycom of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of the holder’s shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Polycom, Inc., 6001 America Center Drive, San Jose, California 95002, Attention: Sayed M. Darwish, Chief Legal Officer and Executive Vice President, Corporate Development and Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address. The written demand must reasonably inform Polycom that the stockholder intends thereby to demand an appraisal of his, her or its shares. The written demand must be received by Polycom prior to the vote on the Merger proposal at the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the adoption of the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of Polycom stock in favor of adoption of the merger agreement. An executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement and will cause the stockholder’s right of appraisal to be lost. Therefore, a stockholder who desires to exercise appraisal rights should either (x) refrain from executing and submitting the enclosed proxy card or (y) vote against the adoption of the merger agreement or affirmatively register an abstention with respect thereto.

Within 120 days after completion of the merger, but not thereafter, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner for which a demand for appraisal has been properly made by the record holder, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. There is no present intent on the part of Polycom as the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after completion of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Polycom stock not voting in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for, or request from the surviving corporation, the statement described in the previous sentence. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation, or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a Polycom stockholder and a copy of the petition is served on the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Polycom stock and with whom agreements as to the value of their shares of Polycom stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of Polycom stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the date the merger is completed through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the date the merger is completed and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to fair value under Section 262. Each of Mitel and Polycom reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Polycom stock is less than the applicable merger consideration.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. The Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

From and after the date of completion of the merger, any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to completion of the merger.

Within 10 days after the effective time of the merger, the surviving corporation must give notice of the date that the merger became effective to each of Polycom’s stockholders who has properly filed a written demand for appraisal, who did not vote in favor of the proposal to adopt the merger agreement and who has otherwise complied with Section 262. At any time within 60 days after completion of the merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the cash and Mitel common shares to which the stockholder is entitled pursuant to the merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the written approval of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after completion of the merger, stockholders’ rights to appraisal will cease and all stockholders will be entitled only to receive the merger consideration as provided for in the merger agreement. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after completion of the merger.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex C to this proxy statement/prospectus.

Failure to comply strictly with all the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

NASDAQ and TSX Listing of Mitel Common Shares; Delisting and Deregistration of Polycom Stock

Prior to the completion of the merger, Mitel has agreed to use its reasonable best efforts to cause the Mitel common shares to be issued in the merger to be approved for listing on the NASDAQ, subject to official notice of issuance, and the TSX, subject to satisfaction of customary listing conditions of the TSX. The listing of Mitel common shares is also a condition to completion of the merger.

If the merger is completed, Polycom stock will cease to be listed on the NASDAQ and Polycom stock will be deregistered under the Exchange Act.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of Polycom stock whose shares are exchanged for the merger consideration pursuant to the merger. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular holder of shares of Polycom stock, nor is it a complete analysis of all potential U.S. federal income tax consequences. This summary does not address any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Code, Treasury Regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, which is referred to as the IRS, with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court. This discussion is limited to U.S. Holders and Non-U.S. Holders that hold shares of Polycom stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to stockholders that are subject to special tax rules, including, without limitation, holders of 5% or more of the stock of Mitel or Polycom, expatriates and certain former citizens or long-term residents of the United States, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax qualified retirement plans, persons subject to the alternative minimum tax, persons holding shares of Polycom stock as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment, and stockholders who acquired their shares of Polycom stock through stock option or stock purchase plan programs or in other compensatory arrangements. In addition, this discussion does not address the tax consequences to holders of Polycom stock option awards, Polycom RSU awards or Polycom performance share awards issued by Polycom that are assumed, replaced, exercised or converted, as the case may be, in connection with the merger. This discussion also does not apply to any stockholders that exercise appraisal rights in connection with the merger.

If a partnership or other pass-through entity for U.S. federal income tax purposes holds shares of Polycom stock, the tax treatment of a partner in the partnership or owner of such other pass-through entity generally will depend upon the status of the partner or owner and the activities of the partnership or other pass-through entity. Partners and owners of pass-through entities are urged to consult their tax advisors about the tax consequences of the merger to them.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Polycom stock that is: (1) an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes; (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (A) a court within the United States is able to exercise primary supervision over its administration and (B) one or more U.S. persons has the authority to control all of the substantial decisions of the trust.

As used herein, a “Non-U.S. Holder” means a beneficial owner of shares of Polycom stock that is neither (1) a U.S. Holder, nor (2) a partnership (or other entity or arrangement treated as a pass-through entity for U.S. federal income tax purposes).

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. INCOME AND OTHER TAX LAWS).

Consequences of the Merger to U.S. Holders

Mitel and Polycom intend to treat the merger as divided for U.S. federal income tax purposes into two transactions: (1) the redemption of a portion of the shares of Polycom stock held by each Polycom stockholder for the redemption cash, and (2) the exchange of a portion of the shares of Polycom stock held by each Polycom stockholder for Mitel common shares and the merger cash. The shares of Polycom stock held by each Polycom stockholder will be divided between these transactions based on the relative fair market values of the merger consideration exchanged for such shares.

If a U.S. Holder acquired different blocks of shares of Polycom stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of shares of Polycom stock.

Receipt of Redemption Cash

The payment of the redemption cash will be treated as a distribution in redemption of shares of Polycom stock, which will be subject to the Section 302 tests described below. Under such tests, as described below, although the matter is not free from doubt, Mitel and Polycom intend to treat the payment of the redemption cash as a sale or exchange of the shares so redeemed. In such case, each U.S. Holder will recognize capital gain or loss in an amount equal to the difference between (1) the amount of redemption cash received and (2) the U.S. Holder’s adjusted tax basis in its shares of Polycom stock treated as surrendered in the redemption. The capital gain or loss generally will be long term capital gain or loss if the U.S. Holder has held the shares of Polycom stock surrendered for more than one year before the effective time of the merger. Long term capital gains of certain non-corporate U.S. Holders, including individuals, generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Section 302 Tests

A redemption will be treated as a sale or exchange for U.S. federal income tax purposes pursuant to Section 302 of the Code if the exchange (1) results in a “complete termination” of the U.S. Holder’s stock interest in the redeeming corporation; (2) is a “substantially disproportionate” redemption with respect to the U.S. Holder; or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (each of clauses (1), (2) and (3), a Section 302 test).

In determining whether any of the Section 302 tests has been met, a U.S. Holder must take into account not only stock that it actually owns but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) and Section 304 of the Code, as applicable). Under these constructive ownership rules, a U.S. Holder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares of stock the U.S. Holder has an option to purchase.

Section 302 Tests as Applied to Receipt of Redemption Cash

Although the matter is not free from doubt, Mitel and Polycom intend to treat the payment of the redemption cash as a distribution in redemption of shares of Polycom stock that is a complete termination of each Polycom stockholder’s interest under Section 302(a) of the Code.

Specifically, for purposes of applying the Section 302 tests to the receipt of redemption cash, a U.S. Holder generally will not be treated as owning shares of Polycom stock owned by Mitel after the merger. Accordingly, such U.S. Holder generally would be treated as having completely terminated its interest in Polycom and would treat the distribution of redemption cash as a sale or exchange under the Section 302 tests, and the remainder of this discussion will assume that to be the case. However, because other interpretations of the Section 302 tests and the constructive ownership rules are possible, and because the possibility of taxable distribution treatment depends upon each holder’s particular circumstances, U.S. Holders of Polycom stock are urged to consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Receipt of Share Consideration and Merger Cash

The exchange of shares of Polycom stock for Mitel common shares (including, for purposes of this discussion, any fractional shares for which cash is received) and the merger cash in the merger will generally be taxable to U.S. Holders for U.S. federal income tax purposes. Subject to the discussion below under the section entitled “—Possible Distribution Treatment of Merger Cash under Section 304 of the Code,” beginning on page 114 of this proxy statement/prospectus, which describes a separate analysis of the merger cash that may result in a different treatment of the receipt of the merger cash for a U.S. Holder, each U.S. Holder that exchanges shares of Polycom stock for Mitel common shares and the merger cash generally will recognize capital gain or loss in an amount equal to the difference between (1) the fair market value of the Mitel common shares and the merger cash received and (2) the U.S. Holder’s adjusted tax basis in its shares of Polycom stock treated as exchanged for such share consideration and the merger cash in the merger. The capital gain or loss generally will be long term capital gain or loss if the U.S. Holder has held the shares of Polycom stock treated as exchanged for more than one year before the effective time of the merger. Long term capital gains of certain non-corporate U.S. Holders, including individuals, generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s initial tax basis in the Mitel common shares received in the merger will be equal to their fair market value as of the effective date of the merger and the holding period for such Mitel common shares will begin the day after the effective date of the merger.

Possible Distribution Treatment of Merger Cash under Section 304 of the Code

The receipt of the merger cash (but not the Mitel common shares) by U.S. Holders is expected to be subject to Section 304 of the Code. Under that provision, the Polycom stockholders will be treated as if they received additional Mitel common shares in the merger equal in value to the merger cash, and then Mitel redeemed such shares for such merger cash. This deemed redemption will be subject to the Section 302 tests described above and treated either as (1) a distribution or (2) a sale or exchange of shares. Under Section 304 of the Code, for purposes of applying the Section 302 tests to the receipt of merger cash, a U.S. Holder generally will be treated as owning its proportionate share of all shares of Polycom stock owned by Mitel after the merger, and the Section 302 tests will be applied by comparing such holder’s actual and constructive ownership of Polycom stock immediately before the merger to such holder’s constructive ownership of Polycom stock after the merger.

The portion of the cash consideration that will be treated as merger cash is not known with certainty at this time, but it is expected that most of the cash consideration will be paid from cash held by Polycom at the time of the merger (including funds borrowed by Merger Sub or Polycom or distributed from subsidiaries of Polycom) and will be reported as redemption cash. However, the IRS may disagree with the allocation of cash consideration as reported to stockholders.

Section 302 Tests as Applied to Receipt of Merger Cash

A U.S. Holder of shares of Polycom stock will only be able to satisfy the “complete termination” test if such holder sells or otherwise disposes of all of such holder’s actually and constructively owned shares of Mitel stock contemporaneously with the completion of the merger and as part of a single integrated plan which includes such holder’s receipt of the merger consideration.

The merger generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the outstanding shares of Polycom stock constructively owned by the U.S. Holder immediately after the merger is less than 80% of the percentage of the shares of Polycom stock actually and constructively owned by the U.S. Holder immediately before the merger. The application of this test will depend, among other things, on the U.S. Holder’s ownership of any Mitel stock apart from stock received in the merger.

The receipt of the merger cash will be treated as “not essentially equivalent to a dividend” if the reduction in a U.S. Holder’s constructive proportionate interest in Polycom immediately after the merger (when compared to the U.S. Holder’s actual and constructive proportionate interest in Polycom immediately before the merger) constitutes a “meaningful reduction” of the U.S. Holder’s actual and constructive proportionate interest. Whether a U.S. Holder meets this test depends on the U.S. Holder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of 1% or less) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Accordingly, a U.S. Holder that does not own, actually or constructively, any Mitel common shares other than those received in the merger, if the U.S. Holder’s interests are deemed “minimal” as described above, should be treated as having sold or exchanged the applicable portion of their Polycom stock for the merger cash in the merger, and thus the U.S. Holder should recognize capital gain or loss as described above.

If the receipt of the merger cash by a U.S. Holder does not meet one of the Section 302 tests (as modified by Section 304 of the Code), then the full amount of the merger cash received by the U.S. Holder will be treated as a distribution to the U.S. Holder and will be treated as ordinary dividend income to the U.S. Holder to the extent of Polycom’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Polycom may have substantial earnings and profits (even taking into account any reduction of its earnings and profits in connection with the payment of the redemption cash). Therefore, a U.S. Holder should expect that if none of the Section 302 tests is met, the full amount of such merger cash will be treated as a dividend. If certain holding period requirements and other conditions are satisfied, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at favorable rates applicable to qualified dividend income. A dividend received by a corporate U.S. Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code.

Section 304 of the Code and the regulations and guidance thereunder are complex. Shareholders whose ownership of Mitel common shares after the merger will be more than “minimal” and stockholders of Polycom that, at the time of the merger, also own other shares of Mitel are urged to consult their own tax advisors regarding the U.S. federal tax consequences of the merger in relation to their particular facts and circumstances.

Cash in Lieu of Fractional Shares

No fractional Mitel common shares will be issued to holders of shares of Polycom stock in connection with the merger. Although the matter is not free from doubt, a U.S. Holder that receives cash in lieu of a fractional Mitel common share as a part of the merger generally should be treated as first receiving the fractional share, and then exchanging the fractional Mitel common share for cash. In this case, the U.S. Holder will recognize capital gain or loss measured by the difference, if any, between the cash paid for such fractional share and the U.S. Holder’s tax basis in such fractional share, which will be equal to its fair market value at the effective date of the merger. Any such capital gain or loss generally will be short term capital gain or loss.

Consequences of the Merger to Non-U.S. Holders

Mitel and Polycom intend to treat the merger as divided for U.S. federal income tax purposes into two transactions: (1) the redemption of a portion of the shares of Polycom stock held by each Polycom stockholder for the redemption cash, and (2) the exchange of a portion of the shares of Polycom stock held by each Polycom stockholder for Mitel common shares and the merger cash. The shares of Polycom stock held by each Polycom stockholder will be divided between these transactions based on the relative fair market values of the merger consideration exchanged for such shares.

If a Non-U.S. Holder acquired different blocks of shares of Polycom stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of shares of Polycom stock.

Receipt of Redemption Cash; Section 302 Tests

The payment of the redemption cash will be treated as a distribution in redemption of shares of Polycom stock, which will be subject to the Section 302 tests, generally in the same manner as such tests apply to a U.S. Holder, as described above under the section entitled “—Consequences of the Merger to U.S. Holders—Receipt of Redemption Cash—Section 302 Tests,” beginning on page 113 of this proxy statement/prospectus. Under such tests, although the matter is not free from doubt, Mitel and Polycom intend to treat the payment of the redemption cash as a sale or exchange of the shares so redeemed. In such case, each Non-U.S. Holder will recognize capital gain or loss, which generally is not expected to be subject to U.S. federal income tax unless:

•	the recognized gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States;

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year in which the merger occurs, and certain other requirements are met; or

•	the shares of Polycom stock that are exchanged constitute a “United States real property interest” with respect to the Non-U.S. Holder.

Unless an applicable treaty provides otherwise, the realized gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. person, as described under the section entitled “—Consequences of the Merger to U.S. Holders,” beginning on page 113 of this proxy statement/prospectus. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. Holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Realized gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any.

Shares of Polycom stock will constitute a United States real property interest with respect to a Non-U.S. Holder if (1) Polycom is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (A) the period during which the Non-U.S. Holder held such shares or (B) the 5-year period ending on the date the Non-U.S. Holder exchanges such shares pursuant to the merger, and (2) the Non-U.S. Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5% of the shares of Polycom stock. Polycom does not believe that it has been or will become a United States real property holding corporation at any time during the 5-year period preceding the merger.

Notwithstanding the foregoing, because satisfaction of the Section 302 tests depends on matters of fact, the applicable withholding agent is entitled to presume, for withholding purposes, that the payment of redemption cash to a Non-U.S. Holder is a U.S.-source dividend subject to withholding, unless a Non-U.S. Holder provides documentation to the applicable withholding agent demonstrating to its satisfaction that such Non-U.S. Holder meets one of the Section 302 tests, in which case no U.S. federal income tax will be withheld. Because other interpretations of the Section 302 tests and the constructive ownership rules are possible, and because the possibility of taxable distribution treatment depends upon each holder’s particular circumstances, Non-U.S. Holders of Polycom stock are urged to consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Receipt of the Share Consideration, Merger Cash and Cash in Lieu of Fractional Shares

Subject to the discussion below under the section entitled “—Possible Distribution Treatment of Merger Cash under Section 304 of the Code,” beginning on page 117 of this proxy statement/prospectus, which describes a separate analysis of the merger cash that may result in a different treatment of the receipt of the merger cash for a Non-U.S. Holder, gain realized by a Non-U.S. Holder on an exchange of shares of Polycom stock for the Mitel common shares, the merger cash, and cash in lieu of fractional Mitel common shares pursuant to the merger generally is not expected to be subject to U.S. federal income tax unless one of the exceptions described above under the section entitled “—Consequences of the Merger to Non-U.S. Holders—Receipt of Redemption Cash; Section 302 Tests,” beginning on page 116 of this proxy statement/prospectus, applies.

Possible Distribution Treatment of Merger Cash under Section 304 of the Code

The receipt of the merger cash (but not the Mitel common shares) by Non-U.S. Holders is expected to be subject to Section 304 of the Code. Under that provision, the Polycom stockholders will be treated as if they received additional Mitel common shares in the merger equal in value to the merger cash, and then Mitel redeemed such shares for such merger cash. This deemed redemption will be tested under the Section 302 tests and treated either as (1) a distribution or (2) a sale or exchange of shares. Under Section 304 of the Code, for purposes of applying the Section 302 tests to the receipt of merger cash, a Non-U.S. Holder generally will be treated as owning its proportionate share of all shares of Polycom stock owned by Mitel after the merger, and the Section 302 tests will be applied by comparing such holder’s actual and constructive ownership of Polycom stock immediately before the merger to such holder’s constructive ownership of Polycom stock after the merger.

The portion of the cash consideration that will be treated as merger cash is not known with certainty at this time, but it is expected that most of the cash consideration will be paid from cash held by Polycom at the time of the merger (including funds borrowed by Merger Sub or Polycom or distributed from subsidiaries of Polycom) and will be reported as redemption cash. However, the IRS may disagree with the allocation of cash consideration as reported to stockholders.

Section 302 Tests as Applied to Receipt of Merger Cash

The Section 302 tests generally will apply to the receipt of the merger cash by a Non-U.S. Holder in the same manner as to receipt by a U.S. Holder, as described above under the section entitled “—Consequences of the Merger to U.S. Holders—Receipt of Share Consideration and Merger Cash—Section 302 Tests as Applied to Receipt of Merger Cash,” beginning on page 115 of this proxy statement/prospectus. As noted above, if a Non-U.S. Holder meets one of the Section 302 tests, the Non-U.S. Holder will be treated as having received the merger cash in a sale or exchange of shares, which generally is not expected to be subject to U.S. federal income tax unless one of the exceptions described above under the section entitled “—Consequences of the Merger to Non-U.S. Holders—Receipt of Redemption Cash; Section 302 Tests,” beginning on page 116 of this proxy statement/prospectus, applies. A Non-U.S. Holder that does not own, actually or constructively, any Mitel common shares other than those received in the merger, if the Non-U.S. Holder’s interests are deemed “minimal” as described above, should be treated as having sold or exchanged the applicable portion of their Polycom stock for the merger cash in the merger. However, if a Non-U.S. Holder does not establish that it satisfies any of the Section 302 tests as modified by Section 304 of the Code, the full amount of the merger cash received by the Non-U.S. Holder pursuant to the merger will be treated as a dividend to the Non-U.S. Holder, rather than as an amount received in a sale or exchange.

Because satisfaction of the Section 302 tests depends on matters of fact, the applicable withholding agent is entitled to presume, for withholding purposes, that the payment of the merger cash to a Non-U.S. Holder is a distribution made from Polycom’s current or accumulated earnings and profits and therefore is treated as a U.S.-source dividend, unless a Non-U.S. Holder provides documentation to the applicable withholding agent demonstrating to its satisfaction that such Non-U.S. Holder meets one of the Section 302 tests, in which case no U.S. federal income tax will be withheld. Any amount treated as a U.S.-source dividend generally will be subject to withholding of U.S. federal income tax at the rate of 30% except where (1) the applicable withholding agent has received proper certification of the application of an income tax treaty (in which case such dividend will be subject to withholding at such lower rate as may be specified by such income tax treaty), or (2) such dividend is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and the Non-U.S. Holder furnishes a validly completed and executed IRS Form W-8ECI. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the applicable withholding agent a validly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amounts withheld exceed the Non-U.S. Holder’s U.S. federal income tax liability, such Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

Section 304 of the Code and the regulations and guidance thereunder are complex. Shareholders whose ownership of Mitel common shares after the merger will be more than “minimal” and stockholders of Polycom that, at the time of the merger also own other shares of Mitel are urged to consult their own tax advisors regarding the U.S. federal tax consequences of the merger in relation to their particular facts and circumstances.

Consequences to U.S. Holders of Holding and Disposing of Mitel Common Shares

Receipt of Distributions on Mitel Common Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, the gross amount of a distribution paid to a U.S. Holder with respect to Mitel common shares (including amounts withheld to pay Canadian withholding taxes) generally will be included in its gross income as dividend income to the extent that the distribution is paid out of Mitel’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations. With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will constitute “qualified dividend income” and, thus, will be taxed at the lower applicable capital gains rate, provided that (1) Mitel is eligible for the benefits of the Convention Between the United States of America and Canada

with Respect to Taxes on Income and on Capital (or the U.S.—Canada Treaty) or the Mitel common shares, with respect to which dividends are paid, are readily tradable on an established securities market in the United States; (2) Mitel is not a PFIC (as discussed below) for either its taxable year in which the dividend is paid or the preceding taxable year; (3) certain holding period requirements are met by the non-corporate U.S. Holder; and (4) the non-corporate U.S. Holder does not treat the dividend as “investment income” for purposes of the investment interest deduction rules. Mitel expects to be eligible for the benefits of the U.S.—Canada Treaty. In addition, the NASDAQ Global Market should be treated as an established securities market for this purpose, although there can be no assurance that the Mitel common shares will be readily tradable.

Dividends paid by Mitel will constitute foreign source income for foreign tax credit limitation purposes. A U.S. Holder may be entitled to deduct or credit any Canadian withholding taxes on dividends in determining its U.S. income tax liability, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. Holder’s foreign taxes for a particular tax year). The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends distributed by Mitel with respect to Mitel common shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

To the extent that the amount of a distribution exceeds Mitel’s current and accumulated earnings and profits, it will be treated first as a tax-free return of a U.S. Holder’s tax basis in its Mitel common shares, and to the extent the amount of the distribution exceeds such U.S. Holder’s tax basis, the excess will be taxed as capital gain. Mitel does not currently intend to calculate its earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be treated as a dividend for U.S. federal income tax purposes.

Dispositions of Mitel Common Shares

Subject to the PFIC rules discussed below, a U.S. Holder will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a Mitel common share equal to the difference between the amount realized for the Mitel common share and the U.S. Holder’s tax basis in such common share. The gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. Holders, including individual U.S. Holders, that have held the Mitel common shares for more than one year are currently eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized by a U.S. Holder will be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Status

Certain adverse tax consequences could apply to a U.S. Holder if Mitel is treated as a PFIC for any taxable year during which the U.S. Holder holds Mitel common shares. A non-U.S. corporation, such as Mitel, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (1) 75% or more of its gross income for such year consists of certain types of “passive” income or (2) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Based on current income, assets and activities, Mitel believes that it is not currently a PFIC, and that it is not likely to become a PFIC in the near future. However, the determination of whether Mitel is or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of Mitel’s income and assets from time to time, there can be no assurance that Mitel will not be considered a PFIC for any taxable year. Further, the IRS does not issue rulings with respect to PFIC status, and there can be no assurance that the IRS or a court will agree with Mitel’s determination.

If Mitel were a PFIC for any taxable year during which a U.S. Holder held Mitel common shares, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the Mitel common shares would be allocated ratably over the U.S. Holder’s holding period for the Mitel common shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before Mitel became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. Holder on its Mitel common shares exceeds 125% of the average of the annual distributions on the Mitel common shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Certain elections (including a mark-to-market election) may be available to U.S. Holders that may mitigate some of the adverse tax consequences resulting from a determination that Mitel is or has been a PFIC. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to an investment in Mitel common shares.

Receipt of Foreign Currency

The U.S. dollar value of any cash payment in Canadian dollars to a U.S. Holder will be translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the payment, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. A U.S. Holder will generally have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Holder that receives payment in Canadian dollars and converts or disposes of the Canadian dollars after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss and that generally will be U.S. source income or loss for foreign tax credit purposes. U.S. Holders are urged to consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Foreign Asset Reporting

Certain U.S. Holders may be required to submit to the IRS certain information with respect to their beneficial ownership of Mitel common shares, if such Mitel common shares are not held on their behalf by a financial institution. Penalties may be imposed on a U.S. Holder if such U.S. Holder is required to submit such information to the IRS and fails to do so.

Additional Tax on Net Investment Income

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold. A holder’s net investment income generally includes its net gains from the disposition of Polycom stock and its dividend income and its net gains from the disposition of Mitel common shares, unless such dividend income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of Polycom stock and Mitel common shares.

Information Reporting and Backup Withholding

Certain U.S. Holders may be subject to backup withholding of U.S. federal income tax, currently at a rate of 28%, with respect to the consideration received pursuant to the merger and payments of cash or property relating to dividends on, or proceeds arising from the sale or other taxable disposition of, Mitel common shares. Backup withholding will not apply, however, to a U.S. Holder that (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or a substantially similar form or (2) is otherwise exempt from backup withholding, and provides appropriate proof of the applicable exemption. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the U.S. Holder timely furnishes the required information to the IRS.

Certain “exempt recipients” (including, among others, generally all corporations and certain Non-U.S. Holders) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that holder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that holder’s exempt status. This statement can be obtained from the IRS website at www.irs.gov.

Consequences of the Merger to Polycom

Polycom should not incur additional U.S. federal income tax solely by virtue of the consummation of the merger. However, Polycom will continue to be subject to U.S. tax after the merger. Furthermore, Polycom (and its U.S. affiliates) may be subject to limitations on the utilization of certain tax attributes, as described below.

U.S. Tax Treatment of Mitel After the Merger

In General

Mitel is, and after the merger generally would be, classified as a non-U.S. corporation (and, therefore, as a non-U.S. tax resident) under general rules of U.S. federal income taxation. Section 7874, however, contains rules that can cause a non-U.S. corporation to be taxed as a U.S. corporation for U.S. federal income tax purposes. Many of the rules described in this section are relatively new, their application is complex, and there is little guidance regarding their application.

Under Section 7874, a corporation created or organized outside the U.S. (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident and subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met:

•	the non-U.S. corporation acquires, directly or indirectly, or is treated as acquiring under applicable Treasury Regulations, substantially all of the assets held, directly or indirectly, by a U.S. corporation;

•	after the acquisition, the former stockholders of the acquired U.S. corporation hold at least 80% (by vote or value) of the shares of the non-U.S. corporation by reason of holding shares of the U.S. acquired corporation, which is referred to as the 80% Ownership Test; and

•	after the acquisition, the non-U.S. corporation’s expanded affiliated group does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation when compared to the expanded affiliated group’s total business activities, which is referred to as the Substantial Business Activities Test.

For this purpose, “expanded affiliated group” means a group of corporations where (1) the non-U.S. corporation owns stock representing more than 50% of the vote and value of at least one member of the expanded affiliated group, and (2) stock representing more than 50% of the vote and value of each member is owned by other members of the group. The definition of an “expanded affiliated group” includes partnerships where one or more members of the expanded affiliated group own more than 50% (by vote and value) of the interests of the partnership. Although a significant portion of the operations of Mitel occur in Canada, it is not expected that after the merger Mitel and its expanded affiliated group will have substantial business activities in Canada within the meaning of the Code and the Treasury Regulations, and this discussion assumes that it will not.

80% Ownership Test

After the merger, the former stockholders of Polycom should own, in the aggregate, less than 80% (by vote and value) of the stock of Mitel by reason of their ownership of Polycom stock based on the rules for determining share ownership under Section 7874 and certain factual assumptions. These rules include the proposed and temporary regulations released on April 4, 2016 by the IRS and the U.S. Department of the Treasury, which are collectively referred to as the Inversion Regulations (discussed below).

As a result, under current law, Mitel is expected to be treated as a non-U.S. entity for U.S. federal income tax purposes. However, whether the 80% Ownership Test has been satisfied must be finally determined after the completion of the merger, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, changes to the rules in Section 7874 or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect Mitel’s status as a non-U.S. entity for U.S. federal income tax purposes, its effective tax rate or future planning for Mitel that is based on current law, and any such changes could have prospective or retroactive application to Mitel, Polycom, their respective stockholders, affiliates, and/or the merger.

For example, recent legislative proposals would expand the scope of Section 7874, or otherwise address certain perceived issues arising in connection with so-called inversion transactions. It is presently uncertain whether any of such legislative proposals will be enacted into law and, if so, what impact such legislation would have on Mitel and whether such legislation would be retroactive. The timing and substance of any such action is presently uncertain. Any such change in law or regulatory action could adversely impact Mitel’s tax position as well as its financial position and results in a material manner.

In addition, the IRS and the U.S. Department of the Treasury have taken regulatory action in connection with inversion transactions, including most recently the Inversion Regulations. The Inversion Regulations implement prior Treasury guidance, including rules for determining the post-acquisition ownership of the former stockholders of the U.S. corporation by adding back certain pre-combination distributions made by the U.S. corporation. Certain pre-combination distributions made by Polycom are subject to this rule, as is the cash consideration in the merger to the extent such cash is treated as a distribution by Polycom under the applicable rules.

Furthermore, if a non-U.S. corporation acquires more than one U.S. corporation as part of a plan, those acquisitions will be aggregated for purposes of applying the 60% Ownership Test (described below) and the 80% Ownership Test. The Inversion Regulations introduce a new rule requiring a three-year look-back, without regard to whether prior acquisitions were part of a plan. All stock issued to former stockholders of acquired U.S. corporations during the look-back period is excluded from the denominator of the ownership fraction; that is, it does not count as stock of the non-U.S. corporation for purposes of applying the 60% Ownership Test and the 80% Ownership Test. The look-back period begins on the date on which a binding contract to effect the relevant acquisition became enforceable. This new look-back rule will apply to exclude the Mitel common shares issued to former stockholders of Mavenir.

The application of the pre-combination distribution rule and the look-back rule will increase the percentage of Mitel deemed to be owned by former stockholders of Polycom by reason of their ownership of Polycom stock, but this percentage is still expected not to equal or exceed 80%, based on current law and facts (including the current trading price of Mitel common shares). However, because the cash portion of the consideration payable to Polycom stockholders in connection with the merger is fixed, based on the operation of these rules, a substantial decline in the trading price of Mitel common shares could cause the Section 7874 ownership percentage to equal or exceed 80%, in which case Mitel would be treated as a U.S. corporation for U.S. federal income tax purposes, unless the transaction is restructured as described below.

The merger agreement provides that neither (1) a change or proposed change in Section 7874 nor (2) a decline in the trading price of a Mitel common share that would result in Mitel being treated as a domestic corporation for U.S. federal income tax purposes as of the effective time of the merger will give Mitel or

Polycom any right to avoid or delay closing of the merger or terminate the merger agreement. In any such case, however, the parties have agreed to consider in good faith changes to the structure of the transaction that would avoid or materially reduce the adverse consequences of such event.

Regardless of the application of Section 7874, Mitel is expected to be treated as a Canadian resident company for Canadian tax purposes.

The remaining discussion assumes that Mitel will be treated as a non-U.S. corporation for purposes of Section 7874 and that therefore Mitel will not be subject to tax as a U.S. corporation by reason of Section 7874. As noted, however, the rules under Section 7874 and the Treasury Regulations thereunder are relatively new, complex, and have not been the subject of significant guidance. Accordingly, there can be no assurance that the IRS will not challenge all or part of such treatment in a manner that could adversely affect Mitel or its holders or affiliates now or in the future, or that such challenge would not be sustained by a court.

60% Ownership Test

Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions and result in certain other adverse consequences under the Inversion Regulations. Specifically, if

•	the non-U.S. corporation acquires, directly or indirectly, or is treated as acquiring under the applicable Treasury Regulations, substantially all of the assets held, directly or indirectly, by a U.S. corporation,

•	after the acquisition, the former stockholders of the acquired U.S. corporation hold at least 60% (by vote or value) of the shares of the non-U.S. corporation by reason of holding shares of the U.S. acquired corporation, which is referred to as the 60% Ownership Test, and

•	the non-U.S. corporation does not satisfy the Substantial Business Activities Test,

the taxable income of the U.S. corporation (and any person related to the U.S. corporation) for any given year, within a ten-year period beginning on the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain for each year within that ten-year period includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition, or, if after the acquisition, is transferred or licensed to a non-U.S. related person.

For purposes of Section 7874, after the merger, the former stockholders of Polycom should be treated as owning more than 60% (by vote and value) of Mitel by reason of their ownership of Polycom stock (based on the rules, including the Inversion Regulations, for determining share ownership under Section 7874 and certain factual assumptions). Accordingly, the limitations on the utilization of certain tax attributes, and the adverse consequences under the Inversion Regulations, are expected to apply to Polycom and its U.S. affiliates. Neither Polycom nor its U.S. affiliates expects to recognize any inversion gain as part of the merger, nor do they currently intend to engage in any transaction in the near future that would generate a material amount of inversion gain. If, however, Polycom or its U.S. affiliates were to engage in any transaction that would generate any inversion gain in the future, such transaction may be fully taxable to Polycom or its U.S. affiliates notwithstanding that such entity may have certain deductions and other U.S. tax attributes which, but for the application of Section 7874, would be able available to offset some or all of such gain.

Potential Excise Tax on Stock-Based Compensation

Because Polycom stockholders are expected to receive at least 60% of the vote and value of the Mitel common shares, and because (as discussed in the section entitled “—Consequences of the Merger to U.S.

Holders,” beginning on page 113 of this proxy statement/prospectus) Polycom stockholders are expected to recognize gain in the merger, Section 4985 of the Code and rules related thereto should impose an excise tax on the value of certain Polycom stock-based compensation held directly or indirectly by certain “disqualified individuals” (including executive officers and directors of Polycom). This excise tax applies at a rate equal to 15% of the value of certain equity compensation held by disqualified individuals at any time during the period commencing six months before and ending six months after the closing of the merger. Polycom will not provide any tax “gross-up” for these individuals in connection with the merger. However, the excise tax will not apply to equity compensation that is included in such individual’s income (for U.S. federal income tax purposes) on or before the closing of the merger. Prior to the effective time, all outstanding Polycom stock option awards, Polycom RSU awards and Polycom performance share awards held by Polycom’s executive officers and directors will be accelerated and cancelled in exchange for cash payments. Such amounts will be paid on the business day immediately prior to the closing date of the merger, and as a result Polycom’s executive officers and directors are not expected to incur the excise tax under Section 4985 that otherwise would have applied to the accelerated portion of these awards. The excise tax may still apply to any outstanding equity awards held by Polycom’s disqualified individuals upon completion of the merger.

Potential Limitations Related to Non-U.S. Subsidiaries of Polycom

The Inversion Regulations limit or eliminate certain tax benefits to so-called inverted corporations, including with respect to access to certain non-U.S. earnings and/or the ability to restructure the non-U.S. members of the Polycom group. The Inversions Regulations or additional changes to the rules in Section 7874 or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect Mitel’s effective tax rate or future planning for Mitel that is based on current law, and any such changes could have prospective or retroactive application to Mitel, Polycom, their respective stockholders, affiliates, and/or the merger.

Material Canadian Federal Income Tax Consequences

The following is a discussion of the material Canadian federal income tax consequences generally applicable to a beneficial owner of Mitel common shares who acquires such shares pursuant to the merger and who, for purposes of the Income Tax Act (Canada), which is referred to as the Canadian Tax Act, and at all relevant times (1) is not, and is not deemed to be resident in Canada; (2) deals at arm’s length and is not affiliated with Mitel, Merger Sub and Polycom; (3) holds the Mitel common shares as capital property; (4) does not use or hold, and is not deemed to use or hold, the Mitel common shares in a business carried on in Canada; and (5) has not entered into with respect to their Mitel common shares, a “derivative forward agreement” as that term is defined in the Canadian Tax Act, collectively referred to as a Non-Canadian Holder. Generally, Mitel common shares will be capital property to a Non-Canadian Holder provided the Non-Canadian Holder does not hold those shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade. Special rules which are not discussed in this summary may apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Canadian Tax Act and the published administrative policies and assessing practices of the Canada Revenue Agency, publicly available prior to the date hereof. This summary takes into account all proposed amendments to the Canadian Tax Act that have been publicly announced by or on by behalf of the Minister of Finance (Canada) prior to the date hereof, which are referred to as the proposed amendments, and assumes that such proposed amendments will be enacted in the form proposed. However, no assurance can be given that such proposed amendments will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the holding of Mitel common shares. Except for the proposed amendments, this summary does not take into account or anticipate any other changes in law or any changes in the Canada Revenue Agency’s administrative policies and assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular holder of Mitel common shares. Accordingly, holders of such shares should consult their own tax advisors.

For the purposes of the Canadian Tax Act, any amount relating to the acquisition, holding or disposition of the Mitel common shares must generally be converted into Canadian dollars using the noon exchange rate (or, if the noon exchange rate is not available, a single rate reflecting the daily average exchange rate) quoted by the Bank of Canada for the day on which the amount arose.

Acquisition of Mitel Common Shares Pursuant to the Merger

Provided the shares of Polycom exchanged pursuant to the merger are not “taxable Canadian property” to a Non-Canadian Holder for purposes of the Canadian Tax Act at the time of the merger (see the section entitled “—Disposition of Mitel Common Shares,” beginning on page 125 of this proxy statement/prospectus), a Non-Canadian Holder will not be subject to tax under the Canadian Tax Act solely as a result of acquiring Mitel common shares pursuant to the merger.

Receipt of Distributions on Mitel Common Shares

Any dividends paid or credited on the Mitel common shares or deemed to be paid or credited on the Mitel common shares to Non-Canadian Holders will be subject to Canadian withholding tax at a rate of 25%, unless the rate is reduced under the provisions of an applicable income tax treaty between Canada and a Non-Canadian Holder’s country of residence. For example, under the U.S.—Canada Treaty, the withholding tax rate is generally reduced to 15% in respect of any dividends paid to a person who is the beneficial owner of the dividends, is resident in the United States and is fully entitled to the benefits of the U.S.—Canada Treaty.

Disposition of Mitel Common Shares

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of Mitel common shares unless the Mitel common shares are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act at the time of the disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, Mitel common shares will not be taxable Canadian property of a Non-Canadian Holder at a particular time, provided that the Mitel common shares are listed at that time on a “designated stock exchange” for purposes of the Canadian Tax Act (which includes the TSX and NASDAQ) unless at any time during the 60-month period immediately preceding the disposition of the Mitel common shares by such Non-Canadian Holder (a) one or any combination of the Non-Canadian Holder, persons not dealing at arm’s length (within the meaning of the Canadian Tax Act) with such Non-Canadian Holder and partnerships in which the Non-Canadian Holder or a person with whom the Non-Canadian Holder did not deal at arm’s length held a membership interest, directly or indirectly, through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Mitel, and (b) more than 50% of the fair market value of the Mitel common shares was derived, directly or indirectly, from one or any combination of (1) real or immovable properties situated in Canada, (2) “Canadian resource properties” (as defined in the Canadian Tax Act), (3) “timber resource properties” (as defined in the Canadian Tax Act), or (4) options in respect of, or interests in, or for civil law, rights in, property described in any of paragraphs (1) to (3) above, whether or not the property exists.

Notwithstanding the foregoing, a Mitel common share may be deemed to be taxable Canadian property to a Non-Canadian Holder in certain circumstances specified in the Canadian Tax Act. Non-Canadian Holders whose Mitel common shares may constitute taxable Canadian property should consult their own tax advisors.

Even if Mitel common shares are taxable Canadian property to a Non-Canadian Holder, the U.S.—Canada Treaty will generally exempt the Non-Canadian Holder that is resident in the United States for the purposes of, and is entitled to benefits in accordance with, the provisions of the U.S.—Canada Treaty from tax under the Canadian Tax Act on any capital gain arising on a disposition of the Mitel common shares unless the value of Mitel at the time of the disposition is derived principally from real property situated in Canada.

Restrictions on Sales of Mitel Common Shares Received in the Merger

All Mitel common shares received by Polycom stockholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for Mitel common shares received by any Polycom stockholder who becomes an “affiliate” of Mitel after completion of the merger (such as Polycom directors or executive officers who become directors or executive officers of Mitel after the merger). This proxy statement/prospectus does not cover resales of Mitel common shares received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

SOURCE AND AMOUNT OF FUNDS

Mitel estimates that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement will be approximately $1,470.4 million (which amount represents the cash required to fund the aggregate cash consideration payable in the merger, the repayment of Mitel and Polycom indebtedness and the payment of fees, expenses and taxes related to the transactions contemplated by the merger agreement). Mitel expects to fund these payments using a combination of cash on hand from the combined businesses and other funds available, including through debt financing pursuant to a debt commitment from Bank of America, N.A. in an aggregate principal amount of $1,085 million.

On April 15, 2016, Mitel entered into the commitment letter with the initial lender and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is referred to as the arranger, and which, together with the initial lender, are referred to as the commitment parties, pursuant to which, in connection with the merger, the initial lender committed, on the terms and conditions set forth in the commitment letter, to provide a $1,050 million senior secured first lien term loan facility and a $35 million senior secured first lien revolving credit facility to Mitel and certain affiliates of Mitel (including Merger Sub). Under the commitment letter, the arranger has the right to syndicate all or a portion of the commitment to one or more banks, financial institutions or other entities identified by the arranger in consultation with Mitel and, with respect to the revolving facility only, subject to Mitel’s consent. Such banks, financial institutions and other entities are referred to along with the initial lender as the financing sources. In addition, the revolving facility may be increased to an amount not exceeding $100 million if commitments with respect to such excess amount are received from financing sources acceptable to the arranger during the primary syndication of the facilities (it being understood that such increased amount is not a commitment by any of the commitment parties and any increased amount must be undrawn at closing).

The arranger or its respective designee approved by Mitel will act as sole lead arranger and sole bookrunner in connection with the facilities. The initial lender or its designees approved by Mitel will act as sole administrative agent and sole collateral agent in connection with the facilities.

The facilities are expected to be used to:

•	finance a portion of the aggregate cash consideration required to purchase shares of Polycom stock pursuant to the merger agreement (which amount will be borrowed by Merger Sub, except that a portion may be borrowed by Mitel);

•	finance the cash-out of outstanding Polycom stock option awards and Polycom vested awards pursuant to the merger agreement (which amount will be borrowed by Merger Sub);

•	refinance existing indebtedness of Mitel, Polycom and their respective subsidiaries (which amounts will be borrowed by the applicable borrowers, to the extent permitted under the facilities);

•	pay fees and expenses in connection with the merger and the facilities, including in connection with the repayment of Mitel’s and Polycom’s existing indebtedness (which amounts will be borrowed by the applicable payors, to the extent permitted under the facilities); and

•	after the closing of the merger, with respect to the revolving facility, fund working capital and general corporate purposes of Mitel and its subsidiaries.

There are currently no alternative financing arrangements or alternative financing plans. Pursuant to the merger agreement, if any portion of the debt financing becomes unavailable on the terms contemplated in the commitment letter or the commitment letter is terminated or modified in a manner materially adverse to Mitel, Mitel must promptly notify Polycom and use its reasonable best efforts to arrange to obtain alternative financing from alternative sources for such portion as promptly as practicable on terms no less favorable to Mitel in any material respect as those contained in the commitment letter and in an amount sufficient, together with cash on hand from the combined businesses to fund the cash consideration and consummate the merger. Below is a description of some of the significant terms and conditions of the facilities as set forth in the commitment letter. The documentation governing each of the facilities has not been finalized and, accordingly, the actual terms of the facilities may differ from those described in this proxy statement/prospectus.

The summary herein is not a complete description of all terms and conditions of the commitment letter and is qualified in its entirety by reference to the full text of the commitment letter, which was filed as Exhibit 10.3 to Mitel’s Current Report on Form 8-K filed on April 18, 2016, which is incorporated by reference herein.

Conditions Precedent to the Facilities

The availability of the facilities is subject to the satisfaction of certain conditions, including the following:

•	there has not occurred a material adverse effect (which is defined in a manner to be identical to the corresponding definition in the merger agreement) with respect to Polycom and its subsidiaries, taken as a whole, since April 15, 2016;

•	there has not occurred a material adverse effect (which is defined in a manner consistent with the merger agreement) with respect to Mitel, Polycom and their respective subsidiaries, taken as a whole, since April 15, 2016;

•	the accuracy of certain representations and warranties in the merger agreement and specified representations and warranties in the definitive financing documentation in all material respects;

•	the execution and delivery of definitive financing documentation;

•	subject to certain limitations, the execution and delivery of all documents and instruments required to create and perfect the collateral agent’s security interest in the collateral;

•	the merger shall have been consummated or will be consummated concurrently with the borrowing under the term facility;

•	the repayment and termination of the existing debt facilities of Mitel, Polycom and their respective subsidiaries, subject to certain exceptions;

•	the commitment parties having received the required financial information detailed in the commitment letter;

•	the completion of applicable marketing periods following the receipt of certain required documentation;

•	the payment of all fees and expenses required to be paid to the commitment parties and the financing sources;

•	the commitment parties having received certain customary closing documents and notices as provided in the commitment letter; and

•	appointment of a process agent reasonably acceptable to the administrative agent.

Interest Rate on the Facilities

The interest rate applicable to borrowings under each of the facilities may at Mitel’s option be based on U.S.-based benchmarks or LIBOR (or the Canadian Prime Rate if borrowings under the facilities are denominated in Canadian dollars). The applicable interest rate per annum may be (1) the base rate (if the loan is denominated in U.S. dollars) or the Canadian prime rate (if the loan is denominated in Canadian dollars), as applicable, plus an applicable margin of initially 4.00%, or (2) the eurocurrency rate (if such loan is denominated in U.S. dollars) plus an applicable margin of initially 5.00% (and in the case of loans under the revolving facility, subject to one 0.25% step-down at a consolidated total net leverage ratio level to be agreed). Under the commitment letter:

•	the “base rate” is the highest (with a floor of 2.00% in respect of the term facility) of (A) the Federal Funds Rate plus 1⁄2 of 1.00%, (B) the Bank of America prime rate and (C) LIBOR plus 1.00%;

•	the “Canadian prime rate” is a fluctuating rate of interest per annum equal to the highest of (A) the Canadian Dollar Offered Rate, which is referred to as the CDOR Rate, for 30 day bankers’ acceptances plus 0.50% and (B) the Bank of America prime rate in Canadian dollars in Canada; and

•	the “eurocurrency rate” is, (A) in respect of loans denominated in U.S. dollars, LIBOR (with a floor of 1.00% in respect of the term facility), and (B) in respect of loans under the revolving facility denominated in Canadian dollars, the CDOR Rate.

Interest on borrowings may be payable (1) with respect to loans bearing interest based on the base rate or the Canadian prime rate, quarterly in arrears and on the applicable maturity date, or (2) with respect to loans bearing interest based on the eurocurrency rate, on the last day of the interest period for such loan and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period and on the applicable maturity date. Interest periods may be, at Mitel’s option, one, two, three or six month periods or 12 month periods if available to all applicable financing sources. Interest is also payable on loans upon any voluntary or mandatory repayment thereof. All overdue amounts will be payable at a rate of 2.00% per annum above the otherwise applicable rate and will be payable on demand.

Maturity and Amortization of the Facilities

It is anticipated that the term facility will mature on the sixth anniversary of the initial funding under the debt financing and will amortize as follows: (1) $0 with respect to each of the first two full first fiscal quarters occurring after the initial funding, (2) $25.0 million with respect to each of the next eight full fiscal quarters, (3) $31.25 million with respect to each of the next eight full fiscal quarters, and (4) $37.5 million with respect to each subsequent full fiscal quarter, with the balance payable on the sixth anniversary of the initial funding.

It is anticipated that the revolving facility will mature on the fifth anniversary of the initial funding under the debt financing.

Mandatory Prepayments of the Facilities

The following amounts will be applied to prepay borrowings under the term facility or, if all such borrowings have then been repaid, to prepay borrowings under the revolving facility:

•	100% of the net cash proceeds of any incurrence of indebtedness after the initial funding of any borrowings by Mitel or its subsidiaries (other than indebtedness permitted under the definitive financing documentation);

•	100% of the net cash proceeds (above a to be agreed upon threshold) of all non-ordinary course sales or other dispositions of assets by Mitel or any of its restricted subsidiaries (subject to exceptions to be agreed upon and reinvestment rights); and

•	50% of annual excess cash flow of Mitel and its restricted subsidiaries, subject to step-downs and based on compliance with consolidated total net leverage ratios to be agreed.

Optional Prepayments of the Facilities

Prepayments under the term loan facility that are made on or before the date occurring twelve months after the initial funding of the facilities in connection with a repricing event are subject to a prepayment premium in an amount not to exceed 1% of the principal amount of the loans under the term facility. It is anticipated that any other optional prepayments under the facilities will be permitted at any time without premium or penalty, subject to reimbursement of the financing sources’ redeployment costs and certain other fees.

Guarantee and Security of the Facilities

Subject to certain exceptions, all of Mitel’s obligations under the facilities will be guaranteed by each existing or subsequently acquired or created wholly owned material subsidiary, and such loan will be secured on a first priority basis by a perfected first priority security interest in substantially all tangible and intangible assets of Mitel and each of such guarantors and in the equity interests of Mitel’s and such guarantors’ direct material subsidiaries.

Other Terms of the Facilities

Each of the facilities will be conditioned on certain representations and warranties and be subject to certain affirmative and negative covenants and events of default.

THE MERGER AGREEMENT

This section of this proxy statement/prospectus describes the material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The rights and obligations of Mitel, Merger Sub and Polycom are governed by the express terms and conditions of the merger agreement and not by this summary or any of the other information contained in this proxy statement/prospectus. You are urged to read the full text of the merger agreement because it is the legal document that governs the merger.

The merger agreement contains representations, warranties and covenants by Mitel, Merger Sub and Polycom, which were made only for purposes of the merger agreement as of its date. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, may be subject to standards of materiality applicable to the parties that differ from those applicable to investors, and are subject to limitations agreed upon by the parties, including being qualified by public and confidential disclosures. Investors should not rely on representations, warranties and covenants or summaries as characterizations of the actual state of facts or condition of Mitel, Merger Sub or Polycom or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Mitel’s or Polycom’s public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding the merger agreement, the merger, Mitel, Polycom and their respective affiliates and businesses, which is contained in or incorporated by reference into this proxy statement/prospectus, as well as in the Forms 10-K, Forms 10-Q and other filings that each of Mitel and Polycom have made or will make with the SEC.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into Polycom, with Polycom continuing as the surviving corporation and a wholly owned subsidiary of Mitel. As used herein, “surviving corporation” means Polycom following the merger.

Merger Consideration

At the effective time, each share of Polycom stock issued and outstanding as of immediately prior to the effective time (other than shares of Polycom stock held by Polycom, Mitel or their respective subsidiaries and shares of Polycom stock with respect to which appraisal rights are properly demanded and not withdrawn under the DGCL) will be cancelled and converted into the right to receive the merger consideration, consisting of:

•	cash in an amount equal to $3.12, without interest; and

•	1.31 fully paid and non-assessable Mitel common shares.

Fractional Shares

No fractional Mitel common shares will be issued and instead each Polycom stockholder who otherwise would be entitled to receive a fraction of a Mitel common share pursuant to the merger will be paid an amount in cash, without interest, equal to such stockholder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the exchange agent, on behalf of all such holders, of the aggregate fractional Mitel common shares deemed issued pursuant to the merger.

Closing

Unless another date, time or place is agreed to in writing by Mitel and Polycom, the closing of the merger will occur on the later of (1) the third business day after satisfaction (or waiver to the extent permissible under the merger agreement) of the closing conditions set forth in the merger agreement (except for any conditions that by their nature can only be satisfied on the closing date, but subject to the satisfaction or waiver of such conditions), and (2) the earlier of (a) the date during the marketing period (described below under the section entitled “The Merger—Marketing Period,” beginning on page 131 of this proxy statement/prospectus) to be specified by Mitel and (b) the third business day following the final day of the marketing period.

Marketing Period

The “marketing period” referred to above is the first period of 15 consecutive business days after the date of the merger agreement throughout which (1) Mitel has received certain required financial information from Polycom related to financing the merger, which is referred to as the required information, (2) certain conditions to Mitel’s obligation to complete the merger (namely, Polycom stockholder approval and Mitel shareholder approval having been obtained, no law or order prohibiting the merger or the Mitel share issuance having been enacted or entered, the registration statement having become effective, and no Polycom material adverse effect since the date of the merger agreement which is continuing) have been satisfied or waived, and (3) nothing has occurred and no condition or state of facts exists that would cause any of the conditions to Mitel’s obligation to complete the merger to fail to be satisfied assuming the closing of the merger were to be scheduled on the last day of the marketing period. The dates May 27, 2016, July 1, 2016 and July 5, 2016 are excluded in the calculation of the 15 consecutive business day period and if the marketing period has not ended prior to August 19, 2016, then it will commence no earlier than September 6, 2016. The marketing period will be deemed to have ended if and when the debt financing is consummated and will not commence or be deemed to have commenced if (1) Polycom has stated its intention to restate any of its financial information included in the required information, (2) Polycom’s independent accountants withdraw any audit opinion with respect to any financial statements included in the required information, or (3) any required information ceases to be compliant. For required information to be compliant, (a) it must not contain any untrue statement of a material fact regarding Polycom and its subsidiaries or omit to state any material fact necessary in order to make such required information not misleading in light of the circumstances under which it was made, (b) with respect to projections and other forward-looking information, it must be prepared in good faith based on reasonable assumptions, and (c) the financial statements and other financial information included in such required information must not be deemed stale or otherwise be unusable for a registered public offering of debt securities on Form S-3. It is expected that the marketing period will not commence until after the mailing of this proxy statement/prospectus.

Effective Time

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or such later time as specified in the certificate of merger. We refer to this as the effective time throughout this proxy statement/prospectus.

Following the effective time, Polycom stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Exchange and Payment Procedures

At or immediately following the effective time,

•	Polycom or the surviving corporation will provide to the exchange agent from its bank accounts in the United States $475 million, or such lesser amount as Mitel shall have specified by written notice to Polycom at least one day prior to the closing of the merger, and

•	Mitel will deposit or cause to be deposited with the exchange agent (1) cash sufficient to pay the remaining aggregate cash portion of the merger consideration and (2) book-entry Mitel common shares representing the number of whole Mitel common shares issuable in the merger.

The conversion of Polycom stock into the right to receive the merger consideration will occur automatically at the effective time. As soon as reasonably practicable (but not later than five business days) after consummation of the merger, Mitel will instruct the exchange agent to send a letter of transmittal and instructions for surrendering certificates for shares of Polycom stock to each holder of record of a certificate for shares of Polycom stock whose shares of Polycom stock were converted into the merger consideration. Upon surrender of a certificate for shares of Polycom stock, together with a properly completed letter of transmittal, the holder of such certificate will be entitled to receive, and Polycom will cause the exchange agent to pay and deliver in exchange thereof as promptly as practicable, the merger consideration into which such shares of Polycom stock were converted in the merger.

Any holder of book-entry shares of Polycom stock will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the merger consideration. In lieu thereof, each holder of record of book-entry shares of Polycom stock whose shares of Polycom stock were converted into the merger consideration will automatically upon the effective time be entitled to receive, and Polycom will cause the exchange agent to pay and deliver as promptly as practicable after the effective time, the merger consideration into which such shares of Polycom stock were converted in the merger.

The Mitel common shares constituting part of the merger consideration will be delivered to Polycom stockholders in book-entry form. After consummation of the merger, each certificate that previously represented shares of Polycom stock and each uncertificated share of Polycom stock that previously was registered to a holder on Polycom’s stock transfer books will only represent the right to receive the merger consideration into which those shares of Polycom stock have been converted.

After consummation of the merger, Mitel will not pay dividends with respect to Mitel common shares with a record date after the effective time to any holder of any Polycom stock certificates until the holder surrenders or transfers the Polycom stock certificates in accordance with the merger agreement. However, once those certificates are surrendered, Mitel will pay to the holder, without interest, (1) at the time of delivery of the Mitel common shares into which those shares of Polycom stock have been converted, any dividends with a record date after the effective time and previously paid with respect to such Mitel common shares, and (2) at the appropriate payment date, any dividends with a record date after the effective time but prior to delivery of such Mitel common shares and a payment date subsequent to such delivery payable with respect to such Mitel common shares. Similarly, former holders of book-entry shares of Polycom stock will be entitled to payment of dividends with respect to the Mitel common shares into which such book-entry shares of Polycom stock have been converted as set forth in the immediately preceding sentence.

Rights of Polycom Stockholders Following the Effective Time

At and after the effective time, all holders of shares of Polycom stock will cease to hold any rights as Polycom stockholders, other than the right to receive the merger consideration and any dividends or other distributions that have become payable with respect to the Mitel common shares, if applicable.

Transfers Following the Effective Time

In addition, the stock transfer books of Polycom will be closed with respect to all shares of Polycom stock outstanding immediately prior to the effective time. If, after the effective time, any certificates formerly representing shares of Polycom stock are presented to Polycom or the exchange agent for any reason, they will be cancelled and exchanged for the merger consideration.

Withholding Rights

Mitel, Polycom, as the surviving corporation, and the exchange agent will each be entitled to deduct and withhold any amounts due under applicable tax laws from the amounts that would otherwise become payable under the terms of the merger agreement, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated as having been paid to the person from whom such amounts were originally withheld.

Treatment of Polycom Stock Options and Other Stock-Based Awards

Polycom Stock Options

At the effective time, each Polycom stock option award, regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of:

•	the excess of (1) the sum of (A) $3.12 plus the product of (B) 1.31 multiplied by the average of the volume weighted average price of a Mitel common share on the NASDAQ on each of the five consecutive trading days ending with the complete trading day immediately prior to the closing date of the merger, which is referred to as the Mitel average closing price and which sum is referred to as the per share cash value, over (2) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by

•	the number of shares of Polycom stock underlying such Polycom stock option award.

Polycom Vested Awards

At the effective time, each Polycom RSU award and Polycom performance share award that is outstanding and:

•	is vested immediately prior to the effective time,

•	vests as a result of the consummation of the merger, or

•	is held by any non-employee member of the Polycom Board,

each of which is referred to as a Polycom vested award, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of (1) the per share cash value multiplied by (2) the number of shares of Polycom stock underlying such Polycom vested award.

Polycom Restricted Stock Units

At the effective time, each Polycom RSU award that is outstanding immediately prior to the effective time and is not a Polycom vested award will be assumed by Mitel and converted into restricted share units of Mitel, each of which is referred to as an adjusted RSU award, representing the right to receive, on the same terms and conditions as were applicable under such Polycom RSU award, the number of Mitel common shares equal to the product of:

•	the number of shares of Polycom stock underlying a Polycom RSU award immediately prior to the effective time multiplied by

•	the quotient of (1) the per share cash value divided by (2) the Mitel average closing price, which quotient is referred to as the equity award exchange ratio,

with any fractional shares rounded down to the nearest lower whole number of shares. Each adjusted RSU award will continue to be governed by the terms and conditions applicable to the corresponding Polycom RSU award immediately prior to the effective time, including all time-based vesting conditions.

Polycom Performance Share Awards

At the effective time, each Polycom performance share award that is outstanding immediately prior to the effective time and is not a Polycom vested award will be assumed by Mitel and converted into performance shares of Mitel, each of which is referred to as an adjusted performance share award, representing the right to receive, on the same terms and conditions as were applicable under such Polycom performance share award, the number of Mitel common shares equal to the product of:

•	the number of shares of Polycom stock underlying such Polycom performance share award immediately prior to the effective time (which will be 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award) multiplied by

•	the equity award exchange ratio,

with any fractional shares rounded down to the nearest lower whole number of shares. Each adjusted performance share award will continue to be governed by the terms and conditions applicable to the corresponding Polycom performance share award immediately prior to the effective time, including all time-based vesting conditions but not performance vesting conditions.

Treatment of Equity Awards

Section 4985 imposes an excise tax on the value of certain equity-related compensation held at any time during the period from six months before to six months after consummation of the merger by individuals who were or are directors and executive officers of Polycom and are subject to the reporting requirements of Section 16(a) of the Exchange Act (who are referred to as disqualified individuals). Prior to the effective time, each Polycom stock option award, Polycom RSU award and Polycom performance share award outstanding as of the business day immediately prior to the closing date of the merger that is held by a disqualified individual within the meaning of Section 4985 of the Code, including each of Polycom’s executive officers and directors, will be accelerated and cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the amount described above with respect to Polycom stock option awards and Polycom vested awards, with any Polycom performance share awards accelerated at 100% of the target number of shares set forth in the applicable Polycom performance share award. Such amounts will be paid on the business day immediately prior to the closing date of the merger.

Representations and Warranties

Polycom, Mitel and Merger Sub each made representations and warranties in the merger agreement for the benefit of the other parties, regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger. The representations and warranties of the parties are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure schedules and are also qualified by materiality and material adverse effect and certain documents filed by the parties with the SEC.

The representations and warranties in the merger agreement relate to, among other things:

•	corporate existence and power;

•	corporate authority and approval relating to the execution, delivery and performance of the merger agreement;

•	governmental authorizations necessary to complete the merger;

•	the lack of conflicts and required filings and consents;

•	capitalization and subsidiaries;

•	filings and reports with the SEC and financial statements;

•	internal controls over financial reporting and the maintenance of disclosure controls and procedures;

•	absence of untrue statements of material fact or omissions of material fact in documents to be filed with the SEC in connection with the merger;

•	absence of certain changes or events;

•	the absence of undisclosed material liabilities;

•	compliance with applicable laws and court orders;

•	absence of undisclosed material litigation;

•	real property;

•	intellectual property;

•	tax matters;

•	employee and labor matters and benefit plans;

•	environmental matters;

•	material contracts;

•	finders’ fees;

•	receipt of a fairness opinion from Polycom’s and Mitel’s respective financial advisors;

•	the inapplicability of antitakeover statutes;

•	disclosure of material customers and suppliers;

•	compliance with applicable anticorruption and anti-money laundering laws;

•	insurance plans maintained and used; and

•	export controls and sanctions.

For Polycom, the merger agreement contains additional representations and warranties regarding real property and leaseholds, details pertaining to significant contracts and facility security clearance.

For Mitel and Merger Sub, the merger agreement contains additional representations and warranties regarding the financing, the validity of the commitment letter, and the sufficiency of the funds to be provided under the commitment letter and with respect to ownership of Polycom stock.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Covenants and Agreements

Conduct of Business of Polycom

The merger agreement provides that, subject to limited exceptions, until the effective time, Polycom will, and will cause its subsidiaries to conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use commercially reasonable efforts to (1) preserve intact its business organization, goodwill and reputation, (2) preserve in all material respects its business relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with it and with governmental authorities with jurisdiction over its operations, and (3) keep available its current officers and key employees. The merger agreement also expressly restricts the ability of each of Polycom and its subsidiaries to take the following actions, subject to limited exceptions, without the prior written consent of Mitel (such consent not to be unreasonably withheld, conditioned or delayed):

•	amend the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Polycom or any of its subsidiaries;

•	directly or indirectly split, combine or reclassify any shares of capital stock of Polycom or any of its subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Polycom or its subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Polycom or its subsidiaries, except for limited exceptions;

•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of Polycom or its subsidiaries, except for limited exceptions, or amend any term of any security of Polycom or its subsidiaries;

•	incur or commit to any capital expenditures, except for (1) those contemplated by Polycom’s fiscal 2016 budget and capital expenditure plan, or (2) any capital expenditures of less than $500,000 in the aggregate per fiscal quarter;

•	acquire from any third party, directly or indirectly, any corporation, partnership, or other business organization or business thereof, other than (1) inventory, supplies and materials in the ordinary course of business, (2) pursuant to contracts in effect on the date of the merger agreement, or (3) assets, securities, properties, interests or businesses of Polycom or any of its wholly owned subsidiaries;

•	sell, license, lease or otherwise transfer, exchange, swap, dispose of or abandon or create or incur any lien on, directly or indirectly, any of Polycom’s or its subsidiaries’ material assets, securities, properties, interests, leases or businesses, other than (1) sales of inventory, of products or services, or obsolete equipment, or non-exclusive licensing of intellectual property rights, all in the ordinary course of business, (2) sales, licenses, leases or transfers that are pursuant to contracts in effect on the date of the merger agreement, (3) permitted liens, or (4) sales, licenses, leases or other transfers to, or liens in favor of, Polycom or any of its wholly owned subsidiaries;

•	make any loans, advances or capital contributions to, or investments in, any other person, or form or acquire any subsidiary that is not wholly owned by Polycom or any of its wholly owned subsidiaries, other than with limited exceptions;

•	redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness for borrowed money or guarantees in a manner that increases the aggregate liability (including any contingent liability) of Polycom or any of its subsidiaries, or issue or sell any debt securities, except for (1) inter-company debt, (2) indebtedness in an amount not to exceed $1 million, and (3) letters of credit in the ordinary course of business to the extent undrawn;

•	enter into any agreement or arrangement that limits or otherwise restricts in any material respect Polycom or any of its subsidiaries, or after the effective time Mitel or its subsidiaries, from engaging or competing in any line of business, in any location or with any person;

•	enter into any new line of business outside of the existing business of Polycom and its subsidiaries, other than pursuant to any product roadmaps in existence as of the date of the merger agreement;

•	amend or modify in any material respect or terminate any material contract, other than in the order course of business or that does not have a material effect on Polycom and its subsidiaries, or waive, release or assign any material rights, claims or benefits under any material contract, or enter into any material contract;

•	recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, or negotiate, enter into, amend, modify or terminate any collective bargaining agreement;

•	grant any equity or equity-based awards other than to new hires in the ordinary course of business;

•	except as required or disclosed to Mitel, (1) grant or provide any severance or termination payments or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant, (2) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant, (3) increase the compensation payable to any current or former employee, officer, non-employee director, independent contractor or consultant, other than increases in the ordinary course of business or payments due under plans in effect prior to the date of the merger agreement, (4) establish, adopt, terminate or amend any material compensation plans, (5) hire any employee of Polycom or any of its subsidiaries or engage any other individual to provide services to Polycom or any of its subsidiaries, other than in the ordinary course of business, (6) terminate the employment of any current employee of Polycom or any of its subsidiaries with a title of Senior Vice President or above other than for cause or for performance-related reasons, or (7) promote any employee of Polycom or any of its subsidiaries to a position that reports directly to the Chief Executive Officer of Polycom;

•	waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of Polycom or any of its subsidiaries;

•	change Polycom’s methods of financial accounting, except as required;

•	(1) make or change any material election with respect to taxes, (2) adopt or change any method of tax accounting, (3) amend any material tax return, (4) settle any material claim or assessment in respect of taxes, (5) agree to an extension or waiver of the limitation period for any material claim or assessment in respect of taxes, (6) enter into any material closing agreement, or (7) surrender any right to claim a material tax refund, offset or other reduction in tax liability;

•	(1) compromise or settle any lawsuit, other than settlements where the net payment does not exceed $500,000, that do not involve an admission of guilt or impose any injunctive relief or a material restriction on Polycom or its subsidiaries and that do not involve material intellectual property rights, or (2) commence any lawsuit, other than in the ordinary course of business;

•	take any actions that would or would be reasonably likely to (1) result in any of the conditions in the merger agreement not being satisfied, (2) result in new or additional required approvals from any governmental authority that would materially delay the consummation of the merger, or (3) materially impair the ability of the parties to consummate, or materially delay the consummation of, the merger;

•	authorize, apply for or cause to be approved the listing of Polycom stock on any stock exchange, other than the NASDAQ;

•	fail to pay any maintenance and similar fees or fail to take any other appropriate actions as necessary to prevent the abandonment, invalidation, loss, impairment or dedication to the public domain of any material intellectual property rights;

•	cancel, terminate, fail to keep in place or reduce the amount of any insurance coverage provided by existing insurance policies without obtaining substantially equivalent substitute insurance coverage;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Polycom or any of its significant subsidiaries;

•	acquire any fee interest in real property;

•	enter into any material interest rate swaps, non-U.S. exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk); or

•	agree, resolve or commit to do any of the foregoing.

Conduct of Business of Mitel

The merger agreement provides that, subject to limited exceptions, until the effective time, Mitel will, and will cause its subsidiaries to conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use commercially reasonable efforts to (1) preserve intact its business organization, goodwill and reputation, (2) preserve in all material respects its business relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with it and with governmental authorities with jurisdiction over its operations, and (3) keep available its current officers and key employees. The merger agreement also expressly restricts the ability of each of Mitel and its subsidiaries to take the following actions, subject to limited exceptions, without the prior written consent of Polycom (such consent not to be unreasonably withheld, conditioned or delayed):

•	amend the articles of amalgamation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Mitel or any of its significant subsidiaries in a manner that would have a material impact on the Mitel common shares;

•	directly or indirectly split, combine or reclassify any shares of capital stock of Mitel or any of its subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Mitel or its subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any equity securities of Mitel or its subsidiaries, except for limited exceptions;

•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any equity securities of Mitel or its subsidiaries, except for limited exceptions, or amend any term of any equity security of Mitel or its subsidiaries;

•	incur or commit to any capital expenditures, except for (1) those contemplated by Mitel’s fiscal 2016 budget and capital expenditure plan, or (2) any capital expenditures of less than $500,000 in the aggregate per fiscal quarter;

•	acquire from any third party, directly or indirectly, any corporation, partnership, or other business organization or business thereof, other than (1) inventory, supplies and materials in the ordinary course of business, (2) pursuant to contracts in effect on the date of the merger agreement, or (3) assets, securities, properties, interests or businesses of Mitel or any of its wholly owned subsidiaries;

•	sell, license, lease or otherwise transfer, exchange, swap, dispose of or abandon, directly or indirectly, any of Mitel’s or its subsidiaries’ material assets, securities, properties, interests, leases or businesses, other than (1) sales of inventory, of products or services, or obsolete equipment, or non-exclusive licensing of intellectual property rights, all in the ordinary course of business, (2) sales, licenses, leases or transfers that are pursuant to contracts in effect on the date of the merger agreement, or (3) sales, licenses, leases or other transfers to Mitel or any of its wholly owned subsidiaries;

•	make any loans, advances or capital contributions to, or investments in, any other person, or form or acquire any subsidiary that is not wholly owned by Mitel or any of its wholly owned subsidiaries, other than with limited exceptions;

•	redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness for borrowed money or guarantees in a manner that increases the aggregate liability (including any contingent liability) of Mitel or any of its subsidiaries, or issue or sell any debt securities, except for (1) inter-company debt, (2) indebtedness in an amount not to exceed $1 million, and (3) letters of credit in the ordinary course of business to the extent undrawn;

•	enter into any agreement or arrangement that limits or otherwise restricts in any material respect Mitel or any of its subsidiaries, or after the effective time Polycom or its subsidiaries, from engaging or competing in any line of business, in any location or with any person;

•	enter into any new line of business outside of the existing business of Mitel and its subsidiaries, other than pursuant to any product roadmaps in existence as of the date of the merger agreement;

•	grant any equity or equity-based awards other than to new hires in the ordinary course of business;

•	change Mitel’s methods of financial accounting, except as required;

•	(1) make or change any material election with respect to taxes, (2) adopt or change any method of tax accounting, (3) amend any material tax return, (4) settle any material claim or assessment in respect of taxes, (5) agree to an extension or waiver of the limitation period for any material claim or assessment in respect of taxes, (6) enter into any material closing agreement, or (7) surrender any right to claim a material tax refund, offset or other reduction in tax liability;

•	take any actions that would or would be reasonably likely to (1) result in any of the conditions in the merger agreement not being satisfied, (2) result in new or additional required approvals from any governmental authority that would materially delay the consummation of the merger, or (3) materially impair the ability of the parties to consummate, or materially delay the consummation of, the merger;

•	authorize, apply for or cause to be approved the listing of Mitel common shares on any stock exchange, other than the NASDAQ and the TSX;

•	cancel, terminate, fail to keep in place or reduce the amount of any insurance coverage provided by existing insurance policies without obtaining substantially equivalent substitute insurance coverage;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Mitel or any of its significant subsidiaries;

•	acquire any fee interest in real property;

•	enter into any material interest rate swaps, non-U.S. exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk); or

•	agree, resolve or commit to do any of the foregoing.

Stockholder Meetings

The merger agreement requires each of Polycom and Mitel to, as soon as practicable following effectiveness of the registration statement of which this proxy statement/prospectus forms a part, duly set a record date for, call, give notice of, convene and hold a meeting of its stockholders or shareholders, as applicable, for the purpose of seeking Polycom stockholder approval and Mitel shareholder approval of (1) the merger agreement, in the case of Polycom, and (2) the issuance of Mitel common shares in connection with the merger, in the case of Mitel. If the applicable party’s board has not made an adverse recommendation change, such party will recommend that its stockholders or shareholders, as applicable, approve the proposal to adopt the merger agreement, in the case of Polycom, and approve the proposal for the issuance of Mitel common shares to Polycom stockholders in connection with the merger, in the case of Mitel; include such recommendation in this proxy statement/prospectus or in Mitel’s proxy circular described below; and use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of the merger agreement, in the case of Polycom, and solicit from its shareholders proxies in favor of the issuance of Mitel common shares in connection with the merger, in the case of Mitel, and (B) take all other action necessary or advisable to secure such approval. Except as expressly permitted under the no solicitation provisions described below, none of the Polycom Board, the Mitel Board or any committees thereof, may make an adverse recommendation change.

The merger agreement permits Mitel, on notice to Polycom which Mitel has given, to solicit from its shareholders proxies in favor of the issuance of Mitel common shares in connection with the merger in a separate proxy circular that conforms to applicable Canadian legal requirements.

No Solicitation

Each of Polycom and Mitel has agreed to immediately cease (1) any discussions or negotiations, (2) furnishing any information or (3) cooperating with any parties that may have been ongoing with respect to an acquisition proposal, as described below, and will request to have returned to it any information and materials that have been provided in any such discussions or negotiations occurring in the six months prior to the date of the merger agreement.

Until the earlier of the effective time of the merger or the date of termination of the merger agreement, each of Polycom and Mitel has agreed not to, nor permit any of its subsidiaries to, nor authorize or permit any of its officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly facilitate, any inquiry or the making of any proposal which constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•	approve or recommend any acquisition proposal;

•	approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any acquisition proposal (other than an acceptable confidentiality agreement, which is described below, entered into in accordance with the merger agreement);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal; or

•	agree to do any of the foregoing.

However, if, prior to the Polycom stockholder vote (in the case of Polycom) or the Mitel shareholder vote (in the case of Mitel), following the receipt of an acquisition proposal, as described below, that the Polycom Board or Mitel Board, as applicable, determines in good faith is or could reasonably be expected to lead to a superior proposal, as described below, and that was unsolicited and made after the date of the merger agreement in circumstances not otherwise involving a breach of the no solicitation provision of the merger agreement, Polycom or Mitel, as applicable, may, in response to such acquisition proposal, and subject to compliance with the notification requirements with respect to any acquisition proposal described below:

•	furnish information with respect to Polycom or Mitel, as applicable, to the party making such acquisition proposal pursuant to a confidentiality agreement, which is referred to as an “acceptable confidentiality agreement,” that does not contain any provision that would prevent Polycom or Mitel, as applicable, from complying with its obligations to provide any disclosures required by the merger agreement, that contains confidentiality provisions not less favorable to Polycom or Mitel, as applicable, than those contained in the confidentiality agreements entered into by Polycom and Mitel;

•	engage in discussions or negotiations with such party regarding such acquisition proposal; and

•	provided, that, promptly (but in any event within 24 hours) following furnishing any such nonpublic information to the person making the acquisition proposal, Polycom or Mitel, as applicable, must furnish any nonpublic information to the other party to the extent not previously provided.

In addition, each party must promptly (but in any event within 24 hours) notify the other party in writing of any inquiries, proposals or offers with respect to an acquisition proposal and of any discussions or negotiations regarding such acquisition proposal, including any material changes to such acquisition proposal. The written notice must indicate the identity of the person making the inquiry, proposal or offer and the material terms and conditions of any such inquiries, proposals or offers (and each party must provide copies of all related written inquiries, proposals or offers, including proposed agreements).

For purposes of the merger agreement, “acquisition proposal” means, with respect to either Polycom or Mitel, any proposal or offer from any person (other than Mitel and its affiliates in the case of Polycom, and other than Polycom and its affiliates in the case of Mitel) that, if consummated, would result in the person making such acquisition proposal owning:

•	15% or more of the total voting power or of any class of equity securities of Polycom or Mitel, as applicable, or any one or more of its subsidiaries which comprise 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of Polycom and its subsidiaries, taken as a whole, or Mitel and its subsidiaries, taken as a whole, as applicable; or

•	assets comprising 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of Polycom and its subsidiaries, taken as a whole, or Mitel and its subsidiaries, taken as a whole, as applicable.

For purposes of the merger agreement, “superior proposal” means a bona fide and written acquisition proposal that, if consummated, would result in the person making such acquisition proposal owning:

•	more than 50% of the total voting power or of any class of equity securities of Polycom or Mitel, as applicable, or any one or more of its subsidiaries which comprise more than 50% of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of Polycom and its subsidiaries, taken as a whole, or Mitel and its subsidiaries, taken as a whole, as applicable; or

•	assets comprising more than 50% of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of Polycom and its subsidiaries, taken as a whole, or Mitel and its subsidiaries, taken as a whole, as applicable;

that the Polycom Board or the Mitel Board, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated substantially in accordance with its terms and, if consummated, would be more favorable from a financial point of view to the Polycom stockholders or the Mitel shareholders, as applicable, than the merger, taking into account (1) all legal, financial (including the certainty of any financing) and regulatory aspects of the acquisition proposal, (2) the person making the acquisition proposal, and (3) any adjustment to the terms and conditions of the merger agreement agreed to by Polycom or Mitel, as applicable, in response to such acquisition proposal.

Prior to the receipt of the Polycom stockholder approval the Polycom Board may, and prior to the receipt of the Mitel shareholder approval the Mitel Board may, effect an adverse recommendation change, as described below, only if:

•	it receives a superior proposal that has not been withdrawn; or

•	there has been an intervening event, as described below; and

the Polycom Board or the Mitel Board, as applicable, concludes in good faith, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law; provided, however, an adverse recommendation change may not be made unless:

•	Polycom or Mitel, as applicable, provides the other party at least five days’ prior written notice of its intention to take such action, including information with respect to the superior proposal or intervening event;

•	during the five days following such written notice, the notifying party and its representatives have negotiated in good faith with the other party (to the extent it desires to negotiate) regarding any revisions to the terms of the merger agreement proposed by the receiving party in response to such superior proposal or intervening event, as applicable; and

•	at the end of the five day period, the Polycom Board or the Mitel Board, as applicable, concludes in good faith, after consultation with its legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement proposed), that the superior proposal continues to be a superior proposal or the intervening event continues to warrant an adverse recommendation change and, in each case, that the failure to make such adverse recommendation change would be inconsistent with the fiduciary duties of the Polycom Board or the Mitel Board, as applicable.

Any amendment or modification to the conditionality, price or form of consideration of any superior proposal will be deemed to be a new acquisition proposal, and the provisions described above will apply to the new acquisition proposal except that the five day “matching period” will be reduced to three days.

Whether or not there is an adverse recommendation change, unless the merger agreement is terminated in accordance with its terms, the Polycom Board will submit the proposal to adopt the merger agreement, in the case of Polycom, and the Mitel Board will submit the proposal for the issuance of Mitel common shares to Polycom stockholders in connection with the merger, in the case of Mitel. With respect to a superior proposal, Polycom or Mitel, as applicable, may enter into an acquisition agreement with respect to such superior proposal by terminating the merger agreement and paying a termination fee to the other party prior to or concurrently with such termination. The termination fee payable by Polycom to Mitel in such circumstances is $60 million and the termination fee payable by Mitel to Polycom in such circumstances is $50 million.

For purposes of the merger agreement, “intervening event” means any event, occurrence or development (1) that is material to Polycom and its subsidiaries, taken as a whole, or Mitel and its subsidiaries, taken as a whole, and which is, or the implications of which are, unknown to, or were not reasonably foreseeable by, the Polycom Board or the Mitel Board, as applicable, as of the date of the merger agreement and (2) does not relate to an acquisition proposal, any actions taken by either party in connection with obtaining regulatory approvals or the consequences of any such action or the exceptions to the definitions of “material adverse effect” in the merger agreement.

Indemnification and Insurance

For a period of no less than six years after the effective time, Polycom, as the surviving corporation, will indemnify and hold harmless (and advance funds in respect of the foregoing to the fullest extent permitted under applicable law) each present and former director, officer, employee or agent of Polycom or any of its subsidiaries, and each person who served as a director, officer, employee, agent, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, which we refer to, together with such person’s heirs, executors or administrators, as a “Polycom indemnified party,” against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or litigation, whether civil, criminal or administrative, arising out of or pertaining to the fact that the Polycom indemnified party is or was a director, officer, employee or agent of Polycom or any of its subsidiaries, or was serving at the request of Polycom or any of its subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the effective time.

Polycom, as the surviving corporation, is only required to indemnify and hold harmless, or advance expenses to, a Polycom indemnified party if such party was entitled to indemnification as of the date of the merger agreement by Polycom or any of its subsidiaries pursuant to: (1) the provisions of the organizational documents of Polycom or the applicable subsidiary or (2) any indemnification agreement between Polycom or any of its subsidiaries and such Polycom indemnified party.

In addition, for six years following the merger, Mitel must cause the certificate of incorporation and bylaws of Polycom, as the surviving corporation, to contain provisions regarding exculpation, indemnification and advancement of expenses that are at least as favorable as those currently provided by Polycom’s amended and restated certificate of incorporation and amended and restated bylaws.

Polycom has agreed, prior to the effective time of the merger, to purchase “tail” insurance policies with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with a claims period of no more than six years from the effective time of the merger in an amount and scope at least as favorable as Polycom’s existing policies with respect to matters occurring prior to the effective time of the merger.

Employee Benefits Matters

For a period of one year immediately following the effective time of the merger, Mitel will, or will cause the surviving corporation and its subsidiaries to, provide each employee of Polycom and of each of its subsidiaries as of the effective time of the merger, each of which is referred to as a “continuing employee,” with:

•	a base salary (or wages) and cash bonus opportunities (excluding any equity compensation) that are no less favorable than the base salaries and cash bonus opportunities (excluding any equity compensation) provided by Polycom and its subsidiaries immediately prior to the effective time;

•	pension and welfare benefits (excluding defined benefit pension and retiree health) that are no less favorable in the aggregate than those provided by Polycom and its subsidiaries immediately prior to the effective time; and

•	severance benefits that are no less favorable than those provided by Polycom and its subsidiaries immediately prior to the effective time.

Continuing employees will receive credit for any service with Polycom or its subsidiaries earned prior to the effective time of the merger for all purposes (including, but not limited to, for purposes of eligibility and vesting, accrued vacation or paid time-off severance benefit determinations, and level of benefits) under any benefit or compensation plan, program, agreement or arrangement established or maintained by Mitel, the surviving corporation or any of their respective subsidiaries under which a continuing employee may be eligible to participate on or after the effective time of the merger, subject to certain exceptions.

Nothing contained in the merger agreement, expressed or implied, (1) gives any current or former employee, director or other independent contractor of Polycom and its subsidiaries (including any beneficiary or dependent thereof), or any labor organization, union, works council, employee association, trade union, other similar employee representative body, any third-party beneficiary or other rights under the merger agreement or otherwise, or (2) obligates Mitel or any of its affiliates to maintain any particular benefits plan or retain the employment or services of any current or former employee, director or other independent contractor of Polycom and its subsidiaries.

Reasonable Best Efforts and Regulatory Filings

Each of Mitel and Polycom filed a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the DOJ in connection with the purchase of shares of Polycom stock in the merger on May 6, 2016. Early termination of the waiting period with respect to the merger under the HSR Act was granted on May 13, 2016. Mitel filed a notification of the transactions with the Bundeskartellamt as prescribed by the German ARC on May 13, 2016 and a notification to FAS Russia pursuant to the Russian FLN 135 on May 13, 2016. The merger received clearance under the German ARC on June 2, 2016. Mitel and Polycom have also agreed to deliver a draft joint voluntary notice with CFIUS under Exon-Florio with respect to the merger as reasonably practicable after the date of the merger agreement (and in any event within 30 days), and then as promptly as reasonably practicable (and, in any event, within 10 business days of CFIUS notification that the draft filing meets all requirements of the applicable regulations and is, accordingly, complete) the parties will jointly file the voluntary notice with CFIUS.

Consummation of the merger is conditioned upon the expiration or termination of the waiting period applicable to the merger under the HSR Act, the receipt of evidence of clearance of the merger from the Bundeskartellamt in Germany and FAS Russia or the expiration or termination of the waiting periods applicable to the merger thereunder, and the CFIUS approval.

In furtherance of the foregoing, Mitel and Polycom will, except as prohibited by applicable law or order or otherwise by a governmental agency or other authority:

•	cooperate in connection with any filing or submission with a governmental authority in connection with the merger and in connection with any investigation or other inquiry by or before a governmental authority relating to the merger;

•	promptly inform the other of (and if in writing, supply to the other) any communication (other than any ministerial communications) received from, or given to, the FTC, the DOJ, CFIUS or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the merger;

•	consult with each other prior to taking any material position in discussions with or filings to be submitted to any governmental authority regarding the merger;

•	permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions, proposals and litigation to be submitted to any governmental authority regarding the merger, and

•	coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any governmental authority relating to the merger.

Mitel will have control over and lead all communications and strategy, including all analyses, presentations, memoranda, briefs, arguments, opinions, proposals and litigation relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any governmental authority in connection with consummating the merger, except for any Polycom stockholder litigation.

Mitel and Polycom will also use reasonable best efforts to consummate the merger, including making all filings and giving all notices required to be made, using reasonable best efforts to obtain each consent required to be obtained (whether pursuant to law or contract, request by a governmental authority or otherwise), and using reasonable best efforts to lift or cause to be overturned any restraint, injunction or other legal bar.

Notwithstanding any of the foregoing, neither Mitel nor Merger Sub has any obligation to commence or threaten to commence litigation, divest or agree to divest (or cause any of its subsidiaries to divest or agree to divest) any of its respective businesses, product lines or assets, or agree to any condition or limitation that would, or would reasonably be expected to, have a material adverse effect on Mitel or, in connection with obtaining the CFIUS approval, where such measure or condition could reasonably be expected to be materially adverse to the business or financial condition of Polycom or Mitel or could reasonably be expected to materially reduce the benefits to Mitel of the merger.

Financing

Mitel and Merger Sub have expressly acknowledged and agreed in the merger agreement that, notwithstanding anything in the merger agreement to the contrary, their obligations to consummate the merger, are not subject to, or conditioned on, receipt of any financing.

The merger agreement provides that Mitel will use reasonable best efforts to obtain the proceeds of the financing on the terms and conditions described in the commitment letter. Mitel may amend, supplement or replace the commitment letter so long as such action is not material and would not reasonably be expected to delay, hinder or prevent the consummation of the merger and the terms are not materially less beneficial to Mitel, provided that it may not, without the prior written consent of Polycom (such consent not to be unreasonably withheld, conditioned or delayed), permit an amendment that:

•	reduces the aggregate amount of the debt financing;

•	imposes new or additional conditions or otherwise adversely expands, amends or modifies any of the conditions to the debt financing, in each case in a manner that would reasonably be expected to prevent or materially delay, hinder or prevent the ability of Mitel to consummate the closing of the merger; or

•	would materially adversely impact the ability of Mitel to enforce its rights against other parties to the commitment letter or otherwise to timely consummate the transactions contemplated by the merger agreement.

The merger agreement provides that Mitel will use reasonable best efforts to:

•	maintain in effect the commitment letter;

•	negotiate and enter into definitive financing agreements on the terms and conditions contained in the commitment letter;

•	satisfy on a timely basis (or seek the waiver of where permissible) all conditions under the commitment letter applicable to Mitel that are within its control and comply with all of its obligations under the commitment letter;

•	upon satisfaction of the closing conditions set forth in the merger agreement, cause the funding of the debt financing and otherwise enforce its rights under the commitment letter;

•	take each of the actions required of Polycom and its subsidiaries in connection with the debt financing as described below with respect to itself and its affiliates; and

•	give Polycom prompt notice of any material breach of the commitment letter.

If any portion of the debt financing becomes unavailable on the terms contemplated in the commitment letter or the commitment letter is terminated or modified in a manner materially adverse to Mitel, Mitel must promptly notify Polycom and use its reasonable best efforts to arrange to obtain alternative financing from alternative sources for such portion as promptly as practicable on terms no less favorable to Mitel in any material respect as those contained in the commitment letter and in an amount sufficient, together with cash on hand from the combined businesses, to fund the cash consideration and consummate the merger.

The merger agreement further provides that, prior to the closing of the merger, Polycom will, and will cause each of its subsidiaries and representatives to, each use their reasonable best efforts to provide cooperation in connection with the debt financing as may be reasonably requested by Mitel, including:

•	furnishing Mitel and the lenders with the required information;

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and assisting Mitel in obtaining ratings as contemplated by the debt financing;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (confidential and public), prospectuses and similar documents;

•

using reasonable best efforts to cause its independent auditors to provide, consistent with customary practice, (1) consent to offering documents, private placement memorandum, bank information memorandum, prospectuses and similar marketing documents that include or incorporate Polycom’s consolidated financial information and their reports thereon, (2) reasonable assistance in the preparation of pro forma financial statements by Mitel, (3) customary comfort letters, and (4) reasonable assistance and cooperation to Mitel with respect to auditor due diligence;

•	using reasonable best efforts to assist Mitel in connection with its preparation of pro forma financial information and financial statements;

•	using reasonable best efforts to (x) provide monthly financial statements within fifteen (15) business days of the end of each month prior to the closing of the merger and (y) provide quarterly financial statements within forty (40) days of the end of each fiscal quarter prior to the closing of the merger;

•	executing and delivering as of the closing of the merger any guarantees, pledge and security documents, other definitive financing agreements, or other certificates or documents as may be reasonably requested by Mitel and otherwise facilitating the pledging of collateral (including cooperating in connection with the pay-off of existing indebtedness of Polycom and its subsidiaries and the release of related liens and termination of security interests and guarantees);

•	using reasonable best efforts to assist Mitel in obtaining waivers, consents, estoppels and approvals from other parties to material real property leases, rights of way and other encumbrances and Polycom’s material contracts and to arrange discussions among Mitel and the lenders with such other parties;

•	using reasonable best efforts to permit the lenders involved in the debt financing to evaluate Polycom and its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the closing of the merger and to assist with other reasonable and customary collateral audits and due diligence examinations;

•	taking all corporate actions reasonably requested by Mitel that are necessary or customary to permit the consummation of the debt financing; and

•	providing all documentation and other information about Polycom and its subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested.

Such assistance on the part of Polycom may not:

•	require Polycom to pay any fees or incur any other liability or expense in connection with the debt financing prior to the effective time; or

•	require any director or officer of Polycom or any of its subsidiaries to execute any agreement or other instrument with respect to the debt financing that would be effective prior to the effective time.

Polycom will use reasonable best efforts to periodically update the required information as necessary so that such required information is (1) compliant, (2) meets the requirements for required information set forth in the merger agreement, and (3) would not result in the marketing period ceasing to be deemed to have commenced.

Corporate Governance

At the closing of the merger, Mitel will take all corporate actions necessary to cause two individuals mutually agreed upon by Mitel and Polycom who are currently on the Polycom Board to be appointed to the Mitel Board and, until the second annual meeting of Mitel’s shareholders after the closing of the merger, Mitel will take all corporate actions necessary to cause such persons to remain on the Mitel Board (provided such individuals are acceptable to the nominating and governance committee of the Mitel Board and the Mitel Board). Mitel anticipates that such individuals will be Martha H. Bejar and Robert J. Frankenberg, each of whom is expected to be appointed to the Mitel Board at the closing of the merger. Other than such additional directors, no changes to the Mitel Board are expected in connection with the consummation of the merger. As of the date of this proxy statement/prospectus, no compensation arrangements between such persons and Mitel and/or its affiliates have been established. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—New Compensation Arrangements with Mitel,” beginning on page 100 of this proxy statement/prospectus. For a description of Mitel’s compensation arrangements with its existing directors, see Mitel’s Form 10-K/A filed on April 27, 2016, which is incorporated by reference herein. For additional information regarding Martha H. Bejar and Robert J. Frankenberg, see Polycom’s Form 10-K/A filed on April 28, 2016, which is incorporated by reference herein.

Repatriation of Polycom Cash

Mitel may, no later than ten business days prior to the anticipated closing of the merger, request that Polycom and its subsidiaries use their commercially reasonable efforts to (1) lend or cause to be loaned to Polycom prior to the closing of the merger certain cash balances held by certain of its non-U.S. subsidiaries and (2) distribute or transfer or cause to be distributed or transferred to Polycom before the closing of the merger certain cash balances held by certain of its non-U.S. subsidiaries, which amounts shall not exceed, in the aggregate, the sum necessary to satisfy the closing condition that Polycom have $475 million in cash in its U.S. accounts on the day prior to the closing of the merger. Polycom will treat any of such loans as debt for U.S. federal income tax purposes to the fullest extent permitted by applicable law. If the merger agreement is terminated after any such loans have been made, Polycom will repay or cause to be repaid any such loans as soon as possible following such termination. Subject to Polycom compliance with its obligations under the repatriation provision of the merger agreement, Mitel will indemnify Polycom and its subsidiaries for any taxes required to be paid, and any reasonable related costs, expenses and losses incurred, by Polycom or any of its subsidiaries with respect to any such loans or distributions.

Tax Changes

Neither (1) a change or proposed change in Section 7874 or Section 4985, or any similar provision of any applicable tax law (or any change in or issuance of, or proposed change in or issuance of, any rules or regulations promulgated thereunder or official interpretations thereof),which are referred to as a tax law change (or any consequence or change resulting from a tax law change), nor (2) a decline in the trading price of a Mitel common share that would result in Mitel being treated as a domestic corporation for U.S. federal income tax purposes as of the effective time of the merger will (a) be considered, among other things, a material adverse effect in relation to either Mitel and its subsidiaries (taken as a whole) or Polycom and its subsidiaries (taken as a whole) or (b) give Mitel or Polycom any right to avoid or delay closing or terminate the merger agreement. However, in any such case, the parties will consider in good faith changes to the structure of the transaction that would avoid or materially reduce the adverse consequences of such event.

Additional Covenants

The merger agreement contains additional agreements relating to, among other matters, the suspension of Polycom’s employee stock purchase plan, the negotiation of “pay-off” letters with Polycom’s existing lenders, the listing of Mitel common shares to be issued in the merger, coordination with respect to litigation relating to the merger, public announcements with respect to the merger, notice of certain events, access to certain information, properties, books and records of Polycom, de-listing and deregistration of Polycom stock and the removal or replacement of surety bonds of Polycom and its subsidiaries.

Conditions to the Merger

Conditions to the Obligations of the Parties to Complete the Merger

The obligations of each of Mitel, Merger Sub and Polycom to complete the merger are subject to the satisfaction (or waiver to the extent permissible under the merger agreement) of various conditions, including the following:

•	Mitel having obtained the Mitel shareholder approval, and Polycom having obtained the Polycom stockholder approval;

•	the Mitel common shares to be issued in the merger having been approved for listing on the NASDAQ and the TSX;

•	no law or order will have been promulgated, entered, enforced, enacted or issued or be applicable to the merger or the Mitel share issuance by any governmental entity that prohibits, restrains or makes illegal the consummation of the merger or the Mitel share issuance;

•	the registration statement of which this proxy statement/prospectus forms a part having become effective, and not subject to any stop order or any proceeding seeking a stop order; and

•	the waiting period (or any extension) applicable to the merger under the HSR Act must have expired or been terminated, and Mitel and Polycom must have received evidence of clearance of the merger from the relevant governmental authorities in Germany or Russia, or the waiting period applicable to the merger under the German ARC and the Russian FLN 135 must have expired or been terminated.

Conditions to the Obligations of Each of Mitel and Merger Sub to Complete the Merger

In addition, the obligations of Mitel and Merger Sub to complete the merger are also subject to the satisfaction (or waiver to the extent permissible under the merger agreement) on or prior to the effective time of the following conditions:

•	the representations and warranties of Polycom in the merger agreement with respect to Polycom’s corporate organization, corporate authorization and ownership of subsidiaries, an absence of certain changes, finder’s fees, the opinion of Polycom’s financial advisor and anti-takeover laws applicable to Polycom will be accurate in all material respects as of the date of the merger agreement and the date of the closing of the merger (other than if made as of an earlier date, then as of such earlier date);

•	the representations and warranties of Polycom in the merger agreement with respect to certain matters of Polycom’s capitalization will be accurate in all respects as of the date of the merger agreement and as of the date of the closing of the merger (other than if made as of an earlier date, then as of such earlier date), except for any inaccuracies in such representations and warranties which do not increase Polycom’s fully diluted capitalization by more than 0.10% in the aggregate from Polycom’s fully diluted capitalization;

•	all other representations and warranties of Polycom in the merger agreement being true and correct in all respects (without giving effect to any materiality or material adverse effect qualifier in such representation or warranty), as of the date of the merger agreement and as of the closing date of the merger (other than if made as of an earlier date, then as of such earlier date), except to the extent that breaches of such representations or warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have or result in, a material adverse effect on Polycom;

•	Polycom having complied with or performed in all material respects all of the covenants and agreements it is required to comply with or perform in the merger agreement at or prior to the closing date of the merger;

•	as of the closing of the merger, Polycom (excluding its subsidiaries) must have no less than $475 million (or such lesser amount specified by Mitel) in U.S. currency in its bank accounts in the United States;

•	Mitel having received a certificate signed on behalf of Polycom by its chief executive officer and chief financial officer certifying that the conditions above have been satisfied;

•	since the date of the merger agreement, Polycom must not have suffered a material adverse effect that is continuing; and

•	the approval of the merger from CFIUS must have been obtained.

Conditions to the Obligations of Polycom to Complete the Merger

The obligation of Polycom to complete the merger is also subject to the satisfaction (or waiver to the extent permissible under the merger agreement) on or prior to the effective time of the following conditions:

•	the representations and warranties of Mitel and Merger Sub in the merger agreement with respect to their corporate organization and corporate authorization, an absence of certain changes, finder’s fees, the opinion of Mitel’s financial advisor, their ownership of Polycom stock and anti-takeover laws applicable to Mitel will be accurate in all material respects as of the date of the merger agreement and the date of the closing of the merger (other than if made as of an earlier date, then as of such earlier date);

•	all other representations and warranties of Mitel and Merger Sub in the merger agreement being true and correct in all respects (without giving effect to any materiality or material adverse effect qualifier in such representation or warranty), as of the date of the merger agreement and as of the closing date (other than if made as of an earlier date, then as of such earlier date), except to the extent that breaches of such representations or warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have or result in, a material adverse effect on Mitel;

•	Mitel and Merger Sub having complied with or performed in all material respects all of the covenants and agreements they are required to comply with or perform in the merger agreement at or prior to the closing date of the merger;

•	Polycom having received a certificate signed on behalf of Mitel by its chief executive officer and chief financial officer certifying that the conditions above have been satisfied; and

•	since the date of the merger agreement, Mitel must not have suffered a material adverse effect that is continuing.

Termination

The merger agreement may be terminated and the merger may be abandoned only as follows:

•	by the mutual written consent of Mitel and Polycom;

•	by either Mitel or Polycom:

•	if any court or governmental authority of competent jurisdiction has issued a final and non-appealable order or enacted a law permanently restraining, enjoining or otherwise prohibiting or making illegal the merger or the Mitel share issuance;

•	if the merger has not been completed by the outside date; provided, however, in the event the marketing period has commenced but the 15 consecutive business day period has not been completed on or before such date, it will be extended for the remaining 15 consecutive business day period plus five business days; provided, however, that this right to terminate will not be available to any party whose breach of any provision of the merger agreement results in the failure of the effective time to have occurred by such time;

•	if the Polycom stockholder approval is not obtained at the Polycom special meeting or at any adjournment or postponement of such meeting; or

•	if the Mitel shareholder approval is not obtained at the Mitel annual and special meeting or at any adjournment or postponement of such meeting;

•	by Polycom:

•	prior to the receipt of the Mitel shareholder approval, if the Mitel Board or any of its committees makes an adverse recommendation change;

•	prior to the receipt of the Polycom stockholder approval, if (1) the Polycom Board authorizes Polycom to enter into an acquisition agreement with a third party with respect to a superior proposal in accordance with the terms of the merger agreement, (2) substantially concurrent with the termination of the merger agreement, Polycom enters into the acquisition agreement with such third party, and (3) prior to or concurrently with such termination, Polycom pays to Mitel, in immediately available funds, a termination fee of $60 million;

•	at any time prior to the effective time if (1) any of Mitel’s representations or warranties in the merger agreement have become inaccurate, such that the condition regarding the bring down of Mitel’s representations and warranties would not be satisfied, or (2) Mitel has failed to comply with or perform its covenants or agreements in the merger agreement, such that the condition regarding the bring down of Mitel’s covenants and agreements would not be satisfied; provided, however

•	if any inaccuracy of any of Mitel’s representations or warranties or failure to comply with or perform Mitel’s covenants or agreements is curable by Mitel prior to the earlier of the outside date or 30 days after the date on which Mitel is notified by Polycom in writing of such breach or failure to comply with or perform; and

•	Mitel is continuing to exercise reasonable best efforts to cure such inaccuracy or failure to comply with or perform,

then Polycom may not terminate the merger agreement on account of such inaccuracy or failure to perform (1) during such 30-day (or shorter) period, or (2) after such 30-day period, if such inaccuracy or failure to comply with or perform shall have been cured in all material respects; provided, further, that Polycom will not have the right to terminate the merger agreement if Polycom is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•	by Mitel:

•	prior to the receipt of the Polycom stockholder approval, if the Polycom Board or any of its committees makes an adverse recommendation change;

•	prior to the receipt of the Mitel shareholder approval, if (1) the Mitel Board authorizes Mitel to enter into an acquisition agreement with a third party with respect to a superior proposal in accordance with the terms of the merger agreement, (2) substantially concurrent with the termination of the merger agreement, Mitel enters into the acquisition agreement with such third party, and (3) prior to or concurrently with such termination, Mitel pays to Polycom, in immediately available funds, a termination fee of $50 million;

•	at any time prior to the effective time if (1) any of Polycom’s representations or warranties in the merger agreement have become inaccurate, such that the condition regarding the bring down of Polycom’s representations and warranties would not be satisfied, or (2) Polycom has failed to comply with or perform its covenants or agreements in the merger agreement, such that the condition regarding the bring down of Polycom’s covenants and agreements would not be satisfied; provided, however

•	if any inaccuracy of any of Polycom’s representations or warranties or failure to comply with or perform Polycom’s covenants or agreements is curable by Polycom prior to the earlier of the outside date or 30 days after the date on which Polycom is notified by Mitel in writing of such breach or failure to comply with or perform; and

•	Polycom is continuing to exercise reasonable best efforts to cure such inaccuracy or failure to comply with or perform,

then Mitel may not terminate the merger agreement on account of such inaccuracy or failure to perform (1) during such 30-day (or shorter) period, or (2) after such 30-day period, if such inaccuracy or failure to comply with or perform shall have been cured in all material respects;

provided, further, that Mitel will not have the right to terminate the merger agreement if Mitel is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement.

Effect of Termination

If the merger agreement is terminated as described in the section entitled “The Merger—Termination,” beginning on page 149 of this proxy statement/prospectus above, the merger agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:

•	certain other provisions of the merger agreement with respect to indemnification, expense reimbursement and the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive termination;

•	no termination will affect the obligations of the parties contained in the confidentiality agreement; and

•	no termination will relieve any party from liability for willful breach of a representation, warranty or covenant in the merger agreement.

Termination Fees

Polycom has agreed to pay Mitel a termination fee of $60 million if the merger agreement is terminated as described below:

•	by Mitel or Polycom at the outside date or if the Polycom stockholder approval was not obtained at the special meeting, and at or prior to the termination, an acquisition proposal to Polycom has been disclosed, announced, commenced, submitted or made and within twelve (12) months after the date of any such termination Polycom enters into a definitive agreement with respect to any acquisition proposal or any acquisition proposal is consummated (regardless of whether it is the same acquisition proposal); provided, however, that all references to “15%” in the definition of acquisition proposal will be deemed to be references to “50%”;

•	by Mitel if the Polycom Board or any committee thereof has made an adverse recommendation change;

•	by Polycom to enter into an acquisition agreement that is a superior proposal; or

•	by Polycom at the outside date and the Polycom Board or any committee thereof has made an adverse recommendation change and the Polycom stockholder approval was not received.

Mitel has agreed to pay Polycom a termination fee of $50 million if the merger agreement is terminated as described below:

•	by Mitel or Polycom at the outside date or if the Mitel shareholder approval was not obtained at the Mitel annual and special meeting, and at or prior to the termination, an acquisition proposal to Mitel has been disclosed, announced, commenced, submitted or made and within twelve (12) months after the date of any such termination Mitel enters into a definitive agreement with respect to any acquisition proposal or any acquisition proposal is consummated (regardless of whether it is the same acquisition proposal); provided, however, that all references to “15%” in the definition of acquisition proposal shall be deemed to be references to “50%”;

•	by Polycom if the Mitel Board or any committee thereof has made an adverse recommendation change;

•	by Mitel to enter into an acquisition agreement that is a superior proposal; or

•	by Mitel at the outside date and the Mitel Board or any committee thereof has made an adverse recommendation change and the Mitel shareholder approval was not received.

If paid to Polycom or Mitel, the termination fee will be the receiving party’s sole and exclusive remedy under the merger agreement, and the paying party and certain other parties identified in the merger agreement will have no further liability to the receiving party and certain other parties identified in the merger agreement in connection with the merger agreement, except in the case of a willful breach by the paying party.

Amendment

The merger agreement may be amended, modified or supplemented in any and all respects by a written agreement of the parties with respect to any of the terms contained in the merger agreement, either before or after the Polycom stockholder approval or the Mitel shareholder approval; provided, however, that no amendment may be made following the receipt of the Polycom stockholder approval or the Mitel shareholder approval unless, to the extent required by applicable law, such amendment, modification or supplement is approved by the Polycom stockholders or Mitel shareholders, as applicable, and provided further that no amendment, modification or supplement may be made to the merger agreement that would adversely affect the rights of the financing sources without the consent of the financing sources.

Waiver

At any time prior to the effective time of the merger the parties to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to the provisos in the amendment provisions described above, waive compliance with any of the agreements or conditions contained in the merger agreement.

Third Party Beneficiaries

The merger agreement is not intended to confer upon any person other than the parties thereto any rights or remedies, except:

•	for the provisions of the merger agreement relating to indemnification and exculpation from liability for the directors and officers of Polycom; and

•	for the financing sources, with respect to the jurisdiction provisions and the waiver of claims by Polycom, its representatives or affiliates against the financing sources and the waiver of jury trial provisions.

Governing Law; Jurisdiction

Except with respect to the fiduciary duties of the Mitel Board, which are exclusively governed by the Canada Business Corporations Act, which is referred to as the CBCA, the merger agreement is governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the law of any other jurisdiction. Each of Mitel, Merger Sub and Polycom has agreed that any proceeding related to the merger agreement (other than as described below) will be brought and determined exclusively by the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction. Notwithstanding the foregoing, each of Mitel, Merger Sub and Polycom has agreed that any proceeding against the financing sources in any way relating to the merger agreement will be brought and determined exclusively in any state or federal court sitting in the Borough of Manhattan in the City of New York.

Enforcement

The parties to the merger agreement will be entitled to injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any other remedy to which they are entitled at law or equity.

THE MITEL VOTING AGREEMENTS

This section of this proxy statement/prospectus describes the material provisions of the voting agreements entered into by Mitel’s shareholders in favor of Polycom.

On April 15, 2016, each of (1) Elliott Associates, L.P., which is referred to as Elliott, (2) Terence H. Matthews, the chairman of the Mitel Board, and Kanata Research Park Corporation, (3) Arsenal Holdco I, S.A.R.L., Arsenal Holdco II, S.A.R.L., Francisco Partners II (Cayman ), LP, Francisco Partners Parallel Fund II, LP, Francisco Partners GP II (Cayman) LP and Francisco Partners Management, LP (each such person identified in clauses (2) and (3), referred to as a Mitel Institutional Shareholder), (4) each of the other members of the Mitel Board and (5) certain officers of Mitel (each such person identified in clauses (4) and (5), referred to as a Mitel Individual Shareholder and together with Elliott and the Mitel Institutional Shareholders, collectively referred to as the Mitel Supporting Shareholders), entered into a Mitel voting agreement. As of May 31, 2016, the Mitel Supporting Shareholders had the power to vote and were the beneficial owners of, collectively, approximately 25.6% and 30.4%, respectively, of the outstanding Mitel common shares.

Agreement to Vote and Irrevocable Proxy

While the Mitel voting agreements remain in effect, each Mitel Supporting Shareholder has agreed to, among other things, at each meeting of the shareholders of Mitel (and at every adjournment or postponement thereof), be present (in person or by proxy) and vote (or consent to be voted) all of the Mitel common shares beneficially owned at such time by such Mitel Supporting Shareholder:

•	in favor of the adoption of the merger agreement and any other matters at such meeting of the shareholders which the Mitel Board has determined is (1) necessary for the consummation of the merger, (2) disclosed in Mitel’s proxy circular or other written materials distributed to all shareholders of Mitel, and (3) recommended that the shareholders of Mitel adopt; and

•	against (1) any corporate action the consummation of which would in any material respect impede, interfere or prevent the consummation of the merger, (2) any acquisition proposal to Mitel, and (3) any action that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of such Mitel Supporting Shareholder under its Mitel voting agreement.

Notwithstanding the foregoing agreements, each of Polycom and each Mitel Supporting Shareholder have agreed that the foregoing obligations will not in any way restrict a Mitel Supporting Shareholder from taking any action in his capacity as a director or officer of Mitel in the exercise of his fiduciary duties as a director or officer of Mitel or otherwise prevent him from taking any action in his capacity as such director or officer of Mitel.

Upon entering into a Mitel voting agreement, each Mitel Supporting Shareholder revoked any and all previous proxies granted by it with respect to Mitel common shares beneficially owned by it as of the date of such Mitel voting agreement. Pursuant to the Mitel voting agreements, each Mitel Supporting Shareholder irrevocably granted a proxy appointing, until the termination of its Mitel voting agreement, Polycom as such Mitel Supporting Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Mitel Supporting Shareholder’s name, to represent, vote and otherwise act with respect to, any Mitel common shares beneficially owned by such Mitel Supporting Shareholder in the manner contemplated by the foregoing if and only if such Mitel Supporting Shareholder fails to act in accordance with its obligations as to voting set forth in its Mitel voting agreement.

In addition, Elliott and each Mitel Institutional Shareholder agreed that it will not take any action or actions in respect of solicitation of takeover proposals in respect of Mitel that Mitel is otherwise prohibited from taking pursuant to the non-solicitation provision of the merger agreement. See the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation,” beginning on page 140 of this proxy statement/prospectus.

Restrictions on Transfer or Encumbrance of Mitel Shares

Subject to certain specified exceptions, until the termination of the applicable Mitel voting agreement, each Mitel Supporting Shareholder has agreed, among other things, not to, directly or indirectly:

•	grant any proxies or enter into any voting trust or other similar agreement with respect to any Mitel common shares beneficially owned by such Mitel Supporting Shareholder;

•	in the case of Elliott and the Mitel Individual Shareholders only, create or permit to exist any lien on any Mitel common shares beneficially owned by such Mitel Supporting Shareholder; or

•	otherwise take any action with respect to any Mitel common shares beneficially owned by such Mitel Supporting Shareholder that would restrict, limit or interfere with the performance of any of its obligations under its Mitel voting agreement.

In addition, Elliott, until the Mitel shareholder approval has been obtained, and each Mitel Individual Shareholder, until the termination of its Mitel voting agreement, has agreed not to, directly or indirectly, sell, assign, transfer, gift, hedge, pledge or otherwise dispose of any Mitel common shares beneficially owned by such Mitel Supporting Shareholder.

Acquisition of Additional Shares

The Mitel voting agreements also provide that any Mitel common shares acquired by a Mitel Supporting Shareholder will automatically become subject to the terms of such Mitel voting agreements.

Termination

The Mitel voting agreements will terminate upon the earliest to occur of:

•	the termination of the merger agreement in accordance with its terms;

•	the consummation of the merger; or

•	the date of any amendment, modification or waiver of the merger agreement that increases the amount, or changes the form, of consideration payable to the stockholders of Polycom pursuant to the merger agreement.

If the Mitel voting agreements are terminated, the Mitel voting agreements will become void and of no further force and effect and there will be no liability on the part of any party except for liability arising out of any fraud or willful and material breach of the Mitel voting agreements prior to such termination.

No Third Party Beneficiaries

The Mitel voting agreements are for the sole benefit of and may be enforced solely by Polycom, and nothing in the Mitel voting agreements, express or implied, is intended to or will confer upon any person (other than Polycom) any legal or equitable right, benefit or remedy of any nature whatsoever.

Amendment and Waiver

Any provision of a Mitel voting agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Mitel Supporting Shareholder party thereto and Polycom, or in the case of a waiver, by the party against whom the waiver is to be effective.

Specific Performance

In addition to any other remedy that may be available at law or in equity, including monetary damages, each Mitel Supporting Shareholder and Polycom is entitled to an injunction or injunctions to prevent breaches of the Mitel voting agreement to which such Mitel Supporting Shareholder is party and to enforce specifically the terms and provisions of such Mitel voting agreement.

Governing Law; Jurisdiction

The Mitel voting agreements are governed by and will be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules thereof.

Each Mitel Supporting Shareholder and Polycom has irrevocably agreed that any proceeding arising out of or relating to such Mitel Supporting Shareholder’s Mitel voting agreement will be brought and determined exclusively in the Court of Chancery of the State of Delaware or any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery does not have jurisdiction over a particular matter, any state or federal court within the State of Delaware).

THE POLYCOM VOTING AGREEMENTS

This section of this proxy statement/prospectus describes the material provisions of the voting agreements entered into by Polycom’s stockholders in favor of Mitel and Merger Sub.

On April 15, 2016, each of (1) Elliott and (2) each of the members of the Polycom Board and certain officers of Polycom (each such person identified in clause (2), a Polycom Individual Stockholder and together with Elliott, the Polycom Supporting Stockholders), entered into a voting agreement with Mitel and Merger Sub, which are referred to collectively as the Polycom voting agreements. As of May 31, 2016, the Polycom Supporting Stockholders had the power to vote and were the beneficial owners of, collectively, approximately 7.3% and 7.3%, respectively, of the outstanding Polycom stock.

Agreement to Vote and Irrevocable Proxy

While the Polycom voting agreements remain in effect, each Polycom Supporting Stockholder has agreed to, among other things, at each meeting of the stockholders of Polycom (and at every adjournment or postponement thereof), be present (in person or by proxy) and vote (or consent to be voted) all shares of Polycom stock beneficially owned at such time by such Polycom Supporting Stockholder:

•	in favor of the adoption of the merger agreement and any other matters at such meeting of the stockholders which the Polycom Board has determined is (1) necessary for the consummation of the merger, (2) disclosed in this proxy statement/prospectus or other written materials distributed to all stockholders of Polycom, and (3) recommended that the stockholders of Polycom adopt; and

•	against (1) any corporate action the consummation of which would in any material respect impede, interfere or prevent the consummation of the merger, (2) any acquisition proposal to Polycom, and (3) any action that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of such Polycom Supporting Stockholder under its Polycom voting agreement.

Notwithstanding the foregoing agreements, each of Mitel and Merger Sub, on the one hand, and each Polycom Supporting Stockholder, on the other, have agreed that the foregoing obligations will not in any way restrict a Polycom Supporting Stockholder from taking any action in his capacity as a director or officer of Polycom in the exercise of his fiduciary duties as a director or officer of Polycom or otherwise prevent him from taking any action in his capacity as such director or officer of Polycom.

Upon entering into a Polycom voting agreement, each Polycom Supporting Stockholder revoked any and all previous proxies granted by it with respect to the shares of Polycom stock beneficially owned by it as of the date of such Polycom voting agreement. Pursuant to the Polycom voting agreements, each Polycom Supporting Stockholder irrevocably granted a proxy appointing, until the termination of its Polycom voting agreement, Mitel as such Polycom Supporting Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Polycom Supporting Stockholder’s name, to represent, vote and otherwise act with respect to, any shares of Polycom stock beneficially owned by such Polycom Supporting Stockholder in the manner contemplated by the foregoing if and only if such Polycom Supporting Stockholder fails to act in accordance with its obligations as to voting set forth in its Polycom voting agreement.

In addition, Elliott agreed that it will not take any action or actions in respect of solicitation of takeover proposals in respect of Polycom that Polycom is otherwise prohibited from taking pursuant to the non-solicitation provision of the merger agreement. See the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation,” beginning on page 140 of this proxy statement/prospectus.

Restrictions on Transfer or Encumbrance of Polycom Stock

Subject to certain specified exceptions, until the termination of the applicable Polycom voting agreement, each Polycom Supporting Stockholder has agreed, among other things, not to, directly or indirectly:

•	grant any proxies or enter into any voting trust or other similar agreement with respect to any shares of Polycom stock beneficially owned by such Polycom Supporting Stockholder;

•	create or permit to exist any lien on any shares of Polycom stock beneficially owned by such Polycom Supporting Stockholder; or

•	otherwise take any action with respect to any shares of Polycom stock beneficially owned by such Polycom Supporting Stockholder that would restrict, limit or interfere with the performance of any of its obligations under its Polycom voting agreement.

In addition, Elliott, until the Polycom stockholder approval has been obtained, and each Polycom Individual Stockholder, until the termination of its Polycom voting agreement, has agreed not to, directly or indirectly, sell, assign, transfer, gift, hedge, pledge or otherwise dispose of any shares of Polycom stock beneficially owned by such Polycom Supporting Stockholder.

Acquisition of Additional Shares of Polycom Stock

The Polycom voting agreements also provide that any shares of Polycom stock acquired by a Polycom Supporting Stockholder will automatically become subject to the terms of such Polycom voting agreements.

Termination

The Polycom voting agreements will terminate upon the earliest to occur of:

•	the termination of the merger agreement in accordance with its terms;

•	the consummation of the merger; or

•	the date of any amendment, modification or waiver of the merger agreement that reduces the amount, changes the form, or delays the timing of payment, of consideration payable to the stockholders of Polycom pursuant to the merger agreement.

If the Polycom voting agreements are terminated, the Polycom voting agreements will become void and of no further force and effect and there will be no liability on the part of any party except for liability arising out of any fraud or willful and material breach of the Polycom voting agreements prior to such termination.

No Third Party Beneficiaries

The Polycom voting agreements are for the sole benefit of and may be enforced solely by Mitel and Merger Sub, and nothing in the Polycom voting agreements, express or implied, is intended to or will confer upon any person (other than Mitel and Merger Sub) any legal or equitable right, benefit or remedy of any nature whatsoever.

Amendment and Waiver

Any provision of a Polycom voting agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Polycom Supporting Stockholder party thereto, Mitel and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective.

Specific Performance

In addition to any other remedy that may be available at law or in equity, including monetary damages, each Polycom Supporting Stockholder, on the one hand, and Mitel and Merger Sub, on the other hand, is entitled to an injunction or injunctions to prevent breaches of the Polycom voting agreement to which such Polycom Supporting Stockholder is party and to enforce specifically the terms and provisions of such Polycom voting agreement.

Governing Law; Jurisdiction

The Polycom voting agreements are governed by and will be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules thereof.

Each Polycom Supporting Stockholder, Mitel and Merger Sub has irrevocably agreed that any proceeding arising out of or relating to such Polycom Supporting Stockholder’s Polycom voting agreement will be brought and determined exclusively in the Court of Chancery of the State of Delaware or any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery does not have jurisdiction over a particular matter, any state or federal court within the State of Delaware).

INFORMATION ABOUT THE COMPANIES

Mitel Networks Corporation

Mitel is a Canadian corporation and a global provider of cloud, mobile and enterprise communications and collaboration solutions. Through its software product development, Mitel helps more than 60 million business end users, two million cloud communications end users, and more than 130 mobile service providers, including more than half of the top 20 mobile carriers in the world, seamlessly connect, collaborate and provide innovative solutions to their customers.

Mitel’s principal executive office is located at 350 Legget Drive, Ottawa, Ontario, Canada K2K 2W7, and its telephone number at that location is (613) 592-2122.

Additional information concerning Mitel is included in the Mitel reports incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information,” beginning on page 203 of this proxy statement/prospectus. Mitel’s common shares are listed on the NASDAQ and the TSX, trading under the symbols “MITL” and “MNW,” respectively.

Polycom, Inc.

Polycom is a California-based corporation and a global leader in helping organizations achieve new levels of teamwork, efficiency and productivity by unleashing the power of human collaboration. More than 400,000 companies and institutions worldwide defy distance with secure video, voice and content solutions from Polycom to increase productivity, speed time to market, provide better customer service, expand education and save lives. Together with Polycom’s global partner ecosystem, it provides flexible collaboration solutions for any environment that deliver a high-quality user experience, a broad multi-vendor interoperability and investment protection.

Polycom’s principal executive office is located at 6001 America Center Drive, San Jose, California 95002, and its telephone number at that location is (408) 586-6000.

Additional information concerning Polycom is included in the Polycom reports incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information,” beginning on page 203 of this proxy statement/prospectus. Polycom stock is listed on the NASDAQ, trading under the symbol “PLCM.”

Meteor Two, LLC

Merger Sub, a wholly owned subsidiary of Mitel, is a Delaware limited liability company that was formed on April 12, 2016 (originally as a Delaware corporation), for the purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation, its conversion from a corporation to a limited liability company, and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger. The principal executive office of Merger Sub is located at 5850 Granite Parkway, Suite 600 Plano, Texas 75024.

SPECIAL MEETING

This proxy statement/prospectus is being provided to the Polycom stockholders as part of a solicitation of proxies by the Polycom Board for use at the special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides Polycom stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of Polycom stockholders will be held at Polycom’s corporate headquarters located at 6001 America Center Drive, San Jose, California 95002, on [●], 2016, at [●], Pacific Time. On or about [●], 2016, Polycom commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting, Polycom stockholders will be asked to consider and vote on the following:

•	the Merger proposal: a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and which is further described in the sections entitled “The Merger” and “The Merger Agreement,” beginning on pages 50 and 130, respectively, of this proxy statement/prospectus;

•	the Adjournment proposal: a proposal to approve adjournment of the special meeting to a later date or dates, if necessary or appropriate, (1) to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger proposal, or (2) if the failure to adjourn or postpone would reasonably be expected to be a violation of applicable law for the distribution of any required amendment or supplement to this proxy statement/prospectus to be timely provided to the Polycom stockholders.

Completion of the merger is conditioned on the approval of the Merger proposal.

Recommendation of the Polycom Board

At a special meeting held on April 15, 2016, the Polycom Board adopted the merger agreement, declared the merger agreement advisable and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Polycom and its stockholders. Accordingly, the Polycom Board unanimously recommends that Polycom stockholders vote “FOR” the Merger proposal and “FOR” the Adjournment proposal.

Polycom stockholders should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger.

Record Date; Stockholders Entitled to Vote

Only holders of record of Polycom stock at the close of business on [●], 2016 will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

As of the close of business on May 31, 2016, the most recent practicable date for which such information was available, there were 135,763,143 shares of Polycom stock outstanding and entitled to vote at the special meeting. The number of shares of Polycom stock outstanding as of the record date is not expected to be meaningfully different from the number as of May 31, 2016. Each share of Polycom stock outstanding on the record date entitles the holder thereof to one vote on each proposal to be considered at the special meeting, in person or by proxy through the Internet or by telephone or by a properly executed and delivered proxy with respect to the special meeting.

A complete list of stockholders entitled to vote at the special meeting will be available for examination by any Polycom stockholder who visits Polycom’s corporate office at 6001 America Center Drive, San Jose, California 95002, for purposes pertaining to the special meeting, between the hours of 9:00 a.m. and 4:00 p.m. (Pacific Time) for a period of 10 days before the date of the special meeting, and at the time and place of the special meeting.

Voting by Polycom’s Directors and Executive Officers

At the close of business on May 31, 2016, the most recent practicable date for which such information was available, Polycom directors and executive officers and their affiliates were entitled to vote 1,011,878 shares of Polycom stock or approximately 0.7% of the shares of Polycom stock outstanding on that date. The number and percentage of shares of Polycom stock owned by directors and executive officers of Polycom and their affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of May 31, 2016. Approval of the Merger proposal requires the affirmative vote of a majority of the total issued and outstanding shares of Polycom stock on the record date. Polycom directors and executive officers are obligated to vote their shares in favor of all Polycom proposals pursuant to the Polycom voting agreement to which each is a party. For a further discussion of the Polycom voting agreements, see the section entitled “The Polycom Voting Agreements,” beginning on page 156 of this proxy statement/prospectus.

Quorum

The Polycom bylaws require that the holders of a majority in voting power of the Polycom stock issued and outstanding and entitled to vote be present in person or represented by proxy in order for the business of the special meeting to be transacted. If a quorum is not present, the special meeting may be adjourned by the chairman of the meeting. Even if a quorum is present, the special meeting may be adjourned to allow additional time for obtaining additional proxies, among other things, by the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the special meeting. See the section entitled “—Adjournment,” beginning on page 164 of this proxy statement/prospectus.

Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Broker non-votes, if any, will also be counted for the purpose of determining the presence of a quorum for the transaction of business at the special meeting.

Required Vote

The required votes to approve the proposals are as follows:

•	The Merger proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of Polycom stock entitled to vote. Each share of Polycom stock outstanding on the record date is entitled to one vote on this proposal. Failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•	The Adjournment proposal requires the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the special meeting. Each share of Polycom stock outstanding on the record date is entitled to one vote on this proposal. Broker non-votes will have no effect on the vote for this proposal, and abstentions will have the same effect as a vote “AGAINST” this proposal.

Voting of Proxies by Holders of Record

How to Vote by Proxy If You Are the Record Holder of Your Shares

If you were the record holder of your shares as of the record date, you may submit your proxy to vote by mail, by telephone or via the Internet.

Voting via the Internet or by Telephone.

•	To submit your proxy via the Internet, follow the “Vote by Internet” instructions on the proxy card.

•	To submit your proxy by telephone, follow the “Vote by Telephone” instructions on the proxy card.

•	If you vote via the Internet or by telephone, you must do so no later than 11:59 p.m. (Eastern Time) on [●], 2016.

Voting by Mail. As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

•	To submit your proxy by mail, follow the “Vote by Mail” instructions on the proxy card. If you elect to vote by mail, please indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card.

•	If you vote by mail, your proxy card must be received no later than the time of the special meeting.

How to Vote Your Shares If You Are a “Street Name” Holder

If you hold your shares through a broker, bank or other nominee, which is referred to as a “street name” holder, check the instructions provided by that entity to determine which options are available to you with respect to voting your shares.

General

Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.

All properly signed proxies that are timely received and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the Polycom Board. Unless a Polycom stockholder checks the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the special meeting.

Attendance at the Special Meeting and Voting in Person

Stockholders who wish to attend the special meeting will be required to present photo identification. Stockholders who hold shares of Polycom stock through a broker, bank or other nominee, must also bring proof of ownership, such as the voting instruction form from the broker or other nominee or a copy of a brokerage statement reflecting their stock ownership as of the record date.

If you are a stockholder of record and plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the special meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:

(1)	By delivering, at any time before your proxy is voted, to Polycom’s Corporate Secretary (at Polycom’s corporate headquarters at 6001 America Center Drive, San Jose, California 95002) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked;

(2)	By duly executing a subsequently dated proxy relating to the same shares of Polycom stock and delivering it to Polycom’s Corporate Secretary at the address in (1) above at any time before your proxy is voted;

(3)	By duly submitting a subsequently dated proxy relating to the same shares of Polycom stock by telephone or via the Internet (i.e., your most recent duly submitted voting instructions will be followed) before 11:59 p.m. (Eastern Time) on [●], 2016; or

(4)	By attending the special meeting in person and voting such shares during the special meeting as described above, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Solicitation

The Polycom Board is soliciting proxies for the special meeting from its stockholders. Polycom will bear the entire cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this proxy statement, the proxy card and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of Polycom’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. Polycom has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $40,000 plus reasonable out-of-pocket costs and expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Polycom stock of record for beneficial owners for forwarding to such beneficial owners. Polycom may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance with voting via the Internet, voting by telephone or completing your proxy card, or have questions regarding the special meeting, please contact Polycom’s Investor Relations at (408) 586-4271.

Your vote is very important regardless of the number of shares of Polycom stock that you own. Please vote your shares via the Internet, vote by telephone or sign, date and return a proxy card promptly so your shares can be represented, even if you plan to attend the special meeting in person.

Tabulation of Votes

Polycom has appointed [●], which is referred to as [●], to serve as the Inspector of Election for the special meeting. [●] will independently tabulate affirmative and negative votes and abstentions.

Adjournment

The special meeting may be adjourned by the chairman of the meeting if a quorum is not present. If a quorum is present, the special meeting may be adjourned to allow additional time for obtaining additional proxies, among other things, by the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the special meeting. No notice of an adjourned meeting need be given unless:

•	the adjournment is for more than 30 days, in which case a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting; or

•	a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, in which case notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

POLYCOM PROPOSALS

Item 1. The Merger Proposal

(Item 1 on Proxy Card)

In the Merger proposal, Polycom is asking its stockholders to adopt the merger agreement. Approval of the Merger proposal by Polycom stockholders is required for completion of the merger.

The Polycom Board unanimously recommends a vote “FOR” the Merger proposal (Item 1).

Item 2. The Adjournment Proposal

(Item 2 on Proxy Card)

The special meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger proposal.

If, at the special meeting, the number of shares of Polycom stock present or represented and voting in favor of the Merger proposal is insufficient to approve the Merger proposal, Polycom intends to adjourn the special meeting from time to time in order to enable the Polycom Board to solicit additional proxies for approval of the Merger proposal.

In the Adjournment proposal, Polycom is asking its stockholders to authorize the holder of any proxy solicited by the Polycom Board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place from time to time for the purpose of soliciting additional proxies. If the Polycom stockholders approve the Adjournment proposal, Polycom could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Polycom stockholders who have previously voted.

The Polycom Board unanimously recommends a vote “FOR” the Adjournment proposal (Item 2).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the three months ended March 31, 2016 (in U.S. dollars, millions except per share amounts)

	Historical		Pro Forma
	Mitel	Polycom (Note 4)	Adjustments due to Polycom Acquisition (Note 8)		Combined (Note 8)
Revenues	$276.1	$290.1	$(6.2	)(a)	$560.0
Cost of revenues	128.3	126.2	(0.9	)(b)	253.6

Gross margin	147.8	163.9	(5.3)		306.4

Expenses:
Selling, general and administrative	97.2	99.6	(3.4	)(b)	193.4
Research and development	36.8	43.1	(0.9	)(b)	79.0
Special charges and restructuring costs	15.8	11.7	—		27.5
Amortization of acquisition-related intangible assets	18.9	2.3	25.2	(c)	46.4

	168.7	156.7	20.9		346.3

Operating income (loss)	(20.9)	7.2	(26.2)		(39.9)
Interest expense	(10.0)	(1.6)	(6.8	)(d)	(18.4)
Debt retirement and other debt costs	(1.3)	—	—		(1.3)
Other income (expense)	(0.7)	0.9	—		0.2

Income (loss) before income taxes	(32.9)	6.5	(33.0)		(59.4)
Income tax recovery (expense)	10.5	(3.2)	12.2	(e)	19.5

Net income (loss)	$(22.4)	$3.3	$(20.8)		$(39.9)

Net loss per share—Basic and Diluted	$(0.19)				$(0.13)
Weighted-average number of common shares outstanding—Basic and Diluted	120.9				298.6 (f)

(The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements)

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the year ended December 31, 2015 (in U.S. dollars, millions except per share amounts)

	Historical		Pro Forma
	Mitel	Polycom (Note 4)	Mavenir Results Jan 1- Apr 29 (Note 5)	Adjustments due to Polycom Acquisition (Note 8)		Combined (Note 8)
Revenues	$1,157.7	$1,267.2	$32.0	$(47.8	)(a)	$2,409.1
Cost of revenues	543.8	527.4	18.6	(2.1	)(b)	1,087.7

Gross margin	613.9	739.8	13.4	(45.7)		1,321.4

Expenses:
Selling, general and administrative	363.0	438.4	26.0	(7.9	)(b)	819.5
Research and development	131.4	191.5	14.8	(2.6	)(b)	335.1
Special charges and restructuring costs	54.6	11.7	16.7	—		83.0
Amortization of acquisition-related intangible assets	75.1	10.5	10.5	99.4	(c)	195.5

	624.1	652.1	68.0	88.9		1,433.1

Operating income (loss)	(10.2)	87.7	(54.6)	(134.6)		(111.7)
Interest expense	(32.4)	(6.1)	(0.6)	(34.4	)(d)	(73.5)
Debt retirement and other debt costs	(9.6)	—	(0.6)	—		(10.2)
Other income (expense)	20.9	4.3	(2.1)	—		23.1

Income (loss) before income taxes	(31.3)	85.9	(57.9)	(169.0)		(172.3)
Income tax recovery (expense)	10.6	(15.9)	(1.2)	58.1	(e)	51.6

Net income (loss)	$(20.7)	$70.0	$(59.1)	$(110.9)		$(120.7)

Net loss per share—Basic and Diluted	$(0.18)					$(0.41)
Weighted-average number of common shares outstanding—Basic and Diluted	113.7					298.0 (f)

(The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements)

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As at March 31, 2016

(in U.S. dollars, millions)

	Historical		Pro Forma
	Mitel	Polycom (Note 4)	Adjustments due to Polycom Acquisition (Note 8)		Combined
ASSETS
Current assets:
Cash and cash equivalents	$83.4	$500.8	$(270.1	)(g)	$314.1
Short-term investments	—	171.3	(171.3	)(g)	—
Accounts receivables (net)	245.0	162.9	—		407.9
Sales-type lease receivables (net)	10.9	—	—		10.9
Inventories (net)	90.3	98.2	—		188.5
Other current assets	82.6	50.7	—		133.3

	512.2	983.9	(441.4)		1,054.7
Non-current portion of sales-type lease receivables (net)	17.4	—	—		17.4
Deferred tax asset	169.2	85.2	21.8	(e)	276.2
Property and equipment (net)	55.3	97.3	—		152.6
Identifiable intangible assets (net)	371.5	19.6	791.7	(h)	1,182.8
Goodwill	658.6	558.9	141.9	(i)	1,359.4
Other non-current assets	9.8	54.8	—	(j)	64.6

	$1,794.0	$1,799.7	$514.0		$4,107.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$254.2	$197.8	$(3.4	)(k)	$448.6
Current portion of deferred revenue	104.3	173.3	(47.8	)(l)	229.8
Current portion of long-term debt	5.3	5.7	44.3	(m)	55.3

	363.8	376.8	(6.9)		733.7
Long-term debt	603.1	227.4	124.1	(m)	954.6
Long-term portion of deferred revenue	43.1	89.9	(24.8	)(l)	108.2
Deferred tax liability	21.5	0.1	276.6	(e)	298.2
Pension liability	140.9	—	—		140.9
Other non-current liabilities	35.6	35.8	—		71.4

	1,208.0	730.0	369.0		2,307.0

Commitments, guarantees and contingencies

Shareholders’ equity:
Common shares	1,417.2	0.1	1,239.9	(n)	2,657.2
Warrants	39.1	—	—		39.1
Additional paid-in capital	50.5	1,181.1	(1,175.6	)(o)	56.0
Retained earnings (accumulated deficit)	(741.7)	(110.0)	79.2	(p)	(772.5)
Accumulated other comprehensive income (loss)	(179.1)	(1.5)	1.5	(q)	(179.1)

	586.0	1,069.7	145.0		1,800.7

	$1,794.0	$1,799.7	$514.0		$4,107.7

(The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

(in U.S. dollars, millions except per share amounts)

1.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements (which are referred to as the Pro Forma Financial Statements) of Mitel have been prepared to give effect to Mitel’s agreement to acquire all of the outstanding shares of common stock of Polycom.

The unaudited pro forma condensed combined statements of operations (which are referred to as the Pro Forma Statements of Operations) for the year ended December 31, 2015 and three months ended March 31, 2016 combines the historical consolidated statements of operations of Mitel and Polycom to give effect to the Polycom acquisition as if it had occurred on January 1, 2015. In addition, the Pro Forma Statement of Operations for the year ended December 31, 2015 has been adjusted to include the operations of Mavenir, which was a significant acquisition of Mitel, acquired on April 29, 2015 (as described in note 5). The unaudited pro forma condensed combined balance sheet (which is referred to as the Pro Forma Balance Sheet) as at March 31, 2016 combines the historical consolidated balance sheets of Mitel and Polycom to give effect to the Polycom acquisition as if it had occurred on March 31, 2016.

The historical financial statements have also been adjusted to give effect to pro forma events that are directly attributable to the Polycom acquisition, factually supportable, and, with respect to the statements of operations, expected to have a continuing impact on the combined results, including the effect of the equity to be issued to Polycom stockholders, the debt to be repaid and the borrowings to be incurred by Mitel to finance the Polycom acquisition.

The Pro Forma Financial Statements were derived from and should be read in conjunction with:

•	Mitel’s audited annual consolidated financial statements and notes thereto for each of the years ended December 31, 2015 and 2014, the eight months ended December 31, 2013 and the year ended April 30, 2013 contained in Mitel’s annual report on Form 10-K filed with the SEC on February 29, 2016, which is referred to as Mitel’s Annual Report;

•	Mitel’s unaudited interim consolidated financial statements and notes thereto for each of the three months ended March 31, 2016 and 2015 contained in Mitel’s quarterly report on Form 10-Q filed with the SEC on May 5, 2016, which is referred to as Mitel’s Quarterly Report;

•	Polycom’s audited annual consolidated financial statements and notes thereto for each of the three years ended December 31, 2015, 2014 and 2013 contained in Polycom’s annual report on Form 10-K, as amended and filed with the SEC on April 28, 2016, which is referred to as Polycom’s Annual Report; and

•	Polycom’s unaudited interim consolidated financial statements and notes thereto for each of the three months ended March 31, 2016 and 2015 contained in Polycom’s quarterly report on Form 10-Q filed with the SEC on April 28, 2016, which is referred to as Polycom’s Quarterly Report.

The Pro Forma Financial Statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or financial performance actually would have been had the acquisition been completed as of the dates indicated and does not purport to project the future financial position or operating results of the combined company.

The merger agreement, as described in note 2, has been reflected in the Pro Forma Financial Statements using the acquisition method of accounting under GAAP, with Mitel as the acquirer. The purchase price calculation and purchase price allocation are dependent upon fair value estimates and assumptions as at the acquisition date and therefore, the valuations are provisional and are subject to change. In many cases, Mitel does not have sufficient information to make complete and reliable determinations of fair value and as such, significant estimates have been made. Mitel will finalize all amounts as it obtains the information necessary to complete the measurement process, which is expected to be no later than one year from the acquisition date. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing the Pro Forma Financial Statements. Differences between preliminary estimates and final amounts may occur and these differences could be material to the accompanying Pro Forma Financial Statements and Mitel’s future financial performance and financial position.

In connection with the Polycom acquisition, total acquisition-related transaction costs expected to be incurred by Mitel and Polycom are estimated to be approximately $100.4, and are primarily comprised of $47.0 of legal and advisory costs (of which $21.5 relate to Mitel and $25.5 relate to Polycom), $32.4 of financing costs and $21.0 of original issue discount relating to the new credit facilities. In addition, Mitel and Polycom expect to incur $22.9 of costs relating to the termination of existing credit facilities consisting of unamortized financing costs and unamortized original issue discount. The effect of legal and advisory costs to be incurred in connection with the acquisition as well as costs relating to terminating existing credit facilities are not reflected in the Pro Forma Statements of Operations as they do not have a continuing impact on the combined operating results; instead, such costs are reflected in the Pro Forma Combined Balance Sheet as a reduction to cash and cash equivalents as such costs are expected to be paid at or near the time of closing; retained earnings has similarly been reduced for the costs. Legal and advisory costs relating to the transaction will be recognized as special charges and restructuring costs in the period as they are incurred. Financing costs and original issue discount are reflected in the Pro Forma Financial Statements as being capitalized and amortized into net earnings as part of interest expense over the terms of the financing using the effective interest method.

The Pro Forma Financial Statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve, the costs to integrate the operations of Mitel and Polycom or any costs necessary to achieve these cost savings, operating synergies and revenue enhancements. For purposes of the Pro Forma Financial Statements, the Polycom RSU awards and Polycom performance share awards will be referred to as the Polycom RSUs and Performance Shares.

2.	Description of Polycom Acquisition

On April 15, 2016, Mitel and Polycom entered into the merger agreement pursuant to which and subject to the terms and conditions set forth in the merger agreement, Mitel will acquire all of the issued and outstanding shares of Polycom stock.

Pursuant to the merger agreement, Polycom stockholders will be entitled to $3.12 in cash and 1.31 Mitel common shares for each share of Polycom stock.

Each outstanding and unvested Polycom RSU or Performance Share will be assumed by Mitel and converted into a Mitel RSU or Mitel Performance Share, representing the right to receive an economically equivalent number of Mitel shares, on similar terms and conditions.

Each Polycom RSU or Performance Share held by Polycom’s executive officers and directors will be accelerated and cancelled in exchange for an amount in cash equal to 1.31 multiplied by the average of the volume weighted average price of a Mitel common share on the NASDAQ on each of the five consecutive trading days ending with the complete trading day immediately prior to the closing date of the merger, plus $3.12 per share.

The estimated fair value of the consideration is listed in Note 6.

Mitel will finance the cash portion of the Polycom acquisition with available cash resources from the combined companies and committed bank facilities. These committed facilities, which will replace Mitel’s and Polycom’s current debt facilities, are expected to consist of a $1,050.0 term loan and a $35.0 revolving facility.

As described in note 1, the merger agreement has been reflected in the Pro Forma Financial Statements using the acquisition method of accounting under GAAP, which requires the determination of the acquirer. The accounting guidance provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the surviving corporation, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on factors including that current Mitel Board members will represent seven of the nine directors of the Mitel Board immediately following completion of the merger, Polycom stockholders will be receiving a premium based on the market prices of Mitel common shares and Polycom stock as of the date preceding the announcement of the merger over the fair market value of their Polycom stock on such date, a portion of the consideration being received by Polycom stockholders is cash, as well as other terms of the merger and the circumstances surrounding the negotiation of the merger agreement, Mitel is considered to be the acquirer of Polycom for accounting purposes.

3.	Accounting Policies

These Pro Forma Financial Statements reflect presentation adjustments made to Polycom’s consolidated statement of operations and consolidated balance sheet to conform to Mitel’s presentation (Note 4). Upon closing of the Polycom acquisition, Mitel will review, in detail, Polycom’s accounting policies. As a result of that review, Mitel may identify additional presentation differences or differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial results. Based on information available at this time, Mitel is not aware of any differences that would have a material impact on the post-combination financial statements.

The accounting policies used in the preparation of the Pro Forma Financial Statements are consistent with those described in Mitel’s Annual Report and Polycom’s Annual Report.

4.	Presentation Adjustments

The following significant adjustments were made to Polycom’s consolidated financial statements to conform them to Mitel’s historical consolidated presentation:

(a) On the Pro Forma Statements of Operations, sales and marketing costs and general and administrative costs are included in selling, general and administrative costs.

(b) On the Pro Forma Statements of Operations, restructuring costs and transaction costs have been included in special charges and restructuring costs.

(c) On the Pro Forma Balance Sheet, long-term investments have been included in other non-current assets.

(d) On the Pro Forma Balance Sheet, $7.8 of capitalized software development costs have been reclassified from other non-current assets and included in identifiable intangible assets.

(e) On the Pro Forma Balance Sheet, accounts payable, accrued payroll and related liabilities, taxes payable and other accrued liabilities are included in accounts payable and accrued liabilities.

(f) On the Pro Forma Balance Sheet, non-current taxes payable are included in other non-current liabilities.

5.	Acquisition of Mavenir in April 2015

On April 29, 2015, Mitel completed the acquisition of Mavenir. Mavenir’s results of operations are included in Mitel’s statement of operations from the date of acquisition. As a result, a pro forma adjustment has been made to the Pro Forma Statements of Operations to reflect the acquisition of Mavenir as if it had occurred on January 1, 2015, by including the results of Mavenir from January 1, 2015 to April 28, 2015.

6.	Preliminary Estimate of Fair Value of Consideration to be Transferred in Connection with the Polycom Acquisition

The preliminary estimate of the purchase price has been calculated based on the closing price of a Mitel common share on the NASDAQ Global Market on April 29, 2016 of $6.98.

The following is a preliminary estimate of the purchase price for the Polycom acquisition:

Estimated Preliminary Fair Value
Preliminary fair value estimate of cash consideration to be paid to Polycom stockholders (a)	$423.1
Preliminary fair value estimate of share consideration to be paid to Polycom stockholders (b)	1,240.0
Preliminary fair value estimate of cash consideration to be paid to holders of Polycom RSUs and Performance Shares (c)	21.2
Preliminary fair value estimate of RSUs and Performance Shares to be issued by Mitel to replace outstanding Polycom RSU and Performance Shares (d)	74.2

1,758.5
Less: fair value of RSUs and Performance Shares attributable to post-combination services (d)	(68.7)

Estimated purchase price	$1,689.8

(a)	Calculated based on average cash consideration of $3.12 per share of Polycom stock and 135.6 million shares of Polycom stock outstanding on March 31, 2016.
(b)	Calculated using the April 29, 2016 closing price of $6.98 per Mitel common share, exchange ratio of 1.31 and 135.6 million shares of Polycom stock outstanding at March 31, 2016.
(c)	Cash to be paid to certain holders of Polycom RSUs and Performance Shares, as described in note 2.
(d)	The fair value of the RSUs and Performance Shares to be issued by Mitel are recognized as part of purchase accounting. The RSUs and Performance shares to be issued by Mitel are equity-settled and therefore, to the extent they relate to pre-combination service, they are recognized as a component of the purchase price. The amount attributable to post-combination service will be recognized as a post-combination compensation expense over the vesting period. The total preliminary fair value estimate of the RSUs and Performance shares to be issued by Mitel is based on the April 29, 2016 closing price of $6.98 per Mitel common share and 6.0 million Polycom RSUs and Performance Shares outstanding at March 31, 2016.

The estimated purchase consideration reflected in the Pro Forma Financial Statements does not purport to represent the actual consideration to be transferred upon closing of the Polycom acquisition. The actual amount of cash and share consideration will be based on the actual number of shares of Polycom stock, RSUs and Performance Shares outstanding on the closing date of the acquisition. In addition, the fair value of the share consideration and the cash consideration paid for RSU and Performance Shares will be based on the price of a Mitel common share on the closing date of the acquisition. This will result in a purchase price different from the amount assumed in the Pro Forma Financial Statements and that difference may be material. An increase (decrease) of $0.10 per share in the Mitel common share price would increase (decrease) the consideration expected to be transferred by approximately $18.1, which would be reflected in the Pro Forma Financial Statements as an increase (decrease) to goodwill.

7.	Assets Acquired and Liabilities Assumed in Connection with the Polycom Acquisition

The table below contains a preliminary fair value estimate of the assets to be acquired and the liabilities to be assumed by Mitel in connection with the Polycom acquisition, reconciled to the estimated purchase price. In many cases, Mitel does not have sufficient information to make complete and reliable determinations of fair value and as such, significant estimates have been made. Upon closing of the acquisition, Mitel will conduct a detailed valuation of all assets and liabilities as of the acquisition date at which point the fair value of assets and liabilities may differ materially from the amounts presented.

NET ASSETS
Cash and cash equivalents (a)	$551.0
Accounts receivable (a)	162.9
Inventories (a)	98.2
Other current assets (a)	50.7
Deferred tax asset, non-current (f)	93.4
Property and equipment (b)	97.3
Identifiable intangible assets (c)	811.3
Other non-current assets (a)	54.8
Accounts payable and accrued liabilities (d)	(194.4)
Deferred revenue, current (e)	(125.5)
Current portion of long-term debt (a)	(5.7)
Long-term debt (a)	(227.4)
Deferred revenue, non-current (e)	(65.1)
Deferred tax liability, non-current (f)	(276.7)
Other non-current liabilities (a)	(35.8)

Total identifiable net assets acquired	989.0

Goodwill (g)	700.8

Estimated purchase price	$1,689.8

(a)	The carrying value is assumed to approximate fair value based on the nature of the asset or liability.
(b)	Property and equipment consists primarily of computer and lab equipment, for which the carrying value is assumed to approximate fair value. Mitel does not have complete information at this time as to the age, condition or location of these assets. All of these elements can result in differences between the preliminary fair value estimate and the fair value determined at the acquisition date.
(c)	The preliminary fair value estimates of the identifiable intangible assets and their weighted-average useful lives are estimated as follows:

	Estimated Preliminary Fair Value	Average Estimated Useful Life
Tradename (i)	$241.7	Indefinite
Customer relationships (ii)	209.2	3.5-7.0 years
Developed technology (iii)	360.4	5.8 years

Total	$811.3

(i)	Tradenames represent the fair value of Polycom’s tradenames.
(ii)	Customer relationships represent the fair value of the underlying relationships and agreements with Polycom’s customers.
(iii)	Developed technology represents the fair value of Polycom’s products that have reached technological feasibility and are a part of Polycom’s product lines at the time acquired.

At this time, Mitel does not have complete information (including the amount, timing and risks associated with the projected future cash flows) necessary to conduct a detailed valuation of the identifiable intangible assets. For purposes of the Pro Forma Financial Statements, the preliminary estimates of fair value and weighted-average useful life are determined based on Mitel’s limited knowledge of Polycom’s operations and by reference to estimated future cash flows. These preliminary fair value estimates and weighted-average useful lives could differ from the final valuation results.

(d)	The carrying value is assumed to approximate fair value for accounts payable and accrued liabilities. Mitel does not, at this time, have sufficient information as to the amount, timing and risk of potential losses relating to the provisions and contingent liabilities included in accounts payable and accrued liabilities, which existed as of March 31, 2016 to reliably measure a preliminary estimate of the fair value of those provisions and contingent liabilities. Mitel will conduct a valuation of the provisions and contingent liabilities existing as of the acquisition date following the consummation of the acquisition.
(e)	Deferred revenue consists primarily of unearned revenue from support services, including hardware maintenance and software services. An estimate of fair value of the current deferred revenue of $125.5 has been recorded, which was a reduction of $47.8 from the carrying value. An estimate of fair value of the non-current deferred revenue of $65.1 has been recorded, which was a reduction of $24.8 from the carrying value. At this time, Mitel does not have complete information (including the cost, timing and risks associated with the provision of future services) necessary to conduct a detailed valuation of deferred revenue. For purposes of these Pro Forma Financial Statements, the preliminary estimates of fair value are determined based on Mitel’s limited knowledge of Polycom’s historical operations and by reference to comparable acquisition transactions in the technology sector.
(f)	Represents the net deferred income tax liability. Adjustments relating to the carrying value consist of the following:

Estimated Preliminary Fair Value
Deferred income tax impact due to:
Estimated preliminary fair value adjustment to intangible assets	$(253.4)
Estimated preliminary fair value adjustment to deferred revenue	(23.2)
Adjustment for estimated pre-acquisition transaction costs	8.2

Estimated adjustments to deferred income taxes	(268.4)
Polycom’s historical deferred tax assets, net	85.1

Estimated deferred income tax liabilities, net	$(183.3)

Deferred income tax asset, non-current	93.4
Deferred income tax liability, non-current	(276.7)

Estimated deferred income tax liabilities, net	$(183.3)

For purposes of these Pro Forma Financial Statements, no additional adjustment has been made to the balance of recognized tax assets and tax liabilities or unrecognized tax benefits, which is based on Mitel’s preliminary assessment and is subject to change. An estimated average tax rate of 32.0% was used on the applicable pro form adjustments, as described in note 8(e). The effective tax rate of the combined company could be significantly different than the tax rates used for the purposes of preparing the Pro Forma Financial Statements for a variety of factors, including post-combination activities.

(g)	Goodwill is calculated as the excess of the preliminary estimate of the fair value of the consideration transferred over the preliminary estimate of the fair values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not deductible for tax purposes. Goodwill will be subject to impairment testing at least annually and more frequently if events and circumstances in the intervening period provide an indicator that impairment may exist.

8.	Pro Forma Adjustments in Connection with the Polycom Acquisition

This note should be read in conjunction with Note 1—Basis of Presentation, Note 2—Description of Polycom Acquisition, Note 6—Preliminary Estimate of Fair Value of Consideration to be Transferred in Connection with the Polycom Acquisition and Note 7—Assets Acquired and Liabilities Assumed in Connection with the Polycom Acquisition. The following summarizes the pro forma adjustments in connection with the Polycom acquisition to give effect to the acquisition as if it had occurred on January 1, 2015 for purposes of the Pro Forma Statements of Operations and on March 31, 2016 for purposes of the Pro Forma Balance Sheet:

(a)	To adjust revenue as a result of the estimated fair value of deferred revenue acquired being below the historical carrying value (note 7).

(b)	To adjust share-based compensation expense related to the equity-settled converted share-based awards as follows:

	Cost of Revenues	Selling, General and Administrative	Research and Development
Three months ended March 31, 2016
Eliminate Polycom’s historical stock-based compensation expense	$(1.9)	$(7.6)	$(2.0)
Estimated stock-based compensation expense relating to equity-settled converted share-based awards	1.0	4.2	1.1

Total	$(0.9)	$(3.4)	$(0.9)

	Cost of Revenues	Selling, General and Administrative	Research and Development
Year ended December 31, 2015
Eliminate Polycom’s historical stock-based compensation expense	$(7.6)	$(28.2)	$(9.3)
Estimated stock-based compensation expense relating to equity-settled converted share-based awards	5.5	20.3	6.7

Total	$(2.1)	$(7.9)	$(2.6)

(c)	To adjust amortization of acquisition-related intangible assets as follows:

Three months ended March 31, 2016
Eliminate Polycom’s historical intangible asset amortization expense	$(2.3)
Estimated amortization expense of acquired finite-lived intangible assets:
Customer relationships	12.0
Developed technology	15.5

Total	$25.2

Year ended December 31, 2015
Eliminate Polycom’s historical intangible asset amortization expense	$(10.5)
Estimated amortization expense of acquired finite-lived intangible assets:
Customer relationships	47.8
Developed technology	62.1

Total	$99.4

(d)	To adjust interest expense related to the new credit facility and repayment of the existing credit facility as follows:

Three months ended March 31, 2016
Eliminate Mitel and Polycom’s historical interest expense relating to existing credit facilities	$(11.3)
Estimated interest expense on outstanding principal under new credit facilities	15.8
Estimated amortization of financing fees and other costs	2.3

Total increase in interest expense	$6.8

Year ended December 31, 2015
Eliminate Mitel and Polycom’s historical interest expense relating to existing credit facilities	$(37.6)
Estimated interest expense on outstanding principal under new credit facilities	63.0
Estimated amortization of financing fees and other costs	9.0

Total increase in interest expense	$34.4

The above calculations have been based upon the expected cost of funds as described in the section entitled “Source and Amount of Funds—Interest Rate on the Facilities,” beginning on page 128 of this proxy statement/prospectus. In particular, the above calculation assumes a rate of LIBOR (with a LIBOR floor of 1.00%) plus an applicable margin of 5.00%, and an outstanding term loan of $1,050.0. The cost of funds remains subject to change. A change of 0.1% in the applicable margin would result in an increase in annual interest expense of $1.1.

(e)	To record the income tax effect on the pro forma adjustments, using an estimated average tax rate of 32.0%. The estimated average tax rate was determined based on the statutory tax rate in the relevant jurisdiction of the adjustments. The actual tax rates could differ significantly from the tax rates assumed for purposes of preparing the Pro Forma Financial Statements as a result of a variety of factors. The estimated average tax rate of 32.0% neither reflects Mitel’s nor the combined company’s effective tax rate, which includes the impact of nondeductible expenses, tax audits and other permanent items as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

(f)	The pro forma combined basic and diluted earnings per common share for the periods presented have been adjusted by the common shares expected to be issued by Mitel in connection with the acquisition.

(in millions of shares)
Three months ended March 31, 2016
Basic and diluted weighted average Mitel common shares outstanding (as reported)	120.9
Adjusted for:
Issuance of Mitel common shares to Polycom stockholders	177.7

Basic and diluted weighted average Mitel common shares outstanding (pro forma)	298.6

(in millions of shares)
Year ended December 31, 2015
Basic and diluted weighted average Mitel common shares outstanding (as reported)	113.7
Adjusted for:
Issuance of Mitel common shares to Polycom stockholders	177.7
Issuance of Mitel common shares to Mavenir shareholders for pro forma four month ending April 28, 2015 (see note 5)	6.6

Basic and diluted weighted average Mitel common shares outstanding (pro forma)	298.0

(g)	To record the estimated impact on cash and short-term investments of the Polycom acquisition and related activities as follows:

Cash consideration to be paid to Polycom’s stockholders (Note 6)	$(423.1)
Cash consideration to be paid to holders of Polycom RSUs and Performance Shares (Note 6)	$(21.2)
Proceeds from issuance of the $1,050.0 term loan, net of original issue discount of $21.0	1,029.0
Debt issue costs, of which $31.0 relates to the expected term loan and $1.4 relates to the revolving facility	(32.4)
Repayment of existing Mitel credit facilities as at March 31, 2016	(616.7)
Repayment of existing Polycom credit facilities as at March 31, 2016	(234.4)
Estimated transaction costs to be paid at closing in connection with the Polycom acquisition (Note 1)	(47.0)
Repayment of employee share purchase plan withholdings (note 8(k))	(3.4)
Estimated taxes to be paid by Polycom on the transfer of foreign cash to U.S. entities prior to acquisition	(92.2)

Total	$(441.4)

Change in cash and cash equivalents	(270.1)
Change in short-term investments	(171.3)

Total	$(441.4)

(h)	To adjust intangible assets to a preliminary estimate of fair value as follows:

Eliminate Polycom’s historical intangible assets	$(19.6)
Preliminary fair value of identifiable intangible assets (Note 7)	811.3

Total	$791.7

(i)	To reverse Polycom’s historical goodwill and record a preliminary estimate of goodwill related to the Polycom acquisition as follows:

Eliminate Polycom’s historical goodwill	$(558.9)
Estimated acquisition-related goodwill (Note 7)	700.8

Total	$141.9

(j)	To adjust Mitel’s unamortized debt issue costs relating to its existing revolving credit facility and record expected debt issue costs to be incurred for the new revolving credit facility.

Eliminate Mitel’s unamortized debt issue costs relating to its existing revolving facility	$(1.4)
Estimated deferred financing costs relating to the new revolving credit facility	1.4

Total	$—

(k)	To record refunds of Polycom employee share purchase plan contributions as a result of the suspension and termination of the program in connection with the merger agreement.

(l)	To adjust Polycom’s historical deferred revenue and record a preliminary estimate of the fair value of deferred revenue related to the Polycom acquisition as follows:

Eliminate Polycom’s historical deferred revenue, current	$(173.3)
Preliminary fair value of Polycom deferred revenue, current (Note 7)	125.5

Total	$(47.8)

Eliminate Polycom’s historical deferred revenue, non-current	(89.9)
Preliminary fair value of Polycom deferred revenue, non-current (Note 7)	65.1

Total	$(24.8)

(m)	To adjust for repayment of existing credit facilities and to record the term loan to be incurred by Mitel in connection with the Polycom acquisition, as follows:

Principal outstanding on Mitel’s existing credit facilities	$(616.7)
Principal outstanding on Polycom’s existing credit facilities	$(234.4)
Unamortized original issue discount to be written off	21.5
Expected issuance of new term loan (Note 2)	1,050.0
Original issue discount and debt issue costs on expected issuance of new term loan	(52.0)

Total	$168.4

Adjustment to current portion of long-term debt	$44.3
Adjustment to long-term debt	124.1

Total	$168.4

(n)	To eliminate Polycom’s common share capital and to record the issuance of common shares to Polycom stockholders as follows:

Eliminate Polycom’s common stock capital	$(0.1)
Issuance of Mitel common shares to Polycom stockholders (Note 6)	1,240.0

Total	$1,239.9

(o)	To eliminate Polycom’s additional paid-in capital and to record pre-combination service for converted stock-based awards as follows:

Eliminate Polycom’s contributed surplus	$(1,181.1)
Record pre-combination service for converted stock-based awards (Note 6)	5.5

Total	$(1,175.6)

(p)	To adjust accumulated deficit for the Polycom acquisition as follows:

Eliminate Polycom’s accumulated deficit	$219.5
Mitel’s estimated transaction costs to be incurred in connection with the Polycom acquisition	(21.5)
Polycom’s estimated transaction costs to be incurred in connection with the transaction	(25.5)
Estimated costs relating to repaying existing credit facilities, including write-off of unamortized deferred financing costs and original issue discount of existing credit facilities	(22.9)
Estimated tax effect on acquisition-related transaction costs and termination costs relating to repaying existing credit facilities	21.8
Estimated taxes to be paid by Polycom on the transfer of foreign cash to U.S. entities prior to acquisition	(92.2)

Total	$79.2

(q)	To eliminate Polycom’s accumulated other comprehensive income.

COMPARISON OF RIGHTS OF HOLDERS OF MITEL COMMON SHARES AND POLYCOM STOCK

Holders of shares of Polycom stock will receive Mitel common shares as part of the consideration in the merger. Polycom is a Delaware corporation organized under the DGCL and Mitel is a Canadian corporation organized under the CBCA.

The following is a summary comparison of the material differences between:

•	the current rights of Polycom stockholders under the DGCL and Polycom’s certificate of incorporation and bylaws, each as amended to date; and

•	the current rights of Mitel shareholders under the CBCA and Mitel’s articles of amalgamation and by-law, each as amended to date.

The following summary is not a complete statement of the rights of Polycom stockholders or Mitel shareholders or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and the CBCA and Polycom’s and Mitel’s constituent documents, which Polycom stockholders should read. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information,” beginning on page 203 of this proxy statement/prospectus.

	Mitel Networks Corporation	Polycom, Inc.
Authorized Capital Stock	Mitel’s articles of amalgamation authorize Mitel to issue an unlimited number of common shares and an unlimited number of preferred shares. The Mitel Board has the authority to issue one or more series of preferred shares, having terms designated by the Mitel Board. As of May 31, 2016, there were 121,458,866 Mitel common shares outstanding and no preferred shares outstanding. Mitel common shares are listed on the NASDAQ and the TSX.	Polycom’s certificate of incorporation authorizes Polycom to issue 355,000,000 shares consisting of (1) 350,000,000 shares of common stock, par value $0.0005 per share, and (2) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 175,000 are designated Series A preferred stock. The Polycom Board is authorized, without any further stockholder action or approval, to authorize and issue shares of preferred stock in one or more classes or series, and to fix the designations, powers, preferences and rights of the shares of each wholly unissued class or series and any of its qualifications, limitations or restrictions. No shares of preferred stock have been issued. As of May 31, 2016, there were 135,626,551 shares of Polycom stock outstanding and no shares of preferred stock outstanding. The shares of Polycom stock are listed on the NASDAQ.

	Mitel Networks Corporation	Polycom, Inc.
Dividends	Under the CBCA, a corporation may pay a dividend by issuing fully paid shares of such corporation or may pay in money or property. If shares of a corporation are issued in payment of a dividend, the declared amount of the dividend stated as an amount of money shall be added to the stated capital account maintained or to be maintained for the shares of the class or series issued in payment of the dividend.	Under the DGCL, a Delaware corporation may, subject to restrictions in its certificate of incorporation, pay dividends out of surplus or out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends out of net profits may not be paid when the capital of a Delaware corporation has diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

	Under the CBCA, a corporation shall not declare or pay a dividend if there are reasonable grounds for believing: (a) that the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of such corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.	Polycom has no applicable legal or applicable contractual obligation to pay dividends. Polycom has not paid cash dividends in the past and does not intend to pay dividends in the foreseeable future. The declaration and payment of dividends to common stockholders is at the discretion of the Polycom Board and will depend on many factors. Its ability to pay dividends on its common stock is limited under the terms of its credit facility.

Mitel has no legal or contractual obligation to pay dividends. Mitel has not paid dividends in the past and has no intention to pay dividends in the foreseeable future. Mitel’s ability to pay dividends on its common shares is limited under the terms of its credit facility and Mitel’s shareholders’ agreement with the Francisco Partners Group and the Matthews Group dated as of April 27, 2010, which is referred to as the Mitel Shareholders’ Agreement. The rights of the Francisco Partners Group and the Matthews Group will cease upon consummation of the merger as each group will hold less than 5% of the outstanding Mitel common shares.

	Mitel Networks Corporation	Polycom, Inc.
Voting Rights	The CBCA provides that, in general, each share of a corporation entitles the holder thereof to receive notice of and vote at each meeting of shareholders. Each Mitel common share entitles its holder to one vote on all matters on which common shareholders are entitled to vote.	The DGCL provides that each stockholder must be entitled to one vote for each share of capital stock held by such stockholder, unless otherwise provided in a corporation’s certificate of incorporation. Each share of Polycom stock entitles its holder to one vote on all matters on which stockholders are entitled to vote, and any share of Series A preferred stock would entitle the holder thereof to 1,000 votes on all matters on which stockholders are entitled to vote. The holders of shares of Series A preferred stock and the holders of common stock would vote together as one class on all matters on which stockholders are entitled to vote.

Number of Directors and Size of Board	The CBCA provides that the board of directors of a distributing corporation shall consist of not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the certificate of incorporation or bylaws.

	The Mitel Board currently consists of seven members. Mitel is a distributing corporation under the CBCA and Mitel’s articles of amalgamation provide that the number of directors will be not less than three nor more than 15. The exact number of directors within these limits will be fixed from time to time by resolution of the Mitel Board.	The Polycom Board currently consists of six members. Polycom’s certificate of incorporation provides that the number of directors will be fixed from time to time by a bylaw or amendment thereto duly adopted by the Polycom Board or by the stockholders. The bylaws provide that the Polycom Board shall consist of six members.

Pursuant to the Mitel Shareholders’ Agreement, the size of the Mitel board of directors is set at 10 directors. Pursuant to the Mitel Shareholders’ Agreement the Francisco Partners Group may appoint, (1) if it holds at least 15% of the outstanding Mitel common shares, three directors to the Mitel Board, (2) if it holds at least 10%

	Mitel Networks Corporation	Polycom, Inc.

of the outstanding Mitel common shares, two directors to the Mitel Board or, (3) if it holds at least 5% of the outstanding Mitel common shares, one director to the Mitel Board. Pursuant to the Mitel Shareholders’ Agreement, the Matthews Group has the right to appoint, (1) if it holds at least 10% of the outstanding Mitel common shares, two directors to the Mitel Board or, (2) if it holds at least 5% of the outstanding Mitel common shares, one director to the Mitel Board.

The rights of the Francisco Partners Group and the Matthews Group will cease upon consummation of the merger as each group will hold less than 5% of the outstanding Mitel common shares.

Director Qualifications	The CBCA requires that all directors be individuals, of sound mind, not less than the age of 18 and not have the status of bankrupt. Further, according to the CBCA, 25% of the directors of a Canadian corporation must be Canadian residents.	The DGCL requires that directors of Delaware corporations be natural persons.

Mitel’s by-law provides that at least 25% of Mitel’s directors be Canadian residents or if the corporation has less than four directors, at least one director must be a Canadian resident.

Election of Directors	The CBCA provides that directors will be elected by ordinary resolution passed at a meeting of the shareholders called for that purpose.

The DGCL provides that directors will be elected at an annual meeting or at a special meeting called for that purpose or by majority written consent in lieu thereof.

Polycom’s bylaws provide that a nominee for director will be elected to the Polycom Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. For this

	Mitel Networks Corporation	Polycom, Inc.

purpose, votes cast will exclude abstentions with respect to that director’s election. Notwithstanding the foregoing, in the event of a contested election of directors, directors will be elected by the vote of a plurality of the votes cast. A contested election means any election of directors in which the number of candidates for election as director exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders will not be permitted to vote against a nominee.

Polycom’s certificate of incorporation provides that an election of directors need not be by written ballot.

Term of Directors	The CBCA provides that a director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following the director’s election. The CBCA provides that it is not necessary that all directors elected at a meeting of shareholders hold office for the same term. Mitel’s directors are elected to one-year terms expiring at the next annual shareholders’ meeting following election. Mitel’s articles of amalgamation do not provide for staggered terms or a classified board and the rules of the TSX do not permit listed companies to have staggered terms or a classified board.	The DGCL provides that directors of a Delaware corporation may, by the certificate of incorporation or by bylaws be divided into one, two or three classes. Polycom’s bylaws provide that all of Polycom’s directors are elected annually and a director holds office immediately after election until the expiration of the term for which they are elected and until that director’s successor is duly elected and qualified, except that if any such election is not held, such election will take place at a stockholders’ meeting called and held in accordance with the DGCL.

Removal of Directors	The CBCA provides that the shareholders of a corporation may by an ordinary resolution passed by a majority of votes cast by the shareholders who voted in respect of that resolution at a special meeting remove any director or	The DGCL provides that where the board of directors is not divided into classes of directors, such as the Polycom Board, a director or the entire board of directors of a Delaware corporation may be removed,

	Mitel Networks Corporation	Polycom, Inc.
	directors from office. Where the holders of any class or series of shares of a Canadian corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.	with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors.

	Mitel’s articles of amalgamation and by-law are silent on this issue.	Polycom’s bylaws provide that unless otherwise restricted by the DGCL, the certificate of incorporation or the bylaws, any director, directors or the entire Polycom Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Filling of Board Vacancies

The CBCA provides that, subject to any right of the shareholders (or class of shareholders) to fill a vacancy among the directors, as set forth in the articles of amalgamation, a vacancy among the directors may be filled by a vote of the shareholders or by a quorum of directors except when the vacancy results from an increase in the number or the minimum or maximum number of directors or from a failure to elect the number or minimum number of directors provided for in the articles of amalgamation. Each director appointed or elected to fill a vacancy holds office for the unexpired term of their predecessor.

Mitel’s articles of amalgamation provide that the directors may appoint additional directors in accordance with the CBCA.

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum.

Polycom’s bylaws provide that, unless otherwise provided in the certificate of incorporation, vacancies in the Polycom Board may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director; however, a vacancy created by the removal of a director by the vote of the stockholders or by court order may be filled only by the affirmative vote of a majority of the voting power of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum). Each director so

	Mitel Networks Corporation	Polycom, Inc.
elected will hold office until the expiration of the term of office of the director whom he has replaced and until a successor has been elected and qualified.

Board Quorum and Vote Requirements	Under the CBCA, subject to the articles or by-laws of a corporation, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors, and, notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.	Under Polycom’s bylaws, the presence of a majority of the authorized number of directors constitutes a quorum, and the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board; provided, however, that under the DGCL in no case will a quorum be less than one-third of the authorized number of directors.

Under Mitel’s by-law, the presence of at least a majority of the directors constitute a quorum, and a majority of the votes cast at any meeting at which a quorum is present constitutes the act of the board.

Annual Meetings of Stockholders

Under the CBCA, the directors of a Canadian corporation shall call an annual meeting of the shareholders not later than eighteen (18) months after the Canadian corporation comes into existence and subsequently not later than fifteen (15) months after holding the last preceding annual meeting but no later than six (6) months after the end of the corporation’s preceding financial year.

Under Mitel’s by-law, the annual meeting of Mitel shareholders is held on such date, at such time and at such place as may be determined by the board of directors.

Under the DGCL and Polycom’s bylaws, the annual meeting of Polycom stockholders is held each year on such date, at such time and at such place as may be designated by the board of directors.

Under the DGCL, if Polycom does not hold an annual meeting to elect directors within the thirteen (13)-month period following its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

	Mitel Networks Corporation	Polycom, Inc.
Quorum for Stockholder Meetings	Under Mitel’s by-law, a quorum is present at a meeting of Mitel shareholders if the holders of 25% of the shares entitled to vote at the meeting are present in person or represented by proxy, provided that a quorum shall be not less than two persons.	Under the DGCL and Polycom’s bylaws, the holders of a majority in voting power of the Polycom stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of Polycom stockholders.

Notice of Annual and Special Meetings of Stockholders:	Under the CBCA and Mitel’s by-law, notice of the date, time and place of a meeting of shareholders of Mitel must be given not less than 21 days and not more than 60 days prior to the meeting to each director, auditor and to each shareholder entitled to vote at the meeting.	Under the DGCL and Polycom’s bylaws, notice of any meeting of stockholders must be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting; provided, that under Polycom’s bylaws, if notice is sent by third-class mail, it must be sent not less than thirty (30) days before the date of the meeting.

Calling Special Meetings of Stockholders	The CBCA provides that the directors of a Canadian corporation may at any time call a special meeting of the shareholders. The CBCA also provides that holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. Upon meeting the technical requirements set out in the CBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders. If they do not call a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the special meeting.

The DGCL provides that special meetings may be called by the board of directors or by such person as may be authorized by the certificate of incorporation or by the bylaws.

Polycom’s bylaws provide that special meetings of Polycom stockholders, for any purpose, may be called at any time by either a majority of the total number of directors then authorized by the bylaws (regardless of vacancies) or by the president and chief executive officer of Polycom.

Mitel’s articles of amalgamation and by-law are silent on this issue.

	Mitel Networks Corporation	Polycom, Inc.
Notice of Stockholder Proposals

The CBCA provides that a registered or beneficial holder of shares entitled to be voted at an annual meeting of shareholders may submit notice of any matter that the person proposes to raise at the meeting, which we refer to as a “proposal,” and discuss at the meeting any matter in respect of which the person would have been entitled to submit a proposal.

To be eligible to submit a proposal a registered or beneficial shareholder: (1) must be, for at least the six (6)-month period immediately before the day on which the shareholder submits the proposal, the registered holder or the beneficial owner of at least: (a) 1% of the total outstanding voting shares of the corporation; or (b) the number of voting shares whose fair market value, as determined at the close of business on the day before the shareholder submits the proposal to the corporation, is at least $2,000; or (2) must have the support of persons who in the aggregate, and including or not including the person that submits the proposal, have been, for at least the six (6)-month period immediately before the day on which the shareholder submits the proposal, the registered holder or the beneficial owners of at least: (a) 1% of the total outstanding voting shares of the corporation; or (b) the number of voting shares whose fair market value, as determined at the close of business on the day before the shareholder submits the proposal to the corporation, is at least $2,000.

A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of the corporation entitled to vote at

The DGCL does not contain any limits on or requirements for stockholders to propose business for annual meetings.

The Polycom bylaws provide that at any annual meeting of the stockholders, a stockholder may propose business before the meeting if the stockholder (1) is a stockholder of record at the time of the giving of the notice required by the bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in the bylaws. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to the bylaws and applicable law.

A stockholder’s notice must set forth all information required under the bylaws and must be delivered to or mailed and received by the secretary of Polycom not less than 45 calendar days nor earlier than 75 calendar days before the one-year anniversary of the date on which Polycom first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received not later than the

Mitel Networks Corporation	Polycom, Inc.

the meeting to which the proposal is to be presented, but this does not preclude nominations made at a meeting of shareholders. A proposal submitted by notice to the corporation must include the name and address of the person making the proposal and of the person’s supporters, if applicable; and the number of shares held or owned by the person and the person’s supporters, if applicable, and the date the shares were acquired.

If the corporation solicits proxies it shall set out its proposals in the management proxy circular or attach the proposals thereto.

If so requested by the person who submits a proposal, the corporation shall include in the management proxy circular or attach to it a statement in support of the proposal by the person and the name and address of the person. The statement and the proposal must together not exceed 500 words.

Mitel’s articles of amalgamation and by-law are silent on this issue.

close of business on the later of 120 calendar days in advance of such annual meeting or 10 calendar days following the date on which a public announcement of the date of the meeting is first made. In no event shall an adjournment or postponement of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

To be in proper written form, a stockholder’s notice to the secretary shall set forth as to each matter of business the stockholder proposes to bring before the annual meeting: a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and address of the stockholder proposing such business, and other information related to the stockholder, its security ownership and associations with other stockholders as set forth in the bylaws.

Nominations of persons for election to the board of directors may be made at an annual meeting of stockholders by or at the direction of the Polycom Board or by a stockholder of the corporation who (1) was a stockholder of record at the time of the giving of the notice required by the bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth above. To be in proper written form, such stockholder’s notice must set forth: (1) as to each nominee whom the stockholder proposes to nominate for election or re–election as a director: certain

	Mitel Networks Corporation	Polycom, Inc.
information regarding each nominee set forth in the bylaws; and (2) as to such stockholder giving notice, the information described above required to be provided in respect of a stockholder proposal.

Stockholder Action By Written Consent	The CBCA provides that a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders. A resolution in writing dealing with all matters required by the CBCA to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of the CBCA relating to meetings of shareholders.	The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, must be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

	Mitel’s articles of amalgamation and by-law are silent on this issue.	Polycom’s bylaws provide that the stockholders of Polycom may not take action by written consent and must take any and all action at a duly called annual or special meeting.

Amendment of Governing Documents	Under the CBCA, an amendment of the articles of a corporation generally requires the approval of not less than two-thirds of the votes cast by shareholders who voted in respect of that resolution. The CBCA further provides that, unless the articles, by-laws or a unanimous shareholder agreement otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the corporation. When the directors amend or repeal a by-law, they are required to submit the change to the shareholders at the next meeting. Shareholders may confirm, reject, or amend the by-	Under the DGCL, amendments to a Delaware corporation’s certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment, and in most cases by the affirmative vote of a majority of the outstanding shares entitled to vote. If an amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class

	Mitel Networks Corporation	Polycom, Inc.

	law amendment or repeal by a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution.	adversely, then a majority of shares of that class also must approve the amendment. The DGCL also permits a Delaware corporation to include a provision in its certificate of incorporation requiring a greater proportion of voting power to approve a specified amendment.

	Mitel’s articles of amalgamation and by-law are silent on this issue.	Polycom’s certificate of incorporation provides that it may be amended in accordance with the provisions of the DGCL.

Polycom’s certificate of incorporation provides that the Polycom Board has the power to make, repeal, alter, amend and rescind the any or all bylaws.

Polycom’s bylaws provide that they may be adopted, amended or repealed at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat and the fact that power to amend and repeal the bylaws has been conferred upon the Polycom Board in the certificate of incorporation must not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws; provided, however, that any amendment or repeal of any indemnification provisions must only be prospective only and must not adversely affect any limitation on the personal liability of a director of Polycom existing at the time of such repeal or modification.

Fiduciary Duties	The CBCA requires directors and officers of a corporation, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the	Directors of Delaware corporations have common law fiduciary duties, which generally consist of duties of loyalty and care. Under Delaware law, the duty of care requires that

	Mitel Networks Corporation	Polycom, Inc.
	corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.	directors to act in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires that directors act in good faith, not out of self-interest and in a manner which the directors reasonably believe to be in the best interests of the stockholders.

Limitation on Liability of Directors

According to the CBCA, no provision in a contract, the articles, by-laws or a resolution relieves a director or officer of a corporation from the duty to act in accordance with the CBCA or the regulations thereunder or relieves them from liability for a breach thereof. Any such duty or liability will be alleviated only to the extent that a unanimous shareholder agreement restricts the powers of the directors to manage or supervise the management of, the business and affairs of the corporation.

Under the CBCA, a corporation may indemnify certain persons associated with the corporation against all reasonably incurred costs, charges, and expenses, including settlement amounts or judgments in respect of any proceeding in which such individual is involved because of his or her association with the corporation. Persons capable of being indemnified in such a manner include current and former directors of officers, persons who act or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity.

Under the DGCL and Polycom’s certificate of incorporation and bylaws, directors must not be personally liable to Polycom or any stockholder for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to Polycom or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for willful or negligent payment of unlawful dividends or stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit. Polycom’s certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors of Polycom for a breach of fiduciary duty, then any such liability of the directors of Polycom must be eliminated or limited to the fullest extent permitted by the DGCL. In addition, Polycom’s bylaws provide that any repeal or modification of the foregoing

Mitel Networks Corporation	Polycom, Inc.

In order to qualify for indemnification such director or officer must:

•       have acted honestly and in good faith with a view to the best interests of the corporation; and

•       in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his or her conduct was lawful.

A corporation may, if the person meets the conditions above and it is approved by a court, also indemnify the person in respect of an action by or on behalf of the corporation. If a person meets the conditions above and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that individual ought to have done, that person is entitled to be indemnified by the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation.

Mitel’s by-law provides that Mitel shall indemnify a director or an officer of Mitel, a former director or officer of Mitel or another individual who acts or acted at Mitel’s request as director or officer or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative, investigative or other proceeding provisions of Polycom’s bylaws must be prospective only and must not adversely affect any limitation on the personal liability of a director of Polycom existing at the time of such repeal or modification.

Under the DGCL and Polycom’s bylaws, Polycom is required to indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director or employee of Polycom, or was serving at the request of Polycom as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. Polycom shall indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because such person was an officer, director employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in

	Mitel Networks Corporation	Polycom, Inc.
in which the individual is involved because of that association with Mitel or other entity if the individual: (1) acted honestly and in good faith with a view to the best interests of the corporation; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Mitel’s by-law also provides that Mitel shall advance monies to any individual who is so indemnified for costs, charges and expenses of a proceeding referred to in the preceding sentence.

or not opposed to the best interests of the corporation, except that there may not be such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is fairly and reasonably entitled thereto.

Additionally, the DGCL provides that a Delaware corporation must indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The DGCL and Polycom’s bylaws further provide that Polycom may purchase and maintain insurance on behalf of any director, officer, employee or agent of Polycom against any liability asserted against such person and incurred by such person in any such capacity, whether or not Polycom would have the power to indemnify such person against such liability.

Merger Vote	The CBCA provides that the directors of an amalgamating corporation must submit the amalgamation agreement for approval at a meeting of the shareholders of the corporation. An amalgamation agreement is adopted when shareholders of each amalgamating corporation approve the amalgamation by not less than two-thirds of the votes cast in person or by proxy on the resolution.

The DGCL provides that, subject to certain exceptions, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

No vote of stockholders of a corporation is required to approve (1) the merger of the corporation with or into another corporation that owns 90% or more of the common stock of the corporation pursuant to a specific provision of the DGCL, (2) the merger of the corporation into a direct or indirect wholly

	Mitel Networks Corporation	Polycom, Inc.
owned subsidiary of the corporation in a “holding company reorganization” meeting certain requirements, (3) in a merger in which the stock of the corporation remains outstanding, the certificate of incorporation is not amended in any respect and the corporation issues less than 20% of its stock, and (4) a merger meeting certain requirements following a tender offer in which the holders of sufficient shares to approve the merger if voted upon at a meeting tender their shares into the tender offer and those stockholders who do not tender receive the same consideration in the back end merger as those who tendered in the tender offer.

Anti-Takeover Provisions	The CBCA does not contain a comparable provision to Section 203 of the DGCL. However, certain Canadian securities regulatory authorities, including the Ontario Securities Commission, have addressed related party transactions in in Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions, or “MI 61-101.” In a related party transaction, among other things, an issuer acquires or transfers an asset or treasury securities, or assumes or transfers a liability, from or to a related party in one or any combination of transactions. A related party is defined in the policies to include directors, senior officers and holders of at least 10% of the issuer’s voting securities. MI 61-101 requires detailed disclosure in the proxy material sent to security holders in connection with a related party transaction. In addition, subject to certain exceptions, the policies require the proxy material to include a formal valuation of the	Under Section 203 of the DGCL, Polycom generally is prohibited from engaging in a business combination with an interested stockholder (a person or group of affiliates owning 15% or more of the voting power of Polycom) for a period of three years after such interested stockholder became an interested stockholder unless (1) before the stockholder became an interested stockholder, the Polycom Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Polycom’s outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but

	Mitel Networks Corporation	Polycom, Inc.
	subject matter of the related party transaction and any non-cash consideration and a summary of the valuation. The policies also require that the shareholders of the issuer, other than the related party and its affiliates, separately approve the transaction.	not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of the stockholders of Polycom.

Stockholders’ Rights Plan	Mitel does not have a rights plan.	Polycom does not have a rights plan.

Appraisal Rights

The CBCA provides that shareholders of a Canadian corporation entitled to vote on certain matters are entitled to exercise dissent rights and be paid for the fair value of the shares in respect of which the shareholder dissents. For this purpose, there is no distinction made between listed and unlisted shares.

Dissent rights exist when there is a vote upon matters such as:

•       any amalgamation with another corporation (other than with certain affiliated corporations);

•       an amendment to the corporation’s articles of amalgamation to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

•       an amendment to the corporation’s articles of amalgamation to add, change or remove any restriction

Under the DGCL, a stockholder of a Delaware corporation generally has the right to demand an appraisal of their shares by the Delaware Court of Chancery in connection with certain mergers, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the Delaware corporation’s stock is either listed on a national securities exchange or held of record by more than 2,000 holders.

Even if a Delaware corporation’s stock meets the foregoing requirements (as Polycom currently does), the DGCL provides that appraisal rights generally will be permitted if stockholders of the Delaware corporation are required to accept for their stock in any merger, consolidation or similar transaction anything

	Mitel Networks Corporation	Polycom, Inc.

upon the business or businesses that the corporation may carry on;

•       a continuance under the laws of another jurisdiction;

•       a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business;

•       an arrangement proposed by the Corporation where there is a court order permitting a shareholder to dissent; and

•       a “going private” transaction or a “squeeze-out” transaction.

A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving reorganization or if an amendment to the articles is effected by a court order made in connection with an oppression remedy.

other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests; (2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, unless those shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders; or (3) any combination of the foregoing.

Oppression Remedy	The CBCA gives a “complainant” such as a shareholder the right to bring a court action against a corporation where conduct has occurred that is oppressive, unfairly prejudicial or that unfairly disregards the interests of any security holder, creditor, director or officer. The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is a breach of fiduciary duties of directors, or that is contrary to the legal right of a complainant, will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that discretion does not depend on a finding of a breach of those legal and equitable rights.	The DGCL does not contain a statutory “oppression” remedy; however, stockholders may bring equitable claims against persons owing them fiduciary duties for breach of fiduciary duty.

	Mitel Networks Corporation	Polycom, Inc.
Inspection of Corporate Records:	Under the CBCA, shareholders, creditors and their representatives, after giving the required notice, may examine certain of the records of a corporation and financial statements of certain of its subsidiary bodies corporate during usual business hours and take copies of extracts free of charge.	Under the DGCL and Polycom’s bylaws, any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom.

Shareholders’ Agreement	In addition to the matters set out above under “—Dividends” and “—Number of Directors and Size of Board,” the Mitel Shareholders’ Agreement provides that if the Francisco Partners Group owns at least 15% of the outstanding Mitel common shares Mitel may not take certain significant actions without the approval of the Francisco Partners Group, including: (1) amendments to Mitel’s articles of amalgamation or by-law; (2) the issuance of any securities that are senior to Mitel common shares; (3) the issuance of equity securities or derivatives thereof, with certain limited exceptions; (4) declaring or paying any dividends or making any distribution or return of capital; (5) incurring indebtedness in excess of $50 million or under Mitel’s leasing program; (6) mergers, acquisitions, sales of assets or material subsidiaries, or the entering into any joint venture, partnership or similar arrangement that have a value of more than $25 million per such transaction; (7) any change in the number of directors of the Mitel Board; (8) an amalgamation, merger or other corporate reorganization by Mitel with or into any other corporation (other than a short-form amalgamation with a wholly-owned subsidiary), an agreement to sell or sale of all or	Polycom is not party to any investors’ rights, stockholders’ or voting agreement with respect to Polycom stock.

Mitel Networks Corporation	Polycom, Inc.

substantially all of the assets of Mitel or other transaction that has the effect of a change of control of Mitel; and (9) any liquidation, winding up, dissolution or bankruptcy or other distribution of the assets of Mitel to its shareholders.

The rights of each of the Francisco Partners Group and the Matthews Group under the Mitel Shareholders’ Agreement will cease when it holds less than 5 % of the outstanding Mitel common shares.

The rights of the Francisco Partners Group and the Matthews Group will cease upon consummation of the merger as each group will hold less than 5% of the outstanding Mitel common shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF POLYCOM

The following table sets forth certain information regarding the beneficial ownership of Polycom stock, as of May 31, 2016, for the following:

•	each person (or group of affiliated persons) who is known by Polycom to beneficially own more than five percent (5%) of the outstanding shares of Polycom stock;

•	each of Polycom’s non-employee directors;

•	each of Polycom’s named executive officers; and

•	all directors and current executive officers of Polycom as a group.

5% Stockholders, Directors and Officers (1)	Shares Beneficially Owned (#) (2)	Percentage Beneficially Owned (%) (2)
5% Stockholders:
BlackRock, Inc. (3)	11,694,670	8.61%
The Vanguard Group (4)	9,400,885	6.92%
Dimensional Fund Advisors LP (5)	8,911,061	6.56%
Elliott Associates, LP (6)	8,850,892	6.52%
Soros Fund Management LLC (7)	8,466,666	6.24%

Non-Employee Directors:
Martha H. Bejar	42,500	*
Gary J. Daichendt	15,000	*
Robert J. Frankenberg	53,333	*
John A. Kelley, Jr.	138,949	*
D. Scott Mercer	113,350	*

Named Executive Officers:
Peter A. Leav	320,206	*
Laura J. Durr (8)	140,819	*
Sayed M. Darwish (9)	194,082	*
Michael J. Frendo	93,317	*
All directors and current executive officers as a group (9 persons) (10)	1,111,556	*

*	Represents less than 1% of the total.
(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Polycom, Inc., 6001 America Center Drive, San Jose, California 95002.
(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of May 31, 2016, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 135,763,143 shares of Polycom stock outstanding on May 31, 2016.
(3)	Information concerning stock ownership was obtained from Amendment No. 9 to the Schedule 13G filed with the SEC on January 27, 2016 by BlackRock, Inc., which reported sole voting power with respect to 11,380,712 shares of Polycom stock and sole dispositive power with respect to 11,694,670 shares of Polycom stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(4)	Information concerning stock ownership was obtained from Amendment No. 3 to the Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group, Inc., which reported sole voting power with respect to 168,804 shares of Polycom stock, shared voting power with respect to 9,500 shares of Polycom stock, sole dispositive power with respect to 9,229,581 shares of Polycom stock and shared dispositive power with respect to 171,304 shares of Polycom stock. The address of the Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.
(5)	Information concerning stock ownership was obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP., which reported sole voting power with respect to 8,694,057 shares of Polycom stock and sole dispositive power with respect to 8,911,061 shares of Polycom stock. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.
(6)	Information concerning stock ownership was obtained from the Schedule 13D filed with the SEC on October 8, 2015 by Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. Elliott Associates L.P. reported sole voting power with respect to 3,009,307 shares of Polycom stock and sole dispositive power with respect to 3,009,307 shares of Polycom stock. Elliott International, L.P. and Elliott International Capital Advisors Inc. reported shared voting power with respect to 5,841,585 shares of Polycom stock and shared dispositive power with respect to 5,841,585 shares of Polycom stock. The address of each of the foregoing is 40 West 57th Avenue, New York, New York 10019.
(7)	Information concerning stock ownership was obtained from Amendment No. 2 to the Schedule 13G filed with the SEC on February 16, 2016 by Soros Fund Management LLC, George Soros and Robert Soros. Soros Fund Management LLC reported sole voting power with respect to 8,466,666 shares of Polycom stock and sole dispositive power with respect to 8,466,666 shares of Polycom stock. George Soros and Robert Soros reported shared voting power with respect to 8,466,666 shares of Polycom stock and shared dispositive power with respect to 8,466,666 shares of Polycom stock. The address of each of the foregoing is 250 West 55th Street, 38th Floor, New York, New York 10019.
(8)	Includes 7,000 shares subject to options that are exercisable within 60 days of May 31, 2016.
(9)	Includes 30,000 shares subject to options that are exercisable within 60 days of May 31, 2016.
(10)	Includes 37,000 shares subject to options that are exercisable within 60 days of May 31, 2016.

LEGAL MATTERS

The validity of the Mitel common shares will be passed upon for Mitel by Osler Hoskin & Harcourt LLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus forms a part by reference from Mitel Networks Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Mitel Networks Corporation’s internal control over financial reporting, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) and the financial statement schedule incorporated by reference in this registration statement from Polycom’s Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheets of Mavenir as of December 31, 2014 and 2013 and related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2014 incorporated by reference into this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus forms a part have been so incorporated by reference in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Aastra Technologies Limited as at December 31, 2013, December 31, 2012 and January 1, 2012 and for the years ended December 31, 2013 and 2012 have been audited by KPMG LLP, independent auditors, as set forth in their report thereon, included therein, which is incorporated by reference into this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus forms a part. Such consolidated financial statements are incorporated by reference into this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus forms a part in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DATES FOR SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS BY POLYCOM STOCKHOLDERS

If the merger is completed during 2016, Polycom will become a wholly owned subsidiary of Mitel and, consequently, will not hold an annual meeting of its stockholders in 2016. If the merger is not completed for any reason, then Polycom will hold an annual meeting of its stockholders in 2016.

Proposals of stockholders that are intended for inclusion in Polycom’s proxy statement relating to its annual meeting in 2016, if held, must be submitted in writing to the Corporate Secretary at Polycom’s principal executive offices no later than the close of business on the 10th day following the date of public disclosure, via a press release or filing with the SEC, of the date of Polycom’s 2016 annual meeting of stockholders, and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in Polycom’s bylaws for stockholder proposals in order to be included in Polycom’s proxy statement for that meeting.

Stockholders may only present a matter for consideration at Polycom’s annual meeting in 2016, if held, if certain procedures are followed. Under Polycom’s bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to or mailed and received by the Corporate Secretary at Polycom’s principal executive offices not later than the close of business on the 45th day, nor earlier than the close of business on the 75th day, before the one-year anniversary of the date on which Polycom first mailed its proxy materials or a notice of availability of proxy materials for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice by the stockholder to be timely must be so received not earlier than the close of business on the later of (1) the 120th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Polycom’s bylaws specify the information with respect to making stockholder proposals that is required to be included in the written notice that must be provided to Polycom’s Corporate Secretary. Stockholders may contact the Corporate Secretary at Polycom’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified Polycom of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact Polycom at its address identified below. Polycom will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Polycom, Inc., 6001 America Center Drive, San Jose, California 95002, Attn: Investor Relations, or contact Polycom by telephone at (408) 586-6000.

WHERE YOU CAN FIND MORE INFORMATION

Mitel and Polycom file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Mitel and Polycom, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

Mitel has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the Mitel common shares to be issued to Polycom stockholders in connection with the merger. The registration statement, including the exhibits thereto, contains additional relevant information about Mitel and Polycom, respectively. The rules and regulations of the SEC allow Mitel and Polycom to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows Mitel and Polycom to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

This proxy statement/prospectus incorporates by reference the documents listed below that Mitel and Polycom have previously filed with the SEC. They contain important information about the companies and their financial condition.

Mitel SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016 and amended on April 27, 2016;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2016, filed on May 5, 2016;

•	Current reports on Form 8-K filed on March 11, 2016, April 15, 2016, April 18, 2016, May 5, 2016 and May 12, 2016 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act);

•	Description of Mitel common shares set forth in its Registration Statement on Form 8-A, filed on April 16, 2010, including any amendment or report filed for purposes of updating such description;

•	Consolidated balance sheets of Mavenir Systems, Inc. as of December 31, 2014 and 2013 and related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2014, and the notes related thereto, and the related report of BDO USA LLP, independent registered public accounting firm to Mavenir Systems, Inc., filed as Exhibit 99.1 to Mitel’s Current Report on Form 8-K on May 1, 2015; and

•	Consolidated financial statements of Aastra Technologies Limited as at December 31, 2013, December 31, 2012 and January 1, 2012 and for the years ended December 31, 2013 and 2012, and the independent auditors’ report thereon, filed as Exhibit 99.10 to Mitel’s Registration Statement on Form S-4 on April 1, 2015.

Polycom SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016 and amended on April 28, 2016;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2016, filed on April 28, 2016; and

•	Current reports on Form 8-K filed on February 17, 2016, March 4, 2016, March 18, 2016, April 18, 2016, April 20, 2016, May 23, 2016, May 27, 2016 and June 8, 2016 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Mitel and Polycom incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Mitel or Polycom, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:	By Mail:

Mitel Networks Corporation 350 Legget Drive Ottawa, Ontario, Canada, K2K 2W7 Telephone: (613) 592-2122	Polycom, Inc. 6001 America Center Drive San Jose, California 95002 Telephone: (408) 586-6000

These documents are available from Mitel or Polycom, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about Mitel and Polycom at their Internet websites at www.mitel.com and www.polycom.com, respectively. Information contained on these websites does not constitute part of this proxy statement/prospectus.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from MacKenzie Partners, Inc., Polycom’s proxy solicitor, at the following address and telephone number:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Phone: (800) 322-2885 or (212) 929-5500

If you are a Polycom stockholder and would like to request documents, please do so by [●] to receive them before the special meeting. If you request any documents from Mitel or Polycom, Mitel or Polycom, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Mitel or Polycom, as the case may be, receives your request.

This proxy statement/prospectus is a prospectus of Mitel and is a proxy statement of Polycom for its special meeting. Neither Mitel nor Polycom has authorized anyone to give any information or make any representation about the merger or Mitel or Polycom that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Mitel or Polycom has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

POLYCOM, INC.,

MITEL NETWORKS CORPORATION,

and

METEOR TWO, INC.

April 15, 2016

A-ii

A-iii

Exhibit A – Form of Certificate of Incorporation

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 15, 2016, is entered into by and among Polycom, Inc., a Delaware corporation (the “Company”), Mitel Networks Corporation, a Canadian corporation (“Parent”), and Meteor Two, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which, except as otherwise provided herein, all of the issued and outstanding shares of Company Stock (“Shares”) will be cancelled and converted into the right to receive the Cash Consideration and the Share Consideration, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously approved and declared advisable and in the best interests of the Company and its stockholders this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), and has unanimously resolved to recommend that the Company’s stockholders approve the adoption of this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable and in the best interests of Meteor One, Inc., a Delaware corporation, wholly owned subsidiary of Parent and the sole stockholder of Merger Sub (“Merger Sub Parent”), this Agreement and the Transactions;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously approved this Agreement and the Transactions, and has unanimously resolved to recommend that the Parent’s shareholders approve the Parent Share Issuance;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are executing and delivering voting agreements in favor of Parent and Merger Sub (the “Company Voting Agreements”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to the Company’s willingness to enter into this Agreement, certain shareholders of Parent are executing and delivering voting agreements in favor of the Company (the “Parent Voting Agreements” and, together with the Company Voting Agreements, the “Voting Agreements”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether though ownership of 50% or more of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).

“ARC” means the German Act Against Restraints of Competition of 1958.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York, or Ottawa, Ontario are authorized or obligated by Law or Order to close.

“CBCA” means the Canada Business Corporations Act.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means the parties shall have received written notice from CFIUS stating that: (i) CFIUS has concluded that the transaction is not a “covered transaction” and not subject to review under applicable Law; (ii) the review of the transaction contemplated by this Agreement under Exon-Florio has been concluded, and there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement and any mitigation agreement or terms imposed by CFIUS for clearance shall be subject to Section 7.01(g); or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by the parties and either (A) the period under Exon-Florio during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreements” mean any Contract or any side letter to which the Company or any Subsidiary thereof is bound or that has been entered into between the Company or any Subsidiary thereof and any labor organization, union, works council, employee association, trade union or other similar employee representative body.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.

“Company Acquisition Proposal” means (i) any proposal or offer (other than the Transactions or any other proposal or offer by Parent, Merger Sub or their Affiliates) with respect to a merger, consolidation, business combination, recapitalization, reorganization, joint venture, partnership, liquidation, dissolution or similar transaction involving the Company or any one or more of its Subsidiaries or (ii) any proposal or offer to acquire, by tender offer, share exchange, stock or asset purchase, license acquisition or in any other manner, which, in each case with respect to clauses (i) and (ii), if consummated, would result in any Person (other than Parent, Merger Sub or their Affiliates) becoming, in one or a series of related transactions, directly or indirectly, the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of (A) 15% or more of the total voting power or of any class of equity securities of the Company or any one or more of its Subsidiaries which comprise 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or, in the case of a transaction described in clause (i), the entity resulting from such transaction (to the extent such entity would comprise 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, prior to such transaction) or (B) assets (including equity securities of any of the Company’s Subsidiaries) comprising 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of the Company and its Subsidiaries, taken as a whole.

“Company Adverse Recommendation Change” means any of the following actions by the Company, the Company Board or any committee thereof: (i) withholding, withdrawing, modifying or qualifying in a manner adverse to Parent or Merger Sub or proposing publicly to withhold, withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) failing to make the Company Board Recommendation or failing to include the Company Board Recommendation in (or removing it from) the Joint Proxy Statement/Prospectus, (iii) approving, endorsing, recommending or otherwise publicly declaring to be advisable or proposing to approve, endorse, recommend or determine to be advisable any Company Acquisition Proposal, (iv) following the date any Company Acquisition Proposal or any modification to the price, form of consideration or conditionality thereto is first made public or sent or given to the stockholders of the Company, failing to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent requests a reaffirmation thereof in writing, (v) following the commencement of any tender offer or exchange offer for Shares that is publicly disclosed, publicly being neutral or failing to reject or recommend against acceptance of any such tender offer or exchange offer within five (5) Business Days of such commencement of such tender offer or exchange offer or recommending that the stockholders of the Company tender their respective Shares in such tender offer or exchange offer, or (vi) publicly announcing an intention, or resolving, to take any of the foregoing actions; provided, however, none of (x) a termination of this Agreement by the Company pursuant to Section 9.01(c), (y) a “stop, look and listen” or similar communication by the Company Board of the type contemplated by Rule 14d-9(f) under the Exchange Act (including disclosure of the Company’s receipt of a Company Acquisition Proposal and the operation of this Agreement with respect thereto) or (z) factually accurate public statements regarding financial results, operations or business conditions or developments shall, in any case, in and of itself constitute a Company Adverse Recommendation Change.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2015 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2015.

“Company Bond” means any surety bond, letter of credit or other similar debt instrument, including security interests issued at the application or for the benefit of the Company or any of its Subsidiaries.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with, and upon the execution of, this Agreement.

“Company ESPP” means the Company Employee Stock Purchase Plan, as amended and restated as of June 9, 2014.

“Company Intellectual Property Rights” means, collectively Company Owned Intellectual Property Rights and Company Licensed Intellectual Property Rights.

“Company Intervening Event” means any event, occurrence or development (i) that is material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, and which is, or the implications of which are, unknown to, or were not reasonably foreseeable by, the Company Board as of the date of this Agreement and (ii) does not relate to (A) any Company Acquisition Proposal, (B) any actions taken by Parent or the Company in accordance with Section 7.01 or the consequences of any such action or (C) any effects, changes, conditions, facts, developments, occurrences or events described in clauses (i) through (ix) in the definition of “Parent Material Adverse Effect”.

“Company Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, or condition (financial or otherwise), of the Company and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in the United States or any non-U.S. jurisdiction, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of its Subsidiaries operate, (iii) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), (iv) changes or proposed changes in Law or authoritative interpretation thereof, (v) changes in GAAP or authoritative interpretation thereof, (vi) any action taken or not taken, in each case, by Parent, Merger Sub or their respective Affiliates or by the Company or its Subsidiaries or their respective Affiliates at the written request of Parent or as required by the terms, conditions or restrictions of this Agreement, (vii) the entry into, the public announcement of, or pendency of this Agreement and the Transactions (it being understood that this clause (vii) shall not apply to any representation or warranty of the Company herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement), (viii) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period, or (ix) any change in the market price or trading volume of the Company’s securities or in its credit ratings; provided, however, (A) in the case of clauses (i), (ii), (iii), (iv) and (v), any effect, change, condition, fact, development, occurrence or event resulting from or arising out of the matters referred to therein shall not be excluded to the extent the same disproportionately affects (individually or together with other effects, changes, conditions, facts, developments, occurrences or events) the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry in which the Company and its Subsidiaries operate; and (B) in the case of clauses (viii) and (ix), the underlying causes of any failure or adverse change shall not be excluded unless otherwise specifically excluded by clauses (i) through (vii).

“Company Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Performance Share Award” means an award of performance shares covering shares of Company Stock.

“Company RSU Award” means an award of restricted stock units covering shares of Company Stock.

“Company Stock” means the common stock, par value $0.0005 per share, of the Company.

“Company Superior Proposal” means any bona fide and written Company Acquisition Proposal that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated substantially in accordance with its terms and, if consummated, would be more favorable from a financial point of view to the Company’s stockholders (in their capacity as such)

than the Merger, in each case, after taking into account all relevant factors, including all terms and conditions of such Company Acquisition Proposal (including the likelihood that such Company Acquisition Proposal is consummated in accordance with its terms, after taking into account all legal, financial (including the certainty of financing) and regulatory aspects of the proposal and the Person making the Company Acquisition Proposal), and this Agreement (including any adjustment to the terms and conditions of this Agreement agreed to by Parent in writing pursuant to Section 5.02(b) in response to such Company Acquisition Proposal). For purposes of this definition, all references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “more than 50%.”

“Company Termination Fee” means $60,000,000.

“Competition Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, the ARC, FLN 135 and all other Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Compliant” means, with respect to the Required Information, that (i) such Required Information (other than projections, interpretations and other forward-looking information, and information of a general economic or industry-specific nature), together with the Company’s filings with the SEC, does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not misleading in light of the circumstances under which it was made, (ii) such Required Information constituting projections, interpretations and other forward-looking information has been prepared in good faith based upon reasonable assumptions, and (iii) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable for a registered public offering of debt securities of Form S-3 (or under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act, as applicable).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 25, 2015, by and between Parent and the Company.

“Contract” means any agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other legally binding commitment, arrangement or understanding, whether written or oral.

“EAR” means the Export Administration Regulations administered by the U.S. Department of Commerce.

“Environmental Claim” means any Proceeding or Order alleging potential or actual liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence, Release of, or exposure to any Hazardous Substances, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, or (iii) any other matters covered or regulated by, or for which liability is imposed under, Environmental Law.

“Environmental Law” means any Law or Order relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including any Law or Order relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances, (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances, or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permits” means all Governmental Authorizations required by Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means each entity that is treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exon-Florio” means section 721 of the Defense Production Act of 1950.

“FLN 135” means Federal Law No.135-FZ dated 26 July 2006, “On Protection of Competition” (Russian Federation).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (i) nation or government, any federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or merger control authority, (ii) federal, state, provincial, local or non-U.S. court or tribunal, (iii) self-regulatory organization (including any national securities exchange), or (iv) other governmental, quasi-governmental, supranational or regulatory entity created or empowered under a statute (or rule, regulation or ordinance promulgated thereunder) or at the direction of any governmental authority, including those set forth in clauses (i), (ii) or (iii) of this definition, and that is empowered thereunder or thereby to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any license, approval, clearance, permit, certificate, waiver, amendment, consent, exemption, variance, expiration and termination of any waiting period requirements (including pursuant to Competition Law), other actions by, and any notice, filing, registration, qualification, declaration and designation with, and other authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect (i) under any Environmental Law, or (ii) that can form the basis of any liability under any Environmental Law or any Order relating to pollution, waste, the environment, or the protection of worker health and safety.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) internet domain names, whether or not trademarks, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, LinkedIn, Instagram, YouTube, Google+ and other social media companies and the content found thereon and related thereto, and URLs; (ii) expressions, designs and other works of authorship; (iii) inventions, discoveries, trade secrets, business and technical information and know-how, databases, processes, procedures, research and development results, marketing plans and other confidential and proprietary information, excluding any Personal Data or Parent Personal Data contained in any of the foregoing; and (iv) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, algorithms, structures, development tools and other related specifications, media and documentation, excluding any Personal Data or Parent Personal Data contained in any of the foregoing.

“Intellectual Property Rights” shall mean any and all rights and protections (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with any Intellectual Property, including (i) trademarks, service marks, trade names, brand names, logos, corporate names, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of or symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iii) trade secrets and other confidential information; and (iv) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“IT Assets” means any and all computers, computer software, source code, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology systems and equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased to the Company or its Subsidiaries (excluding any public networks).

“ITAR” means the International Traffic in Arms Regulations administered by the U.S. Department of State.

“Knowledge” means (i) with respect to the Company, the actual knowledge of each of the individuals listed in Section 1.01(a) of the Company Disclosure Letter, after reasonable inquiry of the direct reports of such individuals who would reasonably have knowledge of the applicable matter, and (ii) with respect to Parent, the actual knowledge of each of the individuals listed in Section 1.01(a) of the Parent Disclosure Letter, after reasonable inquiry of the direct reports of such individuals who would reasonably have knowledge of the applicable matter.

“Law” means any United States, federal, state, provincial or local or any non-U.S. law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Leased Real Property” means each parcel of real property subject to a lease, sublease, license or occupancy agreement to which the Company or any of its Subsidiaries is a party as lessee, sublessee, licensee or occupant.

“Lien” means, with respect to any property or asset, any mortgage, hypothec, lien, pledge, charge, security interest, deed of trust, right of first refusal or offer, option, easement, right of way, or any other encumbrance (other than such a limitation arising under securities Law in respect of such property or asset).

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date hereof (i) throughout and at the end of which Parent shall have (and the Lenders shall have) access to the Required Information, (ii) on which the conditions set forth in Section 8.01(a), Section 8.01(b), Section 8.01(d), Section 8.01(e), and Section 8.02(c) shall have been satisfied or waived, and (iii) throughout and at the end of which nothing has occurred and no condition exists that would cause any of the other conditions set forth in Section 8.01 and Section 8.02 to fail to be satisfied assuming that the Closing Date were scheduled on the last day of such 15 consecutive Business Day period, provided, that (x) May 27, 2016, July 1, 2016 and July 5, 2016 shall be excluded in the calculation of the Marketing Period and (y) if such 15 consecutive Business Day period has not ended prior to August 19, 2016, then it will commence no earlier than September 6, 2016. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the 15 consecutive Business Day period described above if the Debt Financing is consummated on such earlier date and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated or the Company has publicly announced, or informed Parent, that it has concluded no such restatement is required in accordance with GAAP, (B) the independent accountants of the Company shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information for which they have provided an opinion, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such independent accountants or another independent public accounting firm reasonably acceptable to Parent, or (C) any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such Required Information is updated or supplemented so that it is Compliant. If at any time the Company shall in good faith reasonably believe that it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information will be deemed to have been satisfied as of the date of such delivery of such Required Information as has been identified in such notice, unless Parent in good faith reasonably believes that Company has not completed the delivery of the Required Information and, within three Business Days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which portion of the Required Information the Company has not delivered).

“NASDAQ” means, with respect to Parent, the NASDAQ Global Market and, with respect to the Company, the NASDAQ Global Select Market.

“Open Source Material” means software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

“Order” means any order, writ, injunction, decree, consent decree, judgment, ruling, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“OSC” means the Ontario Securities Commission.

“Parent 10-K” means Parent’s annual report on Form 10-K for the period ended December 31, 2015.

“Parent Acquisition Proposal” means (i) any proposal or offer (other than the Transactions or any other proposal or offer by the Company or its Affiliates) with respect to a merger, consolidation, business combination, recapitalization, reorganization, joint venture, partnership, liquidation, dissolution or similar transaction involving the Parent or any one or more of its Subsidiaries or (ii) any proposal or offer to acquire, by tender offer, share exchange, stock or asset purchase, license acquisition or in any other manner, which, in each case with respect to clauses (i) and (ii), if consummated, would result in any Person (other than the Company or its Affiliates) becoming, in one or a series of related transactions, directly or indirectly, the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of (A) 15% or more of the total voting power or of any class of equity securities of the Parent or any one or more of its Subsidiaries which comprise 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or, in the case of a transaction described in clause (i), the entity resulting from such transaction (to the extent such entity would comprise 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, prior to such transaction) or (B) assets (including equity securities of any of the Parent’s Subsidiaries) comprising 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of Parent and its Subsidiaries, taken as a whole.

“Parent Average Closing Price” means an amount equal to the average of the volume weighted average price per Parent Common Share on the NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five (5) consecutive trading days ending with the complete trading day immediately prior to the Closing Date.

“Parent Adverse Recommendation Change” means any of the following actions by Parent, the Parent Board or any committee thereof: (i) withholding, withdrawing, modifying or qualifying in a manner adverse to the Company or proposing publicly to withhold, withdraw, modify or qualify in a manner adverse to the Company, the Parent Board Recommendation, (ii) failing to make the Parent Board Recommendation or failing to include the Parent Board Recommendation in (or removing it from) the Joint Proxy Statement/Prospectus, (iii) approving, endorsing, recommending or otherwise publicly declaring to be advisable or proposing to approve, endorse, recommend or determine to be advisable any Parent Acquisition Proposal, (iv) following the date any Parent Acquisition Proposal or any modification to the price, form of consideration or conditionality thereto is first made public or sent or given to the shareholders of the Parent, failing to publicly reaffirm the Parent Board Recommendation within five (5) Business Days after the Company requests a reaffirmation thereof in writing, (v) following the commencement of any take-over bid, tender offer or exchange offer for Parent Common Shares that is publicly disclosed, publicly being neutral or failing to reject or recommend against acceptance of any such take-over bid, tender offer or exchange offer within five (5) Business Days of such commencement of such take-over bid, tender offer or exchange offer or recommending that the shareholders of Parent tender their respective Parent Common Shares in such take-over bid, tender offer or exchange offer, or (vi) publicly announcing an intention, or resolving, to take any of the foregoing actions; provided, however, none of a (x) a termination of this Agreement by Parent pursuant to Section 9.01(c), (y) a customary “stop, look and listen” or similar communication by the Parent Board of the type contemplated by Rule 14d-9(f) under the Exchange Act (including disclosure of Parent’s receipt of a Parent Acquisition Proposal and the operation of this Agreement with respect thereto) or (z) factually accurate public statements regarding financial results, operations or business conditions or developments shall, in any case, in and of itself constitute a Parent Adverse Recommendation Change.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2015 and the footnotes thereto set forth in the Parent 10-K.

“Parent Balance Sheet Date” means December 31, 2015.

“Parent Common Share” means a common share, without par value, of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.

“Parent Intellectual Property Rights” means, collectively Parent Owned Intellectual Property Rights and Parent Licensed Intellectual Property Rights.

“Parent Intervening Event” means any event, occurrence or development (i) that is material to the Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, and which is, or the implications of which are, unknown to, or were not reasonably foreseeable by, the Parent Board as of the date of this Agreement and (ii) does not relate to (A) any Parent Acquisition Proposal, (B) any actions taken by Parent or the Company in accordance with Section 7.01 or the consequences of any such action or (C) any effects, changes, conditions, facts, developments, occurrences or events described in clauses (i) through (ix) in the definition of “Company Material Adverse Effect”.

“Parent IT Assets” means any and all computers, computer software, source code, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology systems and equipment, and all associated documentation owned by Parent or its Subsidiaries or licensed or leased to Parent or its Subsidiaries (excluding any public networks).

“Parent Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Parent or any of its Subsidiaries or for which the Parent or any of its Subsidiaries has obtained a covenant not to be sued.

“Parent Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, or condition (financial or otherwise), of Parent and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in Canada, the United States or any other jurisdiction, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which Parent or any of its Subsidiaries operate, (iii) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), (iv) changes or proposed changes in Law or authoritative interpretation thereof, (v) changes in GAAP or authoritative interpretation thereof, (vi) any action taken or not taken, in each case, by Parent, Merger Sub or their respective Affiliates or by the Company or its Subsidiaries or their respective Affiliates at the written request of the Company or as required by the terms, conditions or restrictions of this Agreement or the Transactions, (vii) the entry into, the public announcement of, or pendency of this Agreement (it being understood that this clause (vii) shall not apply to any representation or warranty of Parent herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement), (viii) any failure by Parent and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period, or (ix) any change in the market price or trading volume of Parent securities or in its credit ratings; provided, however, (A) in the case of clauses (i), (ii), (iii) , (iv) and (v), any effect, change, condition, fact, development, occurrence or event resulting from or arising out of the matters referred to therein shall not be excluded to the extent the same disproportionately affects (individually or together with other effects, changes, conditions, facts, developments, occurrences or events) Parent and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry in which Parent and its Subsidiaries operate; and (B) in the case of clauses (viii) and (ix), the underlying causes of any failure or adverse change shall not be excluded unless otherwise specifically excluded by clauses (i) through (vii).

“Parent Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Parent or any of its Subsidiaries.

“Parent Personal Data” means an identifiable individual’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by Parent or any of its Subsidiaries, allows the identification of or contact with an individual.

“Parent Superior Proposal” means any bona fide and written Parent Acquisition Proposal that the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated substantially in accordance with its terms and, if consummated, would be more favorable from a financial point of view to the Parent’s shareholders (in their capacity as such) than the Merger, in each case, after taking into account all relevant factors, including all terms and conditions of such Parent Acquisition Proposal (including the likelihood that such Parent Acquisition Proposal is consummated in accordance with its terms, after taking into account all legal, financial (including the certainty of financing) and regulatory aspects of the proposal and the Person making the Parent Acquisition Proposal), and this Agreement (including any adjustment to the terms and conditions of this Agreement agreed to by the Company in writing pursuant to Section 6.03(b) in response to such Parent Acquisition Proposal). For purposes of this definition, all references to “15% or more” in the definition of Parent Acquisition Proposal shall be deemed to be references to “more than 50%.”

“Parent Termination Fee” means $50,000,000.

“Party” means each of Parent, Merger Sub and the Company individually, as the context requires, and “Parties” means all of them collectively.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Per Share Cash Value” means the sum of (i) the Cash Consideration plus (ii) the Share Value.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Financial Statements or Parent Financial Statements, as applicable, or (with respect to such Liens arising after the date of this Agreement) on the financial books and records of the Company or Parent, as applicable, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Financial Statements or Parent Financial Statements, as applicable, or (with respect to such Liens arising after the date of this Agreement) on the financial books and records of the Company or Parent, as applicable, (iii) Liens reflected on the Company Balance Sheet or Parent Balance Sheet, as applicable, (iv) zoning, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property in any manner that would reasonably be expected to materially impair the continued use and operation of the Leased Real Property as presently conducted, (v) Liens to secure indebtedness pursuant to the Loan Documents to be released as of the Effective Time, (vi) non-exclusive licenses with respect to Company Owned Intellectual Property Rights that are entered into in the ordinary course of business, (vii) statutory, common law or contractual liens of landlords, (viii) title defects, encumbrances or irregularities that do not secure the payment of a sum of money or that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Affiliates as presently conducted, and (ix) any Liens set forth on Section 1.01 of the Company Disclosure Letter or Section 1.01 of the Parent Disclosure Letter.

“Person” means an individual, corporation, partnership, limited liability company, association, company, joint venture, estate, trust, association other entity or organization of any kind or nature, including a Governmental Authority or arbitrator (public or private), or group (within the meaning of Section 13(d)(3) of the Exchange Act).

“Personal Data” means an identifiable individual’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by the Company or any of its Subsidiaries allows the identification of or contact with an individual.

“Proceeding” means any suit, audit, action, claim, litigation, arbitration, mediation, hearing, public inquiry, or similar proceeding (in each case, whether civil, criminal or administrative, whether public or private or whether written or oral) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator (public or private).

“Related Persons” shall mean, with respect to any Person, each of such Person’s former, current and future direct or indirect equity holders, controlling persons, partners, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees.

“Release” shall have the same meaning as under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Section 9601 (22).

“Representative” means a Person and its Subsidiaries’ directors, officers, employees, Affiliates, agents, attorneys, accountants, advisors, consultants and other authorized representatives.

“Required Information” means all financial statements, financial data, audit reports and other financial and accounting information regarding the Company and its Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities on Form S-3 by Parent, to consummate a Debt Financing consisting of an offering of non-convertible debt securities, assuming that such offering was consummated at the same time during the Company’s fiscal year as such offering will be made (which, for the avoidance of doubt, will not include (or be deemed to require the Company to prepare) any (1) pro forma financial statements or adjustments (including regarding any synergies, cost savings, ownership or other post-Closing adjustments) or projections, (2) description of all or any portion of the Debt Financing, including any “description of notes,” (3) risk factors relating to all or any component of the Debt Financing, (4) financial statements in respect of its Subsidiaries, or (5) other information required, as a result of the Debt Financing, by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A) or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from the Company’s independent auditors in connection with the offering of debt securities.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share Value” means the product of (i) the Share Consideration multiplied by (ii) the Parent Average Closing Price.

“Significant Subsidiary” means a “significant subsidiary” as such term is defined in Rule 12b-2 under the Exchange Act.

“Subsidiary” means, with respect to any Person, another Person (other than a natural Person), of which such first Person (i) owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect or appoint a majority of the board of directors or other governing body or (b) if there are no such voting interests, a majority of the equity interests therein or (ii) has the right to appoint a majority of the directors or managers.

“Tax” means (i) any and all federal, state, provincial, local, non-U.S. and other taxes, levies, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, harmonized sales, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Governmental Authority with respect to Taxes, including information returns, any documents to be supplied to any Governmental Authority with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means any Contract binding a Party or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

“Third Party” means any Person other than Parent, Merger Sub, the Company or any of their respective Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“TSX” means the Toronto Stock Exchange.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching Party with the knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Company Confidentiality Agreement	Section 5.02(a)
Acceptable Parent Confidentiality Agreement	Section 6.03(a)
Adjusted Performance Share Award	Section 2.09(d)
Adjusted RSU Award	Section 2.09(c)
Agreement	Preamble
Alternate Commitment Letter	Section 7.03(c)
Alternate Financing	Section 7.03(c)
Alternative Company Acquisition Agreement	Section 5.02(a)
Alternative Parent Acquisition Agreement	Section 6.03(a)
Anti-Takeover Law	Section 3.02(b)
Appraisal Shares	Section 2.06
Award	Section 10.10(c)
Book-Entry Shares	Section 2.03(c)
Bundeskartellamt	Section 7.01(b)
Cash Consideration	Section 2.03(b)
Certificate	Section 2.03(c)
Certificate of Merger	Section 2.02(a)
Change of Control Severance Agreement	Section 5.01(n)
China Establishments	Section 3.15(g)
Closing	Section 2.01
Commitment Letter	Section 4.09(a)

Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.02(b)
Company Capitalization Representations	Section 8.02(a)(iii)
Company Cash Consideration	Section 2.07(a)
Company Designees	Section 7.10(b)
Company Financial Statements	Section 3.08
Company Indemnified Party	Section 6.06(a)
Company Material Contract	Section 3.19(a)(xix)
Company Plan	Section 3.17(a)
Company SEC Documents	Section 3.07(a)
Company Securities	Section 3.05(b)
Company Specified Representations	Section 8.02(a)(ii)
Company Stock Option Award	Section 2.09(a)
Company Stockholder Approval	Section 3.02(a)
Company Stockholders Meeting	Section 5.03
Company Subsidiary Securities	Section 3.06(b)
Company Vested Award	Section 2.09(b)
Company Voting Agreements	Recitals
Continuing Employee	Section 6.08
Continuing Employees	Section 6.08
D&O Insurance	Section 6.06(c)
Debt Financing	Section 4.09(a)
Definitive Financing Agreements	Section 4.09(b)
DGCL	Recitals
EDGAR	ARTICLE 3
Effective Time	Section 2.02(a)
Enforceability Limitations	Section 3.02(a)
Equity Award Exchange Ratio	Section 2.09(c)
Excess Merger Parent Shares	Section 2.05
Exchange Agent	Section 2.07(a)
Exchange Fund	Section 2.07(a)
FCPA	Section 3.24
Financing Source Parties	Section 10.07
Financing Source Party	Section 10.07
FS Provisions	Section 10.07
internal controls	Section 3.07(g)
Joint Proxy Statement/Prospectus	Section 3.09
Lenders	Section 4.09(a)
Loan Documents	Section 5.05
Merger	Recitals
Merger Consideration	Section 2.03(b)
Merger Sub	Preamble
Merger Sub Parent	Recitals
Multiemployer Plan	Section 3.17(c)
Non-U.S. Company Plan	Section 3.17(a)
Outside Date	Section 9.01(c)
Parent	Preamble
Parent Board	Recitals
Parent Financial Statements	Section 4.07
Parent Plan	Section 4.16(c)
Parent RSUs	Section 4.05(a)

Parent SEC Documents	Section 4.06(a)
Parent Share Issuance	Section 6.04
Parent Shareholder Approval	Section 4.02(a)
Parent Shareholders Meeting	Section 6.04
Parent Specified Representations	Section 8.03(a)(ii)
Parent Stock Options	Section 4.05(a)
Parent Voting Agreements	Recitals
Parent Warrants	Section 4.05(a)
Pre-Closing Period	Section 5.01
Privacy Policy	Section 3.15(e)
Public Official	Section 3.24
Public Statement	Section 7.04
Real Property Leases	Section 3.14(b)
Registered Intellectual Property Rights	Section 3.15(a)
Registration Statement	Section 3.09
Required Jurisdictions	Section 7.01(b)
Restructuring Action	Section 7.13(b)
Section 7874 Event	Section 7.13(a)
Section 262	Section 2.06
Share Consideration	Section 2.03(b)
Shares	Recitals
Surviving Corporation	Section 2.02(a)
Tax Law Change	Section 7.13(a)
Top Channel Partners and Contract Manufacturers	Section 3.23
Transactions	Recitals
U.S. Company Plan	Section 3.17(a)
Voting Agreements	Recitals

Section 1.02 Other Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any reference in a particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) all other representations and warranties of the Company that are contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. The listing of any matter on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation by the Company of any Contract or applicable Law, the enforceability of any Contract, the existence or non-existence of third-party rights or similar matters or statements shall be construed as an admission or indication with respect to any of the foregoing. Any disclosure in any section of the Company Disclosure Letter of information that is also filed with or disclosed in any Company SEC Document shall not be deemed a representation that there is no other information filed with or disclosed in any Company SEC Document that would qualify the corresponding representation. All disclosures in the Company Disclosure Letter are intended only to allocate rights and risks between the parties to the Agreement and are not intended to be admissions against interests, be admissible against any Party by any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties), or give rise to any claim or benefit to any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties).

(e) Any reference in a particular Section of the Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of Parent and Merger Sub that are contained in the corresponding Section of this Agreement and (ii) all other representations and warranties of Parent and Merger Sub that are contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. The listing of any matter on the Parent Disclosure Letter shall not be deemed to constitute an admission by the Parent or Merger Sub, or to otherwise imply, that any such matter is material, is required to be disclosed by Parent or Merger Sub under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Parent Disclosure Letter relating to any possible breach or violation by Parent or Merger Sub of any Contract or applicable Law, the enforceability of any Contract, the existence or non-existence of third-party rights or similar matters or statements shall be construed as an admission or indication with respect to any of the foregoing. Any disclosure in any section of the Parent Disclosure Letter of information that is also filed with or disclosed in any Parent SEC Document shall not be deemed a representation that there is no other information filed with or disclosed in any Parent SEC Document that would qualify the corresponding representation. All disclosures in the Parent Disclosure Letter are intended only to allocate rights and risks between the parties to the Agreement and are not intended to be admissions against interests, be admissible against any Party by any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties), or give rise to any claim or benefit to any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties).

(f) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(h) The use of the word “or” shall not be exclusive unless expressly indicated otherwise.

(i) Any reference to a Party or a party to any other agreement or document contemplated hereby shall include such Person’s successors and permitted assigns.

(j) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(k) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation; provided, that with respect to any representation or warranty contained in this Agreement, such reference shall mean the legislation or provision as exists as of the date that such representation or warranty is made.

(l) A reference to any Contract (including this Agreement) is to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed on such schedule in order to be included in such reference.

(m) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(n) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(o) Time is of the essence with respect to the performance of this Agreement.

(p) References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively.

(q) References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified.

(r) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(s) Whenever the phrase “ordinary course of business” is used in this Agreement, it shall be deemed to be followed by the words “consistent with past practice,” whether or not it is in fact followed by those words or words of like import.

ARTICLE 2

THE MERGER

Section 2.01 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064 as soon as practicable, but in any event within three (3) Business Days, following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in ARTICLE 8 (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to waive such conditions); provided, however, the Closing may occur on such other date or at such other time and place as agreed to in writing by Parent and the Company; provided, further, that documents may be delivered and exchanged at the Closing by facsimile, PDF or other electronic means; provided, further, that if the Marketing Period has not ended at the time of the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in ARTICLE 8 (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to waive such conditions), the Closing shall occur on the date following the satisfaction or, to the extent permitted hereunder, waiver of such conditions that is the earliest to occur of (a) a date during the Marketing Period to be specified by Parent and (b) the third (3rd) Business Day following the final day of the Marketing Period.

Section 2.02 The Merger.

(a) On the Closing Date, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) satisfying the applicable requirements of, and executed in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time (to the extent permitted by the DGCL) as agreed by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”). As a result of the Merger, the separate existence of Merger Sub shall cease, and the Company shall continue its existence as a wholly owned indirect subsidiary of Parent under the Law of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”

(b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

(c) At the Effective Time, subject to Section 6.06, (i) by virtue of the Merger, the certificate of incorporation of the Company shall be amended in its entirety to read as set forth in Exhibit A, and (ii) the Parties shall cause the bylaws of Merger Sub in effect immediately prior to the Effective Time to be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of the Company, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.

(d) From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the DGCL and as provided in the certificate of incorporation and bylaws of the Surviving Corporation. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the DGCL and as provided in the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.03 Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective shareholders or stockholders, as applicable:

(a) all Shares that are owned, directly or indirectly, by Parent or any of its Subsidiaries (including Merger Sub) or the Company (including Shares held as treasury stock or otherwise) or any of its wholly owned Subsidiaries, in each case immediately prior to the Effective Time, shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(b) each Share issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled in accordance with Section 2.03(a) and (ii) Appraisal Shares subject to the provisions of Section 2.06) shall be cancelled and converted into the right to receive, subject to the other provisions of this ARTICLE 2, $3.12 in cash, without interest (such amount for each such Share, the “Cash Consideration”) and 1.3100 fully paid and non-assessable Parent Common Shares, without interest (the “Share Consideration,” and together with the Cash Consideration and any cash in lieu of a fractional Parent Common Share as specified in Section 2.05, the “Merger Consideration”);

(c) each holder of a Share cancelled and converted into the right to receive the Merger Consideration pursuant to Section 2.03(b) (i) represented by a certificate (a “Certificate”) or (ii) held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (A) the amount of Merger Consideration due to such holder pursuant to this Section 2.03 and (B) the right to receive any other amounts, dividends and distributions as expressly provided herein, without interest, subject to compliance with the procedures set forth in Section 2.07; and

(d) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(e) The Surviving Corporation shall issue 100,000 shares of common stock of the Surviving Corporation to Merger Sub Parent or Parent in consideration for the payment of the Merger Consideration.

Section 2.04 Certain Adjustments. Without limiting the provisions of this Agreement, if, from the date of this Agreement until the Effective Time, the outstanding Parent Common Shares or Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, or similar transaction, the Merger Consideration and any items on which the calculation of the Merger Consideration depends, as the case may be, shall be correspondingly adjusted as appropriate to provide the holders of Shares (including the holders of Company Stock Option Awards, Company RSU Awards and Company Performance Share Awards) the same economic effect as contemplated by this Agreement prior to such event.

Section 2.05 Fractional Shares. In lieu of any fractional Parent Common Share that otherwise would be issuable pursuant to the Merger, each holder of Shares who otherwise would be entitled to receive a fraction of a Parent Common Share pursuant to the Merger will be paid an amount in cash (without interest) equal to such holder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Parent Common Shares deemed issued pursuant to the Merger. No fractional Parent Common Shares shall be issued by virtue of the Merger, no dividends or other distributions with respect to Parent Common Shares shall be payable on or with respect to any such fractional share interest, and such fractional share interest will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. As soon as practicable following the completion of the Merger, the Exchange Agent shall determine the excess of (i) the number of Parent Common Shares issuable to the former holders of Shares pursuant to the Merger (including fractional shares), over (ii) the number of Parent Common Shares to be distributed to such former holders (excluding fractional shares) (such excess, the “Excess Merger Parent Shares”). Parent shall instruct the Exchange Agent, as agent and trustee for the former holders of Shares, to sell as promptly as reasonably practicable the Excess Merger Parent Shares. The sales of the Excess Merger Parent Shares by the Exchange Agent shall be executed on the NASDAQ through one or more member firms of the NASDAQ and shall be executed in round lots to the extent practicable. Until the proceeds of such sales have been distributed to the former holders of Shares to whom fractional Parent Common Shares otherwise would have been issued in the Merger, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Shares in respect of any fractional Parent Common Shares, the Exchange Agent shall distribute such amounts to such former holders.

Section 2.06 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Shares and who has not effectively withdrawn or lost such Person’s right to appraisal of such Shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 2.03, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares to the extent permitted by and in accordance with Section 262; provided, however, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the Merger Consideration as provided in Section 2.03. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or waive any failure to timely deliver in writing in accordance with the DGCL, any such demands, or agree to do any of the foregoing.

Section 2.07 Exchange of Shares.

(a) Prior to the mailing of the Joint Proxy Statement/Prospectus, Parent shall enter into a customary exchange agreement, reasonably acceptable to the Company, with a nationally recognized financial institution designated by Parent, which (at Parent’s option) may be the transfer agent for Shares or Parent Common Shares, or such other Person reasonably acceptable to the Company (the “Exchange Agent”). At or immediately following the Effective Time, Parent shall deposit or cause Merger Sub Parent to deposit with the Exchange Agent for the benefit of the holders of Shares, for exchange in accordance with this ARTICLE 2, through the Exchange Agent, subject to Section 2.07(b)(ii), book-entry shares representing the full number of whole Parent Common Shares issuable pursuant to Section 2.03 in exchange for outstanding Shares. At or immediately following the Effective Time, (i) the Company or the Surviving Corporation, as the case may be, shall provide to the Exchange Agent from its bank accounts in the United States cash in an aggregate amount equal to the amount set forth in Section 8.02(e), or such lesser amount as Parent shall have specified by written notice to the Company, delivered at least one (1) day prior to the Closing Date (the “Company Cash Consideration”) and (ii) Parent shall provide or shall cause Merger Sub Parent to provide to the Exchange Agent cash in an aggregate amount necessary to pay the remaining cash portion of the aggregate Merger Consideration, and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such Parent Common Shares pursuant to Section 2.07(c) which had not theretofore been surrendered for exchange or been exchanged pursuant to Section 2.07(b)(ii) (such Parent Common Shares and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments in connection with the aggregate Merger Consideration contemplated by Section 2.03 (including as a result of any losses resulting from the investments contemplated in Section 2.07(i)), Parent shall promptly deposit, or cause to be deposited, additional funds or Parent Common Shares, as applicable, with the Exchange Agent in an amount that is equal to the deficiency. The Exchange Agent shall deliver the aggregate Merger Consideration to be issued pursuant to Section 2.03 out of the Exchange Fund (subject to Section 2.05). Except as provided in Section 2.07(i), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Certificates. Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, to each holder of record of a Certificate whose Shares were converted into the Merger Consideration pursuant to Section 2.03, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form, be reasonably acceptable to the Company, and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, the Merger Consideration due to such holder subject to, and in accordance with Section 2.03(c), and any dividends or other distributions payable pursuant to Section 2.07(c)(i), and the Certificate so surrendered shall forthwith be cancelled; provided, that any amount of Parent Common Shares so paid and delivered as part of such Merger Consideration shall be in book-entry form. In the event of a transfer of ownership of a Share that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the applicable form of Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE 2. Each holder of record of one (1) or more Book-Entry Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.03 shall be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, the Merger Consideration due to such holder, subject to, and in accordance with Section 2.03(c), and any dividends or other distributions payable pursuant to Section 2.07(c)(ii), and the Book-Entry Shares of such holder shall forthwith be cancelled; provided, that any amount of Parent Common Shares so paid and delivered as part of such Merger Consideration shall be in book-entry form. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(c) Distributions with Respect to Unexchanged Shares.

(i) Certificates. No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any Certificate formerly representing Shares, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.05, until the surrender of such Certificate in accordance with this ARTICLE 2. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Parent Common Shares issued in exchange therefor, without interest, (A) at the time of delivery of such Parent Common Shares by the Exchange Agent pursuant to Section 2.07(b)(i), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Common Shares by the Exchange Agent pursuant to Section 2.07(b)(i), and a payment date subsequent to such delivery of such Parent Common Shares by the Exchange Agent pursuant to Section 2.07(b)(i), payable with respect to such Parent Common Shares.

(ii) Book-Entry Shares. Subject to applicable Law, there shall be paid to the holder of the Parent Common Shares issued in exchange for Book-Entry Shares in accordance with this ARTICLE 2, without interest, (A) at the time of delivery of such Parent Common Shares by the Exchange Agent pursuant to Section 2.07(b)(ii), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such delivery by the Exchange Agent pursuant to Section 2.07(b)(ii), and a payment date subsequent to the time of such delivery by the Exchange Agent pursuant to Section 2.07(b)(ii), payable with respect to such Parent Common Shares.

(d) The Merger Consideration issued and paid in accordance with the terms of this ARTICLE 2 upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.07(c)). After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE 2.

(e) Any portion of the Exchange Fund that remains undistributed to the former holders of Shares for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Shares who has not theretofore complied with this ARTICLE 2 shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration and any dividends or distributions with respect to Parent Common Shares as contemplated by Section 2.07(c).

(f) Any portion of the aggregate Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.07 to pay for Shares for which appraisal rights shall have been perfected pursuant to Section 262 of the DGCL shall be returned to the Surviving Corporation upon the Surviving Corporation’s demand.

(g) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Parent Common Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit and indemnification, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to Section 2.07(c) had such lost, stolen or destroyed Certificate been surrendered as provided in this ARTICLE 2.

(i) The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, no such investment income or gain or loss thereon shall affect the amounts payable to holders of Shares. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent (or Merger Sub Parent, as the case may be) payable to Parent (or Merger Sub Parent, as the case may be) upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Shares; provided, however, any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Shares pursuant to this ARTICLE 2.

(j) Parent, Merger Sub Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. tax Law. Any amount deducted or withheld pursuant to this Section 2.07(j) and paid over to the relevant taxing authority shall be treated as having been paid to the holder of Shares in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law. The Parties hereto acknowledge and agree that payment of the Merger Consideration is not subject to any withholding Tax imposed by Canada or any political subdivision therein under applicable Law in effect on the date hereof.

Section 2.08 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.09 Company Stock Based Plans.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award of options to purchase shares of Company Stock that is outstanding immediately prior to the Effective Time (a “Company Stock Option Award”), regardless of whether vested or unvested, shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option Award as soon as practicable following the Effective Time, but in no event later than five (5) Business Days thereafter, by a payroll payment an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Per Share Cash Value over the exercise price per share of Company Stock underlying such Company Stock Option Award multiplied by (ii) the number of shares of Company Stock underlying such Company Stock Option Award; provided, that Parent may, in its sole discretion, cause the Exchange Agent, on behalf of the Surviving Corporation, to make the payments described in this Section 2.09(a) rather than the Surviving Corporation.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders hereof, each Company RSU Award and Company Performance Share Award that is outstanding and (x) is vested as of immediately prior to the Effective Time, (y) that vests as a result of the consummation of the Transactions, or (z) that is held by any non-employee member of the Company Board (a “Company Vested Award”), shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Vested Award as soon as practicable following the Effective Time, but in no event later than five (5) Business Days thereafter, by a payroll payment an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Per Share Cash Value multiplied by (ii) the number of shares of Company Stock underlying such Company Vested Award; provided, that Parent may, in its sole discretion, cause the Exchange Agent, on behalf of the Surviving Corporation, to make the payments described in this Section 2.09(b) rather than the Surviving Corporation.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU Award that is outstanding as of immediately prior to the Effective Time and is not a Company Vested Award shall be assumed by Parent and converted into restricted share units (each, an “Adjusted RSU Award”) representing the right to receive, on the same terms and conditions as were applicable under such Company RSU Award, that number of Parent Common Shares equal to the product of (i) the number of shares of Company Stock underlying such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the quotient of (A) the Per Share Cash Value divided by (B) the Parent Average Closing Price (the “Equity Award Exchange Ratio”), with any fractional shares rounded down to the nearest lower whole number of shares. Except as specifically provided above, following the Effective Time, each Adjusted RSU Award shall continue to be governed by the terms and conditions applicable to the corresponding Company RSU Award immediately prior to the Effective Time, including all time-based vesting conditions. The number of Parent Common Shares underlying any such Adjusted RSU Award will be determined in a manner consistent with the requirements of Section 409A of the Code.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Performance Share Award that is outstanding immediately prior to the Effective Time and is not a Company Vested Award shall be assumed by Parent and converted into performance shares (each, an “Adjusted Performance Share Award”) representing the right to receive, on the same terms and conditions as were applicable under such Company Performance Share Award, that number of Parent Common Shares equal to the product of (i) the number of shares of Company Stock underlying such Company Performance Share Award immediately prior to the Effective Time (which shall be 100% of the target number of shares of Company Stock set forth in the applicable award agreement governing the Company Performance Share Award) multiplied by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded down to the nearest lower whole number of shares. Except as specifically provided above, following the Effective Time, each Adjusted Performance Share Award shall continue to be governed by the terms and conditions applicable to the corresponding Company Performance Share Award immediately prior to the Effective Time, including all time-based vesting conditions; provided, that each Adjusted Performance Share Award shall only be subject to time-based vesting provisions following the Effective Time. The number of Parent Common Shares underlying any such Adjusted Performance Share Award will be determined in a manner consistent with the requirements of Section 409A of the Code.

(e) Except as otherwise provided in this Agreement, following the Effective Time, no holder of a Company Stock Option Award, Company RSU Award or Company Performance Share Award or any participant in a Company Plan or other employee benefit arrangement of the Company or any of its Subsidiaries or under any employment agreement, shall have any right hereunder to acquire any capital stock or other equity interests (including any “phantom” stock or stock appreciation rights) in the Surviving Corporation or its Subsidiaries.

Section 2.10 Tax Treatment. The Parties shall treat the payment pursuant to the Merger of the Company Cash Consideration and any cash portion of the Merger Consideration that is funded by a third party loan to Merger Sub or the Surviving Corporation as a distribution in redemption of Shares subject to the provisions of Section 302(a) of the Code for U.S. federal income Tax purposes and shall take no position for U.S. federal income Tax purposes inconsistent therewith except to the extent otherwise required by a good faith resolution of a Tax contest.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Letter (subject to the first sentence of Section 1.02(d)) or (b) as disclosed in the Company SEC Documents filed or furnished with the SEC at least one (1) Business Day prior to the date hereof(but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC after one (1) Business Day prior to the date hereof; (ii) excluding any disclosures contained under the heading “Risk Factors” that are not historical facts and any disclosure of risks included in any general “forward-looking statements” disclaimer or other statements that are not historical facts to the extent that they are general, cautionary, predictive or forward-looking in nature; and (iii) not in respect of Section 3.10(b)), but only to the extent (A) such Company SEC Documents are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) and (B) the relevance of the applicable disclosure as an exception to the applicable representations and warranties would be reasonably apparent to an individual who has read that disclosure and such representations and warranties, the Company represents and warrants to Parent and Merger Sub that:

Section 3.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Law of the State of Delaware. The Company has all corporate power and authority to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, (i) to have a Company Material Adverse Effect or (ii) to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement. The Company is not in violation of, in conflict with, or in default under, its certificate of incorporation or bylaws.

Section 3.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate power and authority and, except (if required by applicable Law) for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Transactions. This Agreement, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, the “Enforceability Limitations”).

(b) At a meeting duly called and held, the Company Board, has by the unanimous vote of all directors of the Company: (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company’s stockholders; (ii) approved and adopted this Agreement and approved the Transactions in accordance with the requirements of the DGCL; (iii) declared the advisability of this Agreement; (iv) resolved to recommend that the stockholders of the Company approve this Agreement (the unanimous recommendation of the Company Board that the stockholders of the Company approve this Agreement being referred to as the “Company Board Recommendation”); (v) directed that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders for such purpose; and (vi) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or similar restriction set forth in Section 203 of the DGCL or, to the Knowledge of the Company, set forth in any other Law (each such Law, whether or not known by the Company, an “Anti-Takeover Law”) that, in the absence of such resolution, would apply to the Merger, the Voting Agreements or any of the other Transactions. As of the date of this Agreement, none of the actions described in the immediately preceding sentence has been amended, rescinded or modified in any respect.

Section 3.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger, (b) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Law, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Law, (d) compliance with any applicable requirements of the NASDAQ, (e) the filing of a joint voluntary notice with CFIUS and obtaining the CFIUS Approval, and (f) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, (x) have a Company Material Adverse Effect, or (y) have an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

Section 3.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions by the Company do not and will not (a) assuming the authorizations, consents and approvals referred to in Section 3.03 are obtained, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming the authorizations, consents and approvals referred to in Section 3.03 are obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (c) assuming the authorizations, consents and approvals referred to in Section 3.03 are obtained, require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any governmental license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien and Liens contemplated by the Debt Financing, on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d), which have not had, and would not reasonably be expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

Section 3.05 Capitalization.

(a) The authorized capital stock of the Company consists of 350,000,000 shares of Company Stock, par value $0.0005 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of the close of business on April 12, 2016, there were (i) 135,614,317 Shares outstanding; (ii) no shares of preferred stock of the Company outstanding; (iii) 38 Company Stock Option Awards outstanding, exercisable to purchase 168,601 shares of Company Stock in the aggregate, all of which are vested Company Stock Option Awards; (iv) 4,068 Company RSU Awards outstanding, representing the right to receive 5,892,577 shares of Company Stock in the aggregate; and (v) 177 Company Performance Share Awards outstanding, representing the right to receive 1,858,584 shares of Company Stock in the aggregate (assuming such awards vest at 100% of target). The Company does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(b) Section 3.05(b) of the Company Disclosure Letter contains a correct and complete list by person as of the close of business on April 12, 2016 of Company Stock Option Awards, Company RSU Awards and Company Performance Share Awards, including the number of Company Stock Option Awards, Company RSU Awards and Company Performance Share Awards, the grant date, the exercise price (where applicable), the vesting date, and the maximum number of Shares that may be issued with respect to each Company Stock Option Award, Company RSU Award and Company Performance Share Award. Except, (w) as set forth in Section 3.05(a), (x) for any Shares issued upon the exercise of Company Stock Option Awards and the vesting of Company RSU Awards and Company Performance Share Awards set forth in Section 3.05(a), (y) pursuant to the Company ESPP, or (z) for any Company Securities the issuance of which was permitted by Section 5.01 or was consented to by Parent, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, deliver, or sell any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv), together with the Shares, Company Stock Option Awards, Company RSU Awards, Company Performance Share

Awards and any other equity interests in the Company, being referred to collectively as the “Company Securities”).

(c) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, and neither the Company nor any of its Subsidiaries maintains an employee stock purchase plan other than the Company ESPP. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities.

Section 3.06 Subsidiaries.

(a) Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the Law of its jurisdiction of incorporation or organization, except where the failure to be in good standing can be corrected without the payment of a material sum. Each Subsidiary of the Company has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company, are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests), in each case other than Permitted Liens. Section 3.06(b) of the Company Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company. Each Subsidiary of the Company is directly or indirectly wholly owned by the Company. There are no issued, reserved for issuance or outstanding (x) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (y) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (z) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii), together with the capital stock of, other voting securities of, and any other equity interests in each Subsidiary of the Company being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 3.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by the Company since December 31, 2013 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.

(c) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document filed or furnished pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, and as of the date of such supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(e) The Company has heretofore furnished or made available to Parent complete and correct copies of all comment letters from the SEC since December 31, 2013 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is timely accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure of such information in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The management of the Company has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures as of December 31, 2015, and such assessment concluded that such controls were effective as of such date.

(g) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s consolidated financial reporting and the preparation of Company consolidated financial statements for external purposes in accordance with GAAP and applicable Law. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. As of December 31, 2015, neither the Company nor its auditors had identified any significant deficiencies or material weaknesses in the Company’s internal controls and, as of the date of this Agreement, to the Knowledge of the Company, nothing has come to the attention of the Company that has caused the Company to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of the Company, since December 31, 2015, no complaints from any source regarding accounting, internal controls or auditing matters have been received by the Company, which, if the allegations underlying such complaints were true, would be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, and the Company has not received any complaints through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law.

(h) Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.

(i) The Company is in compliance, and has complied since December 31, 2013, in each case in all material respects, with the applicable provisions of the Sarbanes-Oxley Act.

(j) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications are complete and correct in all material respects.

(k) Since the Company Balance Sheet Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that has not been disclosed in the Company SEC Documents publicly filed or furnished with the SEC following the Company Balance Sheet Date.

Section 3.08 Financial Statements. The audited consolidated financial statements and unaudited condensed consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) (the “Company Financial Statements”) (a) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited condensed consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited condensed consolidated interim financial statements), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act).

Section 3.09 Disclosure Documents. None of the documents required to be filed by the Company with the SEC after the date hereof in connection with the Transactions will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, and subject to the last sentence of this Section 3.09, none of the information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) a registration statement on Form S-4 or Form F-4 (or similar successor form) to register the issuance of Parent Common Shares in connection with the Merger (including any amendments or supplements, the

“Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the definitive joint proxy statement/prospectus included in the Registration Statement at the time it becomes effective to be sent to the Company stockholders in connection with the Merger and the other Transactions and the Parent shareholders in connection with the Transactions (including any amendments or supplements, the “Joint Proxy Statement/Prospectus”) will, at the date it is first mailed to the Company stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.09, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus which were not supplied by or on behalf of the Company.

Section 3.10 Absence of Certain Changes.

(a) From the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects (except for actions taken in connection with this Agreement) and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.01.

(b) Since the Company Balance Sheet Date, there has not been a Company Material Adverse Effect.

Section 3.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date;

(c) liabilities or obligations arising out of, in connection with this Agreement or the Transactions;

(d) liabilities or obligations that have been discharged or paid in full prior to the date of this Agreement; and

(e) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Compliance with Law and Court Orders; Governmental Authorizations.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is and since December 31, 2013 has been in compliance with all applicable Laws and Orders, and to the Knowledge of the Company, is not under investigation by a Governmental Authority with respect to any Law or Order. There is no Order of any Governmental Authority or arbitrator (public or private) outstanding against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and each of its Subsidiaries has all material Governmental Authorizations necessary for the ownership and operation of its businesses as presently conducted, and each such Governmental Authorization is in full force and effect. The Company and each of its Subsidiaries is and since December 31, 2013, has been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and since December 31, 2013, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization and which allegations in such written notice have not been fully resolved to the satisfaction of such Governmental Authority prior to the date hereof.

Section 3.13 Litigation. There is no material Proceeding or, to the Knowledge of the Company, material investigation, pending against, or, to the Knowledge of the Company, threatened by or in writing against the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries (in their capacities as such or related to their activities with the Company or any Subsidiary) nor is the Company or any of its Subsidiaries subject to any material Order of, settlement agreement or other similar written agreement by any Governmental Authority or arbitrator (public or private) under which the Company or any such Subsidiary has any outstanding legal obligations.

Section 3.14 Properties.

(a) Neither the Company nor any of its Subsidiaries own any real property or is a party to any Contract (including any option agreement) to purchase any interest in real property.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth as of the date of this Agreement, the address of all Leased Real Property over 5,000 square feet, the identity of the lessor, lessee and current occupant (if different from the lessee) of such Leased Real Property and a list, as of the date of this Agreement, of all such leases, subleases, licenses and other occupancy agreements related thereto, including all amendments and supplements thereto and guaranties thereof (the “Real Property Leases”). The Company has made available to Parent complete, correct and accurate copies of each Real Property Lease. Except as set forth in Section 3.14(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any of the Leased Real Property over 5,000 square feet or any portion thereof. The Leased Real Property constitutes all of the real property used or occupied by the Company and its Subsidiaries in the conduct of their respective businesses.

(c) The Company or one of its Subsidiaries owns good and valid and legally compliant leasehold title (to the extent such concepts are applicable in the jurisdiction(s) governing such leasehold title) to the Leased Real Property free and clear of all Liens, except (i) Permitted Liens and (ii) in respects that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.15 Intellectual Property.

(a) The Company and its Subsidiaries own or have a valid and enforceable license to use all Intellectual Property Rights necessary to, or material and used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted. Except as set forth on Section 3.15(a) of the Company Disclosure Letter, the Company and its Subsidiaries own and possess all right, title and interest in and to the Company Owned Intellectual Property Rights free and clear of all Liens. Section 3.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) all Company Owned Intellectual Property Rights registered, issued or the subject of a pending application with a Governmental Authority (“Registered Intellectual Property Rights”) and (ii) all material unregistered trademarks. To the Knowledge of the Company, all of the registrations, issuances and applications set forth on Section 3.15(a) of the Company Disclosure Letter are (as applicable) valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made. Nothing in this Section 3.15(a) shall be deemed to be a representation or warranty regarding the infringement or misappropriation of the Intellectual Property Rights of any Person, for which the sole representations and warranties are set forth in Section 3.15(b).

(b) As of the date of this Agreement, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries. Since January 1, 2013, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person except as was not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There is no Proceeding to which the Company or any of its Subsidiaries is a party or, to the Knowledge of the Company, investigation, pending against or, to the Knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries (A) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Owned Intellectual Property Rights or Company Licensed Intellectual Property Rights, (B) alleging that any Company Intellectual Property Right is invalid or unenforceable, or seeking to oppose or cancel any Company Owned Intellectual Property Right, or (C) alleging that the use of any Company Intellectual Property Rights or that the conduct of the business of the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person, except for each of (A), (B) and (C) for matters that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Since January 1, 2013, none of the Company Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part. Since January 1, 2013, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property Rights, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) The IT Assets, taken as a whole, operate and perform in a manner that permits the Company and each of its Subsidiaries to conduct its business in all material respects as currently conducted. Since January 1, 2013, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have taken commercially reasonable actions reasonably necessary to protect the confidentiality, integrity and security of material IT Assets in the control of the Company and its Subsidiaries (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and (ii) no Person has gained unauthorized access to such material IT Assets (or, to the Knowledge of the Company, the information and transactions stored or contained therein or transmitted thereby). To the Knowledge of the Company, the IT Assets and Company Owned Intellectual Property Rights do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software, other than documented security features.

(e) The Company and its Subsidiaries have a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Data, a true, correct and complete copy of which has been made available to Parent prior to the date hereof. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is in compliance with all applicable Laws regarding the collection, use and protection of Personal Data and with the Company’s and its Subsidiaries’ Privacy Policy. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries take commercially reasonable actions (including implementing and monitoring compliance with measures with respect to technical and physical security) intended to protect Personal Data maintained by the Company or any of its Subsidiaries against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Company’s Knowledge, since January 1, 2013, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Data maintained by the Company or any of its Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its

Subsidiaries, taken as a whole. The execution, delivery and performance of this Agreement and all related documents and the consummation of the Transactions do not materially violate any Privacy Policy that applies as of the date of this Agreement to any Personal Data currently retained by the Company or any of its Subsidiaries. Upon Closing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and/or its applicable Subsidiaries will continue to have the right to use such Personal Data on identical terms and conditions as the Company or its Subsidiaries enjoyed immediately prior to the Closing.

(f) The Company and each Subsidiary are in material compliance with the terms and conditions of all licenses for any Open Source Material used by the Company and/or each Subsidiary. The Company and each Subsidiary have not used Open Source Material in such a way that would require, as a condition of use, modification or distribution of such Open Source Material, that any software code material to Company’s or a Subsidiary’s business, and owned by the Company or its Subsidiaries to be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

(g) Each present or past employee, officer, director, consultant or any other Person who has developed any Intellectual Property Rights (including any software) for the Company or a Subsidiary that is material to the business of the Company or a Subsidiary has executed a valid and enforceable Contract with the Company or one of its Subsidiaries that (i) where the Company or a Subsidiary intended to own such Intellectual Property, conveys to the Company or one or more of its Subsidiaries any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by the Company or one or more of its Subsidiaries (and which Contract, in the case of Polycom Communication Solutions (Beijing) Co., Ltd., Polycom Communication Technology (Beijing) Co., Ltd. and the Beijing Representative Office of Polycom (Netherlands) B. V. (collectively, the “China Establishments”), do not require any future payments in order for the applicable China Establishment to own all right, title and interest in and to all such Intellectual Property), (ii) requires such Person if such Person is or was an employee, during and after the term of employment, to cooperate with the Company or one or more of its Subsidiaries in the prosecution of any patent applications filed in connection with such Intellectual Property and (iii) obligates such Person to keep any confidential information, including trade secrets, of the Company and its Subsidiaries confidential both during and for a reasonable period after the term of employment or Contract.

(h) Except as set forth in Section 3.15(h) of the Company Disclosure Letter, the Company and its Subsidiaries are not a party to any Contracts that, as a result of the Transactions, would require Parent or its Subsidiaries to assign, license, grant a non-assert or make available to any other Person any Company Owned Intellectual Property Rights, or restrict the use or license by Parent or any of its Subsidiaries of any such Intellectual Property Rights, in each case, in a manner that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 3.16 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) Each Tax Return required to be filed with any Governmental Authority by the Company or any of its Subsidiaries has been filed when due (taking into account extensions) and is accurate and complete;

(ii) the Company and each of its Subsidiaries has timely paid to the appropriate Governmental Authority all Taxes due and payable, except with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Company Financial Statements;

(iii) the Company and each of its Subsidiaries has complied with all applicable Law relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over, except with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Company Financial Statements;

(iv) the Company and each of its Subsidiaries have established adequate accruals or reserves, in accordance with GAAP, for all Taxes for taxable periods beginning on or after the date of the most recent Company Financial Statements;

(v) there is no Proceeding or, to the Company’s Knowledge, investigation, pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and

(vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(b) During the two (2) year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) (i) Neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time, (ii) neither the Company nor any of its Subsidiaries has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries), and (iii) neither the Company nor any of its Subsidiaries has any liability for the payment of any Tax imposed on any Person (other than the Company or any of its Subsidiaries) as a transferee or successor.

(d) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e) No jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns has made a claim in writing which has not been resolved that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

Section 3.17 Employees and Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Letter contains a correct and complete list identifying each material Company Plan, provided, however, that such list as of the date hereof will identify the material Company Plans based on the Company’s commercially reasonable efforts and provided further, that the Company will be permitted to update such list within 60 days following the date hereof and such updates will be deemed to have been made as of the date hereof. For purposes of this Agreement, (i) “Company Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment agreement, severance agreement or plan, and each other plan, program, fund, or agreement, whether written or unwritten, providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), vacation, health or medical benefits, disability or sick leave payments, change of control payments, or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Affiliates and covers any current or former employee, officer, director, or other service provider of the Company or any of its Affiliates, or with respect to which the Company or any of its Affiliates has any liability, other than a Multiemployer Plan; (ii) “Non-U.S. Company Plan” means each Company Plan that primarily covers current or former employees, officers, directors or other service providers of the Company or any of its Affiliates based outside of the United States and/or which is governed by the Law of any jurisdiction outside of the United States (other than any plan or program maintained by a

Governmental Authority to which the Company or any of its Affiliates is required to contribute pursuant to applicable Law); and (iii) “U.S. Company Plan” means each Company Plan that is not a Non-U.S. Company Plan. The Company has made available to Parent with respect to each material U.S. Company Plan: (A) copies of all material documents embodying and relating to each such U.S. Company Plan, including the plan document, all amendments thereto and all related trust documents, (B) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990), if any, required under ERISA or the Code in connection therewith or its related trust, (C) the most recent actuarial report (if applicable), (D) the most recent summary plan description, if any, required under ERISA, and (E) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such U.S. Company Plan intended to be qualified under Section 401(a) of the Code.

(b) Neither the Company nor any of its ERISA Affiliates maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored, a (i) single employer plan or other pension plan that is subject to Title IV of ERISA or the funding requirements of Section 302 of ERISA or Section 412 of the Code or (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code.

(c) Neither the Company nor any of its ERISA Affiliates maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) With respect to each of the U.S. Company Plans, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole: (i) each U.S. Company Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the IRS upon which it may rely regarding its qualified status under the Code and to the Company’s Knowledge no event has occurred that has caused or could reasonably be expected to cause the loss of such qualification, (ii) all payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a U.S. Company Plan, any Collective Bargaining Agreement, or by applicable Law (including, all contributions and insurance premiums) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of such U.S. Company Plan, Collective Bargaining Agreement or applicable Law, (iii) no proceeding has been threatened in writing, instituted or, to the Knowledge of the Company, is anticipated against any of the U.S. Company Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any of the Company’s ERISA Affiliates, or any of the assets of any trust of any of the U.S. Company Plans, (iv) each U.S. Company Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, ERISA and the Code, (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the U.S. Company Plans, (vi) no U.S. Company Plan is under, and neither the Company nor its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or any other Governmental Authority, and (vii) no U.S. Company Plan provides any employer premium subsidies with respect to post-retirement health and welfare benefits for any current or former employee of the Company or its Subsidiaries. Except as set forth on the Company Balance Sheet, none of the Company or its Subsidiaries or any of its ERISA Affiliates has any material current or projected liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of any of the Company or its Subsidiaries or any of its ERISA Affiliates, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs.

(e) Except as set forth in Section 3.17(e) of the Company Disclosure Letter, the consummation of the Transactions will not (either alone or together with any other event) (i) entitle any employee, officer, director, or other independent contractor of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries to severance pay under a material Company Plan (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any material Company Plan, (iii) increase the amount payable or trigger any other financial obligation pursuant to any material Company Plan, or (iv) result in any amounts payable to any “disqualified individual” failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Except as set forth in Section 3.17(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual under Section 409A or 4999 of the Code.

(f) The Company has made available to Parent copies of all material documents embodying and relating to each material Non-U.S. Company Plan, including, but not limited to, the Non-U.S. Company Plan document, all amendments thereto and all related trust documents, the most recent summary plan description, the most recent actuarial valuation report, and the most recent Tax Return filing, in each case, to the extent applicable, provided, however, that such documents made available as of the date hereof will be based on the Company’s commercially reasonable efforts, and provided further, that the Company will be permitted to make available additional documents within 60 days following the date hereof and such additional documents will be deemed to have been made as of the date hereof. Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, each Non-U.S. Company Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iii) has been maintained in compliance with all applicable Law.

(g) Each U.S. Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(h) Section 3.17(h) of the Company Disclosure Letter contains a true and complete list identifying each Collective Bargaining Agreement.

(i) Except as has not resulted in, and would not reasonably be expected to result in, a material liability to the Company and its Subsidiaries, taken as a whole, (i) none of the Company or any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any Collective Bargaining Agreement and there are no grievances or arbitrations outstanding thereunder; (ii) there are no labor organizational campaigns, corporate campaigns, petitions, demands for recognition or, to the Knowledge of the Company, other unionization activities seeking recognition of a bargaining unit at the Company or any of its Subsidiaries; (iii) there are no unfair labor practice charges, grievances, arbitrations or other complaints or union matters before the National Labor Relations Board or other labor board of Governmental Authority or arbitrator (public or private) that would reasonably be expected to affect the employees of the Company and its Subsidiaries; (iv) there are no current or, to the Knowledge of the Company, threatened strikes, slowdowns, lockouts, organized labor disputes or work stoppages, and no such strike, slowdown, lockout, organized labor dispute or work stoppage has occurred within the two (2) years preceding the date of this Agreement; (v) the execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any Collective Bargaining Agreement; (vi) the execution of this Agreement will not result in any breach or other violation of any notice, information or consultation obligations under applicable labor Law; (vii) the Company and its Subsidiaries are in compliance in all respects with (x) the Worker Adjustment and Retraining Notification Act of 1988, or any similar applicable Law relating to plant closings and layoffs and (y) applicable Law respecting labor, employment, immigration, fair employment practices (including equal employment opportunity Law), terms and conditions of employment, classification of employees, workers’ compensation and mandatory social insurance, occupational safety and health, affirmative action, plant closings, and wages and hours.

Section 3.18 Environmental Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Environmental Claim pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries, or, to the Knowledge of the Company, against any Person whose liability for such Environmental Claims the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and, since December 31, 2013, have been in compliance with all applicable Environmental Laws and all of the Company’s necessary Environmental Permits.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Substance, which would be reasonably likely to form the basis of any Environmental Claim against the Company, any of its Subsidiaries, or to the Knowledge of the Company, against any Person whose liability for such Environmental Claims the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

Section 3.19 Material Contracts. (a) Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list of each of the following types of Contracts to which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement, but excluding any purchase orders, invoices, requisition forms, or other form purchasing documents:

(i) (A) contains any exclusivity or similar provision that is binding on the Company or any of its Subsidiaries (or would purport to be binding, after the Effective Time, on Parent or any of its Subsidiaries) or (B) otherwise limits or restricts the Company or any of its Subsidiaries (or would purport to limit or restrict, after the Effective Time, Parent or any of its Subsidiaries) from (1) engaging or competing in any line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region or (3) obtaining products or services from any Person, in each case of clause (A) and clauses (1), (2) and (3) of clause (B), that is material to the Company and its Subsidiaries, taken as a whole;

(ii) includes (A) any “most favored nation” terms and conditions (including with respect to pricing) granted by the Company to a Third Party, or (B) any arrangement whereby the Company grants any right of first refusal or right of first offer or similar right to a Third Party, in each case of clauses (A) and (B) that is material to the Company and its Subsidiaries, taken as a whole;

(iii) is a joint venture, strategic alliance or partnership agreement that either (A) is material to the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $1,000,000 in the aggregate during the 12-month period following the date of this Agreement;

(iv) is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and its wholly owned Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $1,000,000 individually;

(v) is a Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $1,000,000;

(vi) is a material Contract with respect to any Company Intellectual Property and not for “off-the-shelf” software or hardware generally commercially available on standard and non-discriminatory terms;

(vii) is an acquisition agreement, asset purchase or sale agreement, stock purchase or sale or purchase agreement or other similar agreement, in each case for the purchase or sale of a corporation, partnership, or other business organization or business thereof (including all or substantially all of the assets of such business), pursuant to which (A) the Company reasonably expects that it is required to pay total consideration including assumption of debt after the date of this Agreement to be in excess of $1,000,000, (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $1,000,000 or (C) any other Person has the right to acquire any equity interests in the Company or any of its Subsidiaries;

(viii) is a settlement or similar agreement with any Governmental Authority or arbitrator (public or private) (including any corporate integrity agreement, monitoring agreement or deferred prosecution agreement) or order or consent of a Governmental Authority or arbitrator (public or private) (including any consent decree or settlement order) to which the Company or any of its Subsidiaries is subject involving performance on or after the date hereof by the Company or any of its Subsidiaries;

(ix) any Contract (or series of related Contracts) pursuant to which the Company or any Subsidiary has continuing “earn-out” or similar obligations that could result in payments from the Company or any Subsidiary in excess of $1,000,000 in the aggregate;

(x) any Contract (or series of related Contracts) that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $1,000,000 per twelve-month period after the date of this Agreement;

(xi) any Contract with the Top Channel Partners and Contract Manufacturers;

(xii) any Contract that contains a change in control provision that would be triggered in connection with consummation of the Transactions, provided that (i) such Contract has provided $15,000,000 or more of revenue to the Company or any of its Subsidiaries, individually or in the aggregate, in the twelve-month period prior to the date of this Agreement, or would reasonably be expected to provide $15,000,000 or more of revenue to the Company or any of its Subsidiaries, individually or in the aggregate, in the twelve-month period after the date of this Agreement, or (ii) such change in control provision expressly requires aggregate payments by the Company or any its Subsidiaries, individually or in the aggregate, in excess of $500,000;

(xiii) any Contract between the Company or any of its Significant Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary) of the Company or any of its Significant Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Significant Subsidiaries has an obligation to indemnify such officer, director, Affiliate or family member, but not including any Company Plans;

(xiv) any stockholders, investors rights, registration rights or similar agreement or arrangement;

(xv) any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving (A) “milestone” or other similar contingent payments to be made to or by the Company or any of its Subsidiaries upon the achievement of certain milestones, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case (x) which payments after the date hereof would reasonably be expected to be more than $1,000,000 in the twelve (12) month period following the date hereof and (y) that cannot be terminated by the Company or such Subsidiary without more than sixty (60) days’ notice without material payment or penalty;

(xvi) any material collective bargaining agreement or other material Contract with any labor union;

(xvii) any Contract (including any option agreement) to purchase or sell any interest in real property, and any Real Property Lease;

(xviii) any Contract relating to the indemnification of a Company Indemnified Party that deviates from the form of indemnification agreement made available to Parent; or

(xix) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company under Item 1.01 on a Current Report on Form 8-K.

Each Contract of the type described in clauses (i) through (xix) is referred to herein as a “Company Material Contract.”

(b) Except for this Agreement or as set forth in Section 3.19(a) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that is to be performed after the date of this Agreement that has not been filed as an exhibit to or incorporated by reference in a Company SEC Document.

(c) Each Company Material Contract is valid and binding and in full force and effect and, to the Company’s Knowledge, enforceable against the other party or parties thereto in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. Since December 31, 2014, (i) except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Company Material Contract, is in violation of any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material Contract, and (ii) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract which has not been cured or resolved. True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent.

Section 3.20 Finders’ Fees, etc.. Except for Morgan Stanley & Co. LLC and except as set forth on Section 3.20 of the Company Disclosure Letter, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions. Set forth on Section 3.20 of the Company Disclosure Letter is a good faith estimate, as of the date of this Agreement, of all financial, legal, accounting or other advisory fees and expenses incurred or payable, or to be incurred or payable, by the Company or its Subsidiaries in connection with this Agreement and the consummation of the Transactions.

Section 3.21 Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair to such holders from a financial point of view, and a copy of such opinion will be delivered to Parent concurrently with the execution and delivery of this Agreement for informational purposes.

Section 3.22 Anti-Takeover Law. The Company Board has taken all action necessary to exempt the Transactions from the restrictions applicable to business combinations included in Section 203 of the DGCL pursuant to subsection (b)(3) thereof and the restrictions applicable to business combinations contained in Section 203(a) of the DGCL are not applicable to the execution, delivery or performance of this Agreement or to the consummation of the Transactions. Except for the foregoing, the Company is not subject to any Anti-Takeover Law that would apply to the Transactions.

Section 3.23 Customers and Suppliers. Section 3.23 of the Company Disclosure Letter sets forth a true and complete list of the ten (10) largest channel partners and five (5) largest contractor manufacturers (in dollar volume) of the business of the Company and its Subsidiaries during the 2015 fiscal year and the revenue attributed to such channel partners or spent with such contract manufacturers in such fiscal year (the “Top Channel Partners and Contract Manufacturers”).

Section 3.24 Anti-Corruption; Anti-Money Laundering. In the last five (5) years, the Company and its Subsidiaries have been and are in compliance with all applicable anti-corruption Law, including (i) the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.) (the “FCPA”), (ii) the U.K. Bribery Act 2010, (iii) any applicable Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997, and (iv) any other applicable Law of similar purpose and scope in any jurisdiction. In the last five (5) years, neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any (x) agent or representative of the Company or any of its Subsidiaries in connection with its performance of its business with the Company or (y) employee of the Company or any of its Subsidiaries has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (a) which would violate any applicable anti-corruption Law; or (b) to or for a Public Official with the intention of: (i) improperly influencing any official act or decision of such Public Official; (ii) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (iii) securing any improper advantage in each case in violation of applicable anti-corruption Law. For the purposes of this Agreement, “Public Official” includes any Person holding, representing or acting on behalf of a legislative, administrative or judicial office, and any Person employed by, representing or acting on behalf of a Governmental Authority or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office, but it does not include employees who are members of the reserve components of the United States Armed Forces. No officer or director of the Company or any of its Subsidiaries is a Public Official and, to the Company’s Knowledge, no employee of the Company or any of its Subsidiaries (in each case, that is not a director or officer) is a non-U.S. Public Official. In the last five (5) years, neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, (x) any agent or representative of the Company or any of its Subsidiaries in connection with its performance of its business with the Company, or (y) employee of the Company or any of its Subsidiaries has violated or operated in noncompliance with any, been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or made any voluntary disclosures to any Governmental Authority in any way relating to anti-corruption or anti-money laundering Law or Law related to terrorism financing. The Company has instituted policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries, directors, officers, employees, agents and representatives with applicable anti-corruption Law, anti-money laundering Law and applicable Law related to terrorism financing.

Section 3.25 Insurance. Each of the insurance policies and self- insurance programs and arrangements relating to the business, assets and operations of the Company is in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and all premiums due thereunder have been paid. As of the date of this Agreement, since December 31, 2013, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible:

(a) cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not constitute a Company Material Adverse Effect; or (b) written notice of refusal of any coverage or rejection of any claim under any such insurance policy that if not paid would constitute a Company Material Adverse Effect. With respect to each Proceeding that has been filed or investigation initiated against the Company or any of its Subsidiaries since December 31, 2013, no insurance carrier has issued a denial of coverage with respect to any such Proceeding or investigation, or informed any of the Company nor any of its Subsidiaries of its intent to do so, other than such denial that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.26 Security Clearance; Export Controls; Sanctions.

(a) Neither the Company nor any of its Subsidiaries holds a U.S. security clearance or has such a clearance in process. Neither the Company nor any of its Subsidiaries (i) is registered under the ITAR, (ii) manufactures, develops, sells, exports or reexports any equipment, products, software, or technical data that are controlled under the ITAR, or (iii) has any such equipment, software, or technical data in the pipeline or under development. Except as set forth in Section 3.26(a) of the Company Disclosure Letter and except for items properly classified under EAR99, neither the Company nor any of its Subsidiaries (i) manufactures, develops, sells, exports or reexports any equipment, products, software, or technical data that are controlled under the EAR, or (ii) has any such equipment, software, or technical data in the pipeline or under development.

(b) In the last five (5) years, the Company, its Subsidiaries, their respective directors and officers and, to the Company’s Knowledge, their respective agents, representatives and employees acting on their behalf, (i) have complied in all material respects with all sanctions, export control, anti-boycott, customs Laws, and (ii) have not been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or made any voluntary disclosures to any Governmental Authority relating to material violation of sanctions, export control, anti-boycott, or customs Laws. The Company has instituted policies and procedures reasonably designed to ensure material compliance by the Company, its Subsidiaries, directors, officers, employees, agents and representatives acting on behalf of the Company or any of its Subsidiaries with applicable sanctions, export control, anti-boycott, and customs Laws.

Section 3.27 No Additional Representations. Except for the representations and warranties expressly made by Parent and Merger Sub in ARTICLE 4, the Company acknowledges that none of Parent, Merger Sub or any other Person makes, and that the Company has not relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that none of Parent, Merger Sub or any of their Representatives makes, nor has the Company relied upon, any representation or warranty with respect to (a) Parent or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to Parent or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Parent or any Representative of Parent, including in any “data rooms” or management presentations.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except (a) as set forth in the Parent Disclosure Letter (subject to the first sentence of Section 1.02(e)) or (b) as disclosed in the Parent SEC Documents filed or furnished with the SEC at least one (1) Business Day prior to the date hereof(but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC after one (1) Business Day prior to the date hereof; (ii) excluding any disclosures contained under the heading “Risk

Factors” that are not historical facts and any disclosure of risks included in any general “forward-looking statements” disclaimer or other statements that are not historical facts to the extent that they are general, cautionary, predictive or forward-looking in nature; and (iii) not in respect of Section 4.10(b)), but only to the extent (A) such Parent SEC Documents are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System and (B) the relevance of the applicable disclosure as an exception to the applicable representations and warranties would be reasonably apparent to an individual who has read that disclosure and such representations and warranties, Parent and Merger Sub represent and warrant to the Company that:

Section 4.01 Corporate Existence and Power. Parent is a corporation duly incorporated and validly existing under the Law of Canada. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Law of the State of Delaware. Each of Parent and Merger Sub has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, (i) to have a Parent Material Adverse Effect or (ii) to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Transactions. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the organizational documents of Parent and Merger Sub as in effect on the date of this Agreement. Neither Parent nor Merger Sub is in violation of, in conflict with, or in default under, its certificate of incorporation or bylaws.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate power and authority of Parent and Merger Sub and, except for the required approval of Merger Sub Parent as the sole stockholder of Merger Sub, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, except for the required approval of the Parent’s shareholders in connection with the Parent Share Issuance. The affirmative vote of the holders of a majority of votes cast by holders of Parent Common Shares in favor of the Parent Share Issuance, as required by Section 611 of the TSX Company Manual (the “Parent Shareholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary in connection with the consummation of the Transactions. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

(b) As of the date of this Agreement, (i) the respective board of directors of each of Parent and Merger Sub have approved and declared advisable this Agreement and the Transactions as required under applicable Law and (ii) Merger Sub Parent, as the sole stockholder of Merger Sub, has adopted this agreement in accordance with the DGCL.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger, (b) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Law, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Law, (d) compliance with any applicable requirements of the NASDAQ and the TSX, (e) the filing of a joint voluntary notice and obtaining the CFIUS Approval, and (f) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, (x) have a Parent Material Adverse Effect, or (y) have an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger.

Section 4.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (a) assuming the authorizations, consents and approvals referred to in Section 4.03 are obtained, contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming the authorizations, consents and approvals referred to in Section 4.03 are obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (c) assuming the authorizations, consents and approvals referred to in Section 4.03 are obtained, require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any governmental license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien and Liens contemplated by the Debt Financing, on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), which have not had, and would not reasonably be expected to have, individually or in the aggregate, (x) a Parent Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger.

Section 4.05 Capitalization.

(a) The authorized capital stock of Parent consists of an unlimited number of Parent Common Shares, without par value, and an unlimited number of preferred shares, without par value. As of the close of business on April 12, 2016, there were (i) 121,191,572 Parent Common Shares issued and outstanding; (ii) no preferred shares of Parent issued or outstanding; (iii) 9,173,755 compensatory options to purchase Parent Common Shares (“Parent Stock Options”) issued and outstanding, each of which is or will be exercisable for one (1) Parent Common Share; (iv) 3,356,943 restricted stock units (“Parent RSUs”) issued and outstanding; and (v) 2,478,326 warrants to purchase Parent Common Shares (“Parent Warrants”) outstanding, each of which is exercisable for one (1) Parent Common Share. Parent does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of Parent on any matter. Except as set forth in the foregoing clauses (i) through (v), there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of or other ownership interests in Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent, (C) warrants, calls, options or other rights to acquire from Parent, or other obligation of Parent to issue, deliver or sell, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Parent or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in Parent.

(b) All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights.

(c) The Parent Common Shares to be issued pursuant to this Agreement in connection with the Merger, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and non-assessable and, subject to receipt of the Parent Shareholder Approval, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the organizational documents of Parent or any agreement to which Parent is a party or otherwise bound. Neither Parent nor any of its Subsidiaries is party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any securities of Parent.

(d) Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(e) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share, one (1) of which has been validly issued, is fully paid and non-assessable and is owned directly by Merger Sub Parent free and clear of any Lien.

Section 4.06 SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by Parent since December 31, 2013 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Parent SEC Document complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.

(c) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Parent SEC Document filed or furnished pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, and as of the date of such supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(e) Parent has heretofore furnished or made available to the Company complete and correct copies of all comment letters from the SEC since December 31, 2013 through the date of this Agreement with respect to any of the Parent SEC Documents, together with all written responses of Parent thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Parent SEC Documents, and, to the Knowledge of the Parent, none of the Parent SEC Documents are subject to ongoing SEC review.

(f) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Parent’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure of such information in Parent’s periodic and current reports required under the Exchange Act. The management of Parent has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures as of December 31, 2015, and such assessment concluded that such controls were effective as of such date.

(g) Parent has established and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of Parent’s consolidated financial reporting and the preparation of Parent’s consolidated financial statements for external purposes in accordance with GAAP and applicable Law. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. As of December 31, 2015, neither Parent nor its auditors had identified any significant deficiencies or material weaknesses in Parent’s internal controls and, as of the date of this Agreement, to the Knowledge of Parent, nothing has come to the attention of Parent that has caused Parent to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of Parent, since December 31, 2015, no complaints from any source regarding accounting, internal controls or auditing matters have been received by Parent, which, if the allegations underlying such complaints were true, would be reasonably likely to be material to Parent and its Subsidiaries, taken as a whole, and Parent has not received any complaints through Parent’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law.

(h) Neither Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent in violation of Section 402 of the Sarbanes-Oxley Act.

(i) Parent is in compliance, and has complied since December 31, 2013, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(j) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications are complete and correct in all material respects.

(k) Since the Parent Balance Sheet Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which Parent or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that has not been disclosed in the Parent SEC Documents publicly filed or furnished with the SEC following the Parent Balance Sheet Date.

Section 4.07 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) (the “Parent Financial Statements”) (a) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act).

Section 4.08 Disclosure Documents. None of the documents required to be filed by Parent with the SEC after the date hereof in connection with the Transactions will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, and subject to the last sentence of this Section 4.08, none of the information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to the Company stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.08, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus which were not supplied by or on behalf of Parent or Merger Sub.

Section 4.09 Financing.

(a) Assuming the truth and accuracy of the Company’s representations and warranties and compliance by the Company with its covenants and agreements (in each case solely to the extent that a breach of such representation or warranty or noncompliance with such covenant or agreement would adversely affect the satisfaction by Parent of the conditions set forth in the Commitment Letter) herein and assuming the Debt Financing has been received, at the Effective Time, Parent and Merger Sub shall have available cash resources and financing in an aggregate amount which, together with the available cash resources of the Company, are sufficient to enable Parent and Merger Sub to consummate the Transactions, to refinance any indebtedness required to be refinanced in connection with the consummation of the Transactions, and to pay related fees and expenses. Parent has delivered to the Company an accurate and complete copy of a fully executed debt commitment letter (together with all annexes, schedules and exhibits thereto) from the financial institutions party thereto (collectively, the “Lenders”) together with the executed fee letter(s) related thereto of even date therewith (which fee letter(s) may be redacted so long as no such redaction covers terms that would adversely affect the aggregate amount, conditionality, availability, or termination of the debt financing contemplated therein) and any related exhibits, schedules, annexes, supplements, term sheets or other agreements (other than fee letters) (collectively, the “Commitment Letter”), pursuant to the terms, but subject to the conditions expressly set forth therein, of which certain of the Lenders have committed to provide Parent and Merger Sub with debt financing in the amounts set forth therein for purposes of partially financing the Transactions (such debt financing or any debt securities issued in lieu thereof, the “Debt Financing”).

(b) The Commitment Letter is, and each definitive agreement with respect to the Debt Financing (which definitive agreements are referred to collectively in this Agreement as the “Definitive Financing Agreements”) entered into after the date of this Agreement but prior to the Effective Time (if any), will be, in each case, a legal, valid, binding and enforceable obligation of Parent (to the extent party thereto) and Merger Sub (to the extent party thereto) and, to the Knowledge of Parent, the other parties thereto in accordance with their respective terms and subject to: (i) the respective conditions expressly set forth therein; and (ii) the Enforceability Limitations. As of the date of this Agreement, the Commitment Letter and the commitments contained therein have not been withdrawn, modified, terminated or rescinded in any respect, amended, restated or otherwise modified or waived

(and, to the Knowledge of Parent, no such withdrawal, modification, termination, amendment, restatement or waiver is contemplated). As of the date hereof, there are no conditions precedent or contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Commitment Letter in the form delivered to the Company and assuming the truth and accuracy of the Company’s representations and warranties and compliance by the Company with its covenants and agreements herein (in each case solely to the extent that a breach of such representation or warranty or noncompliance with such covenant or agreement would adversely affect the satisfaction by Parent of the conditions set forth in the Commitment Letter), Parent does not have any reason to believe that the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent at the Effective Time. As of the date hereof, there are no, and there are not contemplated to be any, side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Debt Financing, other than any customary engagement letters, fee letters and non-disclosure agreements that do not impact the conditionality for the Debt Financing to occur or amount of the Debt Financing.

(c) As of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or Merger Sub under the Commitment Letter or which would otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable. As of the date of this Agreement, neither Parent nor Merger Sub is aware of any material inaccuracies in any of the representations or warranties of Parent or Merger Sub in the Commitment Letter. To the extent required, Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

Section 4.10 Absence of Certain Changes.

(a) From the Parent Balance Sheet Date through the date of this Agreement, the business of Parent and its Subsidiaries has been conducted in the ordinary course of business in all material respects (except for actions taken in connection with this Agreement).

(b) Since the Parent Balance Sheet Date, there has not been a Parent Material Adverse Effect.

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of Parent (including the notes thereto), other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date;

(c) liabilities or obligations arising out of, in connection with this Agreement or the Transactions;

(d) liabilities or obligations that have been discharged or paid in full prior to the date of this Agreement; and

(e) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12 Compliance with Law and Court Orders; Governmental Authorization.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent and each of its Subsidiaries is and since December 31, 2013 has been in compliance with all applicable Laws and Orders, and to the Knowledge of Parent, is not under investigation by a Governmental Authority with respect to any Law or Order. There is no Order of any

Governmental Authority or arbitrator (public or private) outstanding against Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole.

(b) Parent and each of its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its businesses as presently conducted, and each such Governmental Authorization is in full force and effect. Parent and each of its Subsidiaries is and since December 31, 2013, has been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and since December 31, 2013, neither Parent nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization and which allegations in such written notice have not been fully resolved to the satisfaction of such Governmental Authority prior to the date hereof.

Section 4.13 Litigation. There is no material Proceeding or, to the Knowledge of Parent, material investigation, pending against, or, to the Knowledge of Parent, threatened by or in writing against Parent, Merger Sub or any of Parent’s other Subsidiaries, any present or former officer, director or employee of Parent, Merger Sub or any of Parent’s other Subsidiaries (in their capacities as such or related to their activities with Parent, Merger Sub or any of Parent’s other Subsidiaries) nor is Parent or any of its Subsidiaries subject to any material Order of, settlement agreement or other similar written agreement by any Governmental Authority or arbitrator (public or private) under which the Company or any such Subsidiary has any outstanding legal obligations.

Section 4.14 Intellectual Property.

(a) Parent and its Subsidiaries own or have a valid and enforceable license to use all Intellectual Property Rights necessary to, or material and used or held for use in, the conduct of the business of Parent and its Subsidiaries as currently conducted. Parent and its Subsidiaries own and possess all right, title and interest in and to the Parent Owned Intellectual Property Rights free and clear of all Liens. To the Knowledge of Parent, all of the Registered Intellectual Property Rights of Parent and its Subsidiaries are (as applicable) valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made. Nothing in this Section 4.14(a) shall be deemed to be a representation or warranty regarding the infringement or misappropriation of the Intellectual Property Rights of any Person, for which the sole representations and warranties are set forth in Section 4.14(b).

(b) As of the date of this Agreement, the conduct of the business of Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries. Since January 1, 2013, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person except as was not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. There is no Proceeding to which Parent or its Subsidiaries is a party or, to the Knowledge of Parent, investigation, pending against or, to the Knowledge of Parent, threatened in writing against, Parent or any of its Subsidiaries (A) based upon, or challenging or seeking to deny or restrict, the rights of Parent or any of its Subsidiaries in any of the Parent Owned Intellectual Property Rights or Parent Licensed Intellectual Property Rights, (B) alleging that any Parent Intellectual Property Right is invalid or unenforceable, or seeking to oppose or cancel any Parent Owned Intellectual Property Right, or (C) alleging that the use of any Parent Owned Intellectual Property Rights or that the conduct of the business of Parent or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person, except for each of (A), (B) and (C) for matters that would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(c) Since January 1, 2013, none of the Parent Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part. Since January 1, 2013, to the Knowledge of Parent, no Person has

infringed, misappropriated or otherwise violated any Parent Owned Intellectual Property Rights, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(d) Since January 1, 2013, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (i) Parent and its Subsidiaries have taken commercially reasonable actions reasonably necessary to protect the confidentiality, integrity and security of material Parent IT Assets in the control of Parent and its Subsidiaries (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and (ii) no Person has gained unauthorized access to such material Parent IT Assets (or, to the Knowledge of Parent, the information and transactions stored or contained therein or transmitted thereby). To the Knowledge of Parent, the Parent IT Assets and Parent Owned Intellectual Property Rights do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software, other than documented security features.

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent and each of its Subsidiaries is in compliance with all applicable Laws regarding the collection, use and protection of Parent Personal Data and with Parent’s and its Subsidiaries’ privacy policies. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries take commercially reasonable actions (including implementing and monitoring compliance with measures with respect to technical and physical security) intended to protect Parent Personal Data maintained by Parent or any of its Subsidiaries against loss and against unauthorized access, use, modification, disclosure or other misuse. To Parent’s Knowledge, since January 1, 2013, no Person has gained unauthorized access to or made any unauthorized use of any such Parent Personal Data maintained by Parent or any of its Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. The execution, delivery and performance of this Agreement and all related documents and the consummation of the Transactions do not materially violate any privacy policy of Parent or its Subsidiaries that applies as of the date of this Agreement to any Parent Personal Data currently retained by Parent or any of its Subsidiaries. Upon Closing, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent and/or its applicable Subsidiaries will continue to have the right to use such Parent Personal Data on identical terms and conditions as Parent or its Subsidiaries enjoyed immediately prior to the Closing.

(f) Parent and each Subsidiary are in material compliance with the terms and conditions of all licenses for any Open Source Materials used by Parent and/ or each Subsidiary. Parent and each Subsidiary have not used Open Source Materials in such a way that would require, as a condition of use, modification or distribution of such Open Source Materials, that any software code material to Parent’s or a Subsidiary’s business, and owned by Parent or its Subsidiaries be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

(g) Each present or past employee, officer, director, consultant or any other Person who has developed any Intellectual Property Rights (including any software) for Parent or a Subsidiary that is material to the business of Parent or a Subsidiary has executed a valid and enforceable Contract with Parent or one of its Subsidiaries that (i) where, Parent or its Subsidiaries intended to own such Intellectual Property, conveys to Parent or one or more of its Subsidiaries any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by Parent or one or more of its Subsidiaries, (ii) requires such Person if such Person is or was an employee, during and after the term of employment, to cooperate with Parent or one or more of its Subsidiaries in the prosecution of any patent applications filed in connection with such Intellectual Property, and (iii) obligates such Person to keep any confidential information, including trade secrets, of Parent and its Subsidiaries confidential both during and for a reasonable period after the term of employment or Contract.

Section 4.15 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Each Tax Return required to be filed with any Governmental Authority by Parent or any of its Subsidiaries has been filed when due (taking into account extensions) and is accurate and complete;

(b) Parent and each of its Subsidiaries has timely paid to the appropriate Governmental Authority all Taxes due and payable, except with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on Parent Financial Statements;

(c) Parent and each of its Subsidiaries has complied with all applicable Law relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over, except with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on Parent Financial Statements;

(d) Parent and each of its Subsidiaries have established adequate accruals or reserves, in accordance with GAAP, for all Taxes for taxable periods beginning on or after the date of the most recent Parent Financial Statements;

(e) there is no Proceeding or, to Parent’s Knowledge, investigation, pending or threatened in writing against or with respect to Parent or any of its Subsidiaries in respect of any Tax; and

(f) there are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

Section 4.16 Employees and Employee Benefit Plans.

(a) Neither Parent nor any of its ERISA Affiliates maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored, a (i) single employer plan or other pension plan that is subject to Title IV of ERISA or the funding requirements of Section 302 of ERISA or Section 412 of the Code or (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code.

(b) Neither Parent nor any of its ERISA Affiliates maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a Multiemployer Plan.

(c) With respect to each Parent Plan, except as would not reasonably be expected to result in a material liability to Parent and its Subsidiaries, taken as a whole, each Parent Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, ERISA and the Code. “Parent Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment agreement, severance agreement or plan, and each other plan, program, fund, or agreement, whether written or unwritten, providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), vacation, health or medical benefits, disability or sick leave payments, change of control payments, or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Parent or any of its Affiliates and covers any current or former employee, officer, director, or other service provider of Parent or any of its Affiliates, or with respect to which Parent or any of its Affiliates has any liability, other than a Multiemployer Plan.

(d) Except as set forth in Section 4.16(d) of Parent Disclosure Letter, with respect to any officer or director of Parent or its Subsidiaries or any employee of Parent or its Subsidiaries who reports directly to the Chief Executive Officer (in each case, whether current, former or retired) or their beneficiaries, the consummation of the Transactions will not (either alone or together with any other event) (i) entitle any such individual (or beneficiary, as applicable) to severance pay under a material Parent Plan (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any material Parent Plan, (iii) increase the amount payable or trigger any other financial obligation pursuant to any material Parent Plan. Except as set forth in Section 4.16(e) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any officer or director of Parent or its Subsidiaries or any employee of Parent or its Subsidiaries who reports directly to the Chief Executive Officer (in each case, whether current, former or retired) or their beneficiaries for any Tax incurred by such individual (or beneficiary, as applicable) under Section 409A or 4999 of the Code.

(e) Except as would not reasonably be expected to result in a material liability to Parent and its Subsidiaries, taken as a whole, each Parent Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required, to any extent, to be funded, book reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iii) has been maintained in compliance with all applicable Law.

(f) Section 4.16(f) of the Parent Disclosure Letter contains a true and complete list identifying each Parent collective bargaining agreement.

Section 4.17 Environmental Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no Environmental Claim pending or, to the Knowledge of Parent, threatened in writing against Parent, any of its Subsidiaries, or, to the Knowledge of Parent, against any Person whose liability for such Environmental Claims Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are and, since December 31, 2013, have been in compliance with all applicable Environmental Law and all of Parent’s Environmental Permits.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Substance, which would be reasonably likely to form the basis of any Environmental Claim against Parent, any of its Subsidiaries, or to the Knowledge of Parent, against any Person whose liability for such Environmental Claims Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

Section 4.18 Anti-Corruption; Sanctions; Anti-Money Laundering.

(a) In the last five (5) years, Parent and its Subsidiaries have been and are in material compliance with all applicable anti-corruption Law, including (i) the FCPA, (ii) the U.K. Bribery Act 2010, (iii) any applicable Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997, and (iv) any other applicable Law of similar purpose and scope in any jurisdiction. In the last five (5) years, neither Parent nor any of its Subsidiaries nor any director or officer of Parent or any of its Subsidiaries nor, to Parent’s Knowledge, any (x) agent or representative of Parent or any of its Subsidiaries in connection with its performance of its business with Parent or (y) employee of Parent or any of its Subsidiaries has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (a) which would violate any applicable anti-corruption Law; or (b) to or for a Public Official with the intention of: (i) improperly influencing any official act or decision of such Public Official; (ii) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (iii) securing any improper advantage in each case in violation of applicable anti-corruption Law. No officer or director of Parent or any of its Subsidiaries is a Public Official and, to Parent’s Knowledge, no employee of Parent or any of its Subsidiaries (in each case, that is not a director or officer) is a non-U.S. Public Official.

(b) In the last five (5) years, neither Parent nor any of its Subsidiaries nor any director or officer of Parent or any of its Subsidiaries nor, to Parent’s Knowledge, (x) any agent or representative of Parent or any of its Subsidiaries in connection with its performance of its business with Parent, or (y) employee of Parent or any of its Subsidiaries has violated or operated in noncompliance with any, been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or made any voluntary disclosures to any Governmental Authority in any way relating to anti-corruption or anti-money laundering Law or Law related to terrorism financing. Parent has instituted policies and procedures reasonably designed to ensure compliance by Parent, its Subsidiaries, directors, officers, employees, agents and representatives with applicable anti-corruption Law, anti-money laundering Law and applicable Law related to terrorism financing.

(c) In the last five (5) years, Parent, its Subsidiaries, their respective directors and officers and, to Parent’s Knowledge, their respective agents, representatives and employees acting on their behalf, (i) have complied in all material respects with all sanctions, export control, anti-boycott, or customs Laws, and (ii) have not been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or made any voluntary disclosures to any Governmental Authority relating to material violation of sanctions, export control, anti-boycott, or customs Laws. Parent has instituted policies and procedures reasonably designed to ensure material compliance by Parent, its Subsidiaries, directors, officers, employees, agents and representatives acting on behalf of Parent or any of its Subsidiaries with applicable sanctions, export control, anti-boycott, and customs Laws.

Section 4.19 Insurance. Each of the insurance policies and self- insurance programs and arrangements relating to the business, assets and operations of Parent is in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and all premiums due thereunder have been paid. As of the date of this Agreement, since December 31, 2013, neither Parent nor any of its Subsidiaries has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not constitute a Parent Material Adverse Effect; or (b) written notice of refusal of any coverage or rejection of any claim under any such insurance policy that if not paid would constitute a Parent Material Adverse Effect. With respect to each Proceeding that has been filed or investigation initiated against Parent or any of its Subsidiaries since December 31, 2013, no insurance carrier has issued a denial of coverage with respect to any such Proceeding or investigation, or informed any of Parent nor any of its Subsidiaries of its intent to do so, other than such denial that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.20 Finders’ Fees, etc.. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the Transactions (excluding the Debt Financing).

Section 4.21 Ownership of Company Shares; Anti-Takeover Law. Neither Parent nor any of its respective Subsidiaries (including Merger Sub) “beneficially owns” (as defined in Rule 13d-3 of the Exchange Act) any Shares, nor have any of them during the past three years “owned” any Shares within the meaning of Section 203 of the DGCL. Parent is not subject to any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or similar restriction set forth in Section 203 of the DGCL or, to the Knowledge of Parent, set forth in any other Law, that would apply to the Transactions.

Section 4.22 Opinion of Financial Advisor. The Parent Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor to Parent, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Shares pursuant to this Agreement is fair to Parent from a financial point of view, and a copy of such opinion will be delivered to the Company concurrently with the execution and delivery of this Agreement for informational purposes.

Section 4.23 No Additional Representations. Except for the representations and warranties expressly made by the Company in ARTICLE 3, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person makes, and that neither Parent nor Merger Sub have relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither the Company nor any Representative of the Company makes, nor has either Parent or Merger Sub relied upon, any representation or warranty with respect to (a) the Company or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to the Company or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations.

ARTICLE 5

COVENANTS OF THE COMPANY

Section 5.01 Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE 9 (the “Pre-Closing Period”), except as expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or as required by applicable Law or Order, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use commercially reasonable efforts to (i) preserve intact its business organization, goodwill and reputation, (ii) preserve in all material respects its business relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with it and with Governmental Authorities with jurisdiction over the Company’s operations and (iii) keep available its current officers and key employees. In addition, without limiting the generality of the foregoing, during the Pre-Closing Period, except as expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law or Order, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), in each case, of the Company or any Subsidiary of the Company;

(b) directly or indirectly split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (i) the declaration, setting aside or payment of any dividends or other distributions by any of its wholly owned Subsidiaries to the Company or any other wholly owned

Subsidiary or (ii) acquisitions, or deemed acquisitions, of (A) Shares in connection with the payment of the exercise price of Company Stock Option Awards with Company Stock Option Awards or Shares (including in connection with “net exercises”), (B) Shares in connection with required Tax withholding in connection with the exercise of Company Stock Option Awards or the vesting of or issuance of Shares subject to Company RSU Awards or Company Performance Share Awards or (C) Company Subsidiary Securities by the Company or its Subsidiaries;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities or any securities convertible into or exchangeable or exercisable for Company Securities or Company Subsidiary Securities, other than (x) the issuance of any Shares pursuant to Company Stock Option Awards, Company RSU Awards and Company Performance Share Awards, (y) the issuance, delivery or sale of any shares of Company Subsidiary Securities to the Company or any of its wholly owned Subsidiaries and (z) as otherwise permitted pursuant to Section 5.01(m) and set forth in the corresponding section of the Company Disclosure Letter or (ii) amend any term of any Company Security or Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur or commit to any capital expenditures, except for (i) those as may be contemplated by the Company’s fiscal 2016 budget and capital expenditure plan made available to Parent prior to the date of this Agreement (whether or not such capital expenditures are made during the 2016 fiscal year) or (ii) any capital expenditures (or series of related capital expenditures) of less than $500,000 in the aggregate per fiscal quarter;

(e) acquire from any Third Party (by merger, consolidation, acquisition of substantial equity interests in or substantial assets or otherwise), directly or indirectly, any corporation, partnership, or other business organization or business thereof, other than (i) inventory, supplies and materials in the ordinary course of business of the Company and its Subsidiaries, (ii) pursuant to Contracts in effect on the date of this Agreement, or (iii) assets, securities, properties, interests or businesses of the Company or any of its wholly owned Subsidiaries;

(f) sell, license, lease or otherwise transfer, exchange, swap, dispose of or abandon or create or incur any Lien on, directly or indirectly, any of the Company’s or its Subsidiaries’ material assets, securities, properties, interests, leases or businesses, other than (i) sales of inventory, of products or services, or obsolete equipment, or non-exclusive licensing of Intellectual Property Rights, all in the ordinary course of business, (ii) sales, licenses, leases or transfers that are pursuant to Contracts in effect on the date of this Agreement, (iii) Permitted Liens, or (iv) sales, licenses, leases or other transfers to, or Liens in favor of, the Company or any of its wholly owned Subsidiaries;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, or form or acquire any Subsidiary that is not wholly owned by the Company or any of its wholly owned Subsidiaries, other than (i) in connection with actions permitted by Sections 5.01(d) or (e), (ii) loans, advances or capital contributions to, or investments in, the Company or any of its wholly owned Subsidiaries, (iii) advances of expenses to employees or other service providers of the Company or its Subsidiaries in the ordinary course of business, for amounts individually not exceeding $10,000 and in the aggregate not exceeding $250,000, (iv) advances to customers of the Company or its Subsidiaries in the ordinary course of business in connection with the sale of the Company’s products and services, or (v) investments made in connection with treasury functions and cash management in the ordinary course of business;

(h) redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness for borrowed money or guarantees thereof in a manner that increases the aggregate liability (including any contingent liability) of the Company or any Subsidiary thereunder, or issue or sell any debt securities, except for (i) indebtedness or guarantees between or among the Company and any of its wholly owned Subsidiaries (including any guarantees by the Company of any obligations of any of its wholly owned Subsidiaries to Third Parties) and (ii) indebtedness for borrowed money that will be paid prior to the

Closing, and which does not subject the Company or any of its Subsidiaries to any pre-payment or other penalties, that is incurred in the ordinary course of business and in an amount not to exceed $1,000,000 in aggregate principal amount, and (iii) letters of credit issued and maintained in the ordinary course of business to the extent undrawn;

(i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person, or would purport to limit, after the Effective Time, Parent or any of its Subsidiaries in any material respect;

(j) enter into any new line of business outside of the existing business of the Company and its Subsidiaries, other than pursuant to any product roadmaps in existence as of the date hereof and natural extensions or changes to such product roadmaps, in each case, which product roadmaps have been disclosed to Parent prior to the date hereof;

(k) (i) other than (x) in the ordinary course of business (including renewals consistent with the terms thereof) or (y) in a manner not material to the Company and its Subsidiaries, taken as a whole, amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any contract which constitutes a Company Material Contract or waive, release or assign any material rights, claims or benefits under any Company Material Contract, or (ii) enter into any Contract (other than any non-material amendments entered into in the ordinary course of business) that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, provided, that if another subsection of this Section 5.01 governs conduct or actions of the same type or nature as this Section 5.01(k), and such other subsection expressly permits such conduct or actions to be taken by the Company in conflict with this Section 5.01(k), then the Company or its Subsidiaries shall be permitted to take such conduct or action;

(l) (i) recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, or (ii) negotiate, enter into, amend, modify or terminate any Collective Bargaining Agreement;

(m) grant any equity or equity-based awards (including Company Stock Option Awards, Company RSU Awards or Company Performance Share Awards), other than Company RSU Awards and Company Performance Share Awards granted to new hires in the ordinary course of business and with such terms as are consistent with past practice (including, vesting acceleration upon specified events, provided that such awards will not provide for any vesting acceleration to occur as a result of the consummation of the Transactions);

(n) except (x) as required pursuant to a Company Plan in effect prior to the date of this Agreement, (y) as otherwise required by applicable Law or (z) as set forth in Section 5.01(n) of the Company Disclosure Letter, (i) grant or provide any severance or termination payments or benefits (including pursuant to any agreement or arrangement or amendment to any existing agreement or arrangement) to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries, (iii) increase the compensation payable to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries, other than increases of compensation payable to employees of the Company or its Subsidiaries or independent contractors and consultants of the Company or any of its Subsidiaries, in the ordinary course of business and for the avoidance of doubt (and not be way of limitation), the Company (and its Subsidiaries) shall be permitted to pay out compensation under its (or its Subsidiaries’) bonus, incentive, sales, commission, and similar plans and programs in effect prior to the date of this Agreement, for 2015 performance and with respect to the Company’s Management Bonus Plan, Performance Bonus Plan, and Semi-Annual Bonus Plan, first half 2016 performance, based on actual performance and otherwise in accordance with the terms of the applicable plan or program), (iv) establish, adopt, terminate or amend any material Company Plan (including with respect to any plan, program, agreement, or other arrangement by and between the Company and any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries that provides for any payments or benefits in connection with a change in control, whether alone or in combination with other events such as a termination of service (“Change of Control Severance Agreement”), or any plan, program, arrangement, policy or agreement that would be a material Company Plan if it were in existence on the date of this Agreement, (v) hire any employee of the Company or any of its Subsidiaries or engage any other individual to provide services to the Company or any of its Subsidiaries, other than in the ordinary course of business; (vi) terminate the employment of any current employee of the Company or any of its Subsidiaries with a title of Senior Vice President or above other than for cause or for performance-related reasons or (vii) promote any employee of the Company or any of its Subsidiaries to a position that reports directly to the Chief Executive Officer of the Company;

(o) waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;

(p) change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act (or any interpretation thereof), any Governmental Authority or applicable Law;

(q) (i) make or change any material election with respect to Taxes, (ii) adopt or change any method of Tax accounting, (iii) amend any material Tax Return, (iv) settle any material claim or assessment in respect of Taxes, (v) agree to an extension or waiver of the limitation period for any material claim or assessment in respect of Taxes, (vi) enter into any material closing agreement, or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(r) (i) compromise or settle any Proceeding, in each case made or pending by or against the Company or any of its Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such, other than the compromise or settlement of Proceedings that: (x) are for an amount (in excess of insurance proceeds), individually or in the aggregate, not to exceed $500,000, (y) do not involve an admission of guilt or impose any injunctive relief or a material restriction on the Company or its Subsidiaries and (z) do not involve material Company Owned Intellectual Property Rights or (ii) commence any Proceeding, other than in the ordinary course of business;

(s) take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in ARTICLE 8 not being satisfied, (ii) result in new or additional required approvals from any Governmental Authority in connection with the Transactions that would materially delay the consummation of the Transactions or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement or materially delay such consummation;

(t) authorize, apply for or cause to be approved the listing of Shares on any stock exchange, other than the NASDAQ;

(u) fail to pay any maintenance and similar fees or fail to take any other appropriate actions as necessary to prevent the abandonment, invalidation, loss, impairment or dedication to the public domain of any Company Intellectual Property Rights that are material to the conduct of the Company’s business;

(v) cancel, terminate, fail to keep in place or reduce the amount of any insurance coverage provided by existing insurance policies without obtaining substantially equivalent (in the aggregate) substitute insurance coverage, other than in the ordinary course of business or if the Company, in its reasonable judgment, determines that such cancellation, termination or failure to keep in place would not result in the Company and its Subsidiaries having inadequate coverage, including after giving effect to any insured self-retention or co-insurance feature;

(w) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any Significant Subsidiary of the Company;

(x) acquire any fee interest in real property;

(y) enter into any material interest rate swaps, non-U.S. exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk); or

(z) agree, resolve or commit to do any of the foregoing.

Section 5.02 No Solicitation.

(a) The Company shall, shall cause its Subsidiaries to and shall request that its Representatives, immediately cease (i) any communications, discussions or negotiations with any Person that may be ongoing with respect to a Company Acquisition Proposal, (ii) furnishing to any Person (other than Parent, Merger Sub, their respective Representatives and the Company’s Representatives) any information with respect to a Company Acquisition Proposal and (iii) cooperating with, assisting in, participating in, or knowingly facilitating or encouraging a Company Acquisition Proposal and, if applicable, shall request to have returned to the Company or destroyed any confidential information that has been provided to any Person during any such communications, discussions or negotiations occurring in the six (6) months prior to the date of this Agreement. From and after the date of this Agreement until the earlier to occur of the Effective Time or the date of termination of this Agreement in accordance with ARTICLE 9, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any of its Representatives to (and shall use reasonable best efforts to cause such Persons not to), directly or indirectly, (A) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or knowingly facilitate any inquiry or the making or submission of any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (B) subject to Section 5.02(b), approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal, (C) subject to Section 5.02(b), approve or recommend, or publicly propose to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding, in each case relating to a Company Acquisition Proposal (other than an Acceptable Company Confidentiality Agreement) or a Company Superior Proposal (each an “Alternative Company Acquisition Agreement”), (D) enter into, continue or otherwise participate in any discussions or negotiations regarding any Company Acquisition Proposal, or (E) agree to do any of the foregoing; provided, however, if, prior to the receipt of the Company Stockholder Approval, following the receipt of a bona fide written Company Acquisition Proposal that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a Company Superior Proposal and that was not solicited in violation of this Section 5.02(a) made after the date of this Agreement, the Company may, in response to such Company Acquisition Proposal, and subject to compliance with Section 5.02(b), furnish information with respect to the Company to the Person making such Company Acquisition Proposal and engage in discussions or negotiations with such Person regarding such Company Acquisition Proposal; provided, that (1) prior to furnishing, or causing to be furnished, any such nonpublic information relating to the Company to such Person, the Company enters into a confidentiality agreement with the Person making such Company Acquisition Proposal (an “Acceptable Company Confidentiality Agreement”) that (x) does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to this Section 5.02 and (y) contains provisions that in the aggregate are no less restrictive on such Person than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, that such agreement does not need to contain any provision prohibiting (including, any direct or indirect “standstill” or similar provisions that prohibit) the making of any Company Acquisition Proposal), and (2) promptly (but in any event within 24 hours) following furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives).

(b) Notwithstanding anything to the contrary in this Agreement, prior to the receipt of the Company Stockholder Approval, the Company Board may effect a Company Adverse Recommendation Change if (and only if): (I) (A) a written Company Acquisition Proposal that was not solicited in violation of Section 5.02(a) is made to the Company by a Third Party and such Company Acquisition Proposal is not withdrawn or (B) there has been a Company Intervening Event; (II) in the case of a Company Acquisition Proposal, the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal; and (III) the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, however, none of the Company, the Company Board or any committee thereof shall make a Company Adverse Recommendation Change and/or authorize the Company to enter into any Alternative Company Acquisition Agreement unless:

(i) the Company Board provides Parent at least five (5) days’ prior written notice of its intention to take such action (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Company Adverse Recommendation Change), which notice shall include, as applicable, (A) the information with respect to the Company Superior Proposal that is specified in Section 5.02(c), as well as a copy of such Company Acquisition Proposal and any related Alternative Company Acquisition Agreement, or (B) the facts and circumstances in reasonable detail of the Company Intervening Event;

(ii) during the five (5) days following such written notice described in the foregoing clause (i) (or such shorter period as is specified in this Section 5.02(b) below), the Company Board and its Representatives have negotiated in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of this Agreement that may, at Parent’s sole discretion, be proposed by Parent in response to such Company Superior Proposal or Company Intervening Event, as applicable; and

(iii) at the end of the five (5) day period described in the foregoing clause (i) (or such shorter period as specified in this Section 5.02(b) below), the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed and irrevocably committed to in writing by Parent and capable of acceptance by the Company), that, as applicable (A) the Company Acquisition Proposal continues to be a Company Superior Proposal or (B) the Company Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, that the failure to make such Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under applicable Law.

Any amendment or modification to the conditionality, price or form of consideration of any Company Superior Proposal will be deemed to be a new Company Acquisition Proposal for purposes of this Section 5.02, and the Company shall promptly (but in any event within 24 hours of occurrence) notify Parent of any such new Company Acquisition Proposal and the Parties shall comply with the provisions of this Section 5.02(b) with respect thereto; provided, however, that the “matching period” set forth above shall in such circumstance expire on the later of three (3) days after the Company Board provides written notice of such new Company Acquisition Proposal to Parent and the end of the original five (5) day period described in clause (ii) above; provided, further,

(x) whether or not there is a Company Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 9.01, the Company Board shall submit this Agreement for approval by the Company stockholders at the Company Stockholders Meeting; and (y) in the event there is a Company Adverse Recommendation Change made in compliance with this Section 5.02(b) with respect to a Company Superior Proposal, the Company shall only enter into an Alternative Company Acquisition Agreement with respect thereto by terminating this Agreement in accordance with Section 9.01(h).

(c) In addition to the obligations of Parent and the Company set forth in Section 5.02(a) and Section 5.02(b), the Company (i) shall promptly (and in any event within 24 hours) notify Parent in writing of any inquiries, proposals or offers with respect to a Company Acquisition Proposal that are received by, or any non-public information with regard to such Company Acquisition Proposal is requested from, or any discussions or negotiations are sought to be initiated regarding such Company Acquisition Proposal with, the Company (or any of its Representatives), indicating, in connection with such notice, the identity of the Person or group of Persons making the inquiry, proposal or offer and the material terms and conditions of any such inquiries, proposals or offers (and providing copies of all related written inquiries, proposals or offers, including proposed agreements) and (ii) thereafter shall keep Parent reasonably informed, on a reasonably prompt basis (and, in any event, within 24 hours) of the status of any material discussions or negotiations with respect to any such inquiries, proposal or offers and the details of any material changes to the status and material terms of any such inquiries, proposals or offers (including any material amendments thereto or any change to the scope or material terms or conditions thereof, and including copies of any written inquiries, proposals or offers, including proposed agreements and material modifications thereto).

Section 5.03 Company Stockholders Meeting. The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) as promptly as practicable after the date the Registration Statement is declared effective under the Securities Act (except as provided in this Section 5.03) for the purpose of voting on the approval and adoption of this Agreement in accordance with the DGCL. In connection with the Company Stockholders Meeting, the Company shall (i) subject to Section 5.02(b), recommend approval and adoption of this Agreement and the Transactions by the Company’s stockholders in the Joint Proxy Statement/Prospectus and (ii) otherwise comply with all legal requirements applicable to such meeting. Subject to Section 5.02(b), the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and take all other actions reasonably necessary or advisable to secure the adoption of this Agreement by the Company’s stockholders. The Company shall keep Parent and Merger Sub reasonably updated with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub, and shall direct its proxy soliciting agent to provide Parent and its Representatives with the results of all proxy tabulations provided by such proxy soliciting agent to the Company. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Stockholders Meeting; provided, however, the Company shall have the right to adjourn or postpone the Company Stockholders Meeting: (i) after consultation with Parent, for not more than two (2) periods not to exceed ten (10) Business Days each if on the date on which the Company Stockholders Meeting is then-scheduled, the Company has not received proxies representing a sufficient number of Shares to obtain the Company Stockholder Approval; (ii) if on the date on which the Company Stockholders Meeting is then-scheduled, there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; or (iii) after consultation with Parent, if the failure to adjourn or postpone the Company Stockholders Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required amendment or supplement to the Joint Proxy Statement/Prospectus to be timely provided to the holders of Shares. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), unless required to do so by applicable Law or the Company’s organizational documents. Without the prior written consent of Parent, the adoption of this Agreement and the Transactions (including the Merger) and compensation matters related to the Transactions shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the approval of this Agreement and the Transactions) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting. Regardless of whether there is a Company Adverse Recommendation Change, the Company Stockholders Meeting shall be held in accordance with the terms hereof unless this Agreement is terminated in accordance with ARTICLE 9.

Section 5.04 Company ESPP and Compensation Arrangements.

(a) As soon as practicable following the execution and delivery of this Agreement, the Company shall take such actions as are necessary to suspend the Company ESPP and all amounts then credited to the accounts of participants in the Company ESPP which have not been used to purchase Shares prior to the date of this Agreement shall be returned to such participants (without interest thereon, except as otherwise required by applicable Law) as soon as practicable and in accordance with Section 11.1 of the Company ESPP and, prior to the Closing, the Company shall take such actions as are necessary to terminate the Company ESPP effective as of no later than immediately prior to the Closing.

(b) As soon as practicable following the date of this Agreement and prior to the Effective Time, the Company and the Company Board (or an appropriate committee of non-employee directors thereof) shall take such actions (including adopting a resolution consistent with the interpretive guidance of the SEC) as are required to cause the disposition of Shares, Company Stock Option Awards, Company RSU Awards and Company Performance Share Awards and in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be, to the greatest extent reasonably possible under applicable Law and interpretations of the SEC, exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

(c) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.09.

Section 5.05 Payoff Letters. The Company shall use reasonable best efforts to obtain and deliver to Parent no later than five (5) Business Days prior to the Effective Time customary payoff letters with respect to (i) the satisfaction and release of all of the Company and its Subsidiaries’ liabilities and obligations (including all indebtedness for borrowed money, if any, of the Company and its Subsidiaries outstanding as of the Closing, but excluding any indemnification obligations that survive termination) under the Contracts set forth in Section 5.05 of the Company Disclosure Letter (the “Loan Documents”), (ii) the termination of the Loan Documents and (iii) the release of all Liens held pursuant to or otherwise related to the Loan Documents.

Section 5.06 Acceleration of Certain Company Stock Option Awards, Company RSU Awards and Company Performance Share Awards. The Company shall, prior to the Effective Time, cancel all Company Stock Option Awards, Company RSU Awards and Company Performance Share Awards held by any individual providing services to the Company or any of its Subsidiaries who is considered a “disqualified individual” within the meaning of Code Section 4985, including the individuals listed on Section 1.01(a) of the Company Disclosure Schedules and all members of the Company Board, or by a member of such individual’s family (as defined in Code Section 267), and in exchange therefor, pay to each such former holder on the Business Day immediately prior to the Closing Date (a) in respect of each Company Stock Option Award held by such former holder, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Per Share Cash Value over the exercise price per share of Company Stock underlying such Company Stock Option Award multiplied by (ii) the number of shares of Company Stock underlying such Company Stock Option Award; (b) in respect of each Company RSU Award held by such former holder, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Per Share Cash Value multiplied by (ii) the number of shares of Company Stock underlying such Company RSU Award; and (c) in respect of each Company Performance Share Award held by such former holder, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Per Share Cash Value multiplied by (ii) the number of shares of Company Stock underlying such Company Performance Share Award (which shall be 100% of the target number of shares of Company Stock set forth in the applicable award agreement governing the Company Performance Share Award).

ARTICLE 6

COVENANTS OF PARENT AND MERGER SUB

Section 6.01 Conduct of Parent. During the Pre-Closing Period, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), or as required by applicable Law or Order, Parent shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use commercially reasonable efforts to (i) preserve intact its business organization, goodwill and reputation, (ii) preserve in all material respects its business relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with it and with Governmental Authorities with jurisdiction over Parent’s operations and (iii) keep available its current officers and key employees. In addition, without limiting the generality of the foregoing, during the Pre-Closing Period, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law or Order, Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the articles of amalgamation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), in each case, of Parent or any Significant Subsidiary of Parent in a manner that would have a material and adverse impact on the value of Parent Common Shares;

(b) directly or indirectly split, combine or reclassify any shares of capital stock of Parent or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Parent or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any equity securities of Parent or any of its Subsidiaries, except for (i) the declaration, setting aside or payment of any dividends or other distributions by any of its wholly owned Subsidiaries to Parent or any other wholly owned Subsidiary, or in connection with any internal reorganization transactions solely among the wholly owned Subsidiaries of Parent or (ii) acquisitions, or deemed acquisitions, of (A) Parent Common Shares in connection with the payment of the exercise price of Parent Stock Options with Parent Stock Options or Parent Common Shares (including in connection with “net exercises”), (B) Parent Common Shares in connection with required Tax withholding in connection with the exercise of Parent Stock Options or the vesting of or issuance of Parent Common Shares subject to Parent RSUs or (C) equity securities of Parent’s Subsidiaries by Parent or its Subsidiaries;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any equity securities of Parent or any of its Subsidiaries, or any securities convertible into or exchangeable or exercisable for equity securities of Parent or any of its Subsidiaries, other than (x) the issuance of any Parent Common Shares pursuant to Parent Stock Options, Parent RSUs or Parent Warrants, (y) the issuance, delivery or sale of any shares of equity securities of Parent’s Subsidiaries to Parent or any of its wholly owned Subsidiaries or (z) as otherwise permitted pursuant to Section 6.01(k) and set forth in the corresponding section of the Parent Disclosure Letter or (ii) amend any term of any equity security of Parent or its Subsidiaries (in each case, whether by merger, consolidation or otherwise);

(d) incur or commit to any capital expenditures, except for (i) those as may be contemplated by Parent’s fiscal 2016 budget and capital expenditure plan made available to Parent prior to the date of this Agreement

(whether or not such capital expenditures are made during the 2016 fiscal year) or (ii) any capital expenditures (or series of related capital expenditures) of less than $500,000 in the aggregate per fiscal quarter;

(e) acquire from any Third Party (by merger, consolidation, acquisition of substantial equity interests in or substantial assets or otherwise), directly or indirectly, any corporation, partnership, or other business organization or business thereof, other than (i) inventory, supplies and materials in the ordinary course of business of Parent and its Subsidiaries, (ii) pursuant to Contracts in effect on the date of this Agreement, or (iii) assets, securities, properties, interests or businesses of Parent or any of its wholly owned Subsidiaries;

(f) sell, license, lease or otherwise transfer, exchange, swap, dispose of or abandon, directly or indirectly, any of Parent’s or its Subsidiaries’ material assets, securities, properties, interests, leases or businesses, other than (i) sales of inventory, of products or services, or obsolete equipment, or non-exclusive licensing of Intellectual Property Rights, all in the ordinary course of business, (ii) sales, licenses, leases or transfers that are pursuant to Contracts in effect on the date of this Agreement, or (iii) sales, licenses, leases or other transfers to Parent or any of its wholly owned Subsidiaries;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, or form or acquire any Subsidiary that is not wholly owned by Parent or any of its wholly owned Subsidiaries, other than (i) in connection with actions permitted by Section 6.01(d) or Section 6.01(e), (ii) loans, advances or capital contributions to, or investments in, Parent or any of its wholly owned Subsidiaries, (iii) advances of expenses to employees or other service providers of Parent or its Subsidiaries in the ordinary course of business, for amounts individually not exceeding $10,000 and in the aggregate not exceeding $250,000, (iv) advances to customers of Parent or its Subsidiaries in the ordinary course of business in connection with the sale of Parent’s products and services, or (v) investments made in connection with treasury functions and cash management in the ordinary course of business;

(h) redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness for borrowed money or guarantees thereof in a manner that increases the aggregate liability (including any contingent liability) of Parent or any Subsidiary thereunder, or issue or sell any debt securities, except for (i) indebtedness or guarantees between or among Parent and any of its wholly owned Subsidiaries (including any guarantees by the Company of any obligations of any of its wholly owned Subsidiaries to Third Parties) and (ii) indebtedness for borrowed money that will be paid prior to the Closing, and which does not subject Parent or any of its Subsidiaries to any prepayment or other penalties, that is incurred in the ordinary course of business and in an amount not to exceed $1,000,000 in aggregate principal amount, and (iii) letters of credit issued and maintained in the ordinary course of business to the extent undrawn;

(i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect Parent or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person, or would purport to limit, after the Effective Time, the Surviving Corporation or any of its Subsidiaries in any material respect;

(j) enter into any new line of business outside of the existing business of Parent and its Subsidiaries, other than pursuant to any product roadmaps in existence as of the date hereof and natural extensions or changes to such product roadmaps, in each case, which product roadmaps have been disclosed to the Company prior to the date hereof;

(k) grant any equity or equity-based awards (including, Parent Common Shares, Parent Stock Options or Parent RSUs), other than Parent Stock Options and Parent RSUs granted to employees of Parent or any of its Subsidiaries (excluding any such employees holding the position of Senior Vice President or above as of the date of grant) or other service providers of Parent or any of its Subsidiaries in the ordinary course of business, with the aggregate number of Parent Common Shares subject to such equity awards issuable hereunder not to exceed

550,000 Parent Common Shares in the aggregate, or to new hires in the ordinary course of business, and with such terms as are consistent with past practice (including, vesting acceleration upon specified events, provided that such awards will not provide for any vesting acceleration to occur as a result of the consummation of the Transactions);

(l) change Parent’s methods of financial accounting, except as allowed by concurrent changes in GAAP or in Regulation S-X of the Exchange Act (or any interpretation thereof), any Governmental Authority or applicable Law;

(m) (i) make or change any material election with respect to Taxes, (ii) adopt or change any method of Tax accounting, (iii) amend any material Tax Return, (iv) settle any material claim or assessment in respect of Taxes, (v) agree to an extension or waiver of the limitation period for any material claim or assessment in respect of Taxes, (vi) enter into any material closing agreement, or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(n) take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in ARTICLE 8 not being satisfied, (ii) result in new or additional required approvals from any Governmental Authority in connection with the Transactions that would materially delay the consummation of the Transactions or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement or materially delay such consummation;

(o) authorize, apply for or cause to be approved the listing of Parent Common Shares on any stock exchange other than the NASDAQ and the TSX;

(p) cancel, terminate, fail to keep in place or reduce the amount of any insurance coverage provided by existing insurance policies without obtaining substantially equivalent (in the aggregate) substitute insurance coverage, other than in the ordinary course of business or if Parent, in its reasonable judgment, determines that such cancellation, termination or failure to keep in place would not result in Parent and its Subsidiaries having inadequate coverage, including after giving effect to any insured self-retention or co-insurance feature;

(q) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Parent or any Significant Subsidiary of Parent;

(r) acquire any fee interest in real property;

(s) enter into any material interest rate swaps, non-U.S. exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk); or

(t) agree, resolve or commit to do any of the foregoing.

Section 6.02 Obligations of Merger Sub. Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger and the other Transactions pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 6.03 No Solicitation.

(a) Parent shall, shall cause its Subsidiaries to and shall request that its Representatives, immediately cease (i) any communications, discussions or negotiations with any Person that may be ongoing with respect to a Parent Acquisition Proposal, (ii) furnishing to any Person (other than the Company, its Representatives and Parent’s Representatives) any information with respect to a Parent Acquisition Proposal and (iii) cooperating with, assisting in, participating in, knowingly facilitating or encouraging a Parent Acquisition Proposal and, if applicable, shall request to have returned to Parent or destroyed any confidential information that has been provided to any Person during any such communications, discussions or negotiations occurring in the six (6) months prior to the date of this Agreement. From and after the date of this Agreement until the earlier to occur of the Effective Time or the date of termination of this Agreement in accordance with ARTICLE 9, Parent shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any of its Representatives to (and shall use reasonable best efforts to cause such Persons not to), directly or indirectly, (A) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or knowingly facilitate, any inquiry or the making or submission of any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, (B) subject to Section 6.03(b), approve or recommend, or publicly propose to approve or recommend, a Parent Acquisition Proposal, (C) subject to Section 6.03(b), approve or recommend, or publicly propose to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding, in each case relating to a Parent Acquisition Proposal (other than an Acceptable Parent Confidentiality Agreement) or a Parent Superior Proposal (each an “Alternative Parent Acquisition Agreement”), (D) enter into, continue or otherwise participate in any discussions or negotiations regarding any Parent Acquisition Proposal, or (E) agree to do any of the foregoing; provided, however, if, prior to the receipt of the Parent Shareholder Approval, following the receipt of a bona fide written Parent Acquisition Proposal that the Parent Board determines in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a Parent Superior Proposal and that was not solicited in violation of this Section 6.03(a) and made after the date of this Agreement, Parent may, in response to such Parent Acquisition Proposal, and subject to compliance with Section 6.03(b), furnish information with respect to Parent to the Person making such Parent Acquisition Proposal and engage in discussions or negotiations with such Person regarding such Parent Acquisition Proposal; provided, that (1) prior to furnishing, or causing to be furnished, any such nonpublic information relating to Parent to such Person, Parent enters into a confidentiality agreement with the Person making such Parent Acquisition Proposal (an “Acceptable Parent Confidentiality Agreement”) that (x) does not contain any provision that would prevent Parent from complying with its obligation to provide any disclosure to the Company required pursuant to this Section 6.03 and (y) contains provisions that in the aggregate are no less restrictive on such Person than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, that such agreement does not need to contain any provision prohibiting (including, any direct or indirect “standstill” or similar provisions that prohibit) the making of any Parent Acquisition Proposal), and (2) promptly (but in any event within 24 hours) following furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously so furnished to the Company or its Representatives).

(b) Notwithstanding anything to the contrary in this Agreement, prior to the receipt of the Parent Shareholder Approval, the Parent Board may effect a Parent Adverse Recommendation Change if (and only if): (I) (A) a written Parent Acquisition Proposal that was not solicited in violation of Section 6.03(a) is made to Parent by a Third Party and such Parent Acquisition Proposal is not withdrawn or (B) there has been a Parent Intervening Event; (II) in the case of a Parent Acquisition Proposal, the Parent Board concludes in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal; and (III) the Parent Board concludes in good faith, after consultation with Parent’s outside legal counsel, that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Parent Board under applicable Law; provided, however, none of Parent, the Parent Board or any committee thereof shall make a Parent Adverse Recommendation Change and/or authorize Parent to enter into any Alternative Parent Acquisition Agreement unless:

(i) the Parent Board provides the Company at least five (5) days’ prior written notice of its intention to take such action (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Parent Adverse Recommendation Change), which notice shall include, as applicable, (A) the information with respect to the Parent Superior Proposal that is specified in Section 6.03(b), as well as a copy of such Parent

Acquisition Proposal and any related Alternative Parent Acquisition Agreement, or (B) the facts and circumstances in reasonable detail of the Parent Intervening Event;

(ii) during the five (5) days following such written notice described in the foregoing clause (i) (or such shorter period as is specified in this Section 6.03(b) below), the Parent Board and its Representatives have negotiated in good faith with the Company (to the extent the Company desires to negotiate) regarding any revisions to the terms of this Agreement that may, at the Company’s sole discretion, be proposed by the Company in response to such Parent Superior Proposal or Parent Intervening Event, as applicable; and

(iii) at the end of the five (5) day period described in the foregoing clause (i) (or such shorter period as specified in this Section 6.03(b) below), the Parent Board concludes in good faith, after consultation with Parent’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed and irrevocably committed to in writing by the Company and capable of acceptance by Parent), that, as applicable (A) the Parent Acquisition Proposal continues to be a Parent Superior Proposal or (B) the Parent Intervening Event continues to warrant a Parent Adverse Recommendation Change and, in each case, that the failure to make such Parent Adverse Recommendation Change would be inconsistent with the fiduciary duties owed by the Parent Board to Parent under applicable Law.

Any amendment or modification to the conditionality, price or form of consideration of any Parent Superior Proposal will be deemed to be a new Parent Acquisition Proposal for purposes of this Section 6.03, and Parent shall promptly (but in any event within 24 hours of occurrence) notify the Company of any such new Parent Acquisition Proposal and the Parties shall comply with the provisions of this Section 6.03(b) with respect thereto; provided, however, that the “matching period” set forth above shall in such circumstance expire on the later of three (3) days after the Parent Board provides written notice of such new Parent Acquisition Proposal to the Company and the end of the original five (5) day period described in clause (ii) above; provided, further, (x) whether or not there is a Parent Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 9.01, the Parent Board shall submit the Parent Share Issuance for approval by the Parent shareholders at the Parent Shareholders Meeting; and (y) in the event there is a Parent Adverse Recommendation Change made in compliance with this Section 6.03 with respect to a Parent Superior Proposal, Parent shall only enter into an Alternative Parent Acquisition Agreement with respect thereto by terminating this Agreement in accordance with Section 9.01(h).

(c) In addition to the obligations of Parent and the Company set forth in Section 6.03(a) and Section 6.03(b), Parent shall promptly (and in any event within 24 hours) notify the Company in writing of any inquiries, proposals or offers with respect to a Parent Acquisition Proposal that are received by, or any non-public information with regard to such Parent Acquisition Proposal is requested from, or any discussions or negotiations are sought to be initiated regarding such Parent Acquisition Proposal with, Parent (or any of its Representatives), indicating, in connection with such notice, the identity of the Person or group of Persons making the inquiry, proposal or offer and the material terms and conditions of any such inquiries, proposals or offers (and providing copies of all related written inquiries, proposals or offers, including proposed agreements) and thereafter shall keep the Company reasonably informed, on a reasonably prompt basis (and, in any event, within 24 hours) of the status of any material discussions or negotiations with respect to any such inquiries, proposal or offers and the details of any material changes to the status and material terms of any such inquiries, proposals or offers (including any material amendments thereto or any change to the scope or material terms or conditions thereof, and including copies of any written inquiries, proposals or offers, including proposed agreements and material modifications thereto).

Section 6.04 Parent Shareholders Meeting. Parent shall duly call, give notice of, convene and hold a special and annual meeting of its shareholders (the “Parent Shareholders Meeting”) as promptly as practicable after the date the Registration Statement is declared effective under the Securities Act (except as provided in this Section 6.04) for the purpose of voting on the approval of the issuance of shares of Parent Common Shares as part of the Merger Consideration (the “Parent Share Issuance”) and the approval of such other matters to be considered at an annual meeting of Parent’s shareholders. In connection with the Parent Shareholders Meeting, Parent shall (i) subject to Section 6.03(b), recommend approval of the Parent Share Issuance by the Parent’s shareholders in the Joint Proxy Statement/Prospectus and (ii) otherwise comply with all legal requirements applicable to such meeting. Subject to Section 6.03(b), Parent will use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Parent Share Issuance and take all other actions reasonably necessary or advisable to secure the approval of the Parent Share Issuance. Parent shall keep the Company reasonably updated with respect to proxy solicitation results as reasonably requested by the Company, and shall direct its proxy soliciting agent to provide Company and its Representatives with the results of all proxy tabulations provided by such proxy soliciting agent to the Parent. Parent shall not, without the prior written consent of Company, adjourn or postpone the Parent Shareholders Meeting; provided, however, Parent shall have the right to adjourn or postpone the Parent Shareholders Meeting: (i) after consultation with Company, for not more than two (2) periods not to exceed ten (10) Business Days each if on the date on which the Parent Shareholders Meeting is then-scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval; (ii) if on the date on which the Parent Shareholders Meeting is then-scheduled, there are insufficient Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders Meeting; or (iii) after consultation with the Company, if the failure to adjourn or postpone the Parent Shareholders Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required amendment or supplement to the Joint Proxy Statement/Prospectus to be timely provided to the holders of Parent Common Shares. Once Parent has established a record date for the Parent Shareholders Meeting, Parent shall not change such record date or establish a different record date for the Parent Shareholders Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), unless required to do so by applicable Law or the Parent’s organizational documents. Regardless of whether there is a Parent Adverse Recommendation Change, the Parent Shareholders Meeting shall be held in accordance with the terms hereof unless this Agreement is terminated in accordance with Article 9.

Section 6.05 Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement by the Parties hereto, Merger Sub Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger and the other Transactions, in accordance with the DGCL, by written consent.

Section 6.06 Director and Officer Indemnification.

(a) From and after the Effective Time, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation of each former and present director or officer of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding or investigation with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the Transactions), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request or for the benefit of the Company or any of its Subsidiaries as a director, officer, member, trustee or fiduciary of another Person, whether asserted or claimed prior to, at or after the Effective Time as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) as in effect on the date of this Agreement or in any agreement to which the Company or any of its Subsidiaries is a party, shall be assumed by the Surviving Corporation and shall survive the Merger and continue in full force and effect in accordance with their terms, and Parent shall cause Surviving Corporation to comply with all such terms. For a period of no less than six (6) years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or such documents of any successor to the business of the Surviving Corporation) to contain provisions regarding exculpation, indemnification and advancement of expenses that are at least as favorable as the exculpation, indemnification and advancement of expenses provisions contained in the certificate of incorporation, bylaws and comparable organizational documents of the Company and each of its Subsidiaries in effect as of immediately prior to the Effective Time, and during such six-year period shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately prior the Effective Time was a Company Indemnified Party; provided, however, all rights to indemnification in respect of any actual or threatened Proceeding made within such period shall continue until the disposition of such Proceeding or resolution of such Proceeding.

(b) For a period of no less than six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause Surviving Corporation to, indemnify and hold harmless (and advance funds in respect of the foregoing) each Company Indemnified Party to the fullest extent permitted under applicable Law against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of, or for the benefit of, the Company or any of its Subsidiaries as a director, officer, member, trustee, or fiduciary of another Person, whether asserted or claimed prior to, at or after the Effective Time. The Surviving Corporation shall use reasonable best efforts to assist in the defense of such matter with the Company Indemnified Party in the defense of any such Proceeding; provided, however, the Surviving Corporation shall only be required to indemnify and hold harmless, or advance expenses to, a Company Indemnified Party if and to the same extent such Company Indemnified Party is entitled to indemnification or advancement as of the date of this Agreement by the Company or its Subsidiaries pursuant to (i) the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or the applicable Subsidiary of the Company or (ii) any indemnification agreement between the Company or any of its Subsidiaries and such Company Indemnified Party.

(c) Prior to the Effective Time, the Company shall obtain and fully pay the premiums for a non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of up to six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from the Company’s current D&O Insurance carriers or one or more insurance carriers with the same or better credit rating as the Company’s current D&O Insurance carriers with respect to directors’ and officers’ insurance policies in an amount and scope at least as favorable as the D&O Insurance.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of the Surviving Corporation, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this Section 6.06.

(e) The provisions of this Section 6.06 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each indemnified or insured person hereunder (including the Company Indemnified Parties), his or her heirs and his or her representatives (who shall, for the avoidance of doubt, be deemed third-party beneficiaries of this Agreement for purposes of this Section 6.06) and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.

Section 6.07 Stock Exchange Listing. Parent shall use reasonable best efforts to cause the Parent Common Shares to be issued pursuant to this Agreement to be approved for listing on the NASDAQ, subject to official notice of issuance, and the TSX, subject to satisfaction of customary listing conditions of the TSX, prior to the Effective Time.

Section 6.08 Employee Matters. (a) For a period of at least one (1)-year following the Effective Time, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including, for the avoidance of doubt the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (individually a “Continuing Employee” and collectively the “Continuing Employees”) with (i) base salary (or wages) and cash bonus opportunities (excluding any equity compensation) that are no less favorable than the base salaries and cash bonus opportunities (excluding any equity compensation) provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) pension and welfare benefits (excluding defined benefit pension and retiree health) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than those provided by the Company and its Subsidiaries immediately prior to the Effective Time.

(b) Parent further agrees that, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, grant all of the Continuing Employees credit for any service with the Company or its Subsidiaries (as well as service with any predecessor entity to the extent such service is taken into account under the applicable plan of the Company or its Subsidiaries prior to the Effective Time) earned prior to the Effective Time and with Parent, the Surviving Corporation, and any of their Subsidiaries or Affiliates on and after the Effective Time, (i) for eligibility and vesting purposes and (ii) for purposes of accrued vacation or paid time-off severance benefit determinations, and level of benefits under any benefit or compensation plan, program, agreement or arrangement (except with respect to benefit accruals under any defined benefit pension plan) that may be established or that is maintained by Parent or the Surviving Corporation or any of its Subsidiaries on or after the Effective Time; provided, however, such service shall not be recognized or credited to the extent that such recognition would result in a duplication of benefits provided to the Continuing Employee or to the extent that such service was not recognized under any similar Company Plan. Without limiting the foregoing, Parent shall use reasonable best efforts to cause to be waived any pre-existing conditions or limitations, exclusions, waiting periods and required physical examinations under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which the Continuing Employees (or their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing conditions or limitations, exclusions, waiting periods or required physical examinations would not have been satisfied or waived under the comparable Company Plan in which the Continuing Employee participated immediately prior to the Effective Time. Parent shall recognize, or use reasonable best efforts to cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which the Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Effective Time.

(c) Notwithstanding anything contained herein to the contrary, with respect to any Continuing Employees who (i) are based outside of the United States, Parent’s obligations under this Section 6.08 shall be in addition to, but not in contravention of, any obligations under the Law of the non-U.S. countries and political subdivisions thereof in which such Continuing Employees are based, and (ii) are covered by a Collective Bargaining Agreement, Parent’s obligations under this Section 6.08 shall (A) be in addition to, but not in contravention of, the terms and conditions of employment for such Continuing Employees as set forth in such Collective Bargaining Agreement until its expiration, modification or termination in accordance with its terms and applicable Law and (B) apply only to the extent permitted by applicable labor Law.

(d) For the avoidance of doubt, the Parties acknowledge and agree that the consummation of the Merger will constitute a “Change in Control” or “Change of Control” (or similar term), as applicable, within the meaning of (i) each of the Company’s Change of Control Severance Agreements set forth on Section 6.08(d) of the Company

Disclosure Letter as entered into with those employees of the Company set forth on Section 6.08(d) of the Company Disclosure Letter, (ii) the Company’s Executive Severance Plan set forth on Section 6.08(d) of the Company Disclosure Letter, (iii) the Polycom, Inc. 2004 Equity Incentive Plan, Polycom, Inc. 2011 Equity Incentive Plan, and Vivu, Inc. 2008 Equity Incentive Plan, and each agreement governing the awards granted under such plans, and (iv) such plans, programs, agreements or other arrangements set forth on Section 6.08(d) of the Company Disclosure Letter.

(e) Nothing contained in this Section 6.08, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Plan or Parent Plan or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Plan or Parent Plan, (ii) give any current or former employee, director or other independent contractor of the Company and its Subsidiaries (including any beneficiary or dependent thereof), or any labor organization, union, works council, employee association, trade union, other similar employee representative body, any third-party beneficiary or other rights under this Agreement or otherwise or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Plan or Parent Plan or (B) retain the employment or services of any current or former employee, director or other independent contractor of the Company and its Subsidiaries.

Section 6.09 Company Stock Based Plans. Parent shall use its reasonable best efforts to take such actions as are necessary for the assumption and conversion of Company RSU Awards to Adjusted RSU Awards pursuant to Section 2.09(c) and the assumption and conversion of Company Performance Share Awards to Adjusted Performance Share Awards pursuant to Section 2.09(d), including the reservation, issuance and listing of Parent Common Shares as is necessary. Following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or similar successor form), or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the Parent Common Shares subject to the Adjusted RSU Awards and Adjusted Performance Share Awards. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall use reasonable best efforts to administer any Adjusted RSU Awards and Adjusted Performance Share Awards in a manner that complies with Rule 16b-3 promulgated under the Exchange Act, to the extent any such Adjusted RSU Award or Adjusted Performance Share Award, as applicable, complied with such rule prior to the Merger.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.01 Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 7.03), each of Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under applicable Law or Order to consummate and make effective the Transactions as promptly as reasonably practicable, including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate and make effective the Transactions (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to ARTICLE 8); provided, however, that none of the Company, its Subsidiaries nor any of their respective Representatives shall provide notice to, or request consent from, any Third Party with respect to this Agreement or the Transactions without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed).

(b) In furtherance, and not in limitation of the foregoing, each of Parent and the Company shall make, as promptly as reasonably practicable after the date of this Agreement (and in any event within fifteen (15) Business Days of the date of this Agreement in the case of the following clause (i) and within 30 days of the date of this Agreement in the case of the following clauses (ii), (iii) and (iv) (unless counsel to the Parties have previously agreed to extend such periods)), (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, (ii) an appropriate filing of a Notification of the Transactions with the German Federal Cartel Office (“Bundeskartellamt”) as prescribed by the ARC, (iii) a notification to The Federal Antimonopoly Service of the Russian Federation pursuant to FLN 135 (the jurisdictions referenced in clauses (ii) and (iii), the “Required Jurisdictions”) and (iv) a filing of a joint voluntary notice with CFIUS under Exon-Florio with respect to the Transactions. The draft voluntary notice shall be delivered to CFIUS as reasonably practicable after the date of this Agreement (and in any event within thirty (30) days of the date of this Agreement), and then as promptly as reasonably practicable and, in any event, within ten (10) Business Days of CFIUS notification that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulations and is, accordingly, complete, the parties shall jointly file the voluntary notice with CFIUS as contemplated by 31 C.F.R. § 800.401(a). Each of Parent and the Company shall use reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing, and use reasonable best efforts to take all other actions necessary to cause the expiration or termination of (and not to extend) the applicable waiting periods regarding the foregoing as soon as reasonably practicable.

(c) Except as prohibited by applicable Law or Order or by applicable Governmental Authority, each of Parent and the Company shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any communication (other than any ministerial communications) received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, CFIUS or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (iii) consult with each other prior to taking any material position in discussions with or filings to be submitted to any Governmental Authority regarding any of the Transactions, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions, proposals and litigation to be submitted to any Governmental Authority regarding any of the Transactions, and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the Transactions. Notwithstanding anything to the contrary herein, Parent shall, on behalf of the Parties, have control over and lead all communications and strategy, including all analyses, presentations, memoranda, briefs, arguments, opinions, proposals and litigation, relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority in connection with consummating the Transactions, except for stockholder litigation as set forth in Section 7.08. The Parties shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.01 in a manner so as to preserve the applicable privilege.

(d) Unless prohibited by applicable Law or Order or by the applicable Governmental Authority or arbitrator (public or private), each of Parent and the Company shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation (other than ministerial conversations) with any Governmental Authority or arbitrator (public or private) in respect of the Transactions (including with respect to any of the actions referred to in Section 7.01(a)) without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority or arbitrator (public or private) from participating or attending any such meeting or engaging in any such conversation, keep such non-participating Party reasonably apprised with respect thereto.

(e) Subject to Section 7.01(f), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Transactions. Without limiting the generality of the foregoing, but subject to Section 7.01(f), each Party: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Transactions; (ii) shall use reasonable best efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable Law or Contract, request by a Governmental Authority or arbitrator (public or private), or otherwise) by such Party in connection with the Transactions; and (iii) shall use reasonable best efforts to lift or cause to be overturned any restraint, injunction or other legal bar to the Transactions.

(f) Notwithstanding anything to the contrary contained in this Section 7.01 or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement: (i) to commence or threaten to commence litigation; (ii) to agree to hold separate, divest, license or cause a third party to purchase (or cause any of its Subsidiaries to agree to hold separate, divest, license or cause a third party to purchase) any of its respective businesses, product lines or assets; or (iii) to agree to any condition or limitation contemplated in this Section 7.01, that would, or would reasonably be expected to, have a Parent Material Adverse Effect.

(g) In connection with obtaining the CFIUS Approval, and notwithstanding anything to the contrary in this Agreement, neither Parent nor Merger Sub shall have any obligation to agree to any mitigation measure or condition requested by CFIUS or any other Governmental Authority where such measure or condition could reasonably be expected to be materially adverse to the business or financial condition of the Company or Parent or could reasonably be expected to materially reduce the benefits to Parent of the Merger.

Section 7.02 Joint Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement (and in any event within 30 days of the date of this Agreement), Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Registration Statement, including the Joint Proxy Statement/Prospectus. Each of Parent and the Company shall use its reasonable best efforts to ensure that the Registration Statement, including the Joint Proxy Statement/Prospectus, complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act and the Securities Act and with all other applicable Law (including any applicable Canadian securities Laws). The Company shall ensure that the Joint Proxy Statement/Prospectus includes: (i) the opinion of the financial advisor referred to in Section 3.21; and (ii) a summary of the financial analysis conducted by such financial advisor. Subject to Section 7.02(d) and Section 5.02, the Joint Proxy Statement/Prospectus shall include (i) a statement to the effect that the Company Board has determined that this Agreement and the Merger are advisable and (ii) the recommendation of the Company Board in favor of approval and adoption of this Agreement and the Merger. Subject to Section 7.02(d) and Section 6.03, the Joint Proxy Statement/Prospectus shall include the recommendation of the Parent Board in favor of approval of the Parent Share Issuance. Parent and the Company shall use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC) and under any Canadian securities Laws including any rules and regulations promulgated by the OSC. Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and any necessary state or Canadian securities Laws or “blue sky” notice requirements in connection with the issuance of Parent Common Shares. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders or shareholders, as applicable.

(b) Each of Parent and the Company shall furnish all information concerning such Party and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party and shall otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Joint Proxy Statement/Prospectus, the Registration Statement, and the resolution of any comments to either received from the SEC or the OSC. If at any time prior to the later of the receipt of the Company Stockholder Approval and Parent Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, with respect to the Joint Proxy Statement/Prospectus, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(c) The Parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC (or from the OSC or the staff of the OSC) and of any request by the SEC or the staff of the SEC (or from the OSC or the staff of the OSC) for amendments or supplements to the Joint Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply each other with copies of (A) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC (or the OSC or the staff of the OSC), on the other hand, with respect to the Joint Proxy Statement/Prospectus, or the Registration Statement and (B) all stop orders of the SEC (or of the OSC) relating to the Registration Statement. Each Party shall give the other Party and its counsel a reasonable opportunity to participate in preparing the proposed response by such Party to comments received from the SEC (or from the OSC) or its staff and to provide comments on any proposed response thereto, and such Party shall give reasonable consideration to any such comments. Each Party shall use reasonable best efforts to respond promptly to any comments of the SEC (or of the OSC) or their respective staff with respect to the Joint Proxy Statement/Prospectus or the Registration Statement, as applicable.

(d) No amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that the Company, in connection with a Company Adverse Recommendation Change made in compliance with the terms hereof may (and Parent shall comply with any request by the Company to) amend or supplement the Joint Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Company Adverse Recommendation Change, (ii) a statement of the reason of the Company Board for making such a Company Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing; provided, further, that Parent, in connection with a Parent Adverse Recommendation Change made in compliance with the terms hereof may (and the Company shall comply with any request by Parent to) amend or supplement the Joint Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Parent Adverse Recommendation Change, (ii) a statement of the reason of the Parent Board for making such a Parent Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing. Notwithstanding a Company Adverse Recommendation Change, the Company shall nonetheless submit this Agreement to the Company stockholders for approval and adoption, unless this Agreement is terminated in accordance with ARTICLE 9. Notwithstanding a Parent Adverse Recommendation Change, Parent shall nonetheless submit this Agreement to the Parent shareholders for approval and adoption, unless this Agreement is terminated in accordance with ARTICLE 9.

(e) Notwithstanding the foregoing, Parent may elect, by notice to the Company within 10 days after the date hereof, to include all of the information related to a Parent Shareholders Meeting, including Parent Shareholder Approval, in a proxy circular of Parent in conformity with applicable Canadian securities Laws instead of in the

Joint Proxy Statement/Prospectus, but which will otherwise be subject to the provisions of this Section 7.02, mutatis mutandis, including the timing and the consultation provisions thereof.

Section 7.03 Financing Cooperation.

(a) Parent shall, and shall cause its Subsidiaries (including Merger Sub) to, use reasonable best efforts (taking into account the expected timing of the Marketing Period) to take all actions and to do or cause to be done all things necessary, proper or advisable to obtain the proceeds of the Debt Financing on the terms and conditions described in the Commitment Letter (including as described in Section 7.03(b)(ii); provided, however, Parent may (x) amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement or (y) otherwise replace or amend the Commitment Letter so long as such action would not reasonably be expected to delay or hinder the Closing and the terms are not materially less beneficial to Parent, with respect to conditionality, than those in the Commitment Letter as in effect on the date of this Agreement. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Commitment Letter without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) if such amendment, supplement, modification or waiver:

(i) reduces the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to such fees and original issue discount contemplated by the Commitment Letter and related fee letters (including pursuant to any “flex” provisions thereof) in effect on the date hereof unless the Debt Financing is increased by such amount);

(ii) (A) imposes new or additional conditions or (B) otherwise adversely expands, amends or modifies any of the conditions precedent to the Debt Financing, or otherwise expands, amends or modifies any other provision of the Commitment Letter, in each case of this subsection (ii), in a manner that would reasonably be expected to prevent or materially delay, hinder or prevent the ability of Parent to consummate the Closing or in a manner that would cause the satisfaction of the conditions to obtaining the Debt Financing less likely to occur; or

(iii) would otherwise materially adversely impact the ability of Parent to enforce its rights against other parties to the Commitment Letter or otherwise to timely consummate the Transactions.

Parent shall promptly deliver to the Company complete executed copies of any such amendment, modification, waiver or replacement. For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Commitment Letter as permitted to be amended, modified or replaced by this Section 7.03(a) or Section 7.03(c) and references to “Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 7.03(a) or Section 7.03(c).

(b) Parent shall, and shall cause its Subsidiaries (including Merger Sub) to, use reasonable best efforts to:

(i) maintain in effect the Commitment Letter in accordance with its terms;

(ii) negotiate and enter into Definitive Financing Agreements with respect to the Debt Financing on the terms and conditions contained in the Commitment Letter (including the “flex” provisions contained in any related fee letter) or on other terms in the aggregate materially no less favorable to Parent, as to conditionality, than the terms and conditions in the Commitment Letter (including the “flex” provisions contained in any related fee letter) as promptly as practicable after the date hereof but in no event later than the Closing; provided, however, in no event shall any such Definitive Financing Agreement contain terms (other than those included in the Commitment Letter) that would reasonably be expected to prevent or materially delay, hinder or prevent the Closing;

(iii) satisfy (or, if deemed advisable by Parent, seek the waiver of) on a timely basis all conditions applicable to Parent that are within its control as set forth in the Commitment Letter and to comply with all of its obligations pursuant to the Commitment Letter;

(iv) if all of the conditions set forth in ARTICLE 8 have been satisfied or, to the extent permitted hereunder, waived (other than those that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to waive such conditions), (A) cause the funding of the Debt Financing at or prior to the Closing (together with other sources of funds, with respect to amounts required to pay the aggregate Cash Consideration and the cash portion of the aggregate Merger Consideration and to consummate the Transactions); and (B) otherwise enforce its rights under the Commitment Letter;

(v) take each of the actions required of the Company and its Subsidiaries in Section 7.03(d) below (but not the proviso at the end thereof) with respect to itself and its Affiliates as necessary; and

(vi) (A) give the Company prompt notice of any material breach (or material breach threatened in writing) by any party to the Commitment Letter of which Parent has become aware or any termination of the Commitment Letter and (B) otherwise keep the Company reasonably and promptly informed of the status of its efforts to arrange the Debt Financing (or any Alternate Financing); provided that in no event shall Parent be under any obligation to disclose information that would waive the protection of attorney-client privilege if such party shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. Without limiting the foregoing, Parent agrees to notify the Company promptly if at any time any Lender notifies Parent that such source no longer intends to provide financing on the terms set forth therein.

Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 7.03 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent or any Affiliate thereof to pay any fees in excess of those contemplated by the Commitment Letter (including pursuant to the “flex” provisions contained in any fee letter relating to the Debt Financing).

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or the Commitment Letter is terminated or modified in a manner materially adverse to Parent for any reason, Parent shall promptly notify the Company in writing and shall use reasonable best efforts to arrange to obtain alternative financing from alternative sources for such portion as promptly as practicable following such event on terms no less favorable to Parent in any material respect as those contained in the Commitment Letter and in an amount sufficient, together with cash, if any, on hand of the Parent and its Subsidiaries and the Company, to fund the aggregate Cash Consideration and to consummate the Transactions (the “Alternate Financing”) and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as provided under the Commitment Letter originally issued, to the extent needed to fund the aggregate Cash Consideration and any other cash portion of the Merger Consideration, to consummate the Transactions, to refinance any indebtedness required to be refinanced in connection herewith and to pay related fees and expenses, and on terms and conditions (including all terms, termination rights, flex provisions and funding conditions) not materially less favorable in the aggregate to Parent than those included in the Commitment Letter (an “Alternate Commitment Letter”). Parent shall, and shall cause its Subsidiaries (including Merger Sub) to, use reasonable best efforts (taking into account the expected timing of the Marketing Period) to take all actions and things necessary, proper or advisable to comply with the terms of Section 7.03(a) as though the references therein to Commitment Letter and Debt Financing were instead references to the Alternate Commitment Letter and the Alternate Financing, respectively. Parent and Merger Sub shall, and shall cause their Affiliates to, use reasonable best efforts (taking into account the expected timing of the Marketing Period) to take all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any Alternate Commitment Letter, including by complying with its obligations under Section 7.03(b) as though the references therein to

Commitment Letter and Debt Financing were instead references to the Alternate Commitment Letter and the Alternate Financing, respectively.

(d) Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to provide, and shall use reasonable best efforts to cause their respective Representatives to use reasonable best efforts to provide, Parent such cooperation as may be reasonably requested by Parent in connection with the Debt Financing or the Alternate Financing. Such cooperation shall include:

(i) as promptly as reasonably practical, (x) furnishing Parent and the Lenders and their respective Representatives with the Required Information and (y) informing Parent if the Company or its Subsidiaries shall have Knowledge of any facts that would likely require the restatement of such financial statements for such financial statements to comply with GAAP;

(ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing and assisting Parent in obtaining ratings as contemplated by the Debt Financing;

(iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (confidential and public), prospectuses and similar documents required in connection with the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda to be included in offering documents contemplated by the Debt Financing;

(iv) using reasonable best efforts to cause its independent auditors to provide, consistent with customary practice, (A) consent to offering documents, private placement memorandum, bank information memorandum, prospectuses and similar marketing documents that include or incorporate the Company’s consolidated financial information and their reports thereon, in each case, to the extent such consent is required, (B) reasonable assistance in the preparation of pro forma financial statements by Parent, (C) customary comfort letters (including “negative assurance” comfort) upon completion of customary procedures, and (D) reasonable assistance and cooperation to Parent with respect to any auditor due diligence;

(v) using reasonable best efforts to assist Parent in connection with its preparation of pro forma financial information and pro forma financial statements to the extent necessary (or reasonably required by the Lenders) to be included in any offering documents; provided, that Parent shall have provided the Company with information relating to the proposed debt and equity capitalization that is required for such pro forma financial information in financial reports;

(vi) using reasonable best efforts to provide (x) monthly financial statements (excluding footnotes) within fifteen (15) Business Days of the end of each month prior to the Closing and (y) providing quarterly financial statements within forty (40) days of the end of each fiscal quarter prior to the Closing;

(vii) executing and delivering as of the Closing any guarantees, pledge and security documents, other Definitive Financing Agreements, or other certificates, documents as may be reasonably requested by Parent and otherwise facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness to the extent contemplated by this Agreement and the release of related Liens and termination of security interests and guarantees);

(viii) using reasonable best efforts to assist Parent in obtaining waivers, consents, estoppels and approvals from other parties to material Real Property Leases, rights of way and other encumbrances and the Company Material Contracts and to arrange discussions among Parent and the Lenders and their respective Representatives with other parties to material Real Property Leases, rights of way and other encumbrances and the Company Material Contracts as of the Closing;

(ix) using reasonable best efforts to permit the Lenders involved in the Debt Financing to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing Date and to assist with other reasonable and customary collateral audits and due diligence examinations);

(x) taking all corporate actions reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and each of its Subsidiaries, if any (not needed for other purposes), to be made available at the Closing to consummate the Transactions; and

(xi) providing all documentation and other information about the Company and its Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) to the extent reasonably requested at least five (5) Business Days prior to the anticipated Effective Time;

provided, however, (w) no obligation of the Company or any of its Subsidiaries, or any Lien on any of their respective assets, in connection with the Debt Financing or the Alternate Financing shall be effective until the Effective Time; none of the Company or any of its Subsidiaries or any Representatives of any of the foregoing shall be required to pay any commitment or other fee or incur any other liability in connection with the Debt Financing or the Alternate Financing prior to the Effective Time; (x) no director or officer of the Company or any of its Subsidiaries shall be required to execute any agreement, certificate, document or instrument with respect to the Debt Financing or the Alternate Financing that would be effective prior to the Effective Time; (y) neither the Company nor any of its Subsidiaries shall be required to take any action contemplated by this Section 7.03(c) that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries and (z) neither the Company nor its Subsidiaries shall be required to provide any information or take any action that will conflict with or violate its organizational documents or applicable Law, or would result in a violation or breach or default under any agreement to which the Company or any of its Subsidiaries is a party or which would result in the waiver of a legal privilege (provided that in the event that the Company or any other Subsidiary thereof does not provide any information in reliance on this clause (z), the Company or such Subsidiary (as applicable) shall use commercially reasonable efforts to provide notice to the Parent promptly upon obtaining knowledge that such information is being withheld, and shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not have such an effect and to eliminate such restrictions).

(e) All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information (i) as is customarily required to be disclosed in any rating agency presentations, offering documents, private placement memoranda, bank information memoranda (confidential and public), prospectuses and similar documents related to any Debt Financing or Alternate Financing or (ii) to any Lenders or prospective Lenders, ratings agencies and other financial institutions and investors that are or may become parties to or investors in any Debt Financing or Alternate Financing and to any underwriters, arrangers, initial purchasers or placement agents in connection with any Debt Financing or Alternate Financing (and, in each case, to their respective counsel and auditors) in each case so long as such Persons are subject to confidentiality undertakings customary for financings of the same type as such Debt Financing or Alternate Financing.

(f) The Company shall use reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), result in the Marketing Period to cease to be deemed to have commenced. For the avoidance of doubt, Parent may, to most effectively access the financing markets, require (subject to the qualifications included in

Section 7.03(d)) the cooperation of the Company under Section 7.03(d) at any time, and from time to time and on multiple occasions, between the date hereof and the Closing.

(g) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing or Alternate Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company and its Subsidiaries or the reputation or goodwill of the Company and its Subsidiaries.

(h) Parent shall promptly, at any time from and after the termination of this Agreement, upon request by the Company, reimburse the Company or any of its Subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees) incurred by such Person in connection with its cooperation contemplated by this Section 7.03. The provisions of this Section 7.03(h) shall survive the termination of this Agreement.

(i) Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any loss, damages, claim, cost, liability, obligation or expense suffered or incurred in connection with any such Debt Financing or Alternate Financing, any arrangement thereof and any information provided in connection therewith, except (A) information furnished in writing by or on behalf of the Company and its Subsidiaries for use therein and (B) to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company or its Subsidiaries. The provisions of this Section 7.03(i) shall survive the termination of this Agreement.

(j) Parent and Merger Sub expressly acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, their obligations hereunder, including their obligations to consummate the Closing, are not subject to, or conditioned on, receipt of any Debt Financing or Alternate Financing.

(k) Notwithstanding anything in this Agreement to the contrary, the Company’s breach of any of its covenants required to be performed by it under this Section 7.03 will not be considered in determining the satisfaction of the conditions in Section 8.02(b) unless such breach results in, or is a cause of, Parent being unable to obtain the proceeds of the Debt Financing or Alternate Financing prior to or at the Closing.

Section 7.04 Public Announcements. The initial press release with respect to the execution of this Agreement and the Transactions shall be a joint press release in a form reasonably acceptable to Parent and the Company. Thereafter, Parent and the Company (unless the Company Board has made a Company Adverse Recommendation Change or the Parent Board has made a Parent Adverse Recommendation Change) will use their respective reasonable best efforts to consult with the other Party before (a) participating in any media interviews, (b) engaging in meetings or calls with analysts, institutional investors or other similar Persons or (c) providing any statements (including press releases) which are public or are reasonably likely to become public, in any such case to the extent relating to the Transactions and excluding any routine employee communications (a “Public Statement”), in each case other than any Public Statements that are consistent in all material respects with the contents of prior Public Statements which have been previously approved by both Parent and the Company. In addition, Parent and the Company (unless the Company Board has made a Company Adverse Recommendation Change or the Parent Board has made a Parent Adverse Recommendation Change) agree to cause their respective directors and executive officers to refrain from taking any position in any such Public Statement that is, without limiting the obligations set forth in Section 6.02, (x) contrary to the positions previously taken by Parent and the Company with respect to this Agreement and the Transactions, including the Merger, or (y) reasonably likely to have a significant, adverse impact on the ability of the Parties to consummate the Transactions. None of the limitations set forth in this Section 7.04 shall apply to any disclosure of any information concerning this Agreement or the Transactions (i) required by applicable Law or Order; or (ii) in connection with any dispute among the Parties regarding this Agreement or the Transactions.

Section 7.05 Notice of Certain Events. Each of Parent and the Company shall promptly notify and provide copies to the other of:

(a) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Transactions;

(b) any written notice or other communication from any Governmental Authority or securities exchange in connection with the Transactions;

(c) any Proceeding or investigation commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such Party’s representations or warranties, as the case may be, or that relate to the consummation of the Transactions; and

(d) the occurrence of any event which would or would be reasonably likely to (A) prevent or materially delay the consummation of the Transactions or (B) result in the failure of any condition to the Merger set forth in ARTICLE 8 to be satisfied; provided, that the delivery of any notice pursuant to this Section 7.05 shall not (i) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or (ii) update any section of the Company Disclosure Letter or the Parent Disclosure Letter.

Section 7.06 Access to Information.

(a) Subject to Section 7.06(b), during the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries and Representatives to, and Parent shall, and shall cause its Subsidiaries and Representatives to: (a) provide the other Party and the other Party’s Representatives with reasonable access during normal business hours to the personnel and assets of such Party and its Subsidiaries and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; and (b) provide the other Party and the other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request. All information exchanged pursuant to this Section 7.06 shall be subject to the provisions of the Confidentiality Agreement. Without limiting the generality of any of the foregoing and subject to Section 7.06(b), during the Pre-Closing Period, each Party shall promptly provide the other Party upon its reasonable request with copies of:

(i) all material operating and financial reports prepared by such Party and its Subsidiaries for such Party’s senior management, including copies of the unaudited monthly consolidated balance sheets of such Party and its Subsidiaries and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure repots prepared for the senior management of such Party;

(ii) any written materials or communications distributed by or on behalf of such Party to its stockholders;

(iii) any material notice, correspondence, document or other communication sent by or on behalf of any of such Party or its Subsidiaries to any party to any Company Material Contract or sent to any of such Party or its Subsidiaries by any party to any Company Material Contract (other than any communication that relates solely to routine commercial transactions between such Party or any of its Subsidiaries and the other party to any such Contract and that is of the type sent in the ordinary course of business);

(iv) any notice, report or other document filed with or sent to any Governmental Authority on behalf of any of such Party or its Subsidiaries in connection with the Merger or any of the other Transactions; and

(v) any material notice, report or other document received by any of such Party or its Subsidiaries from any Governmental Authority.

(b) Notwithstanding the foregoing provisions in Section 7.06(a), the Party providing the access or information contemplated in Section 7.06(a) may restrict or otherwise prohibit access to any documents or information to the extent that: (i) any applicable Law requires such Party to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would waive any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or would result in the disclosure of any trade secrets of any third party; (iii) access to a Contract to which any of such Party or its Subsidiaries is a party as of the date of this Agreement or otherwise bound as of the date of this Agreement if such access would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; or (iv) unless otherwise required to be provided pursuant to Section 5.02, such documents or information relate directly to any Company Acquisition Proposal or Parent Acquisition Proposal, as the case may be; provided, that, in the case of each of clauses (i), (ii) and (iii), such Party shall: (A) give reasonable notice to the other Party of the fact that it is restricting or otherwise prohibiting access to such documents or information pursuant to this Section 7.06(b); (B) inform the other Party with sufficient detail of the reason for such restriction or prohibition; and (C) use, and cause its Subsidiaries to use, reasonable best efforts to cause the documents or information that are subject to such restriction or prohibition to be provided in a manner that would not reasonably be expected to violate such restriction or prohibition.

(c) Any investigation conducted pursuant to the access contemplated by this Section 7.06 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Party providing such access or its Subsidiaries or, create a material risk of damage or destruction to any material property or material assets of such Party or its Subsidiaries, and that complies with the terms, conditions and insurance requirements of the applicable Real Property Lease. Such access shall not include the right to perform “invasive” testing, soil, air or groundwater sampling or any Phase I or Phase II environmental assessments.

Section 7.07 Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and shall take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Company Stock from the NASDAQ and the deregistration of the Company Stock and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time.

Section 7.08 Stockholder Litigation. Each of Parent and the Company shall promptly notify the other of any stockholder litigation against it or any of its Subsidiaries or Representatives arising out of or relating to this Agreement, the Merger or the other Transactions and shall keep the other reasonably informed regarding any such stockholder litigation. Each of Parent and the Company shall give the other reasonable opportunity to consult with it regarding the defense or settlement of any such stockholder litigation and shall give due consideration to the other party’s views with respect to such stockholder litigation. Notwithstanding anything to the contrary contained herein, the Company shall not settle or enter into any negotiations or settlement of any such litigation without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed).

Section 7.09 Anti-Takeover Law. If any Anti-Takeover Law is or may become applicable to the Merger or any of the other Transactions, the Company, the Company Board and the board of directors of Parent shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Anti-Takeover Law on the Transactions to the greatest extent permissible under such Anti-Takeover Law.

Section 7.10 Corporate Governance Matters.

(a) At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and of any Subsidiary requested by Parent, effective at the Effective Time.

(b) At the Closing, Parent shall take all corporate actions necessary to cause up to two (2) individuals mutually agreed upon by Parent and the Company who are, as of immediately prior to the Closing, serving as a director on the Company Board (the “Company Designees”) to be appointed to the Parent Board. From the Closing until the second annual meeting of Parent’s shareholders occurring after the end of the first full fiscal year after the Closing, Parent shall take all corporate actions necessary to cause the Company Designees, or individuals designated by the Company Designees, to be appointed to or remain on the Parent Board; provided, however, that such Company Designees or individuals are reasonably acceptable to the nominating and governance committee of the Parent Board and the Parent Board.

Section 7.11 Company Bonds. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, provide reasonable cooperation to Parent in connection with Parent’s efforts to (a) replace, concurrently with or after Closing, any Company Bonds, (b) obtain a “back-to-back” letter of credit, surety bond or other security interest for any Company Bonds, or (c) otherwise collateralize, concurrently with or after Closing, the obligations of the parties who are the current issuers of any Company Bonds or have provided a letter of credit or other credit support in connection with any Company Bonds; provided, however, that (x) the Company shall have no obligation to take any activities which affect the Company Credit Facility prior to Closing, (y) neither the Company nor its Subsidiaries shall be required to incur any expenses in connection with the foregoing which are not reimbursed by Parent and (z) any of the actions contemplated by this Section 7.11 are to take effect as of or following, and conditional upon, the Closing.

Section 7.12 Repatriation of Cash. If requested by Parent by written notice to the Company, delivered no later than ten (10) Business Days prior to the anticipated Closing Date (a “Repatriation Notice”), the Company and its Subsidiaries will use their commercially reasonable efforts to (i) lend or cause to be loaned to the Company prior to the Closing any cash balances held by the non-U.S. Subsidiaries of the Company designated in the Repatriation Notice to the extent of the applicable amounts set forth in the Repatriation Notice (the “Repatriation Loans”) and (ii) distribute or transfer or cause to be distributed or transferred to the Company before the Closing (including pursuant to the repayment of outstanding intercompany obligations) any cash balances held by the non-U.S. Subsidiaries of the Company designated in the Repatriation Notice in the manner reasonably requested by Parent to the extent of the applicable amounts set forth in the Repatriation Notice (the “Repatriation Distributions”), which amounts described in clauses (i) and (ii) shall not exceed, in the aggregate, the sum necessary to satisfy the condition set forth in Section 8.02(e); provided that such funds shall be available in the bank accounts of the Company described in clause (i) of the third sentence of Section 2.07(a) for the purposes set forth therein no later than the day immediately preceding the Closing Date. The Company agrees to treat any Repatriation Loans as debt for U.S. federal income Tax purposes to the fullest extent permitted by applicable Law. If this Agreement is terminated after any such Repatriation Loans have been made, then the Company and its Subsidiaries shall repay or cause to be repaid any such Repatriation Loans as soon as possible following such termination. Subject to the Company’s compliance with its obligations under this Section 7.12, Parent shall indemnify the Company and its Subsidiaries for any Taxes required to be paid, and any reasonable related costs, expenses and losses incurred, by the Company or any of its Subsidiaries with respect to the Repatriation Loans (including with respect to the repayment thereof pursuant to the immediately preceding proviso) or the Repatriation Distributions, including any such Taxes, costs, expenses and losses with respect to additional amounts received pursuant to this sentence, and including losses attributable to the utilization by the Company or any of its Subsidiaries of any Tax assets or attributes in connection with any of the foregoing, such that the Company and its Subsidiaries are in the same after-Tax position as if no actions pursuant to any Repatriation Notice had been taken and no indemnification payments had been received.

Section 7.13 Section 7874 Matters.

(a) Notwithstanding anything to the contrary in this Agreement, neither (i) a change or proposed change in Section 7874 of the Code, Section 4985 of the Code, or any similar provision of any applicable Tax law or a change in or issuance of, or proposed change in or issuance of, any rules or regulations promulgated thereunder or official interpretations thereof (a “Tax Law Change”), or any event, development, occurrence, consequence, circumstance, state of facts or change resulting from such Tax Law Change, nor (ii) a decline in the trading price of a Parent Common Share that, taking into account the Share Consideration and, to the extent provided under Section 7874 and the rules and regulations promulgated thereunder and official interpretations thereof, the Cash Consideration and such other facts, circumstances, transactions and events as required thereby, would result in Parent being treated as a domestic corporation for U.S. federal income tax purposes as of the Effective Time (each of clauses (i) and (ii), a “Section 7874 Event”) shall constitute a Company Material Adverse Effect, Company Intervening Event, Parent Material Adverse Effect, or Parent Intervening Event, nor shall the Company or Parent have any right to avoid or delay Closing or terminate this Agreement as a result of such Section 7874 Event.

(b) If there is a Section 7874 Event that would result in Parent being treated as a domestic corporation for U.S. federal income tax purposes as of the Effective Time, then the Company shall consider in good faith any changes reasonably proposed in writing by Parent to the structure of the transaction or to the structure of the Company and its Subsidiaries that would avoid or materially reduce the adverse consequences to Parent and its Affiliates (including, for the avoidance of doubt, the Company and its Subsidiaries) of such Section 7874 Event (each, a “Restructuring Action”). To the extent that, after such good faith consideration, the Company agrees to any such Restructuring Action, then the Company and its Subsidiaries shall use commercially reasonable efforts (in the manner reasonably requested in writing by Parent) to implement such Restructuring Action. Notwithstanding the foregoing:

(i) with respect to any Restructuring Action proposed by Parent entailing changes in the structure of the transaction, the Company shall in no event be obligated to consider or agree to any changes which would: (A) decrease the aggregate value of the Merger Consideration, (B) increase the conditionality of the Merger or (C) have any other adverse consequences to the stockholders of the Company, or to the Company and its Subsidiaries, relative to consequences of the Merger and the Transactions in the absence of such Restructuring Action, including any consequences during the pendency of the Merger; and

(ii) with respect to any Restructuring Action proposed by Parent entailing changes in the structure of the Company and its Subsidiaries, no change shall be required to be made to the extent that such change would be subject to withholding or other Taxes and such withholding or other Taxes would be required to be paid over to the relevant Governmental Authority in advance of the Effective Time or at any time if the Effective Time does not occur because this Agreement is terminated pursuant to Section 9.01, unless Parent shall have agreed in writing to indemnify the Company and its Subsidiaries with respect to any such Taxes and other reasonable related costs, expenses and losses incurred, including any such Taxes, costs, expenses and losses with respect to additional amounts received pursuant to this sentence, and including losses attributable to the utilization by the Company or any of its Subsidiaries of any Tax assets or attributes in connection with any of the foregoing, such that the Company and its Subsidiaries are in the same after-Tax position as if no Restructuring Action had been taken and no indemnification payment had been received.

ARTICLE 8

CONDITIONS TO THE MERGER

Section 8.01 Conditions to Obligations of Each Party. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual consent of Parent and the Company):

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Parent Shareholder Approval. The Parent shall have obtained the Parent Shareholder Approval.

(c) Listing. The Parent Common Shares to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance, and the TSX, subject to satisfaction of customary listing conditions of the TSX.

(d) Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger or the Parent Share Issuance by any Governmental Authority or arbitrator (public or private) that prohibits, restrains, or makes illegal the consummation of the Merger or issuance of Parent Common Shares hereunder.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order that is in effect, or pending Proceedings seeking a stop order.

(f) Governmental Consents. (i) The waiting period (or any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated; and (ii) receipt of the evidence of clearance of the Transactions from the relevant Governmental Authorities in the Required Jurisdictions or the expiration or termination of the waiting period applicable to the Merger under the Competition Law of the Required Jurisdictions.

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent):

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in this Agreement, other than the Company Specified Representations and the Company Capitalization Representations, shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where any inaccuracy in such representations and warranties, individually or in the aggregate, has not had, and would not reasonably be expected to have or result in, a Company Material Adverse Effect; provided, however, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Letter (other than the update of Section 3.17(a) of the Company Disclosure Letter permitted pursuant to Section 3.17(a)) made or purported to have been made on or after the date of this Agreement shall be disregarded;

(ii) each of the representations and warranties contained in the first sentence of Section 3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization), the first three sentences of Section 3.06(b) (Subsidiaries), Section 3.10(b) (Absence of Certain Changes), Section 3.20 (Finder’s Fees, etc.), Section 3.21 (Opinion of Financial Advisor), and Section 3.22 (Anti-takeover Law) (collectively, the “Company Specified Representations”) shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties (other than those contained in Section 3.10(b) (Absence of Certain Changes)) shall be disregarded and (B) any update of or modification to the Company Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded; and

(iii) the representations and warranties contained in Section 3.05(a) and the second sentence of Section 3.05(b) (Capitalization) (collectively, the “Company Capitalization Representations”) shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except for any inaccuracies in such representations and warranties which do not increase the Company’s fully diluted capitalization by more than 0.10% in the aggregate from the Company’s fully diluted capitalization as set forth in Section 3.05(a) and Section 3.05(b); provided, however, that for purposes of determining the accuracy of such representations and warranties any update of or modification to the Company Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Performance of Obligations. The Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Closing Date.

(c) Company Material Adverse Effect. Since the date hereof, there shall not have been any Company Material Adverse Effect which is continuing.

(d) Certificate. Parent shall have received a certificate on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (a) ,(b) and (e) have been duly satisfied.

(e) Minimum Cash Balance. As of the Closing, the Company (excluding its Subsidiaries) shall have no less than $475 million (or such lesser amount specified in the Repatriation Notice) in U.S. currency in its bank accounts in the United States.

(f) CFIUS. The CFIUS Approval shall have been obtained.

Section 8.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):

(a) Representations and Warranties.

(i) Each of the representations and warranties of Parent contained in this Agreement, other than Parent Specified Representations, shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where any inaccuracy in such representations and warranties, individually or in the aggregate, has not had, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect; provided, however, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded, and (B) any update of or modification to the Parent Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded; and

(ii) each of the representations and warranties contained in the first sentence of Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05(a) (Capitalization), Section 4.10(b) (Absence of Certain Changes), Section 4.20 (Finder’s Fees, etc.), and Section 4.21 (Ownership of Company Shares; Anti-takeover Law) (collectively, the “Parent Specified Representations”) shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties (other than those contained in Section 4.10(b) (Absence of Certain Changes)) shall be disregarded and (B) any update of or modification to Parent Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Performance of Obligations. Parent shall have complied with or performed in all material respects all of Parent’s covenants and agreements it is required to comply with or perform at or prior to the Closing Date.

(c) Parent Material Adverse Effect. Since the date hereof, there shall not have been any Parent Material Adverse Effect which is continuing.

(d) Certificate. The Company shall have received a certificate on behalf of Parent by Parent’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (a) and (b) have been duly satisfied.

ARTICLE 9

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned, only as follows:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval and/or the Parent Shareholder Approval);

(b) by either Parent or the Company at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval and/or the Parent Shareholder Approval) if (i) a court or other Governmental Authority or arbitrator (public or private) of competent jurisdiction shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of: (A) permanently restraining, enjoining or otherwise prohibiting the Merger or issuance of Parent Common Shares hereunder; or (B) making the consummation of the Merger or issuance of Parent Common Shares hereunder illegal or (ii) a Governmental Authority or arbitrator (public or private) of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger a Law having the effect of: (A) permanently restraining, enjoining or otherwise prohibiting the Merger or issuance of Parent Common Shares hereunder; or (B) making the consummation of the Merger or issuance of Parent Common Shares hereunder illegal;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or prior to October 13, 2016 (the “Outside Date”); provided, however, in the event the Marketing Period has commenced but the fifteen (15) consecutive Business Day period has not been completed on or before such date, the Outside Date shall be extended for the remaining fifteen (15) consecutive Business Day period plus five (5) Business Days; provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Effective Time to have occurred by such time;

(d) by either Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by either Parent or the Company if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(f) by the Company, prior to the receipt of the Parent Shareholder Approval, if Parent, the Parent Board or any committee thereof shall have effected a Parent Adverse Recommendation Change;

(g) by Parent, prior to the receipt of the Company Stockholder Approval, if the Company, the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change;

(h) by the Company prior to the receipt of the Company Stockholder Approval if (A) the Company Board authorizes the Company to enter into an Alternative Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with the terms of Section 5.02(b) that did not result from a solicitation in breach of Section 5.02(a), (B) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Company Acquisition Agreement providing for a Company Superior Proposal that did not result from a solicitation in breach of, failure to comply with requirements to provide a “matching period” as set forth in, and any other material, willful and intentional breach of, Section 5.02, and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 9.03(c);

(i) by Parent prior to the receipt of the Parent Shareholder Approval if (A) the Parent Board authorizes Parent to enter into an Alternative Parent Acquisition Agreement with respect to a Parent Superior Proposal in accordance with the terms of Section 6.03(b) that did not result from a solicitation in breach of Section 6.03(a), (B) substantially concurrent with the termination of this Agreement, Parent enters into an Alternative Parent Acquisition Agreement providing for a Parent Superior Proposal that did not result from a solicitation in breach of, failure to comply with requirements to provide a “matching period” as set forth in, and any other material, willful and intentional breach of, Section 6.03 and (C) prior to or concurrently with such termination, Parent pays to the Company in immediately available funds any fees required to be paid pursuant to Section 9.03(d);

(j) by Parent at any time prior to the Effective Time if: (i) any of the Company’s representations or warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.02(a) would not be satisfied; or (ii) the Company shall have failed to comply with or perform its covenants or agreements contained in this Agreement, such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, if: (A) any inaccuracy in any of the Company’s representations or warranties or failure to comply with or perform the Company’s covenants or agreements is curable by the Company prior to the earlier of the Outside Date or 30 days after the date on which the Company is notified by Parent in writing of such inaccuracy or failure to comply with or perform; and (B) the Company is continuing to exercise reasonable best efforts to cure such inaccuracy or failure to comply with or perform, then Parent may not terminate this Agreement under this Section 9.01(j) on account of such inaccuracy or failure to perform: (1) during such 30-day (or shorter) period; or (2) after such 30-day period, if such inaccuracy or failure to comply with or perform shall have been cured in all material respects; provided, further, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(j) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(k) by the Company at any time prior to the Effective Time if: (i) any of Parent’s representations or warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.03(a) would not be satisfied; or (ii) Parent shall have failed to comply with or perform its covenants or agreements contained in this Agreement, such that the condition set forth in Section 8.03(b) would not be satisfied; provided, however, if: (A) any inaccuracy of any of Parent’s representations or warranties or failure to comply with or perform Parent’s covenants or agreements is curable by Parent prior to the earlier of the Outside Date or 30 days after the date on which Parent is notified by the Company in writing of such breach or failure to comply with or perform; and (B) Parent is continuing to exercise reasonable best efforts to cure such inaccuracy or failure to comply with or perform, then the Company may not terminate this Agreement under this Section 9.01(k) on account of such inaccuracy or failure to perform: (1) during such 30-day (or shorter) period; or (2) after such 30-day period, if such inaccuracy or failure to comply with or perform shall have been cured in all material respects; provided, further, however, that the Company shall not have the right to terminate this Agreement pursuant to this

Section 9.01(k) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder.

Section 9.02 Notice and Effect of Termination.

(a) A Party terminating this Agreement pursuant to Section 9.01 (other than Section 9.01(a)) shall deliver a written notice to the other Party setting forth specific basis for such termination and the specific provision of Section 9.01 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 9.01 (other than Section 9.01(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice.

(b) In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall be of no further force or effect; provided, however, (i) Section 7.03(e), Section 7.03(h), Section 7.03(i), Section 7.06(a), Section 7.12, Section 7.13(b)(ii), this Section 9.02, Section 9.03, ARTICLE 10 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect; and (ii) the termination of this Agreement shall not relieve any Party from any liability for any Willful Breach of any representation, warranty or covenant contained in this Agreement.

Section 9.03 Termination Fee.

(a) Company Acquisition Proposals.

(i) If this Agreement is terminated by Parent or the Company pursuant to Section 9.01(c), and: (i) at or prior to the time of such termination a Company Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; and (ii) within 12 months after the date of any such termination, the Company shall have entered into a definitive agreement with respect to any Company Acquisition Proposal or any Company Acquisition Proposal is consummated (regardless of whether it is the same Company Acquisition Proposal), then the Company shall pay, or cause to be paid, to Parent, in cash at the time such transaction is consummated, a non-refundable fee in the amount of the Company Termination Fee; provided, however, for purposes of clause (ii) above, all references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “more than 50%.”

(ii) If this Agreement is terminated by Parent or the Company pursuant to Section 9.01(d) and: (i) at or prior to the time of such termination a Company Acquisition Proposal shall have been publicly disclosed, announced, commenced, or made; and (ii) within 12 months after the date of any such termination, the Company shall have entered into a definitive agreement with respect to any Company Acquisition Proposal or any Company Acquisition Proposal is consummated (regardless of whether it is the same Company Acquisition Proposal), then the Company shall pay, or cause to be paid, to Parent, in cash at the time such transaction is consummated, a non-refundable fee in the amount of the Company Termination Fee; provided, however, for purposes of clause (ii) above, all references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “more than 50%.”

(b) Parent Acquisition Proposals.

(i) If this Agreement is terminated by Parent or the Company pursuant to Section 9.01(c) and: (i) at or prior to the time of such termination a Parent Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; and (ii) within 12 months after the date of any such termination, Parent shall have entered into a definitive agreement with respect to any Parent Acquisition Proposal or any Parent Acquisition Proposal is consummated (regardless of whether it is the same Parent Acquisition Proposal), then Parent shall pay, or cause to be paid, to the Company, in cash at the time such transaction is consummated, a non-refundable fee in the amount of the Parent Termination Fee; provided, however, for purposes of clause (ii) above, all references to “15% or more” in the definition of Parent Acquisition Proposal shall be deemed to be references to “more than 50%.”

(ii) If this Agreement is terminated by Parent or the Company pursuant to Section 9.01(e) and: (i) at or prior to the time of such termination a Parent Acquisition Proposal shall have been publicly disclosed, announced, commenced, or made; and (ii) within 12 months after the date of any such termination, Parent shall have entered into a definitive agreement with respect to any Parent Acquisition Proposal or any Parent Acquisition Proposal is consummated (regardless of whether it is the same Parent Acquisition Proposal), then Parent shall pay, or cause to be paid, to the Company, in cash at the time such transaction is consummated, a non-refundable fee in the amount of the Parent Termination Fee; provided, however, for purposes of clause (ii) above, all references to “15% or more” in the definition of Parent Acquisition Proposal shall be deemed to be references to “more than 50%.”

(c) If this Agreement is terminated by: (A) Parent pursuant to Section 9.01(g); (B) by the Company pursuant to Section 9.01(h) or (C) unless the Company Stockholder Approval was received prior to such termination, by the Company pursuant to Section 9.01(c) and the Company Board or any committee thereof made a Company Adverse Recommendation Change; then in each case, the Company shall pay, or cause to be paid, to Parent the Company Termination Fee. In the case of termination of this Agreement in the manner set forth in clauses (A) or (C) of this Section 9.03(c), the Company Termination Fee shall be paid by or on behalf of the Company within two (2) Business Days after such termination; and in the case of termination of this Agreement in the manner set forth in clause (B) of this Section 9.03(c), the Company Termination Fee shall be paid by the Company immediately prior to or concurrently with such termination.

(d) If this Agreement is terminated by: (A) the Company pursuant to Section 9.01(f); (B) by Parent pursuant to Section 9.01(i); or (C) unless the Parent Shareholder Approval was received prior to such termination, by Parent pursuant to Section 9.01(c) and the Parent Board or any committee thereof made a Parent Adverse Recommendation Change, then in each case, Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee. In the case of termination of this Agreement in the manner set forth in clauses (A) or (C) of this Section 9.03(d), the Parent Termination Fee shall be paid by or on behalf of Parent within two (2) Business Days after such termination; and in the case of termination of this Agreement in the manner set forth in clause (B) of this Section 9.03(d), the Parent Termination Fee shall be paid by or on behalf of Parent immediately prior to or concurrently with such termination.

(e) Each of Parent and the Company acknowledges and agrees that (i) the agreements contained in this Section 9.03, are an integral part of the Transactions, (ii) without these agreements, Parent, Merger Sub and the Company would not have entered into this Agreement and (iii) any amount payable pursuant to this Section 9.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or Company, as applicable, in the circumstances in which such amount is payable. The Parties acknowledge and agree that in no event shall Parent and Merger Sub or Company, as applicable, be required to pay the Parent Termination Fee or the Company Termination Fee, as applicable, on more than one occasion. If the Company or Parent fails to pay when due any amount payable under this Section 9.03, then: (A) such Party shall reimburse the other Party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by such other Party of its rights under this Section 9.03 incurred in connection with defending such Proceeding to collect such fees); and (B) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 300 basis points over the “prime rate” (as reported by Bloomberg L.P. on the date such overdue amount was originally required to be paid). If in any Proceeding to collect any Parent Termination Fee or Company Termination Fee, it is determined that such fees are not owed, the Party seeking the collection of such fees shall reimburse the other Party for all costs and expenses (including fees and disbursements of counsel.

(f) Notwithstanding anything to the contrary contained in this Agreement, except in the case of a Willful Breach (and subject to Section 9.03(e)), (i) if this Agreement is terminated under circumstances where the Company Termination Fee or the Parent Termination Fee, as applicable, would be payable pursuant to this Section 9.03, the payment by the Company or Parent, as applicable, of the Company Termination Fee or the Parent Termination Fee, as applicable, shall be the sole and exclusive remedy of the Party being paid the Company Termination Fee or the Parent Termination Fee, as applicable, and its Related Persons against the Company or Parent and Merger Sub, as applicable, and their respective Representatives and Affiliates for (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement (including relating to the Debt Financing), (ii) in no event will any Person being paid the Parent Termination Fee or the Company Termination Fee, as applicable, seek to recover any other money damages or seek any other remedy (including any remedy for specific performance, except solely in compliance with Section 10.11) based on a claim in law or equity with respect to (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement (including relating to the Debt Financing), and (iii) upon payment of the Parent Termination Fee or the Company Termination Fee, as applicable, in accordance with this Section 9.03, no Party paying the Parent Termination Fee or the Company Termination Fee, as applicable, or any of its Affiliates or Representatives shall have any further liability or obligation to another Party relating to or arising out of this Agreement.

ARTICLE 10

MISCELLANEOUS

Section 10.01 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit Section 9.02, Section 9.03 or any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.02 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the Parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the receipt of the Company Stockholder Approval, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under applicable Law without such approval having first been obtained; provided, further, that after the receipt of the Parent Shareholder Approval, there shall be no amendment or waiver that would require the further approval of the shareholders of the Parent under applicable Law without such approval having first been obtained; provided, further, no amendments or other modifications to or waivers of any FS Provision shall be effective without the prior written consent of the Financing Source Parties. A termination of this Agreement pursuant to Section 9.01 or a material amendment or waiver of this Agreement pursuant to Section 10.02 or Section 10.03 shall, in order to be effective, require, in the case of Parent, Merger Sub and the Company, action by their respective board of directors (or a committee thereof), as applicable.

Section 10.03 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 10.02, waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the shareholders or stockholders, as applicable, of any of

Parent, Merger Sub or the Company. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 10.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. The Company (or the applicable Subsidiary) shall file all Tax Returns that to the Company’s knowledge are required by applicable law or that Parent reasonably notifies the Company in writing are required by applicable law with respect to all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees in connection with the consummation of the Merger, and, if required by applicable Law, Parent (or the applicable Subsidiary) shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns.

Section 10.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or email (with confirmation) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10.05):

if to Parent or Merger Sub, to:

Mitel Networks Corporation

350 Legget Drive

Kanata, Ontario, Canada K2K 2W7

Attention: Greg Hiscock

Facsimile: 613-592-7802

Email: greg.hiscock@mitel.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Adam M. Givertz

Facsimile: 212-757-3990

Email:       agivertz@paulweiss.com

if to the Company, to:

Polycom, Inc.

6001 America Center Drive

San Jose, California 95002

Attention: Sayed M. Darwish

Facsimile: 408-586-6025

Email: sayed.darwish@polycom.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention:       Michael S. Ringler Facsimile: 415-947-2099

Email:       mringler@wsgr.com

and:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention: Robert S. Townsend

Facsimile: 415-268-7522

Email:       rtownsend@mofo.com

Section 10.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.07 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof; provided, however, (x) any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by this Agreement and (y) all standstill or similar provisions set forth in the Confidentiality Agreement shall be superseded to the extent necessary to permit Parent and the Company to make additional proposals under Section 5.02(b) or Section 6.03(b), respectively, and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and permitted assigns; provided, however, notwithstanding the foregoing clause (b), following the Effective Time, the provisions of Section 6.06 shall be enforceable by each Party entitled to indemnification hereunder and his or her heirs and his or her representatives; provided, further, that the Lenders, any arrangers, investors, potential agents, potential arrangers, potential lenders, potential investors, underwriters, initial purchasers and placement agents providing or potentially providing, or acting in connection with, any Debt Financing, and each of their respective Affiliates and their respective current, former and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, officers, directors, employees, advisors, attorneys or representatives and each of their respective successors and assigns (each, a “Financing Source Party”, collectively, the “Financing Source Parties”) shall be express third party beneficiaries with respect to Section 9.03, Section 10.02, this Section 10.07, Section 10.10, Section 10.12 and Section 10.13 (collectively, the “FS Provisions”).

Section 10.08 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the Transactions, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided, however, Parent may designate, prior to the Effective Time, by written notice to the

Company, another wholly owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided, further, such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other Party or due to Parent or such other Subsidiary. Any purported assignment without such consent shall be void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.10 Governing Law; Exclusive Jurisdiction.

(a) Except with respect to the fiduciary duties of the Parent Board, which are exclusively governed by the CBCA, this Agreement shall be governed and construed in accordance with the Law of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Law of any other jurisdiction, except that, notwithstanding the foregoing, except as otherwise set forth in the Commitment Letter as in effect as of the date of this Agreement, any legal suit, action, litigation, proceeding or claim (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Source Parties shall be exclusively governed by, and construed in accordance with, the Law of the State of New York; provided, however, with respect to the Commitment Letter: (i) the interpretation of the definition of Target Material Adverse Effect (as defined in the Commitment Letter) and whether or not a Target Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Specified Purchase Agreement Representations (as defined in the Commitment Letter) and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective Affiliates have the right (determined without regard to any notice requirement) to terminate its obligations under this Agreement, or to decline to consummate the Transactions and (iii) the determination of whether such transactions have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the Law of the State of Delaware without giving effect to conflicts of law principles that would result in the application of the Law of any other jurisdiction.

(b) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.05 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party in any way relating to this Agreement, the Debt Financing or any of the Transactions, including any dispute arising out of or relating in any way to the Commitment Letter or any other letter or agreement related to the Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York.

(c) Each Party hereby irrevocably consents and agrees, for the benefit of each other Party, that any legal action, suit or proceeding against it with respect to the confirmation and/or enforcement of an award rendered in a Delaware court pursuant hereto (an “Award”) may be brought in the courts of Ontario or any court in a jurisdiction where the assets of such Party are located, and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each such court with respect to any such action, suit or proceeding to confirm or enforce an Award. Each Party waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such court to confirm an Award and hereby further waives and agrees not to plead or claim in any such court that any such action or proceeding brought therein has been brought in an inconvenient forum.

Section 10.11 Remedies; Enforcement.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including, subject to Section 9.03, monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Each Party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.12 No Recourse; Waiver of Claims. Notwithstanding anything herein to the contrary, the Company (on behalf of itself and its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives) hereby waives any rights or claims against any Financing Source Party in connection with this Agreement, the Commitment Letter or the Debt Financing (or any Alternate Commitment Letter or Alternate Financing, as applicable), whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself and its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives) agrees not to commence a Proceeding against any Financing Source Party in connection with this Agreement or the Transactions (including any Proceeding relating to the Debt Financing or the Commitment Letter (or any Alternate Financing or Alternate Commitment Letter, as applicable) or the transactions contemplated thereby). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source Party shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to the Company or any of its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives in connection with this Agreement or the Transactions (including the Debt Financing or the Commitment Letter or the transactions contemplated thereby). Nothing in this Section 10.12 shall in any way (a) expand the circumstances in which Parent may be liable under this Agreement or as a result of the Transactions (including as a result of the Debt Financing or Alternate Financing) or (b) limit or qualify the obligations and liabilities of the parties to the Commitment Letter to each other thereunder or in connection therewith.

Section 10.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY LEGAL PROCEEDING AGAINST THE FINANCING SOURCE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS, THE COMMITMENT LETTER (OR ALTERNATE COMMITMENT LETTER), THE DEBT FINANCING (OR ALTERNATE FINANCING) OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO).

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

POLYCOM, INC.

By:	/s/ Sayed Darwish
	Name:	Sayed Darwish
	Title:	Chief Legal Officer & EVP of Corporate Development

MITEL NETWORKS CORPORATION

By:	/s/ Steven Spooner
	Name:	Steven Spooner
	Title:	Chief Financial Officer

METEOR TWO, INC.

By:	/s/ Gregory Hiscock
	Name:	Gregory Hiscock
	Title:	Secretary

AMENDMENT NO.1 TO THE

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) is made as of June 10, 2016 by and among Polycom, Inc., a Delaware corporation (the “Company”), Mitel Networks Corporation, a Canadian corporation (“Parent”), and Meteor Two, LLC (f/k/a Meteor Two, Inc.), a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”) to amend that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of April 15, 2016, by and among the Company, Parent and Merger Sub. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

WHEREAS, at the time of the execution of the Merger Agreement, Merger Sub was a Delaware corporation named “Meteor Two, Inc.;”

WHEREAS, on June 10, 2016, (i) Merger Sub Parent transferred 100% of the issued and outstanding capital stock of Merger Sub to Parent, such that, as of the date hereof, Parent is the sole equityholder of Merger Sub and Merger Sub is a direct, wholly owned subsidiary of Parent (the “Transfer”) and (ii) immediately thereafter, Merger Sub was converted into a Delaware limited liability company named “Meteor Two, LLC” (the “Conversion”);

WHEREAS, pursuant to Section 10.02 of the Merger Agreement, the Merger Agreement may be amended, modified and supplemented in any and all respects whether before or after any vote of the stockholders of the Company contemplated thereby, by written agreement of the Parties at any time prior to the Closing Date with respect to any of the terms contained therein (subject to certain limitations as set forth therein); and

WHEREAS, in connection with the Transfer and the Conversion, each of the Company, Parent and Merger Sub believes that it is in their mutual best interests to amend the Merger Agreement as described below.

NOW, THEREFORE, in consideration of the mutual agreements and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and Merger Sub hereby amend the Merger Agreement as follows:

1.     Preamble. The word “indirect” in the preamble of the Merger Agreement shall be deleted.

2.     Section 2.02(a). The word “indirect” in the second to last sentence of Section 2.02(a) of the Merger Agreement shall be deleted.

3.     Section 2.02(c); Exhibit B.

(a)     Section 2.02(c) of the Merger Agreement shall be amended and restated in its entirety as follows:

“At the Effective Time, subject to Section 6.06, (i) by virtue of the Merger, the certificate of incorporation of the Company shall be amended in its entirety to read as set forth in Exhibit A, and (ii) the Parties shall cause the bylaws set forth in Exhibit B to be the bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.”

(b)     The Table of Contents to the Merger Agreement shall be amended by adding “Exhibit B – Form of Bylaws” to the end thereof, and Annex I attached hereto shall be attached as Exhibit B to the Merger Agreement.

4.     Section 2.03(d). Section 2.03(d) of the Merger Agreement shall be amended and restated in its entirety as follows:

“all of the limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.”

5.     Section 2.07.

(a)     The words “Merger Sub Parent” in the second sentence of Section 2.07(a) of the Merger Agreement shall be deleted and replaced with “Merger Sub.”

(b)     Clause (ii) of the third sentence of Section 2.07(a) of the Merger Agreement shall be amended and restated in its entirety as follows:

“(ii) Parent shall provide or shall cause Merger Sub to provide to the Exchange Agent cash in an aggregate amount necessary to pay the remaining cash portion of the aggregate Merger Consideration, and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such Parent Common Shares pursuant to Section 2.07(c) which had not theretofore been surrendered for exchange or been exchanged pursuant to Section 2.07(b)(ii) (such Parent Common Shares and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”).”

(c)     The words “Merger Sub Parent” in each place they appear in Section 2.07(i) of the Merger Agreement shall be deleted and replaced with “Merger Sub.”

(d)     The words “Merger Sub Parent,” in the first sentence of Section 2.07(j) of the Merger Agreement shall be deleted.

6.     Section 4.01.

(a)     The second sentence of Section 4.01 of the Merger Agreement shall be amended and restated in its entirety as follows:

“Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Law of the State of Delaware.”

(b)     The third sentence of Section 4.01 of the Merger Agreement shall be amended and restated in its entirety as follows:

“Each of Parent and Merger Sub has all corporate or limited liability company (as applicable) power, and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, (i) to have a Parent Material Adverse Effect or (ii) to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Transactions.”

(c)     The last sentence of Section 4.01 of the Merger Agreement shall be amended and restated in its entirety as follows:

“Neither Parent nor Merger Sub is in violation of, in conflict with, or in default under, its certificate of incorporation or certificate of formation, respectively, or bylaws or operating agreement, respectively.”

7.     Section 4.02(a). The first sentence of Section 4.02(a) of the Merger Agreement shall be amended and restated in its entirety as follows:

“The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate or limited liability company (as applicable) power and authority of Parent and Merger Sub and, except for the required approval of Parent as the sole member of Merger Sub, have been duly authorized by all necessary corporate or limited liability company (as applicable) action on the part of Parent and Merger Sub, except for the required approval of the Parent’s shareholders in connection with the Parent Share Issuance.”

8.     Section 4.05(e). Section 4.05(e) of the Merger Agreement shall be amended and restated in its entirety as follows:

“All of the limited liability company interests of Merger Sub have been validly issued and are owned directly by Parent free and clear of any Lien.”

9.     Section 10.03. The second sentence of Section 10.03 of the Merger Agreement shall be amended and restated in its entirety as follows:

“Except as required by applicable Law, no waiver of this Agreement shall require the approval of the shareholders, members or stockholders, as applicable, of any of Parent, Merger Sub or the Company.”

10.     Effectiveness. This Amendment shall be effective and binding and the Merger Agreement shall be deemed amended upon its execution by all of the Parties. For the avoidance of doubt, to the extent the amendments herein amend representations and warranties in the Merger Agreement, such amendments shall only be deemed made as of the date of the Transfer and Conversion (and shall not apply retroactively) for purposes of determining whether such representations and warranties are accurate as of the date of the Merger Agreement for purposes of Section 8.03(a) of the Merger Agreement. Except as expressly amended by Sections 1 through 9 of this Amendment, all terms and provisions of the Merger Agreement shall be unmodified and remain in full force and effect. On and after the date hereof, each reference to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby, and this Amendment and the Merger Agreement shall be read together and construed as a single instrument.

11.     Miscellaneous. The following provisions of the Merger Agreement are hereby incorporated by reference herein, mutatis mutandis: Section 10.05 (Notices); Section 10.06 (Counterparts; Effectiveness); Section 10.08 (Severability); Section 10.10 (Governing Law; Exclusive Jurisdiction); Section 10.11 (Remedies; Enforcement); and Section 10.13 (Waiver of Jury Trial).

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

POLYCOM, INC.

By:	/s/ Sayed Darwish
	Name:	Sayed Darwish
	Title:	Chief Legal Officer & VP of Corporate Development

[Signature Page to Amendment to the Agreement and Plan of Merger]

MITEL NETWORKS CORPORATION

By:	/s/ Steven Spooner
Name: Steven Spooner
Title: Chief Financial Officer

METEOR TWO, LLC

By:	/s/ Gregory Hiscock
Name: Gregory Hiscock
Title Secretary

[Signature Page to Amendment to the Agreement and Plan of Merger]

Annex B

OPINION OF MORGAN STANLEY & CO. LLC

2725 Sand Hill Road
Suite 200
Menlo Park, CA 94025

April 14, 2016

Board of Directors

Polycom, Inc.

6001 America Center Drive

San Jose, CA 95002

Members of the Board:

We understand that Polycom, Inc. (“Polycom” or the “Company”), Mitel Networks (“Mitel” or the “Buyer”) and Meteor Two, Inc., an indirect wholly owned subsidiary of the Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated 13th April 2016 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become an indirect wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.0005 per share (the “Company Common Stock”) of the Company, other than shares held in treasury or held by the Buyer or any affiliate of the Buyer (including Merger Sub) or the Company, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $3.12 per share in cash (the “Cash Consideration”) and 1.3100 common shares, no par value, of the Buyer (the “Buyer Common Shares”), subject to adjustment in certain circumstances (together with the Cash Consideration, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer, respectively;

5)	Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)	Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

7)	Reviewed the pro forma impact of the Merger on the Buyer’s earnings per share, consolidated capitalization and financial ratios;

8)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Shares;

9)	Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Shares with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

12)	Reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form of the drafts dated 12th April 2016 (the “Commitment Letter”) and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letter. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold

B-2

long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Shares will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we arc of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:
Michael F. Wyatt
Managing Director

B-3

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, §258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by

§ 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under the CBCA, the undersigned registrant may indemnify its current or former directors or officers or another individual who acts or acted at the registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the registrant or another entity. The CBCA also provides that the registrant may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding.

However, indemnification is prohibited under the CBCA unless:

•	the individual acted honestly and in good faith with a view to the registrant’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the registrant’s request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The undersigned registrant’s by-law requires it to indemnify each current or former director or officer or other individual who acts or acted at the registrant’s request as a director or officer or in a similar capacity of the registrant or another entity at the registrant’s request. The registrant will indemnify such individual against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of his or her association with the registrant or such other entity. However, the registrant may not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to the registrant’s, or other such entity’s, best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual did not have reasonable grounds for believing that his or her conduct was lawful. The by-law also requires the registrant to advance moneys to such individuals for the costs, charges and expenses of such proceedings, provided that the individual agrees in advance, in writing, to repay the moneys if the conditions above are not satisfied.

The undersigned registrant’s by-law authorizes it to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at the registrant’s request as a director or officer, or an individual acting in a similar capacity, of the registrant or another entity. The registrant has purchased director and officer liability insurance.

The undersigned registrant has entered into indemnity agreements with its directors and certain officers which provide, among other things, that the registrant will indemnify him or her to the fullest extent permitted by law from and against all losses that a director or officer may reasonably suffer, sustain or incur by reason of such individual being or having been a director or officer, provided that the registrant shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to the registrant’s best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual did not have reasonable grounds for believing that his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of the registration statement and are numbered in accordance with Item 601 of Regulation S-K.

Certain of the exhibits contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of such agreement and as of specific dates; were made solely for the benefit of the contracting parties; may be subject to limitations agreed upon by the contracting parties, including being qualified by any applicable confidential disclosures exchanged between such parties in connection with the execution of such agreement (which disclosures may include information that has been included in such parties’ public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the contracting parties instead of establishing these matters as facts; and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Additionally, the representations, warranties, covenants, conditions and other terms of such agreements may be subject to subsequent waiver or modification. For the foregoing reasons, one should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the contracting parties or any of their respective subsidiaries or affiliates, which are disclosed in the other information provided elsewhere in the registration statement or incorporated by reference herein.

Mitel and Polycom acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement not misleading. Additional information about Mitel and Polycom may be found elsewhere in the registration statement and Mitel’s and Polycom’s other public filings, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information,” beginning on page 203 of the proxy statement/prospectus.

Item 22. Undertakings

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(D) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(E) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(F) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(G) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Ontario, Canada, on June 10, 2016.

MITEL NETWORKS CORPORATION

By:	/s/ Greg Hiscock

Name:	Greg Hiscock
Title:	Vice President, General Counsel & Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons have signed this Amendment No. 1 to the Registration Statement in the capacities and on the date indicated below.

Name	Title	Date

* Richard D. McBee	Chief Executive Officer, President and Director (Principal Executive Officer)	June 10, 2016

* Steven E. Spooner	Chief Financial Officer (Principal Financial and Accounting Officer)	June 10, 2016

* Dr. Terence H. Matthews	Chairman of the Board	June 10, 2016

* Benjamin H. Ball	Director	June 10, 2016

* Peter D. Charbonneau	Director	June 10, 2016

* John P. McHugh	Director	June 10, 2016

* Sudhakar Ramakrishna	Director	June 10, 2016

* David M. Williams	Director	June 10, 2016

* By:	/s/ Greg Hiscock
	Name:	Greg Hiscock
	Title:	Attorney-in-fact

Exhibit Index

Exhibit	Description

2.1†	Agreement and Plan of Merger, dated as of April 15, 2016, and amendment thereto, dated June 10, 2016, by and among Polycom, Inc., Mitel Networks Corporation and Meteor Two, LLC (f/k/a Meteor Two, Inc.) (included as Annex A to the proxy statement/prospectus contained in this registration statement).

3.1	Articles of Amalgamation of Mitel Networks Corporation (incorporated by reference to Exhibit 10.4 of Mitel Networks Corporation’s Current Report on Form 8-K/A, filed with the SEC on December 5, 2014).

3.2	By-law No. 1A of Mitel Networks Corporation (incorporated by reference to Exhibit 3.2 of Amendment No. 3 to Mitel Networks Corporation’s Registration Statement on Form F-1, filed with the SEC on March 30, 2010).

4.1	Form of Common Share Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 4 to Mitel Networks Corporation’s Registration Statement on Form F-1, filed with the SEC on April 16, 2010).

5.1*	Opinion of Osler Hoskin & Harcourt LLP as to the legality of the securities being registered.

21.1	Subsidiaries of Mitel Networks Corporation (incorporated by reference to Exhibit 21.1 of Mitel Networks Corporation’s Annual Report on Form 10-K for the Year Ended December 31, 2015, filed on February 29, 2016).

23.1*	Consent of Deloitte LLP, independent registered public accounting firm to Mitel Networks Corporation.

23.2**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Polycom, Inc.

23.3*	Consent of BDO (USA) LLP, independent registered public accounting firm to Mavenir Systems, Inc.

23.4*	Consent of KPMG, LLP, Chartered Professional Accountants, Licensed Public Accountants to Aastra Technologies Limited.

23.5	Consent of Osler Hoskin & Harcourt LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (see the signature pages to the initial filing of this registration statement).

99.1*	Form of Proxy Card of Polycom.

99.2*	Consent of Morgan Stanley & Co. LLC.

99.3**	Consent of Martha H. Bejar.

99.4**	Consent of Robert J. Frankenberg.

99.5**	Complaint filed in connection with Solak v. Leav, et al., No. 5:16-cv-03128-HRL, filed in the United States District Court for the Northern District of California on June 8, 2016.

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.
*	Previously filed.
**	Filed herewith.